EXHIBIT 10.1

Loan No.: 4563933

LOAN AGREEMENT
Dated as of March 6, 2015
Between
EACH OF THE PARTIES SET FORTH ON SCHEDULE I ATTACHED HERETO
collectively, as Borrower
and
COLUMN FINANCIAL, INC.,
as Lender

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20595751.13.BUSINESS    ii

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Section 18.3.	Delay Not a Waiver	180
Section 18.4.	Trial by Jury	180
Section 18.5.	Waiver of Notice	180
Section 18.6.	Remedies of Borrower	180
Section 18.7.	Cross Default; Cross Collateralization; Waiver of Marshalling of Assets	181
Section 18.8.	Waiver of Statute of Limitations	181
Section 18.9.	Waiver of Counterclaim	181
ARTICLE 19	GOVERNING LAW	182
Section 19.1.	Governing Law	182
Section 19.2.	Severability	183
Section 19.3.	Preferences	183
ARTICLE 20	MISCELLANEOUS	184
Section 20.1.	Survival	184
Section 20.2.	Lender’s Discretion	184
Section 20.3.	Headings	184
Section 20.4.	Schedules Incorporated	184
Section 20.5.	Offsets, Counterclaims and Defenses	184
Section 20.6.	No Joint Venture or Partnership; No Third Party Beneficiaries	185
Section 20.7.	Publicity	186
Section 20.8.	Conflict; Construction of Documents; Reliance	186
Section 20.9.	Duplicate Originals; Counterparts	186
Section 20.10.	Joint and Several Liability	187
Section 20.11.	Entire Agreement	187
Section 20.12.	Contributions and Waivers	187
Section 20.13.	Qualified Brand Franchise Agreements	190
Section 20.14.	State Law Provisions	191
Exhibit A	Organizational Chart
Exhibit B	Post 1031 Exchange Organizational Chart
Exhibit C	Form of U.S. Tax Compliance Certificates
Exhibit D	Recycled Entity Certificate
Exhibit E	Resignation Letters

Schedule I	Borrower
Schedule II	Allocated Loan Amount
Schedule III	Franchise Agreement and Franchisor
Schedule IV	Management Agreement and Manager
Schedule V	Operating Lease and Operating Lessee
Schedule VI	Scheduled PIPs
Schedule VII	Reserved
Schedule VIII	Reserved
Schedule IX	Reserved
Schedule X	Pre-Expiration Event

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Schedule XI	Assignment of Management Agreements
Schedule XII	Ground Leases
Schedule XIII	Select Release Properties
Schedule XIV	Prime ROFO Release Properties
Schedule XV	Condominium Documents
Schedule XVI	Previously-Owned Property
Schedule XVII	Existing Insurers
Schedule 4.44	Ground Lease Exceptions
Schedule 4.46	Condominium Representation Exceptions
Schedule 5.25	Hilton Garden Inn Austin Quality Assurance Inspection Repairs Report
Schedule 8.2(a)	BI Values
Schedule 9.1	Required Repairs
Schedule 9.9	PIP Reserve Funds

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LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of March 6, 2015 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between COLUMN FINANCIAL, INC., having an address at 11 Madison Avenue, New York, New York 10010 (together with its successors and/or assigns, “Lender”) and each of the parties set forth on Schedule I attached hereto, each having an address c/o Ashford Hospitality Trust, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 (together with their successors and/or assigns, individually and/or collectively, as the context may require, “Borrower”).
RECITALS:
WHEREAS, Borrower desires to obtain the Loan from Lender.
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1.    Definitions
For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“1031 Exchange” shall mean the transfer of one hundred percent (100%) of PIM H.H. 1031 LLC’s ownership interests in PIM Highland Holding LLC to Guarantor.
“Acceptable Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.
“Acceptable Counterparty” shall mean a bank or other financial institution which has (a) a long-term unsecured debt rating of “A+” or higher by S&P (which rating shall not include a “t” or otherwise reflect a termination risk or otherwise be qualified); (b) either (i) a long-term unsecured debt rating of not less than “A2” by Moody’s (which rating shall not include a “t” or otherwise reflect a termination risk or otherwise be qualified) and a short-term senior unsecured debt rating of at least “P1” from Moody’s (which rating shall not include a “t” or otherwise reflect a termination risk or otherwise be qualified), or (ii) if no short-term debt rating exists, a long-term senior unsecured debt rating of at least “A1” from Moody’s (which rating shall not include a “t” or otherwise reflect a termination risk or otherwise be qualified); and (c) a long-term unsecured debt

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rating of at least “A” by Fitch (and not on Ratings Watch Negative) and short-term unsecured debt rating of at least “F1” (and not on Ratings Watch Negative) by Fitch.
“Act” shall mean Chapter 18 of Title 6 of the Delaware Code, as amended from time to time, and any successor statute or statutes.
“Additional Permitted Transfer” shall mean each of the following:
(a)    Permitted Encumbrances;
(b)    the Transfer, issuance, conversion or redemption of stock, membership interests and/or partnership interests in a Parent Entity or, after an Advised Entity Transfer, a comparable parent level entity;
(c)    the disposal or transfer of worn out or obsolete Personal Property;
(d)     other than during the period that is sixty (60) days prior to and sixty (60) days following a Securitization, an Advised Entity Transfer;
(e)    a foreclosure of a Mezzanine Loan or an assignment in lieu of foreclosure of a Mezzanine Loan; and
(f)    upon not less than thirty (30) days prior written notice to Lender, a pledge of stock, membership interests and/or partnership interests in a Parent Entity or, after an Advised Entity Transfer, a comparable parent level entity, to an institutional lender (as agent), provided that such pledge is pursuant to a corporate credit facility made to a Parent Entity which secures all or substantially all of the assets of such Parent Entity and the repayment of the debt which such pledge secures is not tied solely to the cash flow from one or more Individual Properties.
“Adjusted Prime Rate” shall mean an interest rate per annum equal to the Prime Rate in effect from time to time plus five percent (5%) per annum.
“Advised Entity” shall mean (a) a private real estate investment trust (or its related operating partnership) or (b) a Public REIT (or its related operating partnership) that, in each case, is externally advised by Ashford, Inc. or its Affiliates.
“Advised Entity Transfer” shall mean, subject to Section 7.6 hereof, the transfer (but not pledge) of one hundred percent (100%) of the indirect equity interests in Borrower, HHSD and Operating Lessee to an Advised Entity.
“Affected Property” shall have the meaning set forth in Section 13.9 hereof.

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“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly forty percent (40%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common Control with such Person.
“Affiliated Manager” shall mean any property manager which is, directly or indirectly, Controlled by, Controlling or under common Control with Borrower, SPE Component Entity, Operating Lessee, HHSD, Guarantor, any Mezzanine Borrower or any Affiliate of any of the foregoing.
“Aggregate PIP Work Costs” shall mean, as of the date of determination, the aggregate of all estimated costs and expenses relating to PIP Work that has not been completed and paid for as of the date of determination.
“Agreement” shall have the meaning set forth in the preamble paragraph hereof.
“Agreements” shall have the meaning set forth in the Mortgage.
“Allocated Loan Amount” shall, for each Individual Property, have the meaning set forth on Schedule II hereto.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Threshold” means, with respect to each Individual Property, five percent (5%) of the Allocated Loan Amount of such Individual Property.
“Annual Budget” shall mean the operating and capital budget for the applicable fiscal year of Borrower detailing on a monthly basis, consistent with the manner in which Borrower’s operating statements are presented, projected cash flow for such fiscal year and all planned capital expenditures for each Individual Property, delivered in accordance with Section 5.11(a)(v) hereof.
“Applicable Contribution” shall have the meaning set forth in Section 20.12 hereof.
“Ashford” shall mean Ashford Hospitality Limited Partnership.
“Assignment of Agreements Affecting Real Estate” shall mean that certain Assignment of Agreements Affecting Real Estate dated the date hereof by Borrower and Operating Lessee in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Management Agreement” shall mean, individually and/or collectively, as the context may require, those certain assignments of management agreement and subordination of management fees, dated as of the Closing Date, among Lender, Borrower and Operating Lessee and the applicable Manager as set forth on Schedule XI attached hereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

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“AST” shall have the meaning set forth in Section 9.13 hereof.
“Austin Condominium” shall mean the condominium regime established with respect to the Individual Property located in Austin, Texas pursuant to the Austin Condominium Documents.

“Austin Condominium Documents” shall mean those documents set forth on Schedule XV attached hereto, as each of the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

“Austin License Agreement” shall mean that certain License Agreement, dated February 9, 1998, from City of Austin, as licensor, to HH Austin Hotel Associates, L.P, as successor-in-interest to Highland Hospitality, L.P., as successor-in-interest to THI Austin L.P., as licensee, as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.
“Austin Parking Agreement” shall mean that certain Parking Lease (Sheraton Austin Hotel Parking Garage) dated November 16, 1994 by and between Waller Hotel G.P., Inc., as landlord and Sabine-Waller Creek, Ltd., as tenant, recorded in the real property records of Travis County, Texas at Volume 12365 Page 1752, as amended by that certain First Amendment to Parking Lease dated December 12, 2006 by and between CP Austin Hotel, L.P., as landlord, and RMC 2004 Portfolio I, LP and RMC 2004 Investors 1-34, LLC, collectively as tenant, recorded in the real property records of Travis County, Texas as Document # 20085130701, as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.
“Austin Skybridge Agreement” shall mean that certain Amended and Restated Skybridge Maintenance and Easement Agreement dated November 16, 1994 by and between Sabine-Waller Creek, Ltd. and Waller Hotel G.P., Inc., recorded in the real property records of Travis County, Texas at Volume 12365 Page 1808, as amended by that certain First Amendment to Amended and Restated Skybridge Maintenance and Easement Agreement dated December 12, 2006 by and between CP Austin Hotel, L.P., as hotel owner, and RMC 2004 Portfolio I, LP and RMC 2004 Investors 1-34, LLC, collectively as office owner, recorded in the real property records of Travis County, Texas as Document # 2007014688, as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.
“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or soliciting or causing to be solicited petitioning creditors

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for any involuntary petition against such Person under the Bankruptcy Code; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; (e) such Person making an assignment for the benefit of creditors; or (f) such person becomes insolvent.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
“Benefit Amount” shall have the meaning set forth in Section 20.12 hereof.
“BI” shall have the meaning set forth in Section 8.2 hereof.

“Borrower” shall have the meaning set forth in the preamble paragraph hereof.
“Boston Restaurant and Bar Lease” shall mean that certain Lease, dated as of February 1, 2006, by HH FP Portfolio LLC, as landlord, and The Boston Leco Corp., as tenant, as amended by that certain First Amendment to Lease, dated as of January 2013.
“Boston Valet Agreement” shall mean that certain Management Agreement, dated January 1, 2004, between Patriot American Hospitality Partnership, L.P., DBA “Wyndham Tremont Boston” a Virginia Limited Partnership (predecessor in interest to HH FP Portfolio LLC), and LAZ Parking  LTD., Inc., a Massachusetts corporation, as amended by that certain Amendment No. 1 to Management Agreement, dated September 13, 2008, between HH FP Portfolio LLC and LAZ Parking LTD, LLC.
“Brand Manager” shall mean a management company which is an Affiliate of, and manages a brand owned by a Qualified Brand.
“Breakage Costs” shall have the meaning set forth in Section 2.5(g)(iv) hereof.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any servicer of the Loan or the financial institution that maintains any collection account for or on behalf of any servicer of the Loan or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business, except that when used with respect to the determination of LIBOR, “Business Day” shall be a day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London, England.

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“Capital Expenditures” shall mean, with respect to any period of time, amounts expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
“Cash Management Account” shall have the meaning set forth in Section 10.1(b) hereof.
“Cash Management Agreement” shall mean that certain Cash Management Agreement dated as of the date hereof among Borrower, Lender and Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Cash Management Bank” shall mean Wells Fargo Bank, N.A. or any successor Eligible Institution approved or appointed by Lender pursuant to the terms of the Cash Management Agreement.
“Cash Sweep Cure Payment” shall mean either (i) delivery to Lender of an amount equal to the amount necessary to cause the Debt Service Coverage Ratio to be at least 1.15:1.00 for the immediately preceding twelve (12) month period calculated as if such amount had been applied pro-rata to the reduction of the principal balance of the Loan and each Mezzanine Loan at the beginning of such twelve (12) month period, or (ii) a pro-rata prepayment of (a) the Loan in accordance with the terms of Section 2.6 hereof and (b) each Mezzanine Loan in accordance with the terms thereof, in an amount necessary cause the Debt Service Coverage Ratio to be at least 1.15:1.00 for the immediately preceding twelve (12) month period calculated as if such amount had been applied pro-rata to the reduction of the principal balance of the Loan and each Mezzanine Loan at the beginning of such twelve (12) month period. Any amounts deposited pursuant to clause (i) of this provision shall be held as additional collateral for the Loan and shall only be returned to Borrower upon the earlier of (a) the date Lender determines that the Debt Service Coverage Ratio has been greater than or equal to 1.20:1.00 for the immediately preceding twelve (12) month period for two (2) consecutive fiscal quarters without giving effect to any amounts deposited pursuant to this provision and (b) payment in full of the Debt.
“Cash Sweep Event” shall mean the occurrence of one or more of the following events: (a) an Event of Default, (b) a Mezzanine Loan Default, (c) a DSCR Trigger Event, (d) a Bankruptcy Action with respect to Borrower or any Manager, (e) an Unflagged Trigger Event or (f) a Pre-Expiration Event.
“Cash Sweep Event Cure” shall mean (a) in the event the related Cash Sweep Event occurred solely as a result of an Event of Default, no Event of Default shall be continuing and Lender (in its sole and absolute discretion) shall have accepted a cure by Borrower of such Event of Default or otherwise waived such Event of Default, (b) in the event the related Cash Sweep Event occurred solely as a result of a Mezzanine Loan Default, no Mezzanine Loan Default shall be

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continuing and the applicable Mezzanine Lender shall have accepted a cure by the applicable Mezzanine Borrowers of such Mezzanine Loan Default or otherwise waived such Mezzanine Loan Default, (c) in the event the related Cash Sweep Event occurred solely as a result of a DSCR Trigger Event, the achievement of a DSCR Trigger Event Cure, (d) (i) in the event the Cash Sweep Event occurred solely as a result of a Bankruptcy Action relating to Borrower or Manager, such Bankruptcy Action shall no longer exist and there shall have been no Material Adverse Effect as a result thereof or (ii) in the event the Cash Sweep Event occurred solely as a result of a Bankruptcy Action relating to any Manager, the replacement of such Manager in accordance with the terms and conditions of this Agreement, (e) in the event the Cash Sweep Event occurred solely as a result of an Unflagged Trigger Event, the achievement of an Unflagged Trigger Event Cure and (f) in the event the Cash Sweep Event occurred solely as a result of Pre-Expiration Event, the achievement of a Pre-Expiration Event Cure.
“Cash Sweep Period” shall mean the period commencing on the occurrence of a Cash Sweep Event and continuing until the last day of the calendar month in which Lender notifies Borrower of a Cash Sweep Event Cure.
“Casualty” shall have the meaning set forth in Section 8.3 hereof.
“Churchill Façade Required Repair Deadline” shall have the meaning set forth in Section 9.1 hereof.
“Closing Date” shall mean the date of the funding of the Loan.
“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Common Charges” shall have the meaning set forth in Section 4.46 hereof.
“Company” shall have the meaning set forth in Section 6.1(b)(ii) hereof.
“Compensating Interest” shall mean, with respect to any payment or prepayment, (a) if made on a Payment Date, a sum equal to the amount of interest on the principal amount of the Loan paid or prepaid calculated through the end of the Interest Accrual Period in which such payment or prepayment occurs, and (b) if made on a day other than a Payment Date, a sum equal to the amount of interest on the principal amount of the Loan paid or prepaid which would have accrued under this Agreement through the end of the Interest Accrual Period corresponding to the next Payment Date.
“Component” shall mean, individually, any one of Component A, Component B, Component C, Component D, Component E, Component F and Component G and “Components”

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shall mean, collectively, Component A, Component B, Component C, Component D, Component E, Component F and Component G].
“Component A” shall mean the component of the Loan designated as “A” in Section 2.4(d) hereof.
“Component B” shall mean the component of the Loan designated as “B” in Section 2.4(d) hereof.
“Component C” shall mean the component of the Loan designated as “C” in Section 2.4(d) hereof.
“Component D” shall mean the component of the Loan designated as “D” in Section 2.4(d) hereof.
“Component E” shall mean the component of the Loan designated as “E” in Section 2.4(d) hereof.
“Component F” shall mean the component of the Loan designated as “F” in Section 2.4(d) hereof.
“Component G” shall mean the component of the Loan designated as “G” in Section 2.4(d) hereof.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.
“Condemnation Proceeds” shall have the meaning set forth in Section 8.5(b) hereof.
“Condominium” shall mean, individually and/or collectively (as the context requires), (a) the Austin Condominium, (b) the Gaithersburg Condominium, (c) the Portsmouth Condominium and (d) the Sugar Land Condominium.
“Condominium Board” shall mean, with respect to each Condominium, the board of directors of the applicable condominium association or governing body.
“Condominium Charges” shall have the meaning set forth in Section 9.11(a) hereof.
“Condominium Charges Funds” shall have the meaning set forth in Section 9.11(a) hereof.

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“Condominium Charges Reserve Account” shall have the meaning set forth in Section 9.11(a) hereof.
“Condominium Documents” shall mean, individually and/or collectively (as the context requires), (a) the Austin Condominium Documents, (b) the Gaithersburg Condominium Documents, (c) the Portsmouth Condominium Documents and (d) the Sugar Land Condominium Documents.
“Condominium Law” shall mean all applicable local, state and federal laws, rules and regulations which effect the establishment and maintenance of condominiums in the applicable State where each Condominium(s) is located.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consequential Loss” shall have the meaning set forth in Section 2.5(g)(i) hereof.
“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and Control shall not be deemed absent solely because another Person shall have veto power with respect to major decisions. The terms “Controlled” and “Controlling” shall have correlative meanings.
“Covered Rating Agency Information” shall have the meaning specified in Section 13.5(f) hereof.
“Credit Suisse” shall have the meaning set forth in Section 13.5(b) hereof.
“Creditors’ Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding up, liquidation, dissolution, assignment for the benefit of creditors, composition or other relief with respect to its debts or debtors.
“Crowne Plaza Ravinia Investigation/Mitigation Funds” shall have the meaning set forth in Section 9.10 hereof.
“Crowne Plaza Ravinia Monitoring Funds” shall have the meaning set forth in Section 9.10 hereof.
“CY Savannah Parking Lease” shall mean that certain Lease Agreement, dated June 23, 2006, by and between The Mayor and Aldermen of the City of Savannah, Georgia, as landlord, and HH LC Portfolio LLC, as tenant.

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“DBRS” shall mean DBRS, Inc., and its successors in interest.
“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, without limitation, any Spread Maintenance Premium or other penalty or premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments under the Note.
“Debt Service Coverage Ratio” shall mean the ratio, as determined by Lender, of (i) Underwritten Net Cash Flow to (ii) the aggregate amount of Debt Service due under the Loan and each Mezzanine Loan for the immediately preceding twelve (12) month period.
“Debt Yield” shall mean, as of any date of determination, the percentage determined by Lender by dividing:
(i)    Underwritten Net Cash Flow (calculated with respect to the preceding twelve (12) month period); by
(ii)    the aggregate principal amount of all Components and each Mezzanine Loan then outstanding.
“Deemed Approval Standard” shall mean, with respect to any matter subject to the Deemed Approval Standard, such approval not to be unreasonably withheld, conditioned or delayed, provided that: (i) no event of default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Borrower shall have sent Lender a written request for approval with respect to such matter (the “Initial Notice”), which such Initial Notice shall have been (A) accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter (the “Approval Information”) and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Initial Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; (iii) Lender shall have failed to respond in writing (which may be by e-mail) to the Initial Notice within the aforesaid time-frame; (iv) Borrower shall have submitted a second request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Second Notice”), which such Second Notice shall have been (A) accompanied by the Approval Information and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND

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LENDER” and the envelope containing the Second Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; and (v) Lender shall have failed to respond in writing (which may be by email) to the Second Notice within the aforesaid time-frame. For purposes of clarification, Lender reasonably requesting additional and/or clarified information shall restart the applicable time period upon delivery of all such information for purposes of the foregoing. In the event Lender fails to grant or withhold its approval and consent to the matter that is the subject of a Borrower request within the time periods specified in the Deemed Approval Standard, then, so long as no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted. Borrower shall pay any out-of-pocket costs and expenses incurred by Lender and Lender’s then current administrative or approval fee not to exceed $5,000 per request for approval and consent by Lender.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean the lesser of (i) the Maximum Legal Rate, or (ii) four percent (4%) above the Interest Rate applicable to each Component.
“Deposit Account” shall have the meaning set forth in Section 10.1(a) hereof.
“Deposit Account Agreement” shall mean that certain Deposit Account Control Agreement (Hard Lockbox) dated as of the date hereof among Borrower, Lender and Deposit Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Deposit Bank” shall mean Wells Fargo Bank, N.A. or any successor Eligible Institution approved or appointed by Lender pursuant to the terms of the Cash Management Agreement.
“Determination Date” shall mean, with respect to any Interest Accrual Period, the date that is two (2) Business Days prior to the beginning of such Interest Accrual Period.
“Disclosure Document” shall have the meaning set forth in Section 13.5 hereof.
“DSCR Trigger Event” shall mean the period commencing on the date on which Lender notifies Borrower of its determination that the Debt Service Coverage Ratio is less than 1.15:1.00.
“DSCR Trigger Event Cure” shall mean (a) the Debt Service Coverage Ratio equals or exceeds 1.20:1.00 for the immediately preceding twelve (12) month period for two (2) consecutive fiscal quarters as determined by Lender or (b) receipt by Lender of a Cash Sweep Cure Payment.
“E013224” shall have the meaning set forth in Section 4.38 hereof.

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“EBI” shall mean EBI Consulting.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a federally chartered depository institution or trust company acting in its fiduciary capacity is subject to the regulations regarding fiduciary funds on deposit therein under 12 C.F.R. §9.10(b), and in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for thirty (30) days or less) and (ii) the long term unsecured debt obligations of which are rated at least “A+” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for more than thirty (30) days), or (b) such other depository institution for which a Rating Agency Confirmation has been obtained.
“Embargoed Person” shall have the meaning set forth in Section 4.38 hereof.
“Environmental Consultant” shall mean EBI or any other environmental professional acceptable to Lender.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Report” shall mean, individually and/or collectively (as the context may require), those certain Phase I environmental reports (or Phase II environmental reports, if required) with respect to each Individual Property and the Previously-Owned Property delivered by Borrower to Lender in connection with the origination of the Loan.
“Environmental Reserve Account” shall have the meaning set forth in Section 9.10 hereof.
“Environmental Reserve Funds” shall have the meaning set forth in Section 9.10 hereof.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.
“Event of Default” shall have the meaning set forth in Section 11.1 hereof.
“Excess Cash” shall have the meaning set forth in the Cash Management Agreement.
“Excess Cash Reserve Account” shall have the meaning set forth in Section 9.5 hereof.
“Excess Cash Reserve Funds” shall have the meaning set forth in Section 9.5 hereof.
“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
“Exchange Act Filing” shall have the meaning set forth in Section 13.6 hereof.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.7(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Exculpated Parties” shall have the meaning set forth in Section 15.1(a) hereof.
“Extended Franchise Agreement” shall have the meaning set forth in the definition of “Pre-Expiration Event”.
“Extended Management Agreement” shall have the meaning set forth in the definition of “Pre-Expiration Event”.
“Extended Maturity Date” shall have the meaning set forth in Section 2.5(c) hereof.
“Extension Fee” shall mean, with respect to the exercise of each Extension Option (other than the first Extension Option), 0.125% of then outstanding principal amount of the Note. There will be no Extension Fee due in connection with the exercise of the first Extension Option.

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“Extension Option” shall have the meaning set forth in Section 2.5(c) hereof.
“Extension Term” shall have the meaning set forth in Section 2.5(c) hereof.
“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“FF&E” shall mean all furniture, fixtures, equipment and personal property (including, without limitation, signs and computer hardware and software) located on or used in connection with the operation of the hotel at each Individual Property.
“FF&E Reserve Account” shall have the meaning set forth in Section 9.2(b) hereof.
“FF&E Reserve Funds” shall have the meaning set forth in Section 9.2(b) hereof.
“FF&E Reserve Monthly Deposit” shall have the meaning set forth in Section 9.2(b) hereof.
“Final Required Repair Extended Deadline” shall mean March 6, 2017.
“First Colony Condominium” shall have the meaning set forth on Schedule XV attached hereto.
“First Required Repair Extended Deadline” shall mean September 6, 2016.
“Fitch” shall mean Fitch Ratings, Inc., and its successors in interest.
“Flood Insurance Acts” shall have the meaning set forth in Section 8.1(a) hereof.
“Foreign Lender” shall mean (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.
“Franchise Agreement” shall mean those certain Franchise Agreements between Borrower and/or Operating Lessee and Franchisor as further described on Schedule III attached hereto, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement.
“Franchise Extension Payment” shall have the meaning set forth in Section 5.33 hereof.

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“Franchisor” shall mean the franchisors as further described on Schedule III attached hereto, or, if the context requires, a Qualified Franchisor.
“Free Prepayment Amount” shall have the meaning set forth in Section 2.6 hereof.
“Full Replacement Cost” shall have the meaning set forth in Section 8.2 hereof.

“Funding Borrower” shall have the meaning set forth in Section 20.12 hereof.
“Further Investigations” shall have the meaning set forth in Section 5.31 hereof.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Gaithersburg Condominium” shall mean the condominium regimes established with respect to the Individual Property located in Gaithersburg, Maryland pursuant to the Gaithersburg Condominium Documents.

“Gaithersburg Condominium Documents” shall mean those documents set forth on Schedule XV attached hereto, as each of the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.
“Gaithersburg Parking Agreement” shall mean, collectively, (i) that certain Temporary Parking Easement Agreement dated August 4, 1988, by and between Washingtonian Investors Limited Partnership, Washingtonian Center Development Limited Partnership and Washingtonian Center Associates Inc. recorded in Liber 8429, folio 187, as may be amended from time to time pursuant to its terms and the Agreement; (ii) that certain Declaration of Parking Easement Agreement and Modification of Temporary Parking Easement Agreement recorded in Liber 9237, folio 166, as may be amended from time to time pursuant to its terms and the Agreement; (iii) that certain Parking Easement Agreement dated January 31, 1994, by and between Federal Deposit Insurance Corporation and RIO Associates Limited Partnership, recorded in Liber 12275, folio 292, as may be amended from time to time pursuant to its terms and the Agreement; (iv) that certain Parking Facilities and Easement Agreement dated January 14, 1998, by and between Washingtonian Associates, L.C. and RIO Associates Limited Partnership, recorded in Liber 15725, folio 146, as may be amended from time to time pursuant to its terms and the Agreement; and (v) that certain Amended and Restated Parking Facilities and Easement Agreement dated as of March 31, 2003, by and between Washingtonian Lake L.L.C., Washingtonian Office Associates, LLC, RIO Center Associates Limited Partnership, Theodore Pedas Revocable Trust/RIO Center, LLC, James Pedas Revocable Trust/RIO Center, LLC and Peterson RIO Center, L.L.C., recorded in Liber 23525, folio 206, and re-recorded on October 19, 2003 in Liber 25495, folio 693, as may be amended from time to time pursuant to its terms and the Agreement.

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“Gaithersburg Waterfront Association Agreement” shall mean, collectively, (i) that certain Declaration of Covenants, Conditions, Easements and Restrictions for Washingtonian Waterfront Commercial Association, Inc. dated April 1, 2003 by Washingtonian Lake, L.L.C. and Washingtonian Office Associates, LLC, recorded in Liber 23525, folio 244, as amended by Declaration Supplement dated April 1, 2003, by and between Washingtonian Lake, L.L.C., Washingtonian Office Associates, LLC and CY-Gaithersburg, LLC, recorded in Liber 23525, folio 461, as further amended by Declaration Supplement dated April 1, 2003, by and between Washingtonian Lake, L.L.C. and Washingtonian Office Associates, LLC, recorded in Liber 23525, folio 372, in each case in the Land Records of Montgomery County, Maryland, as such documents may be amended from time to time pursuant to their terms and the Agreement; and (ii) the articles, by-laws, plats and plans and other operating documents under which the Washingtonian Waterfront Commercial Association, Inc. is organized and operated, as such documents may be amended from time to time pursuant to their terms and the Agreement.
“Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.
“Gross Revenues” shall mean, with respect to any period of time, all revenues and receipts of every kind derived from the management and operation of the Properties from whatever source, computed in accordance with the Uniform System of Accounts and GAAP, including without limitation, all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Properties including net parking revenue, all income and proceeds received from food and beverage operations and from catering services conducted from the Properties even though rendered outside of the Properties, all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof), all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Properties), all income and proceeds from judgments, settlements and other resolutions of disputes with respect to the foregoing matters which would be includable in this definition of “Gross Revenue” if received in the ordinary course of the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof), and interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds, but specifically excluding (1) gross receipts received by lessees, licensees or concessionaires of the Properties, (2) intentionally omitted, (3) goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower or Manager, (4) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the operation of the Properties, (5) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Properties as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes, refunds of amounts not included in Operating Expenses at any time and uncollectible accounts,

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gratuities collected by employees at the Properties, (6) the proceeds of any permitted financing, (7) other income or proceeds resulting other than from the use or occupancy of the Properties or any part thereof, other than from the sale of goods, services or other items sold on or provided from the Properties in the ordinary course of business, and (8) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues.
“Ground Lease” shall mean, individually and/or collectively, as the context may require, those certain ground leases set forth on Schedule XII attached hereto.
“Ground Lease Reserve Account” shall have the meaning set forth in Section 9.8 hereof.
“Ground Leased Property” shall mean, individually and/or collectively (as the context requires), all or any portion of any Individual Property that is subject to a Ground Lease.
“Ground Lease Reserve Funds” shall have the meaning set forth in Section 9.8 hereof.
“Ground Lessor Estate” shall mean, individually and/or collectively, as the context requires, (i) with respect to any Ground Leased Property (other than the Individual Property located in Palm Springs, California), the fee interest of the lessor under the applicable Ground Lease in the real property and the improvements demised under such Ground Lease and (ii) with respect to the Individual Property located in Palm Springs, California, the leasehold interest of the lessor under the applicable Ground Lease in the real property and the improvements demised under such Ground Lease.
“Ground Rent” shall have the meaning set forth in Section 9.8 hereof.
“Guarantor” shall mean Ashford or, if the context requires, any Replacement Guarantor and/or additional guarantor in accordance with the terms hereof.
“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed by Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“HHSD” shall mean HH Swap D LLC, a Delaware limited liability company.
“Hilton” shall mean Hilton Hotels & Resorts.
“Hyatt” shall mean Hyatt Hotels Corporation.
“IHG” shall mean InterContinental Hotels Group].

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“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.
“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, except if the partnership, operating or similar agreement provides that the same is waived to the extent such Person lacks funds to pay the same, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, and (vii) any other amounts substantially similar to those listed in clauses (i) through (vi) above.
“Indemnified Parties” shall mean (i) Lender, (ii) any prior owner or holder of the Loan or any portion thereof or Participations in the Loan, (iii) any servicer, sub-servicer or prior servicer or sub-servicer of the Loan, (iv) any Investor or any prior Investor in any Securities, (v) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (vi) any receiver or other fiduciary appointed in a foreclosure or other enforcement action or other Creditors Rights Laws proceeding, (vii) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (viii) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Mortgages.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Independent Director” of any corporation or limited liability company shall mean an individual with at least three (3) years of employment experience serving as an independent director at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers or, after a Securitization is not acceptable to the Rating Agencies, another nationally recognized company reasonably approved by Lender and if required by Lender after a Securitization, the Rating Agencies, in each case that is not an

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Affiliate of such corporation or limited liability company and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, and has never been, and will not while serving as independent director or manager be:
(i)    a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company, or any of its respective equityholders or Affiliates (other than as an independent director or manager of such corporation or limited liability company or an Affiliate of such corporation or limited liability company that is not in the direct chain of ownership of such corporation or limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);
(ii)    a customer, creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its respective equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent directors or managers and other corporate services to such corporation or limited liability company or any of its respective equityholders or Affiliates in the ordinary course of business);
(iii)    a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(iv)    a Person that Controls or is under common Control with (whether directly, indirectly or otherwise) any of the Persons referred to in clauses (i), (ii) or (iii) above.
A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent director or manager of a “special purpose entity” affiliated with such corporation or limited liability company shall nonetheless be qualified to serve as an independent director or manager of such corporation or limited liability company, provided that (a) such “special purpose entity” is not in the direct chain of ownership of such corporation or limited liability company and (b) the fees that such individual earns from serving as independent directors or managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in Section 6.1 hereof.
Notwithstanding any of the foregoing to the contrary, at no time shall the Independent Director of any Borrower, Operating Lessee or HHSD also be an Independent Director (as such

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term is defined herein and in each Mezzanine Loan Agreement) of any Additional Pledgor (as such term is defined in each Mezzanine Loan Agreement) or any Mezzanine Borrower.
“Independent Director Event” shall mean, with respect to an Independent Director, (i) any acts or omissions by such Independent Director that constitute willful disregard of, or bad faith or gross negligence with respect to, such Independent Director’s duties under the applicable organizational documents, (ii) such Independent Director engaging in or being charged with, or being convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, (iv) the fees charged for such services of such Independent Director are materially in excess of the fees charged by other providers of Independent Directors listed in the definition of “Independent Director” or (v) such Independent Director no longer meeting the definition of Independent Director in this Agreement.
“Individual Property” shall mean each parcel of real property, the Improvements thereon and all Personal Property owned or leased by Borrower and encumbered by a Mortgage, together with all rights pertaining to such Property and Improvements, as more particularly described in each Mortgage and referred to therein as the “Property”.
“Initial Maturity Date” shall mean the Payment Date occurring in April, 2017.
“Insurance Premiums” shall have the meaning set forth in Section 8.1(d) hereof.
“Insurance Proceeds” shall have the meaning set forth in Section 8.5(b) hereof.
“Intercreditor Agreement” shall have the meaning set forth in Section 13.10 hereof.
“Interest Accrual Period” shall mean with respect to any Payment Date, the period beginning on and including the Selected Day in the month preceding the month in which such Payment Date occurs and ending on but excluding the Selected Day in the month in which such Payment Date occurs; provided, however, that (x) if Lender has elected pursuant to Section 2.4(e)(i) to change the Selected Day in connection with a Securitization to a day that is earlier in the month than the Selected Day as previously defined, then the Interest Accrual Period applicable to the first Payment Date after the Securitization Closing Date will begin on and include the Selected Day (as changed) in the month preceding the month in which such Payment Date occurs and end on but exclude the Selected Day (as changed) in the month in which such Payment Date occurs and (y) if Lender has elected to change the Selected Day in connection with a Securitization to a day that is later in the month than the Selected Day as previously defined, then the Interest Accrual Period applicable to the first Payment Date after the Securitization Closing Date will begin on and include the Selected Day (as defined prior to such change) in the month preceding the month in which such Payment Date occurs and end on but exclude the Selected Day (as changed) in the month in which such Payment Date occurs. Notwithstanding the foregoing, if Lender so elects pursuant to Section 2.4(e)(i), the “Interest Accrual Period” with respect to the first Payment Date

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after the Securitization Closing Date and each Payment Date thereafter shall be the calendar month preceding such Payment Date.
“Interest-Bearing Reserve Funds” shall mean all Reserve Funds other than the Tax and Insurance Reserve Funds and Ground Lease Reserve Funds.
“Interest Rate” shall mean (a) with respect to the Interim Interest Accrual Period, an interest rate per annum equal to four and five hundred and sixty five one-thousandths percent (4.565%); and (b) with respect to each Interest Accrual Period thereafter, through and including the Interest Accrual Period during which the Maturity Date occurs, an interest rate per annum equal to (i) the LIBOR Rate (in all cases where clause (ii) below does not apply), or (ii) the Adjusted Prime Rate, to the extent provided in accordance with the provisions of Section 2.4(b) hereof.
“Interest Rate Cap Agreement” shall mean an agreement in form and substance reasonably satisfactory to Lender (together with the confirmation and schedules relating thereto), dated on or about the date hereof, between an Acceptable Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to the Collateral Assignment of Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall (a) be governed by the laws of the State of New York, (b) have at all times a notional amount equal to the then outstanding principal balance of the Loan, (c) have a term ending on the last day of the Interest Accrual Period during which the Initial Maturity Date occurs, and (d) require the interest rate cap provider to make payments on a Payment Date to or for the benefit of Borrower from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement and (ii) the excess, if any, of LIBOR over the LIBOR Cap Strike Rate. Following the delivery of a Replacement Interest Rate Cap Agreement to Lender pursuant to the terms of this Agreement, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement.
“Interim Interest Accrual Period” shall mean, with respect to any Component, the period from and including the Closing Date through but excluding the Selected Day first occurring after the Closing Date, provided, however, there shall be no “Interim Interest Accrual Period” in the event the Closing Date occurs on a Selected Day.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Investigation Reports” shall have the meaning set forth in Section 5.31 hereof.
“Investor” shall have the meaning set forth in Section 13.3 hereof.
“IRS” shall mean the United States Internal Revenue Service.
“Issuer Group” shall have the meaning set forth in Section 13.5(b) hereof.

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“Issuer Person” shall have the meaning set forth in Section 13.5(b) hereof.
“Kroll” shall mean Kroll Bond Rating Agency, Inc., and its successors in interest.
“Lease” shall have the meaning set forth in the Mortgage with respect to each Individual Property.
“Lease Modification” shall have the meaning set forth in Section 5.13(c) hereof.
“Legal Requirements” shall mean, with respect to each Individual Property, all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, HHSD, Operating Lessee, such Individual Property or any part thereof, or the construction, use, alteration, ownership or operation thereof (including, without limitation, all Condominium Laws), whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting such Borrower, HHSD, Operating Lessee, Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the preamble paragraph hereof.
“LIBOR” shall mean, with respect to each Interest Accrual Period, a rate of interest per annum obtained by dividing:
(a)    the rate for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Interest Accrual Period) that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Interest Accrual Period) that appear on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London Office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Interest Accrual Period) as of 11:00 a.m., London time, on such Determination Date for the then outstanding principal amount of the Loan. If at least two (2) such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three (3) major banks in New York City selected

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by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the then outstanding principal amount of the Loan. If at least two (2) such rates are so provided, LIBOR shall be the arithmetic mean of such rates, by
(b)    a percentage equal to one hundred percent (100%) minus the applicable Reserve Percentage then in effect.
LIBOR shall be rounded upward to the nearest the nearest 1/1000th of one percent and may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Lender prices loans on the date which LIBOR is determined by Lender as set forth above.
“LIBOR Cap Strike Rate” shall mean (a) with respect to the Interest Rate Cap Agreement in place as of the Closing Date, two and ninety-one one hundredths percent (2.91%) per annum and (b) with respect to any Replacement Interest Rate Cap Agreement required in connection with the exercise of any Extension Option, a per annum rate of interest which, when added to the LIBOR Margin then in effect, would result in a Debt Service Coverage Ratio (calculated based on the then current Underwritten Net Cash Flow and assuming that the LIBOR Rate is equal to the sum of the LIBOR Margin plus the Extension LIBOR Strike Price) of not less than 1.30:1.00 (the “Extension LIBOR Strike Price”).
“LIBOR Loan” shall mean, with respect to each Component, at such time as interest thereon accrues at the LIBOR Rate.
“LIBOR Margin” shall mean, with respect to each Component the following amounts, as the same may be reallocated pursuant to, and in accordance with the restrictions and limitations contained in Section 13.4(f):
(a)    Component A: 4.39%;
(b)    Component B: 4.39%;
(c)    Component C: 4.39%;
(d)    Component D: 4.39%;
(e)    Component E: 4.39%;
(f)    Component F: 4.39%; and
(g)    Component G: 4.39%.

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“LIBOR Rate” shall mean the sum of (i) LIBOR plus (ii) the LIBOR Margin for each Component; provided, however, in no event shall LIBOR be deemed to be less than zero. The determination of the LIBOR Rate by Lender shall be binding upon Borrower absent manifest error.
“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower or any direct or indirect interest in Borrower, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“LLC Agreement” shall have the meaning set forth in Section 6.1(b)(ii) hereof.
“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
“Loan Bifurcation” shall have the meaning set forth in Section 13.4(f) hereof.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Environmental Indemnity, the Guaranty, the Assignment of Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the Operating Lease Pledge Agreement, the Operating Lease Subordination Agreement, the Cash Management Agreement, the Assignment of Agreements Affecting Real Estate, Post Closing Agreement, the PIP Guaranty, the Recycled SPE Certificates, the Deposit Account Agreement and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Loan Party” shall mean each of Borrower, HHSD, Operating Lessee, SPE Component Entity and Guarantor.
“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages (other than punitive or special damages), losses (other than diminution in value), costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable legal fees and other costs of defense).
“LTV Ratio” shall mean, as of the date of its calculation, the ratio of (a) the unpaid principal balance of the Loan as of the date of such calculation to (b) to the value of the remaining Properties (as determined by Lender, in its sole discretion, using any commercially reasonable valuation method permitted to a REMIC Trust, but based solely on the value of real property and excluding personal property and going-concern value).
“Major Lease” shall mean as to each Individual Property (i) any Lease which, individually or when aggregated with all other leases at any Individual Property with the same

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Tenant or its Affiliate (and assuming any expansion rights and other preferential rights to lease additional space set forth in such Lease have been exercised) demises 20,000 square feet or more of such Individual Property’s gross leasable area, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of any Individual Property, (iii) any Lease under which the Tenant is an Affiliate of Borrower or Guarantor or is not the result of arm’s length negotiations, (iv) any Lease that is entered into during the continuance of an Event of Default or (v) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i), (ii), (iii) or (iv) above.
“Management Agreement” shall mean, with respect to each Individual Property, the property management agreement entered into by and between Borrower and/or Operating Lessee and Manager, as further described on Schedule IV attached hereto pursuant to which Manager is to provide management and other services with respect to such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement.
“Manager” shall mean each manager as further described on Schedule IV attached hereto, or such other entity selected as the manager of the Properties or any Individual Property in accordance with the terms of this Agreement.
“Marriott” shall mean Marriott International, Inc.
“Material Action” shall mean, as to any Person, to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due (unless such admission is true), or to take action in furtherance of any of the foregoing.
“Material Adverse Effect” shall mean a material adverse effect on the value, current use or operation of any Individual Property, the business, operations or condition (financial or otherwise) of Borrower, HHSD, Operating Lessee or Guarantor, the security intended to be provided by the Mortgage, the current ability of the Properties to generate sufficient cash flow to service the Loan, Borrower’s ability to pay its obligations when due, or Borrower’s, HHSD’s, Operating Lessee’s or Guarantor’s ability to perform its obligations under the Loan Documents to which it is a party.

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“Maturity Date” shall mean the Initial Maturity Date, or if the Initial Maturity Date has been extended pursuant to Section 2.5(c) hereof, the applicable Extended Maturity Date, or such other date on which the final payment of the Debt becomes due and payable, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall have the meaning set forth in Section 2.4(f) hereof.
“Member” shall have the meaning set forth in Section 6.1(b)(ii) hereof.
“Mezzanine A Borrower” shall mean, individually and/or collectively (as the context requires), HH Swap A LLC and HH Swap G LLC, each a Delaware limited liability company.
“Mezzanine A Lender” shall mean the owner and holder of the Mezzanine A Loan.
“Mezzanine A Loan” shall mean that certain loan made by Mezzanine A Lender to Mezzanine A Borrower on the date hereof pursuant to the Mezzanine A Loan Agreement.
“Mezzanine A Loan Agreement” shall mean that certain Mezzanine A Loan Agreement dated as of the date hereof between Mezzanine A Borrower and Mezzanine A Lender, as the same may be amended, restated, replaced, supplemented, split or otherwise modified from time to time pursuant to the terms of the Mezzanine A Loan Documents.
“Mezzanine A Loan Default” shall mean an “Event of Default” under the Mezzanine A Loan Agreement.
“Mezzanine A Loan Documents” shall mean all documents or instruments evidencing, securing or guaranteeing the Mezzanine A Loan, including without limitation, the Mezzanine A Loan Agreement.
“Mezzanine A Release Price” shall mean “Release Price” as such term is defined in the Mezzanine A Loan Agreement.
“Mezzanine B Borrower” shall mean, individually and/or collectively (as the context requires), HH Mezz Borrower A-2 LLC and HH Mezz Borrower G-2 LLC, each a Delaware limited liability company.
“Mezzanine B Lender” shall mean the owner and holder of the Mezzanine B Loan.
“Mezzanine B Loan” shall mean that certain loan made by Mezzanine B Lender to Mezzanine B Borrower on the date hereof pursuant to the Mezzanine B Loan Agreement.
“Mezzanine B Loan Agreement” shall mean that certain Mezzanine B Loan Agreement dated as of the date hereof between Mezzanine B Borrower and Mezzanine B Lender,

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as the same may be amended, restated, replaced, supplemented, split or otherwise modified from time to time pursuant to the terms of the Mezzanine B Loan Documents.
“Mezzanine B Loan Default” shall mean an “Event of Default” under the Mezzanine B Loan Agreement.
“Mezzanine B Loan Documents” shall mean all documents or instruments evidencing, securing or guaranteeing the Mezzanine B Loan, including without limitation, the Mezzanine B Loan Agreement.
“Mezzanine B Release Price” shall mean “Release Price” as such term is defined in the Mezzanine B Loan Agreement.
“Mezzanine Borrower” shall mean, individually and/or collectively (as the context requires), Mezzanine A Borrower, Mezzanine B Borrower, Mezzanine C Borrower and Mezzanine D Borrower.
“Mezzanine C Borrower” shall mean, individually and/or collectively (as the context requires), HH Mezz Borrower A-3 LLC and HH Mezz Borrower G-3 LLC, each a Delaware limited liability company.
“Mezzanine C Lender” shall mean the owner and holder of the Mezzanine C Loan.
“Mezzanine C Loan” shall mean that certain loan made by Mezzanine C Lender to Mezzanine C Borrower on the date hereof pursuant to the Mezzanine C Loan Agreement.
“Mezzanine C Loan Agreement” shall mean that certain Mezzanine C Loan Agreement dated as of the date hereof between Mezzanine C Borrower and Mezzanine C Lender, as the same may be amended, restated, replaced, supplemented, split or otherwise modified from time to time pursuant to the terms of the Mezzanine C Loan Documents.
“Mezzanine C Loan Default” shall mean an “Event of Default” under the Mezzanine C Loan Agreement.
“Mezzanine C Loan Documents” shall mean all documents or instruments evidencing, securing or guaranteeing the Mezzanine C Loan, including without limitation, the Mezzanine C Loan Agreement.
“Mezzanine C Release Price” shall mean “Release Price” as such term is defined in the Mezzanine C Loan Agreement.
“Mezzanine D Borrower” shall mean, individually and/or collectively (as the context requires), HH Mezz Borrower A-4 LLC and HH Mezz Borrower G-4 LLC, each a Delaware limited liability company.

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“Mezzanine D Lender” shall mean the owner and holder of the Mezzanine D Loan.
“Mezzanine D Loan” shall mean that certain loan made by Mezzanine D Lender to Mezzanine D Borrower on the date hereof pursuant to the Mezzanine D Loan Agreement.
“Mezzanine D Loan Agreement” shall mean that certain Mezzanine D Loan Agreement dated as of the date hereof between Mezzanine D Borrower and Mezzanine D Lender, as the same may be amended, restated, replaced, supplemented, split or otherwise modified from time to time pursuant to the terms of the Mezzanine D Loan Documents.
“Mezzanine D Loan Default” shall mean an “Event of Default” under the Mezzanine D Loan Agreement.
“Mezzanine D Loan Documents” shall mean all documents or instruments evidencing, securing or guaranteeing the Mezzanine D Loan, including without limitation, the Mezzanine D Loan Agreement.
“Mezzanine D Release Price” shall mean “Release Price” as such term is defined in the Mezzanine D Loan Agreement.
“Mezzanine Lender” shall mean, individually and/or collectively (as the context requires), Mezzanine A Lender, Mezzanine B Lender, Mezzanine C Lender and Mezzanine D Lender.
“Mezzanine Loan” shall mean, individually and/or collectively (as the context requires), the Mezzanine A Loan, the Mezzanine B Loan, the Mezzanine C Loan and the Mezzanine D Loan.
“Mezzanine Loan Agreement” shall mean, individually and/or collectively (as the context requires), the Mezzanine A Loan Agreement, the Mezzanine B Loan Agreement, the Mezzanine C Loan Agreement and the Mezzanine D Loan Agreement.
“Mezzanine Loan Default” shall mean either a Mezzanine A Loan Default, a Mezzanine B Loan Default, Mezzanine C Loan Default and/or Mezzanine D Loan Default.
“Mezzanine Loan Documents” shall mean, individually and/or collectively (as the context requires), the Mezzanine A Loan Documents, the Mezzanine B Loan Documents, the Mezzanine C Loan Documents and the Mezzanine D Loan Documents.
“Minimum Net Worth Requirement” shall mean a Net Worth (exclusive of the Properties) equal to One Hundred Million and No/100 Dollars ($100,000,000.00).
“Mitigation Consultant” shall have the meaning set forth in Section 5.31 hereof.

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“Mitigation Monitoring” shall have the meaning set forth in Section 5.31 hereof.
“Mitigation Work” shall have the meaning set forth in Section 5.31 hereof.
“Mold” shall mean any mold, fungi, bacterial or microbial matter present at or in any Individual Property, including, without limitation, building materials which is in a condition, location or a type which may pose a risk to human health or safety or the environment, may result in damage to or would adversely affect or impair the value or marketability of any Individual Property.
“Monitoring Consultant” shall have the meaning set forth in Section 5.31 hereof.
“Monitoring Funds” shall have the meaning set forth in Section 9.10(a) hereof.
“Monitoring Wells” shall have the meaning set forth in Section 5.32 hereof.
“Monthly Payment Amount” shall mean, with respect to each Payment Date, a payment equal to the amount of interest which has accrued during the related Interest Accrual Period, computed at the Interest Rate.
“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.
“Morningstar” shall mean Morningstar Credit Ratings, LLC, and its successors in interest.
“Mortgage” shall mean that certain first priority mortgage/deed of trust/deed to secure debt and security agreement, dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering an Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Net Proceeds” shall have the meaning set forth in Section 8.5(b) hereof.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 8.5(b)(vi) hereof.
“Net Worth” shall mean net worth as calculated in accordance with GAAP (or other principles acceptable to Lender); provided, however, such calculation shall be based upon the undepreciated book value of assets.
“New Additional Pledgor” shall have the meaning set forth in Section 13.8 hereof.
“New Mezzanine Loan” shall have the meaning set forth in Section 13.8 hereof.
“New Non-Consolidation Opinion” shall mean a bankruptcy non-consolidation opinion(s) from the counsel to Borrower, HHSD and Operating Lessee that delivered the Non-

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Consolidation Opinion or other outside counsel to Borrower, HHSD and Operating Lessee reasonably acceptable to Lender, in form and substance satisfactory to Lender and, after a Securitization, the Rating Agencies, and which is required to be delivered subsequent to the Closing Date pursuant to, and in connection with, this Agreement.
“New Note” shall have the meaning set forth in Section 13.9 hereof.
“New PIP” shall have the meaning set forth in Section 9.9 hereof.
“Non-Consolidation Opinion” shall mean, collectively (i) that certain bankruptcy non-consolidation opinion dated the date hereof delivered by Gardere Wynne Sewell LLP in connection with the Loan and relating to Borrower and (ii) that certain bankruptcy non-consolidation opinion dated the date hereof delivered by Gardere Wynne Sewell LLP in connection with the Loan and relating to HHSD and Operating Lessee.
“Note” shall mean that certain Consolidated, Amended and Restated Promissory Note of even date herewith in the principal amount of $815,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, severed, supplemented or otherwise modified from time to time.
“Obligations” shall have the meaning set forth in the Mortgages.
“OFAC” shall have the meaning set forth in Section 4.38 hereof.
“Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or payable in connection with the operation and management of the Properties, determined in accordance with GAAP and the Uniform System of Accounts, including without limitation and without duplication, utilities, routine repairs and maintenance, Insurance Premiums, franchise, license and royalty fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, the cost of inventories and fixed asset supplies consumed in the operation of the Properties, computer processing charges, property management fees, costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, operational equipment and other lease payments as reasonably approved by Lender, but specifically excluding depreciation or amortization, income taxes or other charges in the nature of income taxes, Debt Service, debt service due on each Mezzanine Loan, Capital Expenditures, deposits into the Reserve Accounts, any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange or transfer of all or any portion of the Properties or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, and any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant.

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“Operating Lease” shall mean those certain Operating Lease Agreements executed by Borrower, as lessor, and Operating Lessee, as lessee, as further described on Schedule V attached hereto, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement.
“Operating Lease Pledge Agreement” shall mean that certain Pledge and Security Agreement (Mortgage Loan) dated the date hereof between Lender and HHSD, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement.
“Operating Lease Subordination Agreement” shall mean, collectively, (i) with respect to each Individual Property (other than the Individual Property located in Palm Springs, California) those certain Operating Lease Subordination and Attornment and Assignment of Leases and Rents, Fixture Filing and Security Agreement dated the date hereof between Lender, Operating Lessee and acknowledged and agreed to by Borrower and (ii) with respect to the Individual Property located in Palm Springs, California, that certain (A) Operating Lease Subordination and Attornment Agreement dated the date hereof between Lender, Operating Lessee and acknowledged and agreed to by the applicable Borrower, (B) Assignment of Leases and Rents, dated the date hereof, between Lender, Operating Lessee and acknowledged and agreed to by the applicable Borrower and (C) Fixture Filing and Security Agreement, dated the date hereof, between Lender, Operating Lessee and acknowledged and agreed to by the applicable Borrower, in each case, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement.
“Operating Lessee” shall mean, individually and/or collectively (as the context may require), the operating lessees as further described on Schedule V attached hereto.
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Property Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against any Individual Property or any part thereof.
“Other Connection Taxes” shall mean, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of

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a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Otherwise Rated Insurers” shall have the meaning set forth in Section 8.1(b) hereof.
“Outparcel” shall have the meaning set forth in Section 7.5(a) hereof.
“Outside Date” shall be the date required to complete a PIP pursuant to the terms of the applicable Management Agreement (or Replacement Management Agreement) and/or Franchise Agreement (or Replacement Franchise Agreement), as such date may be extended by Franchisor or Manager from time to time, provided that Lender shall have promptly received notice of such extension.
“PACE Loan” shall mean any Property-Assessed Clean Energy loan or any similar financing.
“Parent Entity” shall mean (i) Ashford Hospitality Trust, Inc., (ii) Ashford OP General Partner LLC, (iii) Ashford OP Limited Partner LLC, (iv) Ashford Hospitality Limited Partnership, (v) PIM Highland TRS Corporation and (vi) PIM Highland Holding LLC.
“Parsippany Hilton Restaurant Lease” shall mean that certain Lease, dated as of October 28, 1997, by HHC TRS FP Portfolio LLC, as successor-in-interest to IHC Realty Partnership, L.P., as landlord, and RCSH Operations, LLC, as successor-in-interest to Parsteaks, LLC, as tenant, as amended by that certain First Amendment to Lease, dated as of June 4, 2007.
“Participations” shall have the meaning set forth in Section 13.1(a) hereof.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107 56, and the related regulations issued thereunder, including temporary regulations, as the same may be amended from time to time and any successor statutes thereto.
“Payment Date” shall mean, with respect to any Component, the ninth (9th) day of each month beginning on April 9, 2015, and continuing through and including the Maturity Date, and if such date is not a Business Day, the immediately preceding Business Day, as such Payment Date may be adjusted pursuant to the terms of Section 2.4(e) hereof.
“PCE” shall have the meaning set forth in Section 5.31 hereof.
“Permitted Debt” shall mean (i) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (a) unsecured, (b) not evidenced by a note, (c) on commercially reasonable terms and conditions, and (d) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (ii) financing

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leases and purchase money indebtedness incurred in the ordinary course of business relating to Personal Property on commercially reasonable terms and conditions; provided, however, the aggregate amount of the indebtedness described in (i) and (ii) shall not exceed at any time three percent (3%) of the aggregate original principal amount of the Loan and each Mezzanine Loan.
“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (i) the Lien and security interests created by the Loan Documents and the Mezzanine Loan Documents, (ii) all Liens, encumbrances and other matters expressly set forth as exceptions in the Title Insurance Policy, (iii) Liens, if any, for Property Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) Liens relating to Permitted Transfers, (v) Management Agreements, Franchise Agreements and Operating Leases in existence or entered into in accordance with the terms hereof, (vi) Leases and Liens of Tenants, liens and security interests created by licensees and concessionaires in existence or entered into in accordance with the terms hereof, (vii) Permitted Debt, (viii) Liens that are being contested in accordance with the terms hereof, (ix) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances hereafter recorded against and affecting such Individual Property that do not have a Material Adverse Effect and (x) such other title exceptions which (a) do not, individually or in the aggregate, have a Material Adverse Effect or (b) Lender has approved or may approve in writing in Lender’s reasonable discretion.
“Permitted Investments” shall mean “permitted investments” as then defined and required by the Rating Agencies.
“Permitted Transfer” shall have the meaning set forth in Section 7.3 hereof.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of the Mortgages.
“PIP” shall mean all property improvement plans for replacing the FF&E, remodeling, redecorating and modifying any Individual Property required by Manager or Franchisor, as applicable, pursuant to the terms and conditions of a Management Agreement (including a Replacement Management Agreement) or Franchise Agreement (including a Replacement Franchise Agreement), as applicable, including, the estimate of all costs and expenses related to the foregoing (including, each Scheduled PIP and New PIP) and each Scheduled PIP and New PIP, as the scope and timing thereof may be modified by Franchisor or Manager, as applicable, from time to time, provided that Lender shall have promptly received notice of such modification.

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“PIP Completion Evidence” shall mean evidence reasonably acceptable to Lender that all PIP (including all Scheduled PIP and, if applicable, New PIP) has been completed and paid for in full in a good, workmanlike and lien free manner (other than such Liens that are being contested in accordance with the terms hereof), which such evidence may include, without limitation, (a) written certification from the applicable Franchisor and Manager confirming the foregoing, (b) a title search for the applicable Individual Property confirming that only Permitted Encumbrances exist and no Liens, lis pendens or similar matters have been filed and (c) an inspection of the applicable Individual Property by Lender and/or its agents confirming the foregoing.
“PIP Guaranty” shall mean that certain PIP Guaranty dated the date hereof executed by Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“PIP Required Deposit” shall mean one hundred percent (100%) of the aggregate budgeted expenditures for the then current calendar year for each PIP.
“PIP Reserve Account” shall have the meaning specified in Section 9.9 hereof.
“PIP Reserve Funds” shall have the meaning specified in Section 9.9 hereof.
“PIP Threshold” shall have the meaning specified in Section 9.9 hereof.
“PIP Work” shall mean all covenants and agreements required to be performed by Borrower or Operating Lessee under each PIP.
“Policies” shall have the meaning set forth in Section 8.1(b) hereof.
“Portsmouth Condominium” shall mean the condominium regime established with respect to the Individual Property located in Portsmouth, Virginia pursuant to the Portsmouth Condominium Documents.
“Portsmouth Condominium Documents” shall mean those documents set forth on Schedule XV attached hereto, as each of the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.
“Portsmouth Ground Lease” shall have the meaning set forth on Schedule XII attached hereto.
“Portsmouth Parking Agreement” shall mean, collectively, (i) Lessor and Lessee entered into that certain Parking Maintenance and Operating Agreement dated May 24, 1999; and (ii) that certain Parking Garage Operating Agreement between Lessor and Manager dated May 24, 1999, as each of the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

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“Post 1031 Exchange Organizational Chart” shall mean that certain organizational chart set forth on Exhibit B attached hereto.
“Post Closing Agreement” shall mean that certain Post Closing Agreement dated the date hereof between Borrower and Lender, as each of the same may be amended, restated, replaced or otherwise modified from time to time in accordance thereof or with the terms and conditions of this Agreement.
“Pre-Approved Manager” shall mean (i) Remington and/or (ii) a Brand Manager for a brand comparable or better than the brand being terminated.
“Pre-Expiration Cure Amount” shall mean, with respect to each Individual Property set forth on Schedule X attached hereto, an amount equal to the amount set forth on Schedule X attached hereto across from such Individual Property’s name.
“Pre-Expiration Event” shall mean, with respect to each Individual Property set forth on Schedule X attached hereto, to the extent the related Franchise Agreement or Management Agreement with a Brand Manager, as applicable, was not terminated or cancelled or rendered of no force and effect on or prior to April 1, 2020, the period commencing on the Payment Date occurring in April, 2020; provided, however, with respect to any of the Individual Properties set forth on Schedule X attached hereto, no Pre-Expiration Event shall occur with respect to such Individual Property (1) if such Individual Property has been released from the Lien of the Loan Documents in accordance with this Agreement or (2) if the related Franchise Agreement or Management Agreement with a Brand Manager, as applicable, has been (x) replaced with a Replacement Franchise Agreement or Replacement Management Agreement with a Brand Manager, as applicable, in accordance with the terms of this Agreement or (y) (1) extended on the same terms as the related Franchise Agreement in effect on the Closing Date, except that such Franchise Agreement shall have a term ending more than five (5) years after the final extended Maturity Date and is otherwise entered into in accordance with the terms of this Agreement and Lender shall have received a new comfort letter (or reaffirmation of the related comfort letter delivered on the Closing Date) in form and substance reasonably acceptable to Lender (an “Extended Franchise Agreement”) or (2) extended on the same terms as the related Management Agreement with a Brand Manager in effect on the Closing Date, except that such Management Agreement with a Brand Manager shall have a term ending more than five (5) years after the final extended Maturity Date and is otherwise entered into in accordance with the terms of this Agreement and Lender shall have received a new assignment and subordination of management agreement (or reaffirmation of the related assignment and subordination of management agreement delivered on the Closing Date) in form and substance reasonably acceptable to Lender (an “Extended Management Agreement”), as applicable; provided, however, further, no Pre-Expiration Event shall occur with respect to such Individual Property so long as Guarantor satisfies the Minimum Net Worth Requirement, provided that even if Guarantor satisfies the Minimum Net Worth Requirement Borrower may elect, at its option, to implement a Pre-Expiration Event by written notice to Lender.

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“Pre-Expiration Event Cure” shall mean, with respect to each Individual Property set forth on Schedule X attached hereto, the period commencing on the Payment Date immediately following the date on which (a) funds reserved by Lender in accordance with Section 9.12 hereof with respect to such Individual Property equals the Pre-Expiration Cure Amount for such Individual Property, (b) the release of such Individual Property from the Lien of the related Mortgage and other Loan Documents in accordance with this Agreement or (c) an Extended Franchise Agreement or Replacement Franchise Agreement or Extended Management Agreement with a Brand Manager or Replacement Management Agreement with a Brand Manager, as applicable, related to such Individual Property is entered into in accordance with this Agreement. For the avoidance of doubt, the Cash Sweep Period triggered by the occurrence of a Pre-Expiration Event shall only terminate upon receipt by Lender of a Pre-Expiration Event Cure for each Individual Property set forth on Schedule X attached hereto.
“Prescribed Laws” shall mean, collectively, (i) Patriot Act, (ii) E013224, (iii) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq., and (iv) all other Legal Requirements relating to money laundering or terrorism.
“Previously-Owned Property” shall mean that certain vacant parcel described in Schedule XVI attached hereto.
“Prime Rate” shall mean, on a particular date, a rate per annum equal to the rate of interest published in The Wall Street Journal as the “prime rate”, as in effect on such day, with any change in the prime rate resulting from a change in such published prime rate to be effective as of the date of the relevant change in such published prime rate; provided, however, that if more than one prime rate is published in The Wall Street Journal for a day, the average of the prime rates shall be used; provided, further, however, that the Prime Rate (or the average of the prime rates) will be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%. In the event that The Wall Street Journal should cease or temporarily interrupt publication, then the Prime Rate shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing chosen by Lender. If The Wall Street Journal resumes publication, the substitute index will immediately be replaced by the prime rate published in The Wall Street Journal. In the event that a prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index which is readily available to Borrower and verifiable by Borrower but is beyond the control of Lender. Lender shall give Borrower prompt written notice of its choice of a substitute index and when the change became effective. Such substitute index will also be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%. The determination of the Prime Rate by Lender shall be conclusive and binding absent manifest error.
“Prime ROFO Release” shall mean a release of (i) all or any of the Prime ROFO Release Properties, (ii) at the applicable Release Price, (iii) in connection with a sale of such Prime ROFO Release Properties to Ashford Hospitality Prime Limited Partnership or its Affiliates and

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(iv) in accordance with Section 2.9, it being acknowledged and agreed that Borrower’s right to a Prime ROFO Release is exercisable from time to time and at any time during the term of the Loan.
“Prime ROFO Release Properties” shall mean the Individual Properties set forth on Schedule XIV.
“Prohibited Transfer” shall have the meaning set forth in Section 7.2 hereof.
“Properties” shall mean collectively, each and every Individual Property which is subject to the terms of this Agreement.
“Property” shall mean, as the context may require, the Properties or an Individual Property.
“Property Condition Report” shall mean, individually and/or collectively (as the context may require), those certain property condition reports with respect to each Individual Property and delivered to Lender in connection with the origination of the Loan.
“Property Document” shall mean, collectively, (a) the REAs, (b) the Portsmouth Parking Agreements, (c) the Gaithersburg Parking Agreement, (d) the Gaithersburg Waterfront Association Agreement, (e) the Austin License Agreement, (f) the Austin Parking Agreement, (g) the Austin Skybridge Agreement, (h) the Boston Valet Agreement, (i) the Boston Restaurant and Bar Lease, (j) the Parsippany Hilton Restaurant Lease, (k) the Tampa Parking Lease, (l) the CY Savannah Parking Lease, and (m) any other material Agreements.
“Property Release” shall have the meaning set forth in Section 2.9 hereof.
“Property Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.
“Provided Information” shall have the meaning set forth in Section 13.4 hereof.
“Public REIT” shall mean a corporation (a) whose shares are listed on the New York Stock Exchange or such other nationally recognized stock exchange and (b) who is or has elected to be a real estate investment trust.
“Publicly Traded Company” shall mean corporation whose shares of stock are listed on the New York Stock Exchange or such other nationally recognized stock exchange.
“Qualified Brand” shall mean (i) Marriott, (ii) Hilton, (iii) Hyatt, (iv) IHG and (v) Starwood Hotels and Resorts Worldwide.

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“Qualified Franchisor” shall mean either (i) Franchisor, (ii) a franchisor of a brand comparable or better than the brand being terminated and owned by a Qualified Brand or (iii) a reputable and experienced franchisor possessing experience in flagging hotel properties similar in size, scope, use and value as the Properties and which is approved by Lender and which may, at Lender’s option, be conditioned upon Lender’s receipt of a Rating Agency Confirmation, provided that, with respect to any Person that is an Affiliate of Borrower, Lender has received a New Non-Consolidation Opinion.
“Qualified Manager” shall mean (i) Manager, (ii) a Pre-Approved Manager or (iii) a reputable and experienced professional property management organization approved by Lender and which is approved by Lender and which may, at Lender’s option, be conditioned upon Lender’s receipt of a Rating Agency Confirmation, provided that with respect to any Affiliated Manager, Lender has received a New Non-Consolidation Opinion.
“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, Morningstar, Kroll and DBRS or any other nationally-recognized statistical rating agency (and any successor to any of the foregoing) designated by Lender, provided that each of the foregoing shall be deemed included within the definition of “Rating Agencies” only if such rating agency is rating (or is anticipated by Lender to rate) the Securities.
“Rating Agency Confirmation” shall mean, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event with respect to which such Rating Agency Confirmation is sought will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Securities (if then rated by such Rating Agency); provided that upon receipt of a written acknowledgment or waiver (which may be in electronic form and whether or not specifically identifying the matter or in general, press release form) from a Rating Agency indicating its decision not to review or to waive review of the matter for which Rating Agency Confirmation is sought, or following the failure of a Rating Agency to respond to the request for which Rating Agency Confirmation is sought within the time frames and in the manner prescribed in any pooling or trust and servicing agreement governing the administration of all or any portion of the Loan, the requirement to obtain Rating Agency Confirmation for such matter at such time will be considered not to apply (as if such requirement did not exist for such matter at such time) with respect to such Rating Agency.
“REA” shall mean any construction, operation and reciprocal easement agreement or similar agreement (including any separate agreement or other agreement between Borrower and one or more other parties to an REA with respect to such REA) affecting any Individual Property or portion thereof.
“Recycled SPE Certificate” shall have the meaning set forth in Section 6.1(e) hereof.

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“Register” shall have the meaning set forth in Section 13.1(b) hereof.
“Regulation AB” shall mean Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarifications and interpretations as have been provided by the United States Securities and Exchange Commission in the adopting release (Asset Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005)) or by the staff of the United States Securities and Exchange Commission, or as may be provided by the United States Securities and Exchange Commission or its staff from time to time.
“Reimbursement Contribution” shall have the meaning set forth in Section 20.12 hereof.
“Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the date of prepayment, of the U.S. Treasury constant maturities with maturity dates (one equal to or one longer or shorter) most nearly approximating the Spread Maintenance Date, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield.
“Related Loan” shall have the meaning set forth in Section 13.6 hereof.
“Release Date” shall have the meaning set forth in Section 2.9(b) hereof.
“Release Price” shall mean (a) with respect to the one-time right to a Select Release, one hundred percent (100%) of the Allocated Loan Amounts related to the Select Release Properties then being released, (b) with respect to the release of any Prime ROFO Release Properties, one hundred five percent (105%) of the Allocated Loan Amounts related to the Prime ROFO Release Properties then being released and (c) with respect to each Individual Property (other than in connection with a Select Release or a Prime ROFO Release), one hundred and twenty percent (120%) of the applicable Allocated Loan Amount.
“REMIC Opinion” shall mean, with respect to any proposed matter or transaction, an opinion of counsel acceptable to Lender, in form and substance satisfactory to Lender and, if required in accordance with the terms of the transaction documents relating to a Securitization, the Rating Agencies, that the completion of such matter or transaction will not directly or indirectly result in or cause the REMIC Trust or any of its assets to fail to qualify or maintain its status as a REMIC Trust.
“REMIC Trust” shall mean (i) any “real estate mortgage investment conduit” within the meaning of Section 860D of the Internal Revenue Code that holds an interest in all or any portion of the Loan or (ii) any similar trust or Person (including, without limitation, in each case that holds any interest in all or any portion of the Loan).

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“Remington” shall mean Remington Lodging & Hospitality, LLC and/or its Affiliates.
“Renewal Lease” shall have the meaning set forth in Section 5.13(a) hereof.
“Rents” shall have the meaning set forth in the Mortgage.
“Replacement Franchise Agreement” shall mean either (a) (i) a franchise, trademark and license agreement with a Qualified Franchisor substantially in the same form and substance as the Franchise Agreement, or (ii) a franchise, trademark and license agreement with a Qualified Franchisor either (A) on the applicable Franchisor’s then current franchise disclosure document (FDD) with only such modifications as are not materially adverse to Borrower or Lender or (B) in form and substance reasonably approved by Lender, such approval subject to the Deemed Approval Standard and which may, at Lender’s option, be conditioned upon Lender’s receipt of a Rating Agency Confirmation; provided, however, any Replacement Franchise Agreement must have a term that extends at least five (5) years beyond the fully extended Maturity Date of the Loan; and (b) a replacement comfort letter or new comfort letter substantially in the form of the applicable comfort letter delivered to Lender on the Closing Date (or such other form and substance reasonably acceptable to Lender, such approval subject to the Deemed Approval Standard), executed and delivered to Lender by Lender, Operating Lessee, Borrower and such Qualified Franchisor at Borrower’s expense.
“Replacement Guarantor” shall mean a Person that satisfies, in addition to the requirements set forth in Section 7.7 hereof, each of the following: (a) owns not less than fifty one (51%) of the direct or indirect equity interest in Borrower and Controls each Borrower, (b) has been approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed) and (c) for which a Rating Agency Confirmation has been received.
“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Acceptable Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement (except in the event Borrower exercises the Extension Option pursuant to Section 2.5(c) hereof, in which case the Replacement Interest Rate Cap Agreement shall have an effective date and term as prescribed in Section 2.5(c) hereof).
“Replacement Management Agreement” shall mean, collectively, (a)(i) with respect to Remington, a management agreement substantially in the form of that certain Master Management Agreement dated March 10, 2011, (ii) with respect to any Property that is managed by a Brand Manager, a management agreement substantially in the form of a Management Agreement in place on the Closing Date (or after the Closing Date in accordance with the terms of this Agreement) with respect to any Individual Property, or (iii) a management agreement approved by Lender with a Qualified Manager, such approval subject to the Deemed Approval Standard; provided, however, any Replacement Management Agreement must have a term that extends at least five (5) years beyond the fully extended Maturity Date of the Loan; and (b) a subordination

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of management agreement substantially in the form of the subordination of management agreement executed by such Manager or its Affiliates and delivered on the Closing Date (or after the Closing Date in accordance with this Agreement) related to any Individual Property or otherwise approved by Lender, such approval subject to the Deemed Approval Standard, executed and delivered to Lender by Borrower, Operating Lessee and such Qualified Manager at Borrower’s expense.
“Replacements” shall have the meaning set forth in Section 9.2(a) hereof.
“Required Approval Lease” shall have the meaning set forth in Section 5.13(a) hereof.
“Required Repair Account” shall have the meaning set forth in Section 9.1(b) hereof.
“Required Repair Deadline” shall have the meaning set forth in Section 9.1 hereof.
“Required Repair Funds” shall have the meaning set forth in Section 9.1(b) hereof.
“Required Repairs” shall have the meaning set forth in Section 9.1(a) hereof.
“Required Work” shall have the meaning set forth in Section 9.6 hereof.
“Reserve Accounts” shall mean the Required Repair Account, the Tax and Insurance Reserve Account, the FF&E Reserve Account, the PIP Reserve Account, the Environmental Reserve Account, the Ground Lease Reserve Account, the Excess Cash Reserve Account, the Condominium Charges Reserve Account, Special Reserve Account or any other escrow account established by the Loan Documents.
“Reserve Funds” shall mean the Tax and Insurance Reserve Funds, the FF&E Reserve Funds, the Required Repair Funds, the PIP Reserve Funds, the Environmental Reserve Funds, the Ground Lease Reserve Funds, the Excess Cash Reserve Funds, the Condominium Charges Funds, the Special Reserve Funds or any other escrow funds established by the Loan Documents.
“Reserve Percentage” shall mean, with respect to any day of any Interest Accrual Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement (including basic, supplemental, emergency, special and marginal reserves) generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Lender or its Loan participants, if any, in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on the Loan is determined), whether or not Lender has any Eurocurrency liabilities or such requirement otherwise in fact applies to Lender. The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the Reserve Percentage. As of the date

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hereof, the Reserve Percentage is zero, however, there can be no assurance as to what such amount may be in the future.
“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of an Individual Property, the completion of the repair and restoration of such Individual Property to a condition such that the Individual Property shall be at least equal in value to that immediately prior to such Casualty or Condemnation, and as near as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.
“Restoration Consultant” shall have the meaning set forth in Section 8.5(b)(iii) hereof.
“Restoration Retainage” shall have the meaning set forth in Section 8.5(b)(iv) hereof.
“Restoration Threshold” shall mean with respect to each Individual Property, five percent (5%) of the Allocated Loan Amount of such Individual Property.
“Restricted Party” shall have the meaning set forth in Section 7.1 hereof.
“Ritz Carlton Investigation/Mitigation Funds” shall have the meaning set forth in Section 9.10 hereof.
“Ritz Carlton Monitoring Funds” shall have the meaning set forth in Section 9.10 hereof.
“San Antonio Ground Lease” shall have the meaning set forth on Schedule XII attached hereto.
“Scheduled PIP” shall mean each PIP listed on Schedule VI attached hereto, as the same may be amended in accordance with the terms hereof.
“Secondary Containment Required Repairs” shall have the meaning set forth in Section 9.1 hereof.
“Securities” shall have the meaning set forth in Section 13.1 hereof.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securities Liabilities” shall have the meaning set forth in Section 13.5(b) hereof.
“Securitization” shall have the meaning set forth in Section 13.1 hereof.

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“Securitization Closing Date” shall mean the date designated or deemed to be designated by Lender as the “Securitization Closing Date” in accordance with Section 2.4(e) hereof.
“Securitization Initialization Period” shall mean, with respect to a Securitization, the period beginning on and including the Securitization Closing Date and ending on and excluding, at the election of Lender, either (x) in the event the first distribution to certificateholders occurs during the Securitization Month, the Selected Day in the Securitization Month or (y) in the event the first distribution to certificateholders occurs during the month following the Securitization Month, the Selected Day in the month after the Securitization Month.
“Securitization Initialization Period LIBOR” shall mean, with respect to a Securitization Initialization Period, LIBOR as determined two Business Days prior to the related Securitization Closing Date.
“Securitization Month” shall mean the month in which the Securitization Closing Date occurs.
“Selected Day” means the fifteenth (15th) day of each calendar month, or such other date as determined by Lender pursuant to Section 2.4(e) hereof.
“Select Release” shall mean a release of (i) all or any of the Select Release Properties, (ii) at the applicable Release Price, (iii) in connection with a sale of such Select Release Property(ies) to Ashford Hospitality Select Limited Partnership or its Affiliates and (iv) in accordance with Section 2.9, it being acknowledged and agreed that Borrower’s right to a Select Release is a one-time right exercisable at any time.
“Select Release Properties” shall mean the Individual Properties set forth on Schedule XIII.
“Servicer” shall have the meaning set forth in Section 13.2 hereof.
“Servicing Agreement” shall have the meaning set forth in Section 13.2 hereof.
“Severed Loan Documents” shall have the meaning set forth in Section 11.2(c) hereof.
“SPE Component Entity” shall have the meaning set forth in Section 6.1(b)(i) hereof.
“Special Member” shall have the meaning set forth in Section 6.1(b)(ii) hereof.
“Special Reserve Account” shall have the meaning set forth in Section 9.12 hereof.
“Special Reserve Funds” shall have the meaning set forth in Section 9.12 hereof.

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“Spread Maintenance Date” shall mean the Payment Date occurring on the 18th Payment Date.
“Spread Maintenance Premium” shall mean, with respect to any payment or prepayment, an amount equal to the sum of the present values of each future installment of interest that would be payable under any Component of the Loan on the outstanding principal amount of the Loan being paid or prepaid in excess of the Free Prepayment Amount from the date of such payment or prepayment through and including the Spread Maintenance Date, assuming an annual interest rate equal to the LIBOR Margin then applicable to each such future installment of interest, with such future installments of interest to be discounted at an interest rate per annum equal to the Reinvestment Yield. Under no circumstances shall the Spread Maintenance Premium be less than zero.
“S&P” shall mean Standard & Poor’s Ratings Services, and its successors in interest.
“State” shall mean, with respect to an Individual Property, the State in which such Individual Property or any part thereof is located.
“Substitute Guaranty” shall have the meaning set forth in Section 7.7 hereof.
“Sugar Land Condominium” shall mean the condominium regimes established with respect to the Individual Property located in Sugar Land, Texas pursuant to the Sugar Land Condominium Documents.

“Sugar Land Condominium Documents” shall mean those documents set forth on Schedule XV attached hereto, as each of the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

“Sugar Land Ground Lease” shall have the meaning set forth on Schedule XII attached hereto.

“Sugar Land Hotel and Conference Center Condominium” shall have the meaning set forth on Schedule XV attached hereto.

“Sugar Land Town Square Condominium” shall have the meaning set forth on Schedule XV attached hereto.

“Survey” shall mean a survey of the Individual Property in question prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor satisfactory to Lender.

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“Tampa Parking Lease” shall mean that certain Parking Lease Agreement dated December 7, 1999, by and between McKibbon Hotel Group, Inc., a predecessor-in-interest to MHG of Tampa Land Holdings, LLC (“Tampa Parking Lease Landlord”), and McKibbon Hotel Group of Tampa, Florida #4, L.P., a predecessor-in-interest to HH LC Portfolio LLC (“Tampa Parking Lease Tenant”), as amended by that certain First Amendment to Parking Lease Agreement dated August 2, 2004, by and between Tampa Parking Lease Landlord and a predecessor-in-interest to Tampa Parking Lease Tenant, Highland Hospitality, L.P., a Delaware partnership (“Highland Hospitality”), as further amended by that certain Second Amendment to Parking Lease Agreement dated July 17, 2007, by and between Tampa Parking Lease Landlord, Tampa Parking Lease and Highland Hospitality.
“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 9.4 hereof.
“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 9.4 hereof.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of any Individual Property under a Lease or other occupancy agreement with Borrower or Operating Lessee.
“Title Insurance Policy” shall mean that certain ALTA (or its equivalent) mortgagee title insurance policy issued with respect to each Individual Property and insuring the lien of the Mortgages.
“TIV” shall have the meaning set forth in Section 8.2 hereof.
“Transfer” shall have the meaning set forth in Section 7.1 hereof.
“Transferee” shall have the meaning set forth in Section 7.4 hereof.
“Tribunal” shall mean any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.
“TRIPRA” shall have the meaning set forth in Section 8.1 hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State where the applicable Property is located.

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“Underwriter Group” shall have the meaning set forth in Section 13.5(b) hereof.
“Underwritten Net Cash Flow” shall mean, as of the end of any calendar quarter and calculated with respect to the preceding twelve (12) month period, the amount determined by Lender as the excess of (a) Gross Revenues over (b) Operating Expenses, adjusted to (i) include amounts for (A) management fees equal to the greater of (1) four percent (4%) of Gross Revenues and (2) the management fees actually paid under the Management Agreement, (B) any franchise, license and marketing fees and reimbursables paid or payable to Franchisor under any Franchise Agreement and/or Management Agreement, as applicable, and (C) Capital Expenditures (i) equal to the greater of (1) four percent (4%) of Gross Revenues per annum (regardless of whether deposits to a reserve account for such items is required under this Agreement) and (2) the amount required to be reserved under the Franchise Agreements and the Management Agreements; and (ii) exclude amounts (A) which are non-recurring items and (B) received from any Affiliate of Borrower or Guarantor or from any Tenant in default under its Lease or in bankruptcy (unless such Lease has been assumed in the bankruptcy proceeding). Lender’s calculation of Underwritten Net Cash Flow shall be final absent manifest error.
“Unflagged Trigger Event” shall mean (a) with respect to each Individual Property, the period commencing on the Payment Date immediately following the date on which the Franchise Agreement or Management Agreement with a Brand Manager, as applicable, related to such Individual Property has been cancelled or terminated (whether by its express terms or otherwise) or is otherwise no longer in full force and effect, (b) with respect to the Individual Property commonly known as the Crowne Plaza Ravinia (provided such Individual Property remains subject to the Lien of the Loan Documents), in the event that no Extended Franchise Agreement or Replacement Franchise Agreement or Extended Management Agreement with a Brand Manager or Replacement Management Agreement with a Brand Manager, as applicable, is in place on or prior to July 8, 2019, the Payment Date occurring in July, 2019, and (c) with respect to the Individual Property commonly known as the Renaissance Portsmouth (provided such Individual Property remains subject to the Lien of the Loan Documents), in the event that no Extended Franchise Agreement or Replacement Franchise Agreement or Extended Management Agreement with a Brand Manager or Replacement Management Agreement with a Brand Manager, as applicable, is in place on or prior to January 8, 2021, the Payment Date occurring in January, 2021.
“Unflagged Trigger Event Cure” shall mean, with respect to each Individual Property that is the subject of an Unflagged Trigger Event, the receipt by Lender of an Extended Franchise Agreement or Replacement Franchise Agreement or an Extended Management Agreement with a Brand Manager or Replacement Management Agreement with a Brand Manager, as applicable.
“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.

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“Units” shall mean “Units”, “Tracts”, “Lots”, “Master Units” or words of similar import as defined in the Condominium Documents that relate to a physical portion of the property that is designated for separate ownership and occupancy pursuant to, and in accordance with, the Condominium Documents.
“U.S. Person” shall mean a Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.7(e) hereof.
“Washingtonian Waterfront Condominium” shall have the meaning set forth on Schedule XV attached hereto.
“Zoning Report” shall mean, individually and/or collectively (as the context may require), those certain zoning reports with respect to each Individual Property prepared by The Planning & Zoning Resource Corporation and delivered to Lender and the company or companies issuing the Title Insurance Policies in connection with the origination of the Loan.
Section 1.2.    Principles of Construction
All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2
GENERAL TERMS
Section 2.1.    The Loan
Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
Section 2.2.    Disbursement to Borrower
Borrower may request and receive only one borrowing in respect of the Loan and any amount borrowed and repaid in respect of the Loan may not be reborrowed.

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Section 2.3.    The Note, Mortgage and Loan Documents
The Loan shall be evidenced by the Note and this Agreement and secured by the Mortgage and the other Loan Documents.
Section 2.4.    Interest Rate
(a)    General. Interest on the outstanding principal balance of each Component shall accrue at the Interest Rate from the Closing Date through and including the last day of the Interest Accrual Period during which the Maturity Date occurs. The total interest accrued under the Loan shall be the sum of the interest accrued on each Component. Except as otherwise set forth herein or in the other Loan Documents, interest shall be paid in arrears.
(b)    Unavailability of LIBOR Rate. In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the applicable Determination Date, with a written confirmation of such determination promptly thereafter. If such notice is given, the Loan shall bear interest at the Adjusted Prime Rate beginning on the first (1st) day of the next succeeding Interest Accrual Period.
If, pursuant to the terms of this Agreement, the Loan has been converted to the Adjusted Prime Rate and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower, and the Adjusted Prime Rate shall convert to the LIBOR Rate effective on the first day of the next succeeding Interest Accrual Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to have the Loan bear interest at either the LIBOR Rate or the Adjusted Prime Rate.
(c)    Default Rate. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at a rate per annum equal to the Default Rate and all references in the Note, this Agreement or the other Loan Documents to the “Interest Rate” shall be deemed to refer to the Default Rate. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (i) the actual receipt and collection of the Debt (or that portion thereof that is then due) and (ii) the cure of such Event of Default. To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgage. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment from Borrower

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shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under the Note, this Agreement and the other Loan Documents to accelerate and to continue to demand payment of the Debt upon the occurrence of and during the continuance of any Event of Default, despite any payment by Borrower to Lender.
(d)    Interest Calculation.
(i)    Interest shall be computed based on the daily rate produced assuming a three hundred sixty (360) day year, multiplied by the actual number of days elapsed during each Interest Accrual Period. Borrower understands and acknowledges that such interest accrual method results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty five (365) day year were used to compute the accrual of interest on the Loan. Lender shall determine the Interest Rate applicable to each Component in accordance with this Agreement and its determination thereof shall be conclusive in the absence of manifest error. The books and records of Lender shall be prima facie evidence of all sums owing to Lender from time to time under this Agreement, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.
(ii)    Components of the Loan. For the purpose of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the Loan shall be divided into Components A, B, C, D, E, F and G. The principal amount of the Components shall be as follows:

COMPONENT	PRINCIPAL AMOUNT

A	$814,999,994.00

B	$1.00

C	$1.00

D	$1.00

E	$1.00

F	$1.00

G	$1.00

(e)    Selected Day and Securitization Closing Date; Securitization Interest Adjustments; Payment Date. (1) Lender may in its sole discretion designate the Securitization

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Closing Date by providing not less than twenty-four (24) hours prior notice to Borrower. Lender may in its sole discretion designate a day of the calendar month (w) as the Selected Day for purposes of establishing, in accordance with the definition of “Interest Accrual Period”, the beginning and ending dates of the Interest Accrual Period that commences in the month in which the Securitization Closing Date occurs (and, to the extent contemplated in the definition of Interest Accrual Period, the prior month) and each Interest Accrual Period thereafter and/or (y) as the Payment Date commencing in the month in which the Securitization Closing Date occurs and continuing thereafter. In lieu of such designation, Lender may elect that the Interest Accrual Period with respect to the first Payment Date after the Securitization Closing Date and each Payment Date thereafter shall be the calendar month preceding such Payment Date. The designation of the Selected Day, Payment Date or election of calendar-month Interest Accrual Periods shall be a one-time event; once made, such designation or election shall apply for (1) purposes of establishing, in accordance with the definition of “Interest Accrual Period”, the beginning and ending dates of the Interest Accrual Period that commences in the month in which the Securitization Closing Date occurs (and, to the extent contemplated in the definition of Interest Accrual Period, the prior month) and each Interest Accrual Period thereafter and/or (2) purposes of establishing the Payment Date each month during the term of the Loan.
(i)    With respect to any portion of any Interest Accrual Period that also comprises all or any portion of a Securitization Initialization Period, if the amount of interest payable by Borrower hereunder (based on the Interest Rate using LIBOR as of the applicable Determination Date) is less than the amount of interest which would be payable if the Interest Rate were determined using the Securitization Initialization Period LIBOR in lieu of LIBOR (such deficiency being the “Securitization Interest Adjustment Amount” for such Interest Accrual Period), then Borrower shall pay to Lender on the Payment Date related to any such Interest Accrual Period (or, if such Payment Date occurred prior to the Securitization Closing Date, then on the next succeeding Payment Date) the Securitization Interest Adjustment Amount.
(ii)    Similarly, if Lender exercises its option pursuant to clause (i) of this Section 2.4(e) to elect calendar Interest Accrual Periods for Payment Dates after the Securitization Closing Date, in respect of any portion of the first such calendar Interest Accrual Period that overlaps with an Interest Accrual Period with respect to which a payment was already made on a prior Payment Date, in respect of the number of days of overlap, Borrower shall be credited with the interest already paid and, on the first Payment Date after the Securitization Closing Date, shall be obligated to pay in respect of such overlapping days only an amount equal to the greater of (A)(1) the amount of interest accrued for such overlapping days using LIBOR as determined two Business Days prior to the first day of the month prior to the Securitization Month minus (2) the amount of interest accrued for such overlapping days using the LIBOR determined as of the Determination Date in the month prior to the Securitization Month and (B) zero.
(iii)    In the event that Lender changes the Selected Day to a day pursuant to clause (i) of this Section 2.4(e) to a day that is earlier in the month than the Selected Day as previously defined, then, with respect to the first Payment Date after the Securitization Closing

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Date and the portion (if any) of the applicable Interest Accrual Period that does not overlap with the Securitization Initialization Period, if Borrower has already paid the amount of interest it owed in respect of such non-overlapping portion as calculated prior to such change in the Selected Day on the most recent Payment Date prior to such change in the Selected Day, then Borrower shall not owe any further amount of interest in respect of such non-overlapping portion.
(f)    Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan (such rate, the “Maximum Legal Rate”). If, by the terms of the Note, this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due on the Loan at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder (and any such payments shall not require the payment of a Spread Maintenance Premium or any other prepayment premium). All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.5.    Loan Payments
(a)    Payment Before Maturity. On the Closing Date, Borrower shall pay to Lender interest for the Interim Interest Accrual Period and on each Payment Date thereafter through and including the Maturity Date, Borrower shall pay to Lender all interest that has accrued or will accrue during the Interest Accrual Period in which such Payment Date (or Maturity Date, as applicable) occurs.
(b)    Payment on Maturity. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts (including, without limitation, any Spread Maintenance Premium or other penalty or premium, if any) due hereunder and under the Note, the Mortgage and the other Loan Documents.
(c)    Extension of the Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for four (4) successive terms (each, an “Extension Option”) of one (1) year each to (w) the Payment Date occurring in April, 2018, (x)

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the Payment Date occurring in April, 2019, (y) the Payment Date occurring in April, 2020 and (z) the Payment Date occurring in April, 2021 (each such date, an “Extended Maturity Date” and each such one-year period an “Extension Term”), respectively, and, as to each Extension Option, upon satisfaction of the following terms and conditions:
(iii)    no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable Extension Term is commenced;
(iv)    Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than three (3) months, and no later than one (1) month, prior to the then applicable Maturity Date;
(v)    Borrower shall obtain and deliver to Lender prior to the commencement of such Extension Term, a Replacement Interest Rate Cap Agreement, which Replacement Interest Rate Cap Agreement shall be effective commencing on the first day of such Extension Term and shall have a term extending through and including the end of the Interest Accrual Period in which the applicable Extended Maturity Date falls;
(vi)    each Mezzanine Loan shall have been extended in accordance with the terms of the related Mezzanine Loan Agreement;
(vii)    in connection with the exercise of each Extension Option, Borrower shall have paid to Lender the applicable Extension Fee; and
(viii)    Borrower shall have paid all of Lender’s reasonable out of pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, in connection with Borrower’s exercise of such Extension Option.
All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the applicable Extended Maturity Date in the event the applicable Extension Option is exercised.
(d)    Application of Payments. Prior to the occurrence of an Event of Default, all monthly payments made as scheduled pursuant to this Agreement and the Note shall be applied as follows: (i) first, to the payment of interest due and payable on Component A, (ii) second, to the payment of interest due and payable on Component B, (iii) third, to the payment of interest due and payable on Component C, (iv) fourth, to the payment of interest due and payable on Component D, (v) fifth, to the payment of interest due and payable on Component E, (vi) sixth, to the payment of interest due and payable on Component F and (vii) to the payment of interest due and payable on Component G. Any mandatory prepayment of the principal of the Loan made pursuant to Section 2.6 hereof and any other voluntary prepayments of principal of the Loan made pursuant to Section 2.6, Section 2.9 or otherwise when no Event of Default exists shall be applied by Lender between the Components as follows: (a) first, to the reduction of the outstanding principal balance

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of Component A, until reduced to zero, (b) second, to the reduction of the outstanding principal balance of Component B until reduced to zero, (c) third, to the reduction of the outstanding principal balance of Component C until reduced to zero, (d) fourth, to the reduction of the outstanding principal balance of Component D until reduced to zero, (e) fifth, to the reduction of the outstanding principal balance of Component E until reduced to zero, (f) sixth, to the reduction of the outstanding principal balance of Component F until reduced to zero and (g) to the reduction of the outstanding principal balance of Component G until reduced to zero. Following the occurrence and during the continuance of an Event of Default, any payment made on the Debt shall be applied among the Components to accrued but unpaid interest, late charges, accrued fees, the unpaid principal amount of the Debt, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion.
(e)    Method and Place of Payment.
(i)    Each payment by Borrower hereunder shall be made to Lender at its offices or at such other place as Lender may designate from time to time in writing.
(ii)    All payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M. New York, New York time.
(iii)    Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day preceding such Payment Date.
(iv)    All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense or counterclaims.
(v)    Remittances in payment of any part of the indebtedness other than in the required amount in immediately available U.S. funds shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by the holder hereof in immediately available U.S. funds and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practices of the collecting bank or banks.
(f)    Late Payment Charge. If any principal, interest or other payment due under the Loan Documents (other than the outstanding principal amount of the Loan due on the Maturity Date) is not paid by Borrower on or prior to the date the same is due (after taking into account the payment date convention set forth in Section 2.5(e) hereof) (or such greater period, if any, required by applicable Legal Requirements), Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable Legal Requirements in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent

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payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.
(g)    Additional Payment Provisions.
(i)    If at any time after the date hereof, Lender (which shall include, for purposes of this Section, any corporation controlling Lender and any participant of Lender’s rights hereunder) reasonably determines that due to the adoption or modification of any Legal Requirement regarding taxation, Lender’s required levels of reserves, deposits, Federal Deposit Insurance Corporation insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any Tribunal or compliance of Lender with any of such requirements, has or would have the effect of (A) increasing Lender’s costs relating to the Loan, or (B) reducing the yield or rate of return of Lender on the Loan, to a level below that which Lender could have achieved but for the adoption or modification of any such Legal Requirements, Borrower shall, within fifteen (15) days of any request by Lender, pay to Lender such additional amounts as (in Lender’s sole judgment, after good faith and reasonable computation) will compensate Lender for such increase in costs or reduction in yield or rate of return of Lender (a “Consequential Loss”). No failure by Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Lender’s right to demand payment of such amounts at any subsequent time. Nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable law.
(ii)    If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a Loan with the Interest Rate being based on LIBOR as contemplated hereunder, (A) the obligation of Lender hereunder to make such Loan based on LIBOR or to convert the Loan from the Adjusted Prime Rate to the LIBOR Rate shall be canceled forthwith, and (B) any outstanding LIBOR Loan shall be converted automatically to a loan bearing interest at the Adjusted Prime Rate on the next succeeding Payment Date or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Loan hereunder. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.5(g)(ii), Lender shall provide Borrower with not less than ninety (90) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional costs. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.
(iii)    In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether

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or not having the force of law) hereafter issued from any central bank or other Governmental Authority:
shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the LIBOR Rate hereunder;
shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;
shall subject Lender to any Taxes (other than (I) Indemnified Taxes, (II) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (III) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, or other liabilities or capital attributable thereto; or
shall hereafter impose on Lender any other condition (other than Taxes);
and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.5(g)(iii), Lender shall provide Borrower with not less than ninety (90) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.
(iv)    Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (A) any default by

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Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (B) any prepayment (whether voluntary or mandatory) of the LIBOR Loan that did not include all interest which had accrued (or would have accrued) at the Interest Rate through the end of the related Interest Accrual Period, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder, and (C) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Interest Rate from the LIBOR Rate to the Adjusted Prime Rate with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the LIBOR Rate on a date other than the Payment Date immediately following the last day of an Interest Accrual Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (A), (B) and (C) are herein referred to collectively as the “Breakage Costs”). This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.
(v)    Within fifteen (15) days after request by Lender (or at the time of any prepayment), Borrower shall pay to Lender such amount or amounts as will compensate Lender for any loss, cost, expense, penalty, claim or liability, including any loss incurred in obtaining, prepaying, liquidating or employing deposits or other funds from third parties and any loss of yield, as determined by Lender in its judgment reasonably exercised incurred by it with respect to the Loan as a result of the payment or prepayment of any amount on a date other than the date such amount is required or permitted to be paid or prepaid; provided that Lender delivers to Borrower a certificate as to the amounts of such costs described herein, which certificate shall be conclusive in the absence of manifest error. Lender shall have no obligation to purchase, sell and/or match funds in connection with the funding or maintaining of the Loan or any portion thereof. The obligations of Borrower under this Section shall survive any termination of the Loan Documents and payment of the Note and shall not be waived by any delay by Lender in seeking such compensation.
Section 2.6.    Loan Prepayments
(a)    Voluntary.
(i)    Except as otherwise expressly permitted under this Agreement, including, without limitation, Section 2.9 hereof, no voluntary prepayments, whether in whole or in part, of the Loan or any other amount at any time due and owing under this Agreement can be made by Borrower or any other Person without the express prior written consent of Lender, and Lender shall have no obligation to accept any prepayment except when made in accordance with the terms hereof. Borrower may on any Business Day at its option and upon giving Lender not less than thirty (30) (and not more than ninety (90)) days prior written notice, prepay the Loan (such notice being revocable or may be modified by Borrower on at least two (2) Business Days prior

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written notice to Lender provided Borrower pays all of Lender’s reasonable costs and expenses incurred in connection with the notice of prepayment) (A) on or before the Spread Maintenance Date, in whole or in part, with payment of the Spread Maintenance Premium, if applicable, and (B) after the Spread Maintenance Date, in whole or in part, without payment of any premium, fee or penalty. Any prepayment shall include the payment of all additional amounts required to be paid by Borrower and all other amounts owing by Borrower to Lender under the Note, this Agreement and the other Loan Documents, including, without limitation, (1) any Breakage Costs incurred by Lender in connection with the cancellation or termination of a LIBOR or swap contract entered into in connection with the Loan, and (2) Compensating Interest. As a condition to any prepayment contemplated by this Section 2.6(a), Borrower shall have delivered evidence satisfactory to Lender that each Mezzanine Loan is simultaneously being prepaid on a pro-rata basis in accordance with the terms of the related Mezzanine Loan Documents. Notwithstanding the foregoing to the contrary, no prepayment shall be permitted on any day during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date occurring in such calendar month.
(ii)    Notwithstanding anything contained herein to the contrary, in connection with any release of one or more Individual Properties in accordance with this Agreement, Borrower shall be permitted to prepay the Loan, at any time or times prior to the Spread Maintenance Date without any Spread Maintenance Premium, in an aggregate amount not to exceed forty percent (40%) of the original principal balance of the Loan (the “Free Prepayment Amount”), provided (A) there is no Event of Default continuing as of the date of the applicable prepayment, and (B) Borrower otherwise complies with this Section 2.6.
(b)    Mandatory. On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender is not obligated to make such Net Proceeds available to Borrower for Restoration or otherwise remit such Net Proceeds to Borrower pursuant to Section 8.5 hereof, Lender shall apply an amount equal to one hundred percent (100%) of such Net Proceeds as a prepayment of the Debt in an amount up to the Release Price associated with the Individual Property (provided that to the extent Net Proceeds are less than such Release Amount, provided there exists no Event of Default, Borrower shall be permitted to prepay the Loan in an amount equal to the remainder of such Release Price in compliance with the requirements of Section 2.6(a) hereof without the payment of any Spread Maintenance Premium) to which such Net Proceeds relate together with any Compensating Interest and any Breakage Costs associated therewith and any other sums due in connection therewith. All Net Proceeds in excess of such Release Price and Compensating Interest and Breakage Costs associated therewith (if any) and any other sums due in connection therewith shall (i) if an Event of Default has occurred and is continuing, be held and applied by Lender in accordance with the terms of this Agreement and the other Loan Documents and (ii) if no Event of Default has occurred and is continuing be applied as follows: (A) first, to the Mezzanine A Loan up to the Mezzanine A Release Price for the affected Individual Property (together with any Compensating Interest (as defined in the Mezzanine A Loan Agreement) and any Breakage Costs (as defined in the Mezzanine A Loan Agreement) associated therewith and any other sums due in connection therewith), (B) second, to the Mezzanine B Loan up to the Mezzanine B Release

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Price for the affected Individual Property (together with any Compensating Interest (as defined in the Mezzanine B Loan Agreement) and any Breakage Costs (as defined in the Mezzanine B Loan Agreement) associated therewith and any other sums due in connection therewith), (C) third, to the Mezzanine C Loan up to the Mezzanine C Release Price for the affected Individual Property (together with any Compensating Interest (as defined in the Mezzanine C Loan Agreement) and any Breakage Costs (as defined in the Mezzanine C Loan Agreement) associated therewith and any other sums due in connection therewith), (D) fourth, to the Mezzanine D Loan up to the Mezzanine D Release Price for the affected Individual Property (together with any Compensating Interest (as defined in the Mezzanine D Loan Agreement) and any Breakage Costs (as defined in the Mezzanine D Loan Agreement) associated therewith and any other sums due in connection therewith), and (E) fifth, any remaining Net Proceeds shall be deposited into the Cash Management Account and applied by Lender in accordance with the terms of this Agreement. Any such prepayment shall be held by Lender and applied on the next Payment Date. Borrower shall not be required to pay a Spread Maintenance Premium or any other prepayment premium in connection with any prepayment made pursuant to this Section 2.6(b) solely in connection with a Casualty or Condemnation.
(c)    After Event of Default. If, prior to the first (1st) anniversary of the Closing Date, after the occurrence and during the continuance of an Event of Default, Lender shall accelerate the Debt and Borrower thereafter tenders payment of all or any part of the Debt, or if all or any portion of the Debt is recovered by Lender after such Event of Default, Borrower shall pay to Lender, in addition to the Debt and the applicable Spread Maintenance Premium, (i) Compensating Interest, (ii) Breakage Costs, and (iii) an amount equal to one percent (1%) of the outstanding principal balance of the Debt being prepaid.
Section 2.7.    Taxes
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.
(c)    Indemnification. The Loan Parties shall jointly and severally indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes

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(including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.7, such Loan Party shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.
(e)    Status of Lenders.
(vi)    In the event Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.
(vii)    Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
(A)    Lender shall deliver to Borrower from time to time upon the reasonable request of Borrower executed originals of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax;
(B)    if Lender becomes a Foreign Lender, Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which Lender becomes a Foreign Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower, whichever of the following is applicable):

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(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

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(D)    if a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(E)    Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.7(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.7(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.7(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

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Section 2.8.    Loan Assignment
At the request of Borrower in connection with any full prepayment or repayment of the Loan in accordance with the terms of this Agreement and the other Loan Documents, Lender shall: (i) assign the Mortgages to any new lender in connection with a refinance of the Loan in accordance with the terms of an assignment document prepared by counsel to Borrower and approved by Lender, which assignment documents shall be without representation or warranty by, or recourse to, Lender, provided that Lender shall represent that such assignment document has been duly authorized, executed and delivered and that Lender has not assigned or encumbered the Mortgages, (ii) deliver to or as directed by Borrower the original executed Note and all other original executed notes (or copies thereof if no such original executed note was delivered to Lender in connection with the closing of the Loan) which may have been consolidated, amended and/or restated in connection with the closing of the Loan or, with respect to any note the original of which had been delivered and endorsed to Lender and such original has been lost, destroyed or mutilated, a lost note affidavit (without indemnification) for the benefit of the assignee lender and the title insurance company insuring the Mortgages, as assigned, in form sufficient to permit such title insurance company to insure the lien of the Mortgages as assigned to and held by the assignee without exception for any matter relating to the lost, destroyed or mutilated note, (iii) execute and deliver an allonge with respect to the Note and, to the extent endorsed to Lender, any other note(s) as described in the preceding clause (ii) above without recourse, covenant or warranty of any nature, express or implied (except as to the outstanding principal balance of the Loan and that Lender owns the Note free of any liens and encumbrances and has the authority to execute and deliver the allonge), (iv) deliver the original executed Mortgages or a certified copy of record, and (v) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements) in recordable form as may reasonably be requested by Borrower to evidence such assignment and/or severance. All reasonable out-of-pocket costs and expenses incurred by Lender, including, without limitation, reasonable attorney’s fees, in connection with the foregoing shall be paid by Borrower.
Section 2.9.    Property Releases
Provided that no Event of Default shall then exist, Borrower may (w) obtain the release of all or any of the Select Release Properties in connection with a Select Release, (x) obtain the release of all or any of the Prime ROFO Release Properties in connection with a Prime ROFO Release or (y) obtain the release of an Individual Property (other than the Prime ROFO Release Properties) from the Lien of the Mortgage thereon (and related Loan Documents) (such release, a “Property Release”) and, in each case, obtain the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:
(a)    The amount of the outstanding principal balance of the Loan to be prepaid in accordance with the terms hereof shall equal or exceed the applicable Release Price for the

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applicable Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable, and such prepayment shall be deemed a voluntary prepayment for all purposes hereunder;
(b)    Borrower shall provide Lender with at least thirty (30) days but no more than ninety (90) days prior written notice of its request to obtain (i) a release of an Individual Property in connection with a Property Release or a Prime ROFO Release or (ii) to the extent Borrower has not yet elected to release all or any of the Select Release Properties pursuant to a Select Release, a release of all or any of the Select Release Properties in connection with a Select Release (the “Release Date”), which notice shall specify the Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable, that are the subject of such release and whether such release constitutes a Select Release or a Prime ROFO Release (such notice being revocable or may be modified by Borrower on at least two (2) Business Days prior written notice to Lender provided Borrower pays all of Lender’s reasonable costs and expenses incurred in connection with the notice of intended release). For the avoidance of doubt, Borrower’s right to release all or any of the Select Release Properties in connection with a Select Release is a one-time right exercisable at any time during the term of the Loan and to the extent that Borrower elects to exercise its one-time right to a Select Release, Borrower shall have no further right to make such an election, regardless of whether all of the Select Release Properties were released in connection with such Select Release. Any Select Release Property not released in connection with a Select Release may be released in accordance with this Section in the same manner as any Individual Property in connection with a Property Release;
(c)    Borrower shall prepay the portion of the Note equal to the applicable Release Price of the Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable, being released (together with all (i) accrued and unpaid interest on the principal amount being prepaid, (ii) Breakage Costs, if applicable, (iii) Compensating Interest, if applicable and (iv) the applicable Spread Maintenance Premium (if any) pursuant to Section 2.6 hereof) in accordance with the terms and conditions hereof;
(d)    Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Release Date, a release of Lien (and related Loan Documents) for such Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable, for execution by Lender. Such release shall be in a form appropriate in each State in which the Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable, are located and that would be satisfactory to a prudent institutional lender and shall contain standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with a certification certifying that such documentation (i) is in compliance with all applicable Legal Requirements, (ii) will, following execution by Lender and recordation thereof, effect such releases in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

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(e)    After giving effect to such release, Lender shall have determined that the Debt Yield for the Properties then remaining subject to the Liens of the Mortgages shall be at least equal to the greater of (i) 8.48% and (ii) the Debt Yield for all of the then remaining Properties (including the Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable, to be released) immediately preceding the release of the Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable, provided that Borrower shall be permitted to satisfy the requirements of this clause (e) by making a voluntary prepayment of the Loan in accordance with the terms and conditions of this Agreement in an amount sufficient to satisfy the requirements of this clause (e), which prepayment shall include, without limitation, any applicable Spread Maintenance Premium, Breakage Costs and Compensating Interest;
(f)    After giving effect to such release, Lender shall have determined that the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Mortgages shall be at least equal to the greater of (i) 1.83:1.00 and (ii) the Debt Service Coverage Ratio for all of the then remaining Properties (including the Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable, to be released) immediately preceding the release of the Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable, provided that Borrower shall be permitted to satisfy the requirements of this clause (f) by making a voluntary prepayment of the Loan in accordance with the terms and conditions of this Agreement in an amount sufficient to satisfy the requirements of this clause (f) (which for purposes of calculating the Debt Service Coverage Ratio should be treated as being made at the beginning of such twelve (12) month period), which prepayment shall include, without limitation, any applicable Spread Maintenance Premium, Breakage Costs and Compensating Interest;
(g)    Lender shall have received payment of all Lender’s reasonable, out-of-pocket costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements incurred in connection with the release of the Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable, from the lien of the related Mortgage and the review and approval of the documents and information required to be delivered in connection therewith; and
(h)    Borrower shall have delivered evidence satisfactory to Lender that (i) each Mezzanine Borrower has complied with all of the terms and conditions set forth in the related Mezzanine Loan Agreement with respect to a release of the security interest corresponding to the release requested pursuant to this Section, including, without limitation, that each Mezzanine Loan is simultaneously being prepaid at the applicable Release Price (as defined in the related Mezzanine Loan Agreement) in accordance with the terms of the related Mezzanine Loan Documents and (ii) each Mezzanine Lender has delivered (or is simultaneously delivering) such release to the related Mezzanine Borrower, if applicable.
Notwithstanding anything to the contrary contained in this Section 2.9 to the contrary, if the Loan is included in a REMIC Trust and the LTV Ratio exceeds or would exceed one hundred twenty five percent (125%) immediately after the release of the applicable Individual Property,

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Select Release Properties or Prime ROFO Release Properties, as applicable (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust, based solely on the value of the real property excluding personal property and going concern value, if any), no release will be permitted unless (i) the principal balance of the Loan is prepaid by an amount not less than the greater of (A) the applicable Release Price for the applicable Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable or (B) the least of one (1) of the following amounts: (I) only if the released Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable, is sold, the net proceeds of an arm’s length sale of the released Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable, to an unaffiliated Person, (II) the fair market value of the released Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable, at the time of the release, or (III) an amount such that the LTV Ratio immediately after the release of the applicable Individual Property, Select Release Properties or Prime ROFO Release Properties, as applicable, is not greater than the LTV Ratio of the Properties immediately prior to such release, or (ii) Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release.
ARTICLE 3
CONDITIONS PRECEDENT
Section 3.1.    Conditions Precedent
The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application for the Loan issued by Lender. Except as otherwise set forth in the Post Closing Agreement, the making of the Loan shall be deemed Lender’s acknowledgement that all such conditions precedent have been satisfied or waived.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Lender as of the Closing Date that:
Section 4.1.    Organization
Borrower (a) has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Properties, and (d)

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has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Properties pursuant to the terms of the Loan Documents, and has full power, authority and legal right to keep and observe all of the terms of the Loan Documents to which it is a party. Borrower represents and warrants that the chart attached hereto as Exhibit A sets forth an accurate listing of the direct and indirect owners of the equity interests in Borrower, HHSD, Operating Lessee, each SPE Component Entity and each Guarantor (when not an individual).
Section 4.2.    Status of Borrower
Borrower’s exact legal name is correctly set forth on the first page of this Agreement, on the Mortgages and on any UCC-1 Financing Statements filed in connection with the Loan. Borrower is an organization of the type specified on Schedule I. Each Borrower is incorporated in or organized under the laws of the State as set forth on Schedule I. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) the address of Borrower set forth on the first page of this Agreement. Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth on Schedule I attached hereto.
Section 4.3.    Validity of Documents
Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
Section 4.4.    No Conflicts
The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, in each case which would reasonably be expected to have or does have a Material Adverse Effect, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority

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required for the execution, delivery and performance by Borrower of this Agreement or any of the other Loan Documents has been obtained and is in full force and effect.
Section 4.5.    Litigation
There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority, arbitral body or other agency now pending or, to Borrower’s knowledge, threatened against or affecting Borrower, SPE Component Entity, any Guarantor, HHSD, Operating Lessee or any Individual Property, which actions, suits or proceedings, if determined against Borrower, SPE Component Entity, any Guarantor, HHSD, Operating Lessee or any Individual Property, in each case which would reasonably be expected to have or does have a Material Adverse Effect.
Section 4.6.    Agreements
Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have or does have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Individual Property is bound, which would reasonably be expected to have a Material Adverse Effect. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or any Individual Property is otherwise bound, other than (a) obligations incurred in connection with any Permitted Debt, (b) obligations under the Loan Documents (c) obligations which have been disclosed to Lender in writing and/or (d) Permitted Encumbrances. Other than with respect to the Ground Leases, the Operating Leases, the Condominium Documents, the Property Documents, the Management Agreements, the Franchise Agreements and any documents disclosed in the Title Insurance Policies, (i) there are no agreements that are not reflected in the financial statements delivered by, or on behalf of, Borrower, HHSD or Operating Lessee to Lender on or prior to the Closing Date; and (ii) to Borrower’s knowledge, all agreements or other instruments to which Borrower, HHSD or Operating Lessee is a party or otherwise relating to the Individual Properties are either (x) terminable upon no more than thirty (30) days’ prior written notice without penalty or fee or (y) with respect to such agreement or instrument, require Borrower, HHSD or Operating Lessee to make payments during each calendar year during the term of such agreement or instrument in an aggregate yearly amount with respect to any Individual Property that is less than or equal to $250,000.
Section 4.7.    Solvency
Borrower has (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of the assets of Borrower exceeds and will, immediately following the making of the Loan, exceed the total liabilities of Borrower, including,

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without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy has been filed against Borrower, HHSD, Operating Lessee, any Guarantor, any SPE Component Entity or Affiliated Manager in the last ten (10) years, and none of Borrower, Operating Lessee, HHSD, any Guarantor, any SPE Component Entity or Affiliated Manager in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. None of Borrower, Operating Lessee, HHSD, any Guarantor, any SPE Component Entity or Affiliated Manager is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, Operating Lessee, HHSD or any Guarantor, any SPE Component Entity or Affiliated Manager.
Section 4.8.    Full and Accurate Disclosure
No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower contains any untrue statement of a material fact or omits to state any material fact, to Borrower’s knowledge, necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed which would reasonably be expected to have or does have a Material Adverse Effect.
Section 4.9.    No Plan Assets
None of Borrower, SPE Component Entity, Operating Lessee, HHSD or Guarantor is an employee benefit plan, as defined in Section 3(3) of ERISA, subject to Title I of ERISA and none of the assets of Borrower, SPE Component Entity, Operating Lessee, HHSD or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. None of Borrower, SPE Component Entity, Operating Lessee, HHSD or Guarantor is a governmental plan within the meaning of Section 3(32) of ERISA Transactions by or with Borrower, SPE Component Entity, Operating Lessee, HHSD or Guarantor are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement. With respect to any multiemployer plan to which Borrower, SPE Component Entity, Operating Lessee, HHSD or Guarantor or any entity that is under common control with Borrower, SPE Component Entity, Operating Lessee, HHSD or Guarantor within the meaning of ERISA Section 4001(a)(14) is or has been obligated to contribute, none of Borrower, SPE Component Entity, Operating Lessee, HHSD or Guarantor or any such entity has incurred any material liability under ERISA Section 515 of ERISA or Title IV of ERISA which is or remains unsatisfied.
Section 4.10.    Not a Foreign Person

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Borrower is not a foreign corporation, foreign partnership, foreign trust, foreign estate or nonresident alien or a disregarded entity owned by any of them (as those terms are defined in the Internal Revenue Code), and if requested by Lender, Borrower will so certify (or in the case of a disregarded entity, its owner will certify) to Lender or a person designated by Lender under penalties of perjury to the accuracy of this representation, and will provide in such certification such additional information as Lender may reasonably request related thereto.
Section 4.11.    Enforceability
The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto. No Default or Event of Default exists under or with respect to any Loan Document.
Section 4.12.    Business Purposes
The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
Section 4.13.    Compliance
Except as expressly disclosed in a Zoning Report, a Property Condition Report and/or an Environmental Report, Borrower, HHSD, Operating Lessee and each Individual Property, and the use and operation thereof, comply in all material respects with all Legal Requirements, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act. None of Borrower, HHSD or Operating Lessee is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority which would reasonably be expected to have a Material Adverse Effect, and none of Borrower, HHSD or Operating Lessee has received any written notice of any such default or violation. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of any Individual Property any act or omission affording any Governmental Authority the right of forfeiture as against such Individual Property or any part thereof or any monies paid in performance of Borrower’s or any of its Affiliates obligations under any of the Loan Documents.
Section 4.14.    Financial Information
All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, SPE Component Entity, Operating Lessee, HHSD, any Guarantor and/or each Individual Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, SPE Component Entity, Operating Lessee,

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HHSD, Guarantor or the Properties, as applicable, as of the date of such reports in all material respects, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Uniform System of Accounts and GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no change in the financial condition, operations or business of Borrower, SPE Component Entity, Operating Lessee, HHSD or Guarantor from that set forth in said financial statements which would reasonably be expected to have or has had a Material Adverse Effect.
Section 4.15.    Condemnation
No Condemnation or other proceeding has been commenced or, to Borrower’s actual knowledge, is threatened or contemplated with respect to all or any portion of the Properties or for the relocation of roadways providing access to any Individual Property.
Section 4.16.    Utilities and Public Access; Parking
Each Individual Property is (i) located on or adjacent to a public road and has access to such road directly, or has access via an irrevocable perpetual easement or right of way permitting ingress and egress to and from a public road and (ii) served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for full utilization of such Individual Property for its intended uses. Except as expressly set forth on a Survey, all public utilities necessary to the full use and enjoyment of each Individual Property as currently used and enjoyed are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve the Individual Property without passing over other property) or in recorded easements serving the Individual Property. Except as expressly set forth on a Survey, all roads necessary for the use of each Individual Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities. Except as expressly set forth in a Zoning Report, each Individual Property has, or is served by, parking to the extent required to comply with all Legal Requirements.
Section 4.17.    Separate Lots
Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Individual Property or any portion thereof.
Section 4.18.    Assessments
To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there

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any contemplated improvements to such Individual Property that may result in such special or other assessments.
Section 4.19.    Insurance
Borrower has obtained and has delivered to Lender certified copies of all Policies or, to the extent such Policies are not available as of the Closing Date, certificates of insurance with respect to all such Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
Section 4.20.    Use of Property
Each Individual Property is used exclusively for hotel purposes and other appurtenant and related uses.
Section 4.21.    Certificate of Occupancy; Licenses
All material certifications, permits, licenses and approvals, including, without limitation, certificates of completion or occupancy and any applicable liquor license required for the legal use, occupancy and operation of each Individual Property for the purpose intended herein, have been obtained and are valid and in full force and effect. Borrower shall keep and maintain (or cause to be kept and maintained) all licenses necessary for the operation of each Individual Property for the purpose intended herein. The use being made of each Individual Property is in conformity with the final certificate of occupancy (or compliance, if applicable) and any other permits or licenses issued for such Individual Property.
Section 4.22.    Flood Zone
None of the Improvements on any Individual Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, Borrower has obtained the insurance prescribed in Section 8.1(a).
Section 4.23.    Physical Condition
Except as set forth in the Property Condition Report, to Borrower’s knowledge after due inquiry, the Properties, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects (ordinary wear and tear excepted). Except as set forth in the Property Condition Report, to Borrower’s knowledge after due inquiry, there exists no structural or other material defects or damages in any Individual Property, as a result of a Casualty or otherwise, and

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whether latent or otherwise. Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
Section 4.24.    Boundaries
To Borrower’s knowledge and in reliance on, and except as otherwise specifically disclosed on the applicable Survey, (a) none of the Improvements which were included in determining the appraised value of any Individual Property lie outside the boundaries and building restriction lines of such Individual Property to any material extent, and (b) no improvements on adjoining properties encroach upon such Individual Property and no easements or other encumbrances upon such Individual Property encroach upon any of the Improvements so as to have a Material Adverse Effect.
Section 4.25.    Leases
To Borrower’s knowledge (a) each Major Lease is in full force and effect; (b) the premises demised under the Major Leases have been completed, all alterations or other work required to be performed on the part of Borrower or Operating Lessee has been completed, and the Tenants under the Major Leases have accepted possession of and are in physical occupancy of all of their respective demised premises; (c) the Tenants under the Major Leases have commenced the payment of rent under the Major Leases, there are no offsets, claims or defenses to the enforcement thereof, and neither Borrower nor Operating Lessee has any monetary obligations to any Tenant under any Major Lease; (d) all Rents due and payable under the Major Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (e) no Tenant has made any written claim of a material default against the landlord under any Major Lease which remains outstanding; (f) there is no present material default by the Tenant under any Major Lease; (g) all security deposits under the Major Leases have been collected by Borrower or Operating Lessee; (h) Borrower or Operating Lessee is the sole owner of the entire landlord’s interest in each Major Lease; (i) each Major Lease is the valid, binding and enforceable obligation of Borrower and/or Operating Lessee and the applicable Tenant thereunder and there are no agreements with the Tenants under the Major Leases other than as expressly set forth in the Major Leases; (j) no Person has any possessory interest in, or right to occupy, any Individual Property or any portion thereof except under the terms of a Lease or as a hotel guest; (k) none of the Leases contains any option or offer to purchase or right of first refusal or right of first offer to purchase or lease any Individual Property or any part thereof; and (l) neither the Leases nor the Rents have been assigned, pledged or hypothecated except to Lender. Borrower represents that it has heretofore delivered to Lender true, correct and complete copies of all Major Leases and any and all amendments or modifications thereof.
Section 4.26.    Filing and Recording Taxes

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All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid or will be paid by Borrower.
Section 4.27.    Management Agreement
The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. No management fees (which are due and payable) under the Management Agreement are accrued and unpaid. Neither Borrower nor Operating Lessee are obligated to pay any key money to any Franchisor or Manager under any Franchise Agreement or Management Agreement, other than (a) with respect to the Individual Property commonly known as Ritz-Carlton Atlanta Downtown and located in Atlanta, Georgia, for which the aggregate amount of key money due to Marriott pursuant to the applicable Management Agreement does not exceed $3,000,000; (b) with respect to the Individual Property commonly known as Renaissance Palm Springs and located in Palm Springs, California, for which the aggregate amount of key money due to Marriott pursuant to the applicable Franchise Agreement does not exceed $2,500,000 and (c) with respect to the Individual Property commonly known as Courtyard Savannah and located in Savannah, Georgia, for which the aggregate amount of key money due to Marriott pursuant to the applicable Franchise Agreement does not exceed $175,000.
Section 4.28.    Illegal Activity
No portion of the Properties have been or will be purchased, improved, equipped or fixtured with proceeds of any illegal activity, and no part of the proceeds of the Loan will be used in connection with any illegal activity.
Section 4.29.    Construction Expenses
All costs and expenses of any and all labor, materials, supplies and equipment used in the construction maintenance or repair of the Improvements (which are currently due and payable) have been paid in full. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Properties which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.
Section 4.30.    Personal Property
Borrower has paid in full for, and is the owner of, all Personal Property (other than Tenants’ or Operating Lessee’s property) used in connection with the operation of the Properties, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances and the Lien and security interest created by the Loan Documents.

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Section 4.31.    Taxes
Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower does not know of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.
Section 4.32.    Title
Borrower has good, marketable and insurable (i) with respect to the Ground Leased Property, leasehold title and (ii) with respect to each other Individual Property, fee simple title, to the real property comprising part of the Properties and good title to the balance of the Properties, free and clear of all Liens whatsoever except the Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, would reasonably be expected to have nor does have a Material Adverse Effect. The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Properties, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty owned by Borrower (including the Leases), all in accordance with the terms hereof, in each case subject only to Permitted Encumbrances.
Section 4.33.    Federal Reserve Regulations
No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or prohibited by the terms and conditions of this Agreement or the other Loan Documents.
Section 4.34.    Investment Company Act
Borrower is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
Section 4.35.    Property Documents
(a)    To Borrower’s knowledge, (i) neither Borrower, nor any other party is currently in default (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of any Property Document, (ii) each Property Document remains unmodified and in full force and effect, and (iii) Borrower’s interest therein has

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not been assigned pursuant to any assignment which survives the Closing Date except the assignment to Lender pursuant to the Loan Documents;
(b)    To Borrower’s knowledge, all easements granted pursuant to each Property Document which were to have survived the site preparation and completion of construction (to the extent that the same has been completed), remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise;
(c)    All sums due and owing by Borrower to the other parties to each Property Document (or by the other parties to each Property Document to Borrower) pursuant to the terms of each such Property Document, including without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non shareholder contributions, and common area and other property management activities have been paid, are current, and no lien has attached on any Individual Property (or threat thereof been made) for failure to pay any of the foregoing; and
(d)    To Borrower’s knowledge, the terms, conditions, covenants, uses and restrictions contained in each Property Document do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in any Major Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions.
Section 4.36.    No Change in Facts or Circumstances; Disclosure
All information submitted by Borrower or its agents to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise would reasonably expected to have or does have a Material Adverse Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.
Section 4.37.    Intellectual Property
To Borrower’s knowledge, all trademarks, trade names and service marks necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business are in good standing and uncontested. To Borrower’s knowledge, Borrower has not infringed, is not infringing, and has not received written notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower.

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Section 4.38.    Compliance with Prescribed Laws
None of Borrower, Operating Lessee, HHSD, Guarantor, SPE Component Entity or any of their respective Affiliates (other than, so long as Ashford Hospitality Trust, Inc. is a Publicly Traded Company, any Person that owns any equity interests in Ashford Hospitality Trust, Inc.) is or will be an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“E013224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designed National and Blocked Persons,” (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person who may meet the description in (i), (ii) or (iii) above (any and all parties or persons described in (i) - (iv) above are herein referred to as a “Embargoed Person”). Borrower has implemented procedures to ensure that no Person (other than, so long as Ashford Hospitality Trust, Inc. is a Publicly Traded Company, any Person that owns any equity interests in Ashford Hospitality Trust, Inc.) who now or hereafter owns a direct or indirect equity interest in Borrower is an Embargoed Person or is Controlled by an Embargoed Person. Borrower is not in violation of any Prescribed Laws.
Section 4.39.    Brokers and Financial Advisors
Borrower has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.
Section 4.40.    Franchise Agreements
The Franchise Agreements are in full force and effect and there is no default thereunder by any party thereto and no circumstance, condition or event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder or entitle Franchisor to terminate any Franchise Agreement. All franchise fees, reservation fees, royalties, marketing fees and other sums and payable due under the Franchise Agreements have been paid in full or are current. A true, correct and complete copy of the Franchise Agreements, together with all amendments and ancillary agreements or side letters related thereto, have been delivered to Lender. The Loan, and the encumbrance of the Properties as security for the Loan, will not cause Borrower or Operating Lessee to violate any covenants contained in any Franchise Agreement.
Section 4.41.    PIPS
Other than the Scheduled PIP, there are no PIPs affecting any Individual Property as of the Closing Date.
Section 4.42.    Intentionally Omitted.
Section 4.43.    Labor Matters

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There are no collective bargaining agreements or similar agreement to which Borrower is a party.
Section 4.44.    Ground Lease.
(a)    (1) The Ground Lease is in full force and effect and has not been modified or amended in any manner whatsoever, except as set forth on Schedule XII attached hereto, (ii) there are no existing defaults under the Ground Lease by Borrower, or, to Borrower’s knowledge, the lessor thereunder, and, to Borrower’s knowledge, no event has occurred which but for the passage of time, or notice, or both would constitute a default under the Ground Lease, (iii) all rents, additional rents and other sums due and payable under the Ground Lease have been paid in full, (iv) neither Borrower nor the lessor under the Ground Lease has commenced any action or given or received any notice for the purpose of terminating the Ground Lease, (v) to Borrower’s knowledge, the lessor under any Ground Lease, as debtor in possession or by a trustee for such lessor, has not given any notice of, and Borrower has not consented to, any attempt to sell or transfer the Ground Lessor Estate free and clear of the Ground Lease under Section 363(f) (or any similar provision) of the U.S. Bankruptcy Code, and (vi) to Borrower’s knowledge, the lessor under any Ground Lease is not subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding and the Ground Lessor Estate is not an asset being administered in any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding;
(b)    The Ground Lease permits the interest of the lessee and/or sublessee, as applicable, thereunder to be encumbered by the Mortgages;
(c)    The Ground Lease or a memorandum of Ground Lease has been recorded and, except as indicated in the Title Insurance Policy, Borrower’s interest in the Ground Lease is not subject to any Lien (other than the applicable Mortgage);
(d)    Except as set forth on Schedule 4.44, Borrower’s interest in the Ground Lease is assignable to Lender (and its successors and/or assigns, including the trustee of any REMIC Trust) upon notice to, but without the consent of, the lessor thereunder and, in the event that it is so assigned, it is further assignable by Lender (and its successors and/or assigns, including any trustee of a REMIC Trust) upon notice to, but without the need to obtain the consent of, such lessor;
(e)    Except as set forth on Schedule 4.44, the Ground Lease requires the lessor thereunder to give notice of any default by Borrower to Lender provided Borrower gives such lessor written notice of Lender’s address, and the Ground Lease further provides that any right of Borrower or the lessor under the Ground Lease to terminate the Ground Lease shall not be effectively exercised by Borrower or such lessor, as applicable, nor honored by Borrower or such lessor, as applicable, unless such right of termination shall be joined in and consented to by Lender;
(f)    Except as set forth on Schedule 4.44, Lender is permitted an opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under

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the Ground Lease) to cure any default under the Ground Lease, which is curable after the receipt of notice of any default before the lessor thereunder may terminate the Ground Lease;
(g)    Except as set forth on Schedule 4.44, the Ground Lease has a term (with extensions) which extends not less than twenty (20) years beyond the Maturity Date;
(h)    The Ground Lease requires the lessor thereunder to enter into a new lease with any permitted leasehold mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease by Borrower in a bankruptcy proceeding;
(i)    Except as set forth on Schedule 4.44, under the terms of the Ground Lease and the applicable Loan Documents, taken together, any Net Proceeds will be applied either to the Restoration of all or part of the applicable Ground Leased Property or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon in the manner, and subject to the provisions of, the Ground Lease;
(j)    The Ground Lease does not impose commercially unreasonable restrictions on subletting; and
(k)    Borrower shall not exercise its purchase option right under the Portsmouth Ground Lease without first satisfying any conditions precedent that may be reasonably imposed by Lender to the exercise of such purchase option (including, without limitation, the execution of any amendments to the applicable Mortgage and a date down of the applicable Title Insurance Policy, together with any endorsements necessary to insure Lender’s Lien over the fee portion of the applicable Property).
Section 4.45.    Operating Lease Representations.
(a)    (1) The Operating Leases are in full force and effect, (ii) there are no defaults under the Operating Leases by Borrower or Operating Lessee, and no event has occurred which but for the passage of time, or notice, or both would constitute a default under the Operating Leases, (iii) all rents, additional rents and other sums due and payable under the Operating Leases have been paid current, (iv) neither tenant nor the landlord under the Operating Leases has commenced any action or given or received any notice for the purpose of terminating the Operating Leases, (v) no rent or other amounts due under any Operating Lease has been paid more than thirty (30) days in advance of its due date, (vi) Operating Lessee has not filed any claim of offset and, to the best knowledge of Borrower, has no charge, lien or claim of offset under any Operating Lease or otherwise against the rents or other amounts due or to become due thereunder, (vii) Operating Lessee is the owner of the “Tenant’s” or “Lessee’s” interest in each Operating Lease and Borrower is the owner of “Landlord’s” or “Lessor’s” interest in each Operating Lease, and (viii) no transfer or assignment of any interest in any Operating Lease currently exists, except as provided to Lender and Leases of less than 20,000 square feet, Operating Lessee has not sublet any of the Premises demised pursuant to any Operating Lease.

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(b)    Borrower’s interest in the Operating Leases is not subject to any Liens (other than the applicable Mortgage);
(c)    All FF&E (whether now or hereafter acquired) used for the operation of the Properties is owned (and will continue to be owned) by the applicable Borrower and all other Personal Property, Fixtures (as defined in the Mortgage) and Equipment (as defined in the Mortgage) relating to the Property and the Operating Lease Property (as defined in the Operating Lease Subordination Agreements) and the ownership and operation thereof are owned by Borrower or Operating Lessee. Borrower and Operating Lessee shall cause any FF&E, Personal Property, Fixtures and/or Equipment owned by Operating Lessee at the time the Operating Lease is terminated or cancelled to be transferred to Borrower;
(d)    Operating Lessee owns and maintains Inventory (as defined in the Operating Lease) as is required to operate the Operating Lease Property pursuant to and in accordance with the Operating Lease, the Management Agreement and this Agreement. Borrower and Operating Lessee shall cause any Inventory owned by Operating Lessee at the time the Operating Lease is terminated or cancelled to be transferred to Borrower; and
(e)    Borrower has delivered to Lender a true, correct and complete copy of the Operating Leases.
Section 4.46.    Condominium Representations.
(a)    To Borrower’s actual knowledge, the Condominium has been legally and validly created pursuant to all Legal Requirements and the Condominium Documents.
(b)    Borrower has delivered to Lender a true, complete and correct copy of each of the Condominium Documents, together with true, complete and correct copies of all amendments and modifications thereto, and none of the Condominium Documents has been otherwise modified, amended or supplemented.
(c)    There currently exists no default or event of default under the Condominium Documents by Borrower or, to Borrower’s knowledge, by any other party thereto. Except pursuant to the Loan Documents, Borrower’s interest therein has not been assigned. All fees, dues, charges and assessments, whether annual, monthly, regular, special or otherwise, including, any “Common Expenses” (as such term is defined in the Condominium Documents) (collectively, the “Common Charges”) which are due and payable by Borrower to date have been fully paid. There are currently no special or other extraordinary Common Charges pending (other than regular, monthly Common Charges). Except as set forth on Schedule 4.46, the Condominium Board has not established a working capital or any other similar type of reserve. To Borrower’s knowledge, there are no judgments, suits or claims pending, filed or threatened against the Condominium Board and there are no set-offs, claims, counterclaims or defenses being asserted or, after giving the requisite notice, if any, required under the Condominium Documents, capable of being asserted, for the enforcement

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of the obligations of any party under the Condominium Documents. The Condominium Board has the sole power and authority to act on behalf of, and bind, the Condominium.
(d)    Neither the Condominium Board nor any other Person (other than as set forth on Schedule 4.46) has any right of first refusal or option to purchase the Individual Property subject to the Condominium Documents.
(e)    The members of the Condominium Board appointed by Borrower are designated as such on Schedule 4.46.
(f)    The amount of Common Charges payable by Borrower on an annual basis (i) with respect to the Austin Condominium, is $161,779.80, (ii) with respect to the Washingtonian Waterfront Condominium, $0.00, (iii) with respect to the Washingtonian Waterfront Commercial Association, Inc. Condominium, $112,516.68, and (iv) with respect to The Washingtonian Center Association, Inc. Condominium, $17,917.68.
(g)    Upon delivery of the notice required by the Condominium Documents, Lender is (i) with respect to the Austin Condominium, a “Mortgagee” (as such term is defined in the Austin Condominium Documents), (ii) with respect to the Gaithersburg Condominium, a “Mortgagee”, a “First Mortgagee” and an “Institutional Lender” (as such terms are defined in the Gaithersburg Condominium Documents), (iii) with respect to the Portsmouth Condominium, a “Mortgagee” (as such term is defined in the Portsmouth Condominium Documents) and (iv) with respect to the Sugar Land Condominium, a “mortgagee” and a “First Mortgagee” (as such terms are used or defined in the applicable Sugar Land Condominium Documents).
(h)    All conditions of the Condominium Documents which were required to be satisfied, and all approvals which were required to be given in connection with the making of the Loan, have been satisfied, given or waived.
(i)    (i) with respect to the Sugar Land Hotel and Conference Center Condominium, except with respect to any vote requiring the consent of a super-majority or unanimous consent pursuant to and in accordance with the related Condominium Documents, the Condominium Board and Condominium are controlled by members thereof appointed by Borrower, (ii) with respect to the Portsmouth Condominium, the Condominium Board and the Condominium are controlled by members thereof appointed by Borrower, so long as there is no event of default under the related Ground Lease, (iii) with respect to the Austin Condominium, the Condominium Board and Condominium are not controlled by members thereof appointed by Borrower, (iv) with respect to the Gaithersburg Condominium, the Condominium Board and Condominium are not controlled by members thereof appointed by Borrower, and (v) with respect to the Sugar Land Condominium (other than the Sugar Land Hotel and Conference Center Condominium), the Condominium Board and Condominium are not controlled by members thereof appointed by Borrower.

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(j)    To the knowledge of Borrower, neither the Condominium Board nor the Condominium are party to any loan, credit agreement or other arrangement for any extension of credit, whether funded or to be funded.
Section 4.47.    Survival
Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 4 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the date hereof and shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE 5
BORROWER COVENANTS
From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Mortgages (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
Section 5.1.    Existence; Compliance with Requirements
(g)    Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all of its material rights, licenses, permits and franchises and comply with all applicable material Legal Requirements. Borrower shall not commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times maintain, preserve and protect all franchises and trade names used in connection with the operation of the Properties. Promptly following (but, in no event, later than two (2) Business Days after) the completion of the 1031 Exchange, Borrower shall provide to Lender written notice informing Lender that the 1031 Exchange has been completed and certifying that the Post 1031 Exchange Organizational Chart accurately lists the direct and indirect owners of the equity interests in Borrower, HHSD, Operating Lessee, each SPE Component Entity and each Guarantor (when not an individual) as of such date. Borrower expects that the 1031 Exchange will be completed on or about March 14, 2015.
(h)    After prior written notice to Lender, Borrower, at its own expense, may contest (or cause to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the Legal Requirements affecting an Individual Property, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be

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permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or any Individual Property is subject and shall not constitute a default thereunder; (iii) neither the Properties, any part thereof or interest therein nor Borrower nor Operating Lessee shall be affected in any material adverse way as a result of such proceeding; (iv) non-compliance with the Legal Requirements shall not impose civil or criminal liability on Borrower, SPE Component Entity, Operating Lessee, HHSD or Lender; (v) Borrower shall have furnished the security as may be required in the proceeding, or required by Lender if no such security has been furnished in the proceeding, to ensure compliance by Borrower with the Legal Requirements; and (vi) Borrower shall have furnished to Lender all other items reasonably requested by Lender in connection therewith.
(i)    Borrower shall, upon the occurrence and during the continuance of an Event of Default under this Agreement or any of the other Loan Documents, cooperate with Lender to cause all licenses and permits related to each Property to be assigned to Lender (or its nominee) if such permits or licenses are assignable or otherwise cause such licenses or permits to be held by Borrower, Manager or Operating Lessee, as applicable, for the benefit of Lender until such time as Lender can obtain such licenses or permits in its own name or the name of a nominee.
Section 5.2.    Maintenance and Use of Property
Borrower shall cause (or shall cause Operating Lessee to cause) the Properties to be maintained in a good, safe and insurable condition and in compliance with all applicable Legal Requirements, and shall promptly make all repairs to the Properties, above grade and below grade, interior and exterior, structural and nonstructural, ordinary and extraordinary, unforeseen and foreseen except where the failure to so comply would not reasonably be expected to have and does not have a Material Adverse Effect. All repairs made (or caused to be made) by Borrower or Operating Lessee shall be made in a good and workmanlike manner, shall be equal or better in quality and class to the original work and shall comply with all applicable Legal Requirements and insurance requirements. The Improvements and the Personal Property shall not be removed, demolished or other than in accordance with the provisions of Section 5.21, materially altered (except for normal replacement of the Personal Property) without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. If under applicable zoning provisions the use of all or any portion of any Individual Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express prior written consent of Lender.
Section 5.3.    Waste
Borrower shall not commit or suffer any physical waste of the Properties or make any change in the use of the Properties which will in any way materially increase the risk of fire or other hazard arising out of the operation of any Individual Property, or take any action that would reasonably be expected to invalidate or give cause for cancellation of any Policy, or do or permit

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to be done thereon anything that would reasonably be expected to in any way impair the value of any Individual Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Individual Property, regardless of the depth thereof or the method of mining or extraction thereof.
Section 5.4.    Taxes and Other Charges
(h)    Borrower shall pay all Property Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Property Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 9.4 hereof. Borrower shall furnish to Lender receipts for the payment of the Property Taxes and the Other Charges at least five (5) days prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Property Taxes in the event that such Property Taxes have been paid by Lender pursuant to Section 9.4 hereof). Subject to the terms of Section 5.4(b) hereof, Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Individual Property, and shall promptly pay for all utility services provided to the Properties. If Borrower shall fail to pay any Property Taxes or Other Charges in accordance with this Section 5.4 and is not contesting or causing a contesting of such Property Taxes or Other Charges in accordance with Section 5.4(b) below, or if there are insufficient funds in the Tax and Insurance Reserve Account to pay any Property Taxes or Other Charges, Lender shall have the right, but shall not be obligated, to pay such Property Taxes or Other Charges, and Borrower shall repay to Lender, on demand, any amount paid by Lender, with interest thereon at the Default Rate from the date of the advance thereof to the date of repayment, and such amount shall constitute a portion of the Debt secured by the Mortgage.
(i)    After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Property Taxes or Other Charges, provided that (i) no Event of Default is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Properties nor any part thereof or direct or indirect interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Property Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Property Taxes or Other Charges from each Individual Property; (vi) Borrower shall furnish such security as may be required in the proceeding, or if no such security has been furnished in the proceeding, Borrower shall furnish such reserve deposits as may be requested by Lender, to ensure the payment of any such Property Taxes or Other Charges, together with all interest and

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penalties thereon (unless Borrower has paid all of the Property Taxes or Other Charges under protest); (vii) failure to pay such Property Taxes or Other Charges will not subject Borrower or Lender to any civil or criminal liability; (viii) such contest is not reasonably expected to have and does not have a Material Adverse Effect; and (ix) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 5.4(b). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Liens of the Mortgages being primed by any related Lien.
(j)    Each Loan Party will timely file all U.S. federal, state, and other material tax returns required to be filed by it and will timely pay all Taxes shown on such returns or any assessments received by it and all other material Taxes (other than any Property Taxes, which shall be governed by Section 5.4(a) and (b)).
Section 5.5.    Litigation
Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any of Borrower, SPE Component Entity, Operating Lessee, HHSD, Guarantor or any Individual Property which would reasonably be expected to have or does have a Material Adverse Effect.
Section 5.6.    Access to Properties
Borrower shall permit agents, representatives and employees of Lender to inspect each Individual Property or any part thereof during normal business hours on Business Days upon reasonable advance notice (which may be given telephonically or by e-mail), subject to Borrower’s usual and customary safety requirements and accompanied by a representative of Borrower.
Section 5.7.    Notice of Default
Borrower shall promptly advise Lender (a) of any event or condition that would reasonably be expected to have or does have a Material Adverse Effect of which Borrower has knowledge, and (b) of the occurrence of any Default or Event of Default of which Borrower has knowledge.
Section 5.8.    Cooperate in Legal Proceedings
Borrower shall at Borrower’s expense cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to have, or does have, a Material Adverse Effect and, in connection therewith, permit

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Lender, at its election, to participate in any such proceedings, other than those proceedings where Borrower and Lender are adverse parties.
Section 5.9.    Performance by Borrower
Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents and any other agreement or instrument affecting or pertaining to each Individual Property and any amendments, modifications or changes thereto (except to the extent waived by the counterparty thereto, provided that such action or failure to act by Borrower does not otherwise require Lender’s consent under the Loan Documents).
Section 5.10.    Awards; Insurance Proceeds
Borrower shall cooperate with Lender in obtaining for Lender (to the extent that this Agreement provides for such Awards or Insurance Proceeds to be paid to Lender) the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Properties, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, the cost of any Restoration Consultant and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Awards or Insurance Proceeds.
Section 5.11.    Financial Reporting
(a)    Borrower shall keep adequate books and records of account on an accrual basis and in all material respects in accordance with the Uniform System of Accounts and GAAP, consistently applied and shall furnish to Lender:
(i)    prior to the Securitization of the Loan and at any time during a Cash Sweep Period, monthly financial statements, including operating statements and year-to-date, annual and trailing twelve (12) months financial statements (including, operating statements) (provided that Borrower shall not be required to deliver monthly financial statements for the month of January and the last month of a calendar quarter) of the Properties prepared and certified by Borrower in a form approved by Lender, detailing Gross Revenues received, Operating Expenses incurred, the net operating income before and after Debt Service and Capital Expenditures and containing occupancy, average daily room, and revenue per available room statistics as well as such other information as is necessary and sufficient to fairly represent the financial position and results of operation of the Properties, within thirty (30) days after the end of each calendar month;
(ii)    quarterly financial statements, including operating statements and year-to-date, annual and trailing twelve (12) months financial statements of the Properties on a consolidated basis for all Persons constituting Borrower, prepared and certified by Borrower in a form approved by Lender, detailing Gross Revenues received, Operating Expenses incurred, the

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net operating income before and after Debt Service and Capital Expenditures and containing occupancy, average daily room, and revenue per available room statistics as well as such other information as is necessary and sufficient to fairly represent the financial position and results of operation of the Properties, within forty-five (45) days after the end of each fiscal quarter;
(iii)    the most current Smith Travel Research Reports then available (or if not available, any successor thereto) to Borrower reflecting market penetration and relevant hotel properties competing with the Properties, within thirty (30) days after the end of each calendar month;
(iv)    (a) annual unaudited financial statements on a consolidated basis for all Persons constituting Borrower, including, a balance sheet, profit and loss statement, statement of cash flows, and statement of change in financial position of Borrower and Guarantor, prepared (1) with respect to Borrower and certified by Borrower and (2) with respect to Guarantor and certified by Guarantor, in each case, within ninety (90) days after the close of each fiscal year of Borrower and Guarantor, as the case may be; provided, however, Guarantor’s obligations under this Section 5.11(a)(iv) shall be deemed satisfied for so long as (1) Guarantor’s financial statements are consolidated with the financial statements of a Publicly Traded Company and (2) on or before the dates required hereunder, Borrower delivers to Lender all financial statements of such Publicly Traded Company, including, without limitation, those required pursuant to the Exchange Act, the Sarbanes-Oxley Act of 2002 and the listing requirements of the applicable stock exchange.
(v)    an Annual Budget (which shall include, among other things, an estimate of the Ground Rent due under each Ground Lease for the calendar year that is the subject of such Annual Budget) not later than thirty (30) days prior to the commencement of each fiscal year of Borrower, which shall be subject to the reasonable approval of Lender (to the extent that Borrower or Operating Lessee has an approval right over the Annual Budget pursuant to the terms of the applicable Management Agreement), along with any amendments or modifications thereto. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower or Operating Lessee shall promptly cause the revision of such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower or Operating Lessee shall promptly cause the revision of the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, which approval shall not be unreasonably withheld, conditioned or delayed, the most recent Annual Budget shall apply; provided that, such approved Annual Budget shall be adjusted to reflect (A) actual increases in Property Taxes, Insurance Premiums, utilities expenses and expenses under the Management Agreement and (B) up to five percent (5%) increases in any budgeted line items provided such increases do not exceed a five percent (5%) increase in the Annual Budget in the aggregate; and

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(vi)    a quarterly calculation of the Debt Yield and Debt Service Coverage Ratio for the immediately preceding twelve (12) months as of the last day of such quarter, prepared and certified by Borrower, within thirty (30) days of the end of the quarter.
(b)    Borrower shall furnish Lender such other additional financial or management information as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender (including, without limitation, any financial reports required to be delivered by any Tenant or any guarantor of any Major Lease pursuant to the terms of such Major Lease or otherwise in Borrower’s possession), and shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.
(c)    Borrower shall promptly furnish to Lender copies of any and all budgets, financial statements or other reports prepared by or on behalf of any Condominium Board, Manager or Franchisor and delivered to Borrower or Operating Lessee or any of their respective Affiliates pursuant to and in accordance with any Condominium Documents, the Management Agreement (or Replacement Management Agreement) or Franchise Agreement (or Replacement Franchise Agreement), as applicable.
(d)    In the event of any material adverse change (as reasonably determined by Borrower) in the financial or physical condition of any Property (including, without limitation, in the event of any termination of any Major Lease or any termination or cancellation of any terrorism or other insurance required by the Loan Documents), Borrower shall promptly notify Lender in writing of such material adverse change, which notice shall describe such material change in reasonable detail.
(e)    Within thirty (30) days after the end of each calendar year and at any time that Ground Rent under any Ground Lease is adjusted or otherwise modified by the lessor under the Ground Lease pursuant to the terms of the Ground Lease, Borrower shall deliver to Lender a spreadsheet, together with all back-up documentation as may be reasonably requested by Lender, detailing the percentage rent due under each Ground Lease (if any) for the immediately preceding calendar year.
(f)    All items requiring the certification of Borrower pursuant to this Section 5.11 shall, except where Borrower is an individual, require a certificate executed by an authorized officer of Borrower or the general partner or managing member of Borrower, as applicable, and shall contain a statement by Borrower as to whether there exists, to Borrower’s knowledge, an Event of Default under the Loan Documents, and if an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
Section 5.12.    Estoppel Statement
(a)    After request by Lender, Borrower shall within ten (10) Business Days furnish Lender or any proposed assignee of the Loan with a statement, duly acknowledged and

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certified, setting forth (i) the original principal amount of the Loan, (ii) the rate of interest on the Loan, (iii) the unpaid principal amount of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) the Maturity Date, (vi) offsets or defenses to the payment of the Debt, if any, and (vii) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
(b)    Borrower shall use commercially reasonable efforts to deliver to Lender, consistent with the terms of the Major Leases but not more than twice in any twelve (12) month period (so long as no Event of Default is then continuing), promptly upon request, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the related Major Lease as Lender may require, including, but not limited to attestations that each Major Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the Tenant claims no defense or offset against the full and timely performance of its obligations under the Major Lease.
(c)    Upon Lender’s request, Borrower shall use commercially reasonable efforts to deliver to Lender an estoppel certificate from the lessor under the Ground Lease stating that (i) the Ground Lease is in full force and effect and has not been modified, amended or assigned, (ii) neither the lessor nor Borrower is in default under any of the terms, covenants or provisions of the Ground Lease and such lessor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Ground Lease, (iii) neither the lessor nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Ground Lease and (iv) all sums due and payable under the Ground Lease have been paid in full.
(d)    Borrower shall, upon request of Lender, use commercially reasonable efforts to deliver an estoppel certificate from each Franchisor and Manager stating (i) whether the applicable Franchise Agreement or the applicable Management Agreement, as applicable, is in full force and effect and has been modified, amended or assigned, (ii) whether the Franchisor or Manager, as applicable, or Operating Lessee or Borrower is in default under any of the terms, covenants or provisions of the Franchise Agreement or the applicable Management Agreement, as applicable, and whether the Franchisor or Manager, as applicable know of any event which, but for the passage of time or the giving of notice or both, would constitute a default under the Franchise Agreement or the applicable Management Agreement, as applicable,, (iii) whether Franchisor or Manager, as applicable, or Operating Lessee or Borrower has commenced any action or given or received any notice for the purpose of terminating the Franchise Agreement or the applicable Management Agreement, as applicable, and (iv) whether all sums due and payable to Franchisor under the Franchise Agreement or the applicable Management Agreement, as applicable, have been paid in full.

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(e)    Within ten (10) Business Days of request by Lender, Borrower shall furnish Lender, an estoppel certificate from Operating Lessee in form and substance reasonably satisfactory to Lender.
(f)    Borrower shall, upon request of Lender, use commercially reasonable efforts to deliver an estoppel from each Condominium Board in form and substance substantially similar to the related estoppel delivered in connection with the closing of the Loan.
Section 5.13.    Leasing Matters
(a)    Borrower or Operating Lessee may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) that is not a Major Lease without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower or Operating Lessee (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arm’s length transaction with a bona fide, independent third party tenant, (iii) does not contain any terms which would reasonably be expected to have or do have a Material Adverse Effect, (iv) is subject and subordinate to the Mortgages and the Tenant thereunder agrees to attorn to Lender and any purchaser at a foreclosure sale and (v) does not contain any option, offer, right of first refusal, right of first offer or other similar right to acquire all or any portion of any Individual Property. Each Major Lease and all other proposed Leases which do not satisfy the requirements set forth in this subsection (each a “Required Approval Lease”) shall be subject to the prior approval of Lender. Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this subsection together with Borrower’s certification that it or Operating Lessee has satisfied all of the conditions of this Section. Borrower shall pay the costs and expenses associated with Lender’s counsel review of any Lease for which Lender’s consent may be required under this Section 5.13.
(b)    Borrower shall (and shall cause Operating Lessee to) (i) observe and perform all the obligations imposed upon the landlord under the Leases in all material respects and shall not do or permit to be done anything to impair the value of any of the Leases as security for the Debt; (ii) promptly send copies to Lender of all notices of material default which Borrower or Operating Lessee shall send or receive under a Major Lease; (iii) enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed; (iv) not collect any Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (v) hold all security deposits in accordance with the terms of the applicable Lease and Legal Requirements; (vi) not execute any assignment of the landlord’s interest in any of the Leases or the Rents except as contemplated by the Loan Documents; and (vii) not consent to any assignment of or subletting under any Major Leases not in accordance with their terms, without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed.

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(c)    Borrower and/or Operating Lessee may, without the prior written consent of Lender, amend, modify or waive the provisions of or terminate, reduce Rents or accept a surrender of space under, or shorten the term of, any Lease which is not a Major Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that (i) such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) is not reasonably expected to have and does not have a Material Adverse Effect, and (ii) such amendment, modification, waiver, termination, rent reduction, space surrender or term shortening, is otherwise in compliance with the requirements of this Agreement and any subordination agreement binding upon Lender with respect to such Lease. A termination of a Lease with a tenant who is in monetary default beyond applicable notice and grace periods shall not be considered an action which has a Material Adverse Effect. Borrower and/or Operating Lessee may terminate a Major Lease with a tenant who is in default beyond applicable notice and grace periods without the prior written approval of Lender provided no Cash Sweep Period is continuing. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this subsection shall be subject to the prior written approval of Lender (not to be unreasonably withheld or delayed) (each, a “Lease Modification”), at Borrower’s expense. Borrower shall promptly deliver to Lender copies of amendments, modifications and waivers which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this subsection.
(d)    Notwithstanding anything contained herein to the contrary, Borrower and Operating Lessee shall not, without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Major Lease.
(e)    Notwithstanding anything contained herein to the contrary (unless the same does not require Borrower’s or Operating Lessee’s consent pursuant to the terms of the applicable Lease), Borrower and Operating Lessee shall not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Lease during a Cash Sweep Period.
(f)    Each request by Borrower for approval and consent by Lender pursuant to this Section 5.13 shall be in writing and be subject to the Deemed Approval Standard.
Section 5.14.    Property Management
(a)    Borrower shall cause Operating Lessee to (i) diligently perform and observe all of the terms, covenants and conditions required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower or Operating Lessee under the Management Agreement; (iv) promptly

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give notice to Lender of any notice or information that Borrower or Operating Lessee receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of any Individual Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.
(b)    If at any time, (i) Manager shall become insolvent or a debtor in a bankruptcy proceeding; (ii) unless managed by a Brand Manager, Lender has accelerated the Loan as a result of an Event of Default hereunder; (iii) a material default has occurred and is continuing under the Management Agreement after the expiration of all notice and cure periods contained thereunder, or (iv) Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, Borrower shall or shall cause Operating Lessee to, at the request of Lender and if permitted pursuant to the terms of the Management Agreement, terminate the Management Agreement upon thirty (30) days (or such other period of time as is required under the applicable Management Agreement) prior notice to Manager and promptly (but in no event more than sixty (60) days after such termination) replace Manager with a Qualified Manager pursuant to a Replacement Management Agreement in accordance with the terms hereof.
(c)    Borrower shall not and shall not permit Operating Lessee to, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel, or consent to the surrender, termination or cancellation of, the Management Agreement or replace Manager or enter into any other management agreement with respect to any Individual Property, except as provided in subsection (e) below; (ii) consent to the assignment by Manager of its interest under the Management Agreement except to a Qualified Manager or (iii) if such action could reasonably be expected to have a Material Adverse Effect, (1) reduce or consent to the reduction of the term of the Management Agreement; (2) increase or consent to the increase of the amount of any charges under the Management Agreement; or (3) otherwise modify, change, supplement, alter or amend, or waive or release any of the terms and conditions under, the Management Agreement in any material respect. In the event that Borrower or Operating Lessee replaces Manager at any time during the term of the Loan pursuant to this subsection, such Manager shall be deemed to be a Qualified Manager.
(d)    Each request by Borrower for approval and consent by Lender pursuant to this Section 5.14 shall be in writing and be subject to the Deemed Approval Standards.
(e)    Notwithstanding the foregoing, provided no Event of Default is continuing, Borrower shall have the right (or Borrower shall have the right to cause Operating Lessee to or to cause Operating Lessee to permit Manager), without the prior written approval of Lender (but upon prior written notice to Lender), to terminate a Management Agreement at an Individual Property; provided, however, it shall be an Event of Default hereunder in the event that (A) Borrower shall have failed to pay (or failed to cause Operating Lessee to pay) any termination fee due to such Manager pursuant to the applicable Management Agreement within the time period specified in such Management Agreement, unless being contested in good faith, (B) Borrower shall have failed

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to comply with the terms and provisions of Section 9.9 hereof, including, without limitation, failed to make the deposit required in connection with any New PIP pursuant to and in accordance with Section 9.9 hereof or (C) within sixty (60) days of the termination of such Management Agreement, Borrower fails to (or fails to cause Operating Lessee to) deliver evidence reasonably acceptable to Lender that a Replacement Management Agreement with a Qualified Manager is in full force and effect at the applicable Individual Property; provided, however, (1) if the terminated Management Agreement was with a Brand Manager (for which no separate Franchise Agreement existed), and the Replacement Management Agreement is with a Qualified Manager that is not a Brand Manager, Borrower or Operating Lessee, as applicable, shall deliver evidence to Lender that Borrower or Operating Lessee has entered into a Replacement Franchise Agreement with a Qualified Franchisor within such sixty (60) day period and (2) if a Franchise Agreement for the applicable Individual Property exists, and the Replacement Management Agreement is with a Brand Manager for which no separate Franchise Agreement is required by such Brand Manager, Borrower or Operating Lessee, as applicable, shall deliver evidence to Lender that Borrower or Operating Lessee has terminated the existing Franchise Agreement within such sixty (60) day period.
Section 5.15.    Liens
Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except Permitted Encumbrances.
Section 5.16.    Debt Cancellation
Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower, HHSD or Operating Lessee by any Person, except for adequate consideration and in the ordinary course of Borrower’s or Operating Lessee’s business.
Section 5.17.    Zoning
Borrower shall not (i) initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or (ii) use or permit the use of any portion of the Properties in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case without the prior written consent of Lender.
Section 5.18.    ERISA
(a)    Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

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(b)    Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) none of Borrower, SPE Component Entity, Operating Lessee, HHSD or Guarantor is and does maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) none of Borrower, SPE Component Entity, Operating Lessee, HHSD or Guarantor is subject to state statutes regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) with respect to Borrower, SPE Component Entity, Operating Lessee, HHSD or Guarantor, as applicable, one or more of the following circumstances is true:
(i)    Equity interests in Borrower, SPE Component Entity, Operating Lessee, HHSD or Guarantor, as applicable, are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2);
(ii)    Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower, SPE Component Entity, Operating Lessee, HHSD or Guarantor, as applicable, are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3 101(f)(2); or
(iii)    Borrower, SPE Component Entity, Operating Lessee, HHSD or Guarantor, as applicable, qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c) or (e).
Section 5.19.    No Joint Assessment
Borrower shall not suffer, permit or initiate the joint assessment of the real property comprising any Individual Property with (a) any other real property constituting a tax lot separate from such Individual Property, or (b) any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property.
Section 5.20.    Intentionally Omitted
Section 5.21.    Alterations
Lender’s prior written approval shall be required in connection with any alterations to any Improvements, exclusive of (1) alterations to tenant spaces required under any Lease existing on the date hereof or entered into in accordance with the terms of this Agreement, (2) alterations specifically provided for in an Annual Budget which has been approved by Lender or pursuant to an Annual Budget which Borrower or Operating Lessee does not have the right to approve pursuant to the applicable Management Agreement, (3) alterations undertaken as part of a Restoration in accordance with the terms of this Agreement or as required by Franchisor or a Brand Manager to comply with the Franchisor’s or Brand Manager’s standards under the Franchise Agreement or Management Agreement or any (4) PIP required by Franchisor or Brand Manager, (a) that are

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reasonably expected to have or does have a Material Adverse Effect on any Individual Property, (b) that are structural in nature or have a material adverse effect on any utility or HVAC system contained in the Improvements or the exterior of any building constituting a part of any Improvements or (c) that, together with any other alterations undertaken at the same time (including any related alterations, improvements or replacements), are reasonably anticipated to have a cost in excess of the Alteration Threshold. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold (with credit given for any balance in the FF&E Reserve which is specifically allocated to the applicable Individual Property), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) direct non-callable obligations of the United States of America or other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, to the extent acceptable to the applicable Rating Agencies, or (iii) a letter of credit acceptable to Lender in its sole and absolute discretion. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold.
Section 5.22.    Property Documents
During the term of the Loan: (a) Borrower shall fulfill and perform each and every material term, covenant and provision of the Property Documents to be fulfilled or performed by Borrower thereunder, if any, in a commercially reasonable manner; (b) Borrower shall, in the manner provided for in this Agreement, give prompt notice to Lender of any material written default notice received by Borrower under any Property Document, together with a complete copy of any such notice; (c) Borrower shall enforce, short of termination thereof, the performance and observance of each and every material term, covenant and provision of the Property Documents to be performed or observed, if any, by the other parties thereto in a commercially reasonable manner; and (d) Borrower shall not terminate or cancel (in each case, whether by the express terms of the Property Document or otherwise) or amend any of the terms or provisions of any Property Document, except, in each case, done in the ordinary course of business or as may be commercially reasonable in Borrower’s ordinary course of business solely to the extent that such termination or modification is not reasonably likely to have a Material Adverse Effect, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Each request by Borrower for approval and consent by Lender pursuant to this Section 5.22 shall be in writing and be subject to the Deemed Approval Standards.
Section 5.23.    Compliance with Prescribed Laws
None of Borrower, Operating Lessee, Guarantor, SPE Component Entity, HHSD or any of their respective Affiliates shall (a) conduct any business, or engage in any transaction or dealing, with any Embargoed Person, (b) engage in or conspire to engage in any transaction that evades or avoids or is for the purpose of evading or avoiding any of the prohibitions of EO13224, (c) be or become subject at any time to any law, regulation, or list of any government agency

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(including, without limitation, the list maintained by OFAC and accessible through the OFAC website) that prohibits or limits any lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (d) fail to provide documentary and other evidence of Borrower’s identity as may be reasonably requested by any Lender at any time in its sole and absolute discretion to enable any Lender to (x) verify Borrower’s identity or to comply with Prescribed Laws, (y) confirm that none of Borrower, Operating Lessee, Guarantor, HHSD or SPE Component Entity is an Embargoed Person and (z) confirm that none of Borrower, Operating Lessee, HHSD, Guarantor or SPE Component Entity has engaged in any business transaction or dealings with an Embargoed Person, including, but not limited to, the making or receiving of any contribution of funds, goods or services to or for the benefit of an Embargoed Person. In addition, Borrower hereby agrees to provide to Lender any additional information with respect to Borrower that Lender deems necessary from time to time in order to ensure compliance with Prescribed Laws.
Section 5.24.    Interest Rate Cap Agreement
(a)    Prior to or contemporaneously with the Closing Date, Borrower shall have obtained the Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall be maintained throughout the term of the Loan with an Acceptable Counterparty. If, at any time, the interest rate cap provider ceases to be an Acceptable Counterparty, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement at Borrower’s sole cost and expense within ten (10) days of receipt of notice from Lender that the interest rate cap provider is no longer an Acceptable Counterparty.
(b)    Borrower shall collaterally assign to Lender pursuant to the Collateral Assignment of Interest Rate Cap Agreement all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement and shall deliver to Lender counterparts of such Collateral Assignment of Interest Rate Cap Agreement executed by Borrower and the Acceptable Counterparty and notify the Acceptable Counterparty of such collateral assignment (either in such Interest Rate Cap Agreement or by separate instrument). At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Interest Rate Cap Agreement shall terminate and Lender shall execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of the Collateral Assignment of Interest Rate Cap Agreement and to notify the Acceptable Counterparty of such release.
(c)    Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Cash Management Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

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(d)    In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or any Replacement Interest Rate Cap Agreement as and when required hereunder, or fails to maintain such agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement or any Replacement Interest Rate Cap Agreement, as applicable, and the cost incurred by Lender in purchasing the Interest Rate Cap Agreement or any Replacement Interest Rate Cap Agreement, as applicable, shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.
(e)    In connection with the Interest Rate Cap Agreement and any Replacement Interest Rate Cap Agreement, Borrower shall, within ten (10) Business Days (or such other longer period of time as reasonably approved by Lender) of the effectiveness of such Replacement Interest Rate Cap Agreement, obtain and deliver to Lender an opinion from counsel (which counsel may be in house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:
(i)    the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement or the Replacement Interest Rate Cap Agreement, as applicable;
(ii)    the execution and delivery of the Interest Rate Cap Agreement or the Replacement Interest Rate Cap Agreement, as applicable, by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
(iii)    all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement or the Replacement Interest Rate Cap Agreement, as applicable, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
(iv)    the Interest Rate Cap Agreement or the Replacement Interest Cap Agreement, as applicable, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability,

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to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
Section 5.25.    Franchise Agreement
(a)    Except as provided in this Agreement, the Properties shall at all times be operated in accordance with the terms and conditions of the Franchise Agreements. Borrower shall, or shall cause Operating Lessee to cause Manager to, (i) pay all sums required to be paid by Borrower, Operating Lessee and/or Manager under the Franchise Agreements, (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of the Franchise Agreements, (iii) promptly deliver to Lender a copy of any written notice to Borrower or Operating Lessee of any default by Borrower, Operating Lessee and/or Manager under the Franchise Agreements and notify Lender of any material default under the Franchise Agreements of which it is aware, (iv) promptly deliver to Lender a copy of any written notice to Franchisor of any default by Franchisor under the Franchise Agreements, (v) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, notice of non-performance, report, and estimate (a) received by Borrower or Operating Lessee under the Franchise Agreements and (b) required to be delivered by Borrower, Operating Lessee and/or Manager to Franchisor under the Franchise Agreements, (vi) complete all work required under any PIP on or prior to the Outside Date, (vii) not modify or amend the Franchise Agreements to the extent such modification or amendment could reasonably be expected to have a Material Adverse Effect, and (viii) not terminate, cancel, or replace the Franchise Agreements (except as provided in subsection (b) below), nor replace the Franchisor, nor waive or release any of its rights and remedies under the Franchise Agreements in any material respect, without Lender’s prior written consent. Each request by Borrower for approval and consent by Lender pursuant to this Section 5.25 shall be in writing and be subject to the Deemed Approval Standard.
(b)    Notwithstanding the foregoing, provided no Event of Default is continuing, Borrower shall have the right (or Borrower shall have the right to permit or cause Operating Lessee to permit Franchisor to), without the prior written approval of Lender (but upon prior written notice to Lender), to terminate a Franchise Agreement at an Individual Property; provided, however, it shall be an Event of Default hereunder in the event that (A) Borrower shall have failed to pay (or failed to cause Operating Lessee to pay) any termination fee or other amounts due to such Franchisor pursuant to the applicable Franchise Agreement within the time period specified in such Franchise Agreement, unless contested in good faith, (B) Borrower shall have failed to comply with the terms and provisions of Section 9.9 hereof, including, without limitation, failed to make the deposit required in connection with any New PIP pursuant to and in accordance with Section 9.9 hereof or (C) within sixty (60) days of the termination of such Franchise Agreement, Borrower fails to (or fails to cause Operating Lessee to) deliver evidence reasonably acceptable to Lender that a Replacement Franchise Agreement with a Qualified Franchisor or a Replacement Management Agreement with a Brand Manager is in full force and effect at the applicable Individual Property.
(c)    The Individual Property commonly known as the Hilton Garden Inn Austin and located in Austin, Texas, failed its most recent “quality assurance” inspection. Attached hereto

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as Schedule 5.25 is a true, correct and complete list of the repairs required to be completed in order to resolve such quality assurance inspection failure. Borrower hereby covenants and agrees to complete such repairs to the extent necessary to resolve such failure in accordance with this Agreement, the related Franchise Agreement and all applicable laws.
Section 5.26.    Trade Names
Except as expressly provided herein, Borrower shall not change (or permit to be changed) the trade name or names under which Borrower, HHSD or Operating Lessee operates any Individual Property without Lender’s prior written consent.
Section 5.27.    Ground Lease
(a)    With respect to the Ground Lease, Borrower shall (i) except to the extent reserved for by Lender pursuant to Section 9.8 hereof, pay all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of the Ground Lease, (ii) diligently perform and observe all of the terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, (iii) promptly notify Lender of the giving of any written notice by the lessor under any Ground Lease to Borrower of any default by Borrower, as tenant thereunder, and deliver to Lender a true copy of each such notice within two (2) Business Days of receipt and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency proceeding of the lessor under any Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within two (2) Business Days of Borrower’s receipt, together with copies of all notices, pleadings, schedules and similar matters received by Borrower in connection with such bankruptcy, reorganization or insolvency proceeding within two (2) Business Days after receipt. Borrower shall not, without the prior consent of Lender, (w) take any action or fail to take any action which would result in the surrender of the leasehold estate created by the Ground Lease or the termination or cancellation of the Ground Lease, (x) modify, change, supplement, alter or amend the Ground Lease, either orally or in writing, or (y) vacate the premises upon the land underlying the Ground Lease.
(b)    With respect to the Ground Lease, if Borrower shall default in the performance or observance of any term, covenant or condition of the Ground Lease on the part of Borrower, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Ground Lease shall be kept unimpaired and free from default. If the landlord under the Ground Lease shall deliver to Lender a copy of any written notice of default under the Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower shall exercise each individual option, if any, to extend or renew the term of the Ground Lease upon demand by Lender made at any time within one (1) year prior

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to the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.
Section 5.28.    The Operating Lease.
With respect to each Operating Lease,
(a)    Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions of the Operating Lease on the part of Borrower, as landlord thereunder, (ii) promptly notify Lender of the giving of any notice under the Operating Lease to Borrower of any default by Borrower, as landlord thereunder, and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt and (iii) promptly notify Lender of any bankruptcy, reorganization or insolvency of any party under the Operating Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt, together with copies of all notices, pleadings, schedules and similar matters received by Borrower in connection with such bankruptcy, reorganization or insolvency within five (5) Business Days after receipt. Borrower shall not, without the prior consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, (x) surrender the leasehold estate created by the Operating Lease or terminate or cancel (in each case, whether by the express terms of the Operating Lease or otherwise) the Operating Lease or materially modify, change, supplement, alter or amend the Operating Lease, either orally or in writing, without Lender’s prior written consent or (y) consent to, acquiesce in, or fail to object to, any attempt by any party, as debtor in possession or by a trustee for such party, to sell or transfer such party’s estate free and clear of the Operating Lease under section 363(f) of the Bankruptcy Code or otherwise. Borrower shall object to any such attempt, as debtor in possession or by a trustee for any such party, to sell or transfer such estate free and clear of the Operating Lease under section 363(f) of the Bankruptcy Code or otherwise, and in such event shall affirmatively assert and pursue its right to adequate protection under section 363(e) of the Bankruptcy Code. Borrower hereby assigns to Lender all of its rights under Section 363 of the Bankruptcy Code to consent or object to any sale or transfer of any estate free and clear of the Operating Lease, and grants to Lender the right to object to any such sale or transfer on behalf of Borrower, and Borrower shall not contest any pleadings, motions documents or other actions filed or taken on Lender’s or Borrower’s behalf by Lender in the event that the landlord, as debtor in possession or by a trustee, attempts to sell or transfer the Ground Lessor Estate free and clear of the Operating Lease under section 363(f) of the Bankruptcy Code or otherwise.
(b)    If Borrower shall default in the performance or observance of any term, covenant or condition of the Operating Lease on the part of Borrower, as landlord thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Operating Lease on the part of Borrower to be performed or observed on behalf of Borrower,

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to the end that the rights of Borrower in, to and under the Operating Lease shall be kept unimpaired and free from default. If the tenant or landlord under the Operating Lease shall deliver to Lender a copy of any written notice of default under the Operating Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.
(c)    Notwithstanding anything contained herein to the contrary, upon the expiration of the existing Operating Lease pursuant to its terms, provided no Event of Default is continuing and upon prior written notice to Lender, Borrower shall and shall cause Operating Lessee to enter into a replacement Operating Lease (or an amendment to the existing Operating Lease) for each Property, which replacement (or amendment, as applicable) Operating Lease shall have a five-year term and contain the same material terms and conditions as are set forth in the existing Operating Lease, except for a modification of the rent which shall be “market rent” in accordance with REIT rule requirements as evidenced by a transfer pricing report prepared by an Acceptable Accountant and delivered to Lender. Borrower shall promptly delivery a copy of any such extension to Lender.
(d)    Each request by Borrower for approval and consent by Lender pursuant to this Section 5.28 shall be in writing and be subject to the Deemed Approval Standard.
Section 5.29.    Supplemental Mortgage Affidavits. If, during the continuance of an Event of Default, Lender reasonably determines, based on applicable law, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable taxes not having been paid with respect to any Individual Property, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits increasing the Allocated Loan Amount attributable to any such Individual Property for which all applicable taxes have been paid to an amount determined by Lender to be equal to the lesser of (a) the greater of the fair market value of the applicable Individual Property (i) as of the date hereof and (ii) as of the date such supplemental affidavits are to be delivered to Lender, and (b) the Allocated Loan Amount attributable to any such Individual Property, and Borrower shall, on demand, pay any additional taxes.
Section 5.30.    Condominium Covenants.
(a)    With respect to each Condominium, Borrower covenants as follows:
(i)    it will not, without Lender’s prior written consent, vote to amend, modify, supplement or terminate, or consent to (1) the termination of any of the Condominium Documents or (2) the amendment, modification or supplementation of any of the Condominium Documents, in each case, in any material respect which would materially and adversely affect the applicable Mortgage Borrower, the applicable Individual Property and Lender’s rights under the Condominium Documents;

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(ii)    it will pay (or cause to be paid) all Common Charges and expenses made against, or relating to, those Units then owned or leased by it pursuant to the applicable Condominium Documents (or Ground Lease, if applicable) prior to delinquency, other than assessments or Common Charges that are being contested in good faith pursuant to the applicable Condominium Documents (or Ground Lease, if applicable) and this Agreement. Borrower shall deliver to Lender, promptly upon Lender’s request, evidence satisfactory to Lender that the Common Charges have been so paid or are not then delinquent with respect to the Units owned or leased by Borrower. Borrower shall immediately notify Lender of (i) any adjustments made to the amount of any amounts due under the Condominium Documents and (ii) the imposition of any additional Common Charges or assessments under the Condominium Documents;
(iii)    it will comply in all material respects with all of the terms, covenants and conditions on its part to be complied with, pursuant to the applicable Condominium Documents and any applicable Condominium Laws and rules and regulations that may be adopted for the Condominium as the same shall be in force and effect from time to time;
(iv)    it will take all commercially reasonable actions as may be necessary from time to time to preserve and maintain the Condominium in accordance with the applicable Condominium Law; it will not, without the prior written consent of Lender, take (and hereby assigns to Lender any right it may have to take) any action to terminate the Condominium, withdraw the Condominium from the Condominium Law, or cause a partition of the Condominium;
(v)    it will not, without Lender’s prior written consent, (A) vote to permit any of the terms or provisions of the Condominium Documents to be materially modified, supplemented or amended, including, without limitation, changing the boundaries of any Unit, changing any ownership percentage interest or vote allocated to a Unit or changing any rights of Borrower to appoint members to the Condominium Board or permit the Condominium to be terminated, withdrawn from a condominium regime, partitioned, subdivided, expanded or otherwise modified and/or (B) relinquish any rights that Borrower has under the Condominium Documents;
(vi)    it shall use commercially reasonable efforts to cause the Condominium Board to (a) promptly comply with all Legal Requirements applicable to the Condominium and the Unit which Borrower owns, leases or otherwise occupies, (b) to the extent in Borrower’s control, promptly repair, replace or rebuild any part of the Condominium and the Units to the extent benefitting the Unit owned, leased or otherwise used by the Borrower which may be damaged or destroyed by any casualty or which may be affected by any condemnation proceeding and Borrower shall not in such event vote to not repair, restore or rebuild such Condominium without the prior written consent of Lender, (c) complete and pay for, within a reasonable time, any structure at any time in the process of construction or repair on the Condominium and the Units to the extent required to be completed or paid for by Borrower under the applicable Condominium Documents, (d) to the extent that it has the power and authority to do so, refrain from taking any action with respect to the Condominium and/or the Unit owned or leased by the applicable Borrower that would be contrary to or inconsistent with, in any material respect,

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any applicable covenant contained in this Agreement, the related Ground Lease, the related Mortgage or any other Loan Document, (e) refrain from establishing significant working capital reserves or other similar reserves or to undertake significant capital expenditures without Lender’s prior written consent, provided that Lender’s consent shall not be required for any working capital reserves or other similar reserves intended to cover the costs of repairs, alterations or other work otherwise permitted hereunder or under the related Ground Lease (except to the extent Borrower has approval or consent rights under the Ground Lease with respect thereto) and (f) refrain from creating any new Units or selling any Units;
(vii)    (1) it has obtained resignation letters from each voting member of the Condominium Board appointed or selected by Borrower and any officers of the Condominium appointed by Borrower, which resignation letters are attached hereto as Exhibit E and shall be held by Lender in escrow and may, at Lender’s option, be submitted at any time after Lender’s acceleration of the Loan following an Event of Default and (2) to the extent any voting member (including any officers or directors) of any Condominium Board is appointed or selected by Borrower after the Closing Date, it shall obtain resignation letters in substantially the same form as the resignations attached hereto as Exhibit E from each voting member of the Condominium Board appointed by or selected by Borrower and any officers of the Condominium appointed by Borrower to be held by Lender in escrow and may, at Lender’s option, be submitted at any time after Lender’s acceleration of the Loan following an Event of Default; and
(viii)    it shall provide to the Condominium Board on the Closing Date a copy of the Mortgage with respect to the Individual Property or portion thereof subject to the Condominium Documents, the name and address of Lender and Servicer, and a general description of the Loan.
(b)    The provisions of Article 8 hereof shall apply to the entirety of any Individual Property that is a Condominium as provided herein, notwithstanding the submission of any portion of such Individual Property to applicable Condominium Law. Without limiting the generality of the foregoing, Borrower, for and on behalf of itself and its direct and indirect successors and assigns as owner(s) or lessee(s) of condominium units in the Condominium or any of them, (i) irrevocably waives, to the extent permitted by law and the Condominium Documents, any applicable law which grants to the trustees or the board of directors of the Condominium and/or the owners and/or lessee(s) of the condominium units rights in the event of a casualty or a condemnation which are inconsistent with the provisions of Article 8 hereof and (ii) expressly agrees to the application of the insurance proceeds and condemnation awards in accordance with Article 8 hereof to the extent permitted by applicable law and the Condominium Documents.
(c)    Lender shall have the right, subject to any required consent of the Unit owners and, if applicable, lessees, at reasonable times and upon reasonable notice, to inspect the records of the Condominium as provided in the Condominium Documents until such time as the Debt is paid in full.

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(d)    Borrower will use commercially reasonable efforts to obtain and deliver to the Lender, a true and correct copy of any notice of default or other material notice given to Borrower in respect of the observance of the Condominium Documents or any of them.
(e)    Without the prior written consent of the Lender, Borrower shall not vote to approve any of the following matters in connection with any Condominium (unless expressly required under the Condominium Documents): (i) any material and adverse change in the nature and amount of any insurance covering all or a part of the Condominium and the disposition of any proceeds thereof, but only to the extent any of the foregoing violates the Loan Documents; (ii) the manner in which any condemnation or threat of condemnation of all or a part of the applicable Individual Property shall be defended or settled and the disposition of any award or settlement in connection therewith, but only to the extent the foregoing violates the Loan Documents; (iii) any amendment to the Condominium Documents which by its terms requires the consent of Lender and any removal of any portion of the applicable Individual Property from the provisions of the Condominium Law; (iv) the creation of, or any change in, any private restrictive covenant, zoning ordinance, or other public or private restrictions, now or hereafter limiting or defining the uses which may be made of the applicable Individual Property or any part thereof, other than Permitted Encumbrances or (v) any material relocation of the boundaries of the applicable Individual Property.
(f)    During the continuance of an Event of Default, Lender shall have the right, to the extent permitted under the Condominium Documents, but not the obligation, to cure any default by Borrower under the Condominium Documents to the extent such default could reasonably be expected to have a Material Adverse Effect on the Individual Property.
(g)    To the extent that any approval rights, consent rights or other rights or privileges are granted to a “Mortgagee”, “First Mortgagee” or other similar term in the Condominium Documents or any other similar mortgagee protection provisions are contained in the Condominium Documents, then such approval rights, consent rights or other rights, protections or privileges shall be deemed to be required by this Agreement or contained in this Agreement, as applicable.
(h)    Upon the occurrence and continuance of an Event of Default, Lender may vote in place of Borrower and may exercise any and all of the rights and privileges of Borrower. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to vote as Borrower’s proxy and to act with respect to all of said rights so long as such Event of Default continues hereunder or under any other Loan Documents. Notwithstanding anything contained herein to the contrary, nothing contained herein or otherwise shall render Lender liable for any Common Charges.
(i)    Borrower shall (and shall cause the members of the Condominium Board elected by Borrower to) attend each duly called meeting or special meeting of the Condominium Board. During the continuance of an Event of Default, Lender shall have the right to participate in any arbitration proceeding instituted in accordance with the provisions of the Condominium Documents.

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(j)    To the extent the Condominium Board is controlled by members thereof appointed by Borrower, Borrower shall, in addition to the insurance otherwise required under this Agreement, cause (i) all insurance required by the Condominium Documents to be maintained and (ii) any net proceeds of such insurance shall be applied in accordance with the terms and provisions of this Agreement.
Section 5.31.    Ritz-Carlton Atlanta and the Crowne Plaza Ravinia Environmental Covenants.
(a)    At its sole cost and expense, Borrower shall retain an Environmental Consultant to complete further environmental site investigations at the Individual Properties commonly known as Ritz-Carlton Atlanta and the Crowne Plaza Ravinia, within thirty (30) days of closing (such investigations are hereinafter referred to as, the “Further Investigations”). The Further Investigations shall be implemented in accordance with a scope of work prepared by the Environmental Consultant to assess and delineate potential vapor intrusion concerns arising from historical on-site dry cleaning operations identified in EBI’s Phase Is dated February 5, 2015. Lender has the right to review and approve (in its sole discretion) the Environmental Consultant's scope of work for the Further Investigations, which at a minimum shall include soil vapor analysis for tetrachloroethene (“PCE”) and its breakdown products. The Environmental Consultant's final reports for the Further Investigations (such reports, individually and/or collectively, as the context requires, the “Investigation Reports”) shall include findings and recommendations for any necessary mitigation or remediation of issues identified by the Further Investigation, as well as estimated costs for such mitigation or remediation and an estimated time frame for completion of such mitigation or remdiation.
(b)    Based upon the findings and recommendations in the Investigation Reports, the Environmental Consultant shall prepare a scope of work for the implementation of all recommended mitigation or remediation of the issues identified in the Investigation Report (such work, the “Mitigation Work”). Lender shall have the right to review and approve (in its sole discretion) the scope of work for the Mitigation Work.
(c)    Borrower shall retain an Environmental Consultant (the “Mitigation Consultant”) to promptly complete the Mitigation Work in accordance with the Investigation Reports. Upon completion of the Mitigation Work, Borrower shall retain EBI or another environmental consultant acceptable to Lender (the “Monitoring Consultant”) to perform any necessary on-going monitoring and reporting required with respect to the Mitigation Work to the extent recommended by a Mitigation Consultant (the “Mitigation Monitoring”).
(d)    Borrower shall diligently pursue all Mitigation Work to completion in accordance with the following requirements:
(i)    Upon Lender’s request, Borrower shall assign any contract or subcontract for the Mitigation Work to Lender;

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(ii)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the option to apply the applicable Environmental Reserve Funds toward the labor and materials necessary to complete such Mitigation Work, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder;
(iii)    During the continuance of an Event of Default, in order to facilitate Lender’s completion of the Mitigation Work, Borrower grants Lender the right to enter onto the applicable Properties and perform any and all work and labor necessary to complete the Mitigation Work and/or employ watchmen to protect such Properties from damage. All sums so expended by Lender, to the extent not from the Environmental Reserve Funds, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgages. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Mitigation Work in the name of Borrower upon Borrower’s failure to do so in a workmanlike and timely manner. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any of the Reserve Funds for the purpose of making or completing the Mitigation Work; (ii) to make such additions, changes and corrections to the Mitigation Work as shall be necessary or desirable to complete the Mitigation Work; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any applicable Individual Property, or as may be necessary or desirable for the completion of the Mitigation Work, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the applicable Properties or the rehabilitation and repair of such Properties; and (vii) to do any and every act which Borrower might do on its own behalf to fulfill the terms of this Agreement;
(iv)    Nothing in this Section 5.31 shall: (i) make Lender responsible for making or completing the Mitigation Work; (ii) require Lender to expend funds in addition to the Environmental Reserve Funds to make or complete any Mitigation Work; (iii) obligate Lender to proceed with the Mitigation Work; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Mitigation Work;
(v)    Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties performing Mitigation Work pursuant to this Section 5.31 to enter onto the applicable Properties, together with a representative of Borrower, during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Mitigation Work and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Mitigation Work which are or may be kept at such Properties, and to complete any Mitigation Work made pursuant to this Section 5.31. Borrower shall cause all contractors and subcontractors to cooperate with Lender and Lender’s representatives or such other persons described above in

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connection with inspections described in this Section 5.31 or the completion of Mitigation Work pursuant to this Section 5.31;
(vi)    reserved;
(vii)    The Mitigation Work and all materials, equipment, fixtures, or any other item comprising a part of any Mitigation Work shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialman’s or other Liens (except for Permitted Encumbrances);
(viii)    Unless Borrower has delivered acceptable lien waivers for all applicable mechanics and materialmens, before any disbursement of the applicable Environmental Reserve Funds for Mitigation Work, Lender may require Borrower to provide Lender with a search of title to the applicable Properties effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s or other Liens of any nature have been placed against such Properties since the date of recordation of the Mortgages and that title to such Properties are free and clear of all Liens (except for Permitted Encumbrances); and
(ix)    All Mitigation Work shall (x) be completed in good and workmanlike manner as soon as practicable after the commencement of such Mitigation Work and (y) comply with all Legal Requirements and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.
(e)    All reports, whether interim or final, generated by the Environmental Consultant and/or the Mitigation Consultant concerning the Further Investigations and/or the Mitigation Work, including but not limited to the Investigation Reports, shall include reliance statements in favor of Lender, its successors and assigns, and shall be in a form acceptable to Lender (in its sole discretion). All such reports shall be at prepared and delivered at Borrower's sole cost and expense.
(f)    The Mitigation Work shall be deemed complete or completed when: (a) the Mitigation Consultant provides written certification satisfactory to Lender (in its sole discretion) that the Mitigation Work at both the Individual Properties commonly known as Ritz-Carlton Atlanta and the Crowne Plaza Ravinia has been completed and no further investigation, mitigation or remediation or other action (other than any recommended Mitigation Monitoring) is required under applicable Environmental Law (as defined in the Environmental Indemnity) or otherwise prudent to protect human health and safety or the environment, and (b) if reporting, to a governmental agency is required, a no further action letter (or other substantially similar letter) is obtained.
(g)    The Mitigation Monitoring shall be deemed complete or completed when the Monitoring Consultant written certification satisfactory to Lender (in its sole discretion) that Mitigation Monitoring is no longer required under applicable Environmental Law (as defined in

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the Environmental Indemnity) or otherwise prudent to protect human health and safety or the environment
Section 5.32.    Hilton Tampa Westshore Environmental Covenants.
(a)    Within ninety (90) days of the Closing Date, Borrower shall, at its sole cost and expense, develop and implement a methane gas maintenance and monitoring plan to ensure the proper operation and integrity of the existing methane gas control system located at the Individual Property commonly known as Hilton Tampa Westshore. Upon Lender's request, Borrower shall provide a copy of, and Borrower's written certification of its compliance with, such methane gas maintenance and monitoring plan reasonably acceptable to Lender.
(b)    At its sole cost and expense, Borrower shall use commercially reasonable efforts to locate all monitoring wells installed at the Individual Property commonly known as Hilton Tampa Westshore as part of prior site investigations that have not properly abandoned in accordance with Environmental Laws (as defined in the Environmental Indemnity) (any such wells, collectively, the “Monitoring Wells”). If such Monitoring Wells are no longer in use, within one hundred and eight (180) days of the Closing Date (subject to force majeure events, including delays resulting from any required regulatory authority approvals, for which such time frame shall be reasonably extended as determined by Lender in proportion to such force majeure events, Borrower shall, at its sole cost and expense: (i) ensure the Monitoring Wells are properly abandoned in accordance with all applicable Environmental Laws (as defined in the Environmental Indemnity) by a licensed environmental contractor reasonably acceptable to Lender, and (ii) deliver to Lender a certification from such licensed environmental contractor stating that the closure of the Monitoring Wells has been completed in accordance with all Environmental Laws (as defined in the Environmental Indemnity). If no such Monitoring Wells have been located at the Property, Borrower shall, within one hundred and eighty (180) days of the Closing Date, provide written certification to Lender that no such Monitoring Wells have been located at the Individual Property commonly known as Hilton Tampa Westshore despite Borrower's commercially reasonable efforts to locate such Monitoring Wells.
(c)    Borrower shall, at its sole cost and expense, (i) cooperate with, and provide reasonable access to the Individual Property commonly known as Hilton Tampa Westshore to, the City of Tampa and any other applicable regulatory authority or their representatives with respect to any investigation or remedial action at such Individual Property concerning the underlying regional landfill; and (ii) take all steps necessary to prevent human exposure to, and exacerbation of, existing contamination and the underlying regional landfill, including but not limited to (A) maintaining any and all mitigation systems that have been or will be implemented at such Individual Property to allow for the intended use of such Individual Property in a manner that protects health and safety and the environment; (B) taking precautions against reasonably foreseeable acts or omissions of a third party; and (C) complying with land use or resource use restrictions (if any).
Section 5.33.    Franchise Extension Payment.

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Borrower hereby covenants and agrees to pay to Lender an amount equal to $13,604,000 (the “Franchise Extension Payment”), which Franchise Extension Payment shall be due and payable to Lender on the Maturity Date (as the same may be extended in accordance with the terms of this Agreement) and deposited into the Special Reserve Account and applied in accordance with this Agreement, subject to the remainder of this Section 5.33. If, with respect to each Individual Property set forth on Schedule X attached hereto, (i) an Extended Franchise Agreement or Replacement Franchise Agreement or Extended Management Agreement with a Brand Manager or Replacement Management Agreement with a Brand Manager, as applicable, related to any such Individual Property is entered into in accordance with this Agreement prior to the final Maturity Date or (ii) such Individual Property is released in accordance with this Agreement, in each case, the Franchise Extension Payment shall be reduced dollar for dollar by the amount set forth across from the name of the applicable Individual Property on Schedule X. Additionally, the Franchise Extension Payment shall be reduced dollar for dollar by any Excess Cash that is deposited into the Special Reserve Account in accordance with the Loan Documents during the continuance of any Pre-Expiration Event.
ARTICLE 6
ENTITY COVENANTS
Section 6.1.    Single Purpose Entity/Separateness
Borrower represents, warrants and covenants as follows:
(h)    Borrower has not and will not:
(i)    engage in any business or activity other than the ownership, operation and maintenance of the Properties, and activities incidental thereto, other than (A) with respect to HH Gaithersburg LLC, its ownership of 100% of the limited liability company interests in HH Gaithersburg Borrower LLC, which entity was a single purpose entity that served as the Maryland IDOT borrower under a prior financing that has been released or discharged as of the closing of the Loan and shall have been dissolved as of the Closing Date and (B) with respect to HH FP Portfolio LLC, HH FP Portfolio LLC’s ownership of the Previously-Owned Property;
(ii)    acquire or own any assets other than (A) the Properties, (B) such incidental Personal Property as may be necessary for the ownership and operation of the Properties and (C) with respect to HH FP Portfolio LLC, HH FP Portfolio LLC’s ownership of the Previously-Owned Property;
(iii)    merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
(iv)    (A) fail to observe all organizational formalities necessary to maintain its separate existence, or fail to preserve its existence as an entity duly organized, validly existing

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and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation and qualification to do business in the State where the Property is located or (B) amend, modify, terminate or fail to comply with the single purpose entity provisions of its organizational documents, in each case without the prior written consent of Lender;
(v)    own any subsidiary (other than with respect to HH Gaithersburg LLC, its ownership of 100% of the membership interest in HH Gaithersburg Borrower LLC, which entity was a single purpose entity that served as the Maryland IDOT borrower under a prior financing that has been released or discharged as of the closing of the Loan and shall have been dissolved as of the Closing Date), or make any investment in, any Person;
(vi)    except as contemplated by the Loan Documents with respect to co-borrowers under the Loan, commingle its assets with the assets of any other Person, or permit any Affiliate or constituent party independent access to its bank accounts and, except with respect to prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan and except as contemplated by the Loan Documents, participate in any cash management system with any other Person;
(vii)    incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation (other than certain obligations of Operating Lessee)), other than the Debt and Permitted Debt;
(viii)    fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separate identity of Borrower from such Affiliate and that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person, and (B) Borrower’s assets, liabilities and net worth shall also be listed on Borrower’s own separate balance sheet;
(ix)    except for capital contributions or capital distributions permitted under the terms and conditions of Borrower’s organizational documents and properly reflected on its books and records, enter into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s length basis with unaffiliated third parties;
(x)    maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

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(xi)    except as contemplated by the Loan Documents with respect to co-borrowers under the Loan and certain obligations of Operating Lessee, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit or assets as being available to satisfy the obligations of any other Person;
(xii)    make any loans or advances to any Person, or own any stock or securities of, any Person (other than with respect to HH Gaithersburg LLC, its ownership of 100% of the limited liability company interests in HH Gaithersburg Borrower LLC, which entity was a single purpose entity that served as the Maryland IDOT borrower under a prior financing that has been released or discharged as of the closing of the Loan and shall have been dissolved as of the Closing Date), or buy or hold evidence of indebtedness issued by any other Person;
(xiii)    fail to (A) file its own tax returns separate from those of any other Person, except to the extent that Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable Legal Requirements and (B) pay any taxes required to be paid under applicable Legal Requirements; provided, however, that Borrower shall not have any obligation to reimburse its equityholders or their Affiliates for any taxes that such equityholders or their Affiliates may incur as a result of any profits or losses of Borrower;
(xiv)    fail to (A) hold itself out to the public as a legal entity separate and distinct from any other Person, (B) conduct its business solely in its own name (except, with respect to HH Texas Hotel Associates, L.P., which also conducts business under the assumed name Sugar Land Hotel Associates, L.P.) (C) correct any known misunderstanding regarding its separate identity, or (D) hold its assets in its own name;
(xv)    fail to intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require Borrower’s members, partners or shareholders to make additional capital contributions to Borrower;
(xvi)    without the unanimous written consent of all of its partners or members, as applicable, and the written consent of all directors or managers of Borrower or each SPE Component Entity, as applicable including, without limitation, each Independent Director, take any Material Action;
(xvii)    fail to fairly and reasonably allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses;
(xviii)    fail to intend to remain solvent or, except as contemplated by the Loan Documents with respect to co borrowers under the Loan, pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds; provided, however, that the

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foregoing shall not require Borrower’s members, partners or shareholders to make additional capital contributions to Borrower;
(xix)    acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable;
(xx)    violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or any New Non-Consolidation Opinion;
(xxi)    fail to maintain a sufficient number of employees in light of its contemplated business operations;
(xxii)    fail to maintain and use separate stationery, invoices and checks bearing its own name;
(xxiii)    have any of its obligations guaranteed by an Affiliate, except as contemplated by the Loan Documents and with respect to co-borrowers under the Loan or guarantees relating to obligations under the Management Agreements or Franchise Agreements;
(xxiv)    indemnify its partners, officers, directors or members, as the case may be, in each case unless such obligation or indemnification is fully subordinated to the Loan and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Loan; or
(xxv)    identify itself as a department or division of any other Person.
(i)    (1) If Borrower is a partnership or limited liability company (other than a single-member Delaware limited liability company formed under the Act which complies with the requirements of subsection (b)(ii) below), each general partner in the case of a partnership, or the managing member in the case of a limited liability company (each an “SPE Component Entity”) of Borrower, as applicable, shall be a corporation or a limited liability company whose sole asset is its interest in Borrower, provided that if such SPE Component Entity is a limited liability company (other than a single-member Delaware limited liability company), each of its managing members shall also be a SPE Component Entity. Each SPE Component Entity (A) will at all times comply with each of the covenants, terms and provisions contained in Sections 6.1(a)(iii) through (vi) and (viii) through (xxiv) inclusive, as well as the requirements of clause (ii) below if such SPE Component Entity is a single member limited liability company formed under the Act, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (B) will not engage in any business or activity other than owning an interest in Borrower; (C) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (D) will not own any subsidiary, or make any investment in any Person other than its investment in Borrower; (E) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) and (F) will cause Borrower to comply with the provisions of this

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Section 6.1 and Section 6.4. Prior to the withdrawal or the disassociation of any SPE Component Entity from Borrower, Borrower shall immediately appoint a new general partner or managing member whose articles of incorporation or limited liability company agreement, as applicable, are substantially similar to those of such SPE Component Entity and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter acceptable to Lender and the Rating Agencies with respect to the new SPE Component Entity and its equity owners. Notwithstanding the foregoing, to the extent Borrower is a single member Delaware limited liability company, so long as Borrower maintains such formation status and complies with the requirements set forth in subsections (ii) and (iii) below, the SPE Component Entity requirement as set forth in this section shall not be applicable.
(i)    In the event Borrower or SPE Component Entity is a single member limited liability company formed under the Act (as applicable, the “Company”), the limited liability company agreement of the Company (the “LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the sole member of the Company (“Member”) to cease to be the member of the Company (other than (1) upon an assignment by Member of all of its limited liability company interest in the Company and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of the Company in accordance with the terms of the Loan Documents and the LLC Agreement), the personal representative of Member shall, within ninety (90) days, agree in writing to continue the existence of the Company and to the admission of such personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that caused the Member to cease to be a member of the Company, and a natural person duly designated under the LLC Agreement any person acting as Independent Director of the Company and executing the LLC Agreement (“Special Member”) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of the Company, automatically be admitted to the Company and shall continue the existence of the Company without dissolution, and (B) Special Member may not resign from the Company or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to the Company as Special Member in accordance with the requirements of the Act and (2) after giving effect to such resignation, such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member, (w) Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of the assets of the Company, (x) pursuant to Section 18-301 of the Act, Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company, (y) Special Member, in its capacity as Special Member, may not bind the Company, and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company; provided, however, such prohibition shall

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not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. Prior to its admission to the Company as Special Member, Special Member shall not be a member of the Company, but the Special Member may serve as an Independent Director of the Company. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of the Company and upon the occurrence of such an event, the existence of the Company shall continue without dissolution. The LLC Agreement shall also provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve the Company upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of the Company.
(j)    The organizational documents of Borrower and each SPE Component Entity shall provide an express acknowledgment that Lender is an intended third party beneficiary of the “special purpose” provisions of such organizational documents.
(k)    Any payments made pursuant to the Loan Documents to or for the benefit of any Borrower or Mezzanine Borrowers shall constitute distributions to or at the discretion of the applicable equity owner of such entity.
(l)    Each of Borrower, SPE Component Entity, HHSD and Operating Lessee has executed and delivered to Lender the certificate attached hereto as Exhibit D (each such certificate, a “Recycled SPE Certificate”).
Section 6.2.    Change of Name, Identity or Structure
Borrower shall not change or permit to be changed (a) Borrower’s name, (b) Borrower’s identity (including its trade name or names), (c) Borrower’s principal place of business set forth on the first page of this Agreement, (d) the corporate, partnership or other organizational structure of Borrower or each SPE Component Entity, (e) Borrower’s state of organization, or (f) Borrower’s organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure or state of organization, without first obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Properties, and representing and warranting that Borrower does business under no other trade name with respect to the Properties. If Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to Borrower subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change.
Section 6.3.    Business and Operations

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Borrower will (and will cause Operating Lessee to) qualify to do business and will remain in good standing under the laws of the States as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties.
Section 6.4.    Independent Director
The organizational documents of Borrower (where Borrower is a corporation or a single member limited liability company formed under the Act) or SPE Component Entity, as applicable, shall include the following provisions: (a) at all times there shall be, and Borrower or SPE Component Entity, as applicable, shall cause there to be, at least two Independent Directors; (b) the board of directors or managers of Borrower or SPE Component Entity, as applicable, shall not take any Material Action which, under the terms of any certificate of incorporation, by-laws, voting trust agreement with respect to any common stock, articles of organization or operating agreement requires unanimous vote of the board of directors or managers of Borrower or SPE Component Entity, as applicable, unless at the time of such action there shall be at least two members of the board of directors or managers who are Independent Directors; (c) Borrower or SPE Component Entity, as applicable, shall not, without the unanimous written consent of its board of directors or managers, including the Independent Directors, on behalf of itself or Borrower, as the case may be, take any Material Action or any action that might cause such entity to become insolvent, and when voting with respect to such matters, the Independent Directors shall, to the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, consider only the interests of Borrower and the SPE Component Entity (including their respective creditors), and except for its duties to Borrower and the SPE Component Entity with respect to voting on matters as set forth immediately above (which duties shall extend to the constituent equity owners of Borrower and the SPE Component Entity solely to the extent of their respective economic interests in Borrower or the SPE Component Entity but shall exclude (i) all other interests of such constituent equity owners, (ii) the interests of other affiliates of Borrower or the SPE Component Entity, and (iii) the interests of any group of affiliates of which Borrower and the SPE Component Entity are a part), the Independent Directors shall not have any fiduciary duties to such constituent equity owners, any officer or any other Person; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing; and (d) no Independent Director of Borrower or SPE Component Entity may be removed or replaced other than as a result of an Independent Director Event, and any such removal or replacement shall not occur unless Borrower or SPE Component Entity provides Lender with not less than five (5) Business Days’ prior written notice of (i) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director; provided, however, no resignation or removal of an Independent Director shall be effective until a successor Independent Director is appointed and has accepted his or her appointment.
The representations, warranties and covenants in this Article 6 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

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ARTICLE 7
NO SALE OR ENCUMBRANCE
Section 7.1.    Transfer Definitions
For purposes of this Article 7 “Restricted Party” shall mean Borrower, Mezzanine A Borrower, Mezzanine B Borrower, Mezzanine C Borrower, Mezzanine D Borrower, Operating Lessee, HHSD, Guarantor, any Additional Pledgor (as defined in each Mezzanine Loan Agreement), any SPE Component Entity, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Mezzanine A Borrower, Mezzanine B Borrower, Mezzanine C Borrower, Mezzanine D Borrower, Operating Lessee, HHSD, Guarantor, any Additional Pledgor (as defined in each Mezzanine Loan Agreement), any SPE Component Entity, any Affiliated Manager or any non-member manager, other than a natural person; and a “Transfer” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.
Section 7.2.    No Sale/Encumbrance
(k)    Borrower shall not, without the prior written consent of Lender, cause or permit a Transfer of the Properties or any part thereof or any legal or beneficial interest therein nor permit a Transfer of an interest in any Restricted Party, nor otherwise permit a dissolution of a Restricted Party, other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.13 or as otherwise expressly permitted in accordance with the terms of this Agreement (in each case, a “Prohibited Transfer”).
(l)    A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower or Operating Lessee leasing all or a substantial part of the Properties for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s or Operating Lessee’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited, general or limited liability partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Transfer of the membership interest of any member or any profits or proceeds relating to such membership interest or the creation or issuance of new membership interests; (vi) if a Restricted Party is a trust or nominee trust, any

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merger, consolidation or the Transfer of the legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) Borrower or Operating Lessee entering into, or the Property being subject to, any PACE Loan.
Section 7.3.    Permitted Transfers
Notwithstanding anything contained in the Loan Documents to the contrary, the following Transfers of legal or beneficial equity interests shall not be deemed to be a Prohibited Transfer and shall not require the consent of Lender (each, a “Permitted Transfer”): (a) a Transfer (but not the pledge) by devise or descent or by operation of law upon the death or as a result of the legal incapacity of a natural person of such Person’s interest in a Restricted Party (other than Borrower and each Mezzanine Borrower) to the person or persons lawfully entitled thereto, provided Borrower delivers written notice to Lender as soon as practicable thereafter and that such Restricted Party is promptly reconstituted, if applicable, following the death or incapacity of such person; (b) Transfers (but not pledges) made in good faith for estate planning purposes of an individual’s interests in any Restricted Party (other than Borrower and each Mezzanine Borrower) to the spouse or any lineal descendant of such individual, or to a trust for the benefit of any one or more of such individual, spouse or lineal descendant, provided such Restricted Party is reconstituted, if required, following such Transfer; (c) the Transfer (but not the pledge) of the stock, partnership or membership interests (as the case may be) in a Restricted Party (other than Borrower and each Mezzanine Borrower); (d) an Additional Permitted Transfer; provided, however, with respect to clauses (a), (b), (c) and (d) above, other than with respect to a foreclosure of a Mezzanine Loan or assignment in lieu thereof (i) other than after an Advised Entity Transfer, no such Transfers shall result in a change in Control of Borrower, Operating Lessee, Guarantor, any SPE Component Entity, HHSD or any Affiliated Manager, (ii) following such Transfer, a Guarantor (including a Replacement Guarantor) shall own not less than fifty-one percent (51%) of the direct or indirect equity interests in, and Control, Borrower, Operating Lessee, HHSD and any SPE Component Entity, (iii) following such Transfer, Borrower, Operating Lessee, HHSD and any SPE Component Entity shall continue to satisfy the requirements of Section 6.1 hereof, (iv) as a condition to each such Transfer, (A) except with respect to clause (a), (b), and (c) of the definition of Additional Permitted Transfers, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer, (B) Borrower shall continue to comply with the representations, warranties and covenants contained in the Loan Documents (and upon request of Lender, deliver to Lender a statement signed by an authorized offer of Borrower which certifies to such compliance), and (C) to the extent any transferee will own twenty percent (20%) or more of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee owned less than twenty percent (20%) of the direct or indirect ownership interests in Borrower as of the Closing Date), Lender may request and Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (including without limitation credit, judgment, lien, litigation, bankruptcy, criminal and watch list) the results of which shall be acceptable to Lender with respect to such transferee; and (D) if such Transfer shall cause any transferee, together with its Affiliates, to acquire direct or indirect equity interests in Borrower, Operating Lessee, HHSD or any SPE Component Entity aggregating to more than forty-nine percent (49%), or to increase its equity interests in Borrower, Operating Lessee,

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HHSD or any SPE Component Entity from an amount that is less than forty-nine percent (49%) to an amount that is greater than forty-nine percent (49%), Borrower shall deliver a New Non-Consolidation Opinion addressing such Transfer or (e) the sale, transfer or issuance of shares of common stock in any Restricted Party (other than Borrower and each Mezzanine Borrower) that is publicly traded and listed on the New York Stock Exchange or another nationally recognized publicly-traded stock exchange. Upon request from Lender, Borrower shall promptly deliver to Lender an updated organizational chart reflecting each Transfer made pursuant to this Section 7.3. All out-of-pocket reasonable costs and expenses incurred by Lender in connection with its review of any of the foregoing Transfers shall be paid by Borrower whether or not any such Transfer is consummated.
Notwithstanding anything to the contrary contained in this Article 7, (A) Mezzanine A Borrower must at all times own one hundred percent (100%) of (1) the direct limited partnership interests or limited liability company interests, as the case may be, in Borrower and (2) the direct equity interests in each SPE Component Entity and (B) HHSD must at all times own one hundred percent (100%) of the direct limited liability company interests in each Operating Lessee.
Section 7.4.    Assumption
Notwithstanding the foregoing provisions of this Article 7, other than during the period that is sixty (60) days prior to and sixty (60) days following a Securitization, Lender shall not unreasonably withhold consent to a one-time Transfer (x) of the Properties in their entirety or (y) one hundred percent (100%) of the indirect legal and beneficial interests in Borrower and the assumption of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:
(i)    no Event of Default shall be continuing at the time the notice in clause (b) below is received by Lender or at the time of the Transfer;
(j)    Borrower shall deliver written notice to Lender of the terms of such proposed Transfer not less than thirty (30) days before the date on which such Transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transfer and Transferee as Lender shall reasonably require in evaluating an initial extension of credit, which information shall include, without limitation, a fully executed copy of the purchase and sale agreement and all amendments and assignments thereof, as well as the sources and uses of funds or closing or settlement statement relating to the Transfer. Lender shall have the right to approve or disapprove the proposed Transfer based on its (or the servicer’s on behalf of Lender) then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld. In determining whether to give or withhold its approval of the proposed Transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Properties, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants,

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lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;
(k)    Borrower shall pay to Lender, concurrently with the closing of such proposed Transfer, (i) a non refundable assumption fee in an amount equal to one percent (1.0%) of the then outstanding principal balance of the Note, and (ii) all out of pocket costs and expenses, including reasonable attorneys’ fees and disbursements and Rating Agency fees, incurred by Lender in connection with the proposed Transfer (which shall be paid whether or not the proposed Transfer actually occurs);
(l)    (i) Transferee shall assume and agree to pay the Debt as and when due and shall assume all other obligations of Borrower under the Loan Documents subject to the provisions of Article 15 hereof and, prior to or concurrently with the closing of such Transfer, Transferee and its constituent partners, members or shareholders as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and (ii) if required by Lender, a Replacement Guarantor shall assume the obligations of Guarantor under the Loan Documents with respect to all acts and events occurring or arising after the closing of the Transfer and the then existing Guarantor shall be released under the Guaranty with respect to all acts and events first occurring or arising after the date of such Transfer, except to the extent that such acts, events, conditions, or circumstances are the proximate result of acts, events, conditions, or circumstances that existed prior to the date of such delivery, whether or not discovered prior or subsequent to the date of such delivery or were caused by Guarantor or its Affiliates; provided, however, Guarantor shall bear the burden of proof to show that an event triggering liability of Guarantor under the Guaranty first occurred after the Transfer of the Properties, was not the proximate result of events that first occurred prior to such transfer or ownership and was not caused by Guarantor or its Affiliates;
(m)    Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender;
(n)    Borrower shall deliver to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple or leasehold title to the Properties, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;
(o)    Transferee shall furnish to Lender, all documents evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of

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the Debt, which documents shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 6 hereof and in Sections 5.18 and 5.23 hereof;
(p)    Transferee shall assume the obligations of Borrower or Operating Lessee under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of Section 5.14 hereof and assign to Lender as additional security such new management agreement pursuant to an Assignment of Management Agreement in form and substance reasonably satisfactory to Lender;
(q)    Transferee shall assume the obligations of Borrower under any Deposit Account Agreement or provide a new Deposit Account Agreement with a Deposit Bank (or a replacement Deposit Bank) in form and substance reasonably satisfactory to Lender;
(r)    Transferee shall furnish to Lender, if required by Lender, a REMIC Opinion, a New Non-Consolidation Opinion, and an opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, and (D) with respect to such other matters as Lender may reasonably request;
(s)    if required by Lender, Lender shall receive a Rating Agency Confirmation;
(t)    Transferee shall assume the obligations of Borrower or Operating Lessee under the Franchise Agreement or enter into (i) a Replacement Franchise Agreement with a Qualified Franchisor and (i) a tri-party or similar agreement with such Qualified Franchisor and Lender that is in form and substance reasonably satisfactory to Lender;
(u)    each Mezzanine Loan shall simultaneously be assumed by (i) in the case of the Mezzanine A Loan, the direct or (ii) in the case of each Mezzanine Loan (other than the Mezzanine A Loan), the applicable indirect equity owners of Transferee in accordance with the related Mezzanine Loan Agreement; and
(v)    Borrower’s obligations under the purchase and sale agreement pursuant to which the Transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 7.4.
The consent of Lender with respect to a Transfer of the Properties in their entirety to, and the assumption of the Loan by, a Transferee pursuant to this Section 7.4 shall not be construed

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to be a waiver of the right of Lender to consent to any subsequent Transfer of the Properties. Upon the Transfer of the Properties pursuant to this Section 7.4, Borrower and Guarantor (if a Replacement Guarantor has assumed the obligations of Guarantor under the Loan Documents pursuant to this Section 7.4) shall be relieved of all liability under the Loan Documents for acts, events, conditions, or circumstances occurring or arising after the date of such transfer, except to the extent that such acts, events, conditions, or circumstances are the proximate result of acts, events, conditions, or circumstances that existed prior to the date of such transfer, whether or not discovered prior or subsequent to the date of such transfer or were caused by Guarantor, Borrower or their respective Affiliates; provided, however, Borrower and/or Guarantor shall bear the burden of proof to show that an event triggering liability of Borrower and/or Guarantor under the Loan Documents first occurred after the Transfer of the Properties, was not the proximate result of events that first occurred prior to such transfer or ownership and was not caused by Borrower, Guarantor or any of their respective Affiliates;
Section 7.5.    Immaterial Transfers and Easements, Etc.
(a)    Borrower may, without the consent of Lender, (i) make immaterial Transfers of unimproved, non-income producing portions of an Individual Property to Governmental Authorities for dedication or public use (each an “Outparcel”), and (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone or other fiber optic or other data transmission lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (i) or (ii) shall materially impair the utility and operation of such Individual Property or reasonably be expected to, or does, have a Material Adverse Effect. In connection with any Transfer permitted pursuant to this Section 7.5, Lender shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (i) above, to release the portion of the Individual Property affected by such Condemnation or such Transfer from the Lien of the Mortgages or, in the case of clause (ii) above, to subordinate the Lien of the Mortgages to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Lender of:
(A)    fifteen (15) days’ prior written notice thereof;
(B)    a copy of the instrument or instruments of Transfer;
(C)    a certificate from an officer of Borrower stating (1) with respect to any Transfer, the consideration, if any, being paid for the Transfer, and (2) that such Transfer does not materially impair the utility and operation of the Individual Property and would not reasonably be expected to have and does not have a Material Adverse Effect; and
(D)    reimbursement of all of Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred

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in connection with such Transfer (which shall be paid by Borrower whether or not the proposed Transfer actually occurs).
(b)    Notwithstanding the foregoing provisions of this Section 7.5, for so long as the Loan is included in a REMIC Trust in connection with a Securitization, no release of the Outparcel from the Lien of the Mortgages will be permitted unless, immediately after the Release, either (i) the LTV Ratio is equal to or less than one hundred twenty-five percent (125%) (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust, based solely on the value of the real property excluding personal property and going concern value, if any) or (ii) the principal balance of the Loan is paid down by the least of the following amounts: (A) an amount equal to the net proceeds or other compensation paid by a Governmental Authority in connection with a Transfer described in Section 7.5(a)(i), (B) the fair market value of the Outparcel at the time of release, or (C) an amount such that the LTV Ratio (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release.
Section 7.6.    Advised Entity Transfer
(a)    As a condition precedent to an Advised Entity Transfer, Borrower shall provide Lender with at least thirty (30) days prior written notice and comply with the applicable provisions set forth in Section 7.3 hereof and Section 7.4(a), (j) and (k) hereof.
Section 7.7.    Replacement Guarantor. If at any time during the term of the Loan, Borrower elects in connection with a Transfer (including, without limitation, an Advised Entity Transfer), then (A) Borrower shall have the right to cause a Replacement Guarantor to execute and deliver a replacement Guaranty, PIP Guaranty and Environmental Indemnity substantially in the form of the Guaranty, PIP Guaranty or Environmental Indemnity, as applicable, or otherwise in form acceptable to Lender (collectively, a “Substitute Guaranty”), (B) under such Substitute Guaranty, Replacement Guarantor shall assume all obligations of Guarantor under each of the Guaranty, PIP Guaranty and the Environmental Indemnity, (C) Replacement Guarantor shall furnish to Lender all documents evidencing Replacement Guarantor’s organization and good standing, and the qualification of the signers to execute the Substitute Guaranty and any other Loan Documents, which documents shall include certified copies of all documents relating to the organization and formation of Replacement Guarantor and of the entities, if any, which are partners or members of Replacement Guarantor, and (D) Replacement Guarantor shall furnish to Lender a New Non-Consolidation Opinion and an opinion of counsel satisfactory to Lender and its counsel (I) that Replacement Guarantor’s formation documents provide for the matters described in the foregoing clause (C), (II) that the substitution of the Replacement Guarantor has been duly authorized, executed and delivered, and that the Substitute Guaranty and the other Loan Documents are valid, binding and enforceable against Replacement Guarantor in accordance with their terms, (III) that Replacement Guarantor and any entity which is a controlling stockholder, member or general partner of Replacement Guarantor have been duly organized, and are in existence and good standing, and

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(IV) with respect to such other matters as Lender may reasonably request. Upon the execution and delivery by such Replacement Guarantor of a Substitute Guaranty, Guarantor shall be relieved of all liability under the Loan Documents for acts, events, conditions, or circumstances occurring or arising after the date of delivery of such evidence, except to the extent that such acts, events, conditions, or circumstances are the proximate result of acts, events, conditions, or circumstances that existed prior to the date of such delivery, whether or not discovered prior or subsequent to the date of such delivery, or were caused by such Guarantor or its Affiliates, provided that Guarantor shall bear the burden of proof to show that the event triggering liability under the Loan Documents first occurred after such transfer or ownership, was not the proximate result of events that first occurred prior to such transfer or ownership and was not caused by Guarantor or its Affiliates. In the event that Borrower replaces Guarantor with a Replacement Guarantor, Borrower shall deliver the financial statements of the Replacement Guarantor as required pursuant to Section 5.11 of this Agreement with respect to such Guarantor.
ARTICLE 8
INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
Section 8.1.    Insurance
(m)    Borrower shall obtain and maintain, or cause to be obtained and maintained, at all times insurance for Borrower and the Properties providing at least the following coverages:
(i)    comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value as defined in Section 8.2 (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or written on a no co-insurance form; (C) providing for no deductible in excess of $250,000.00 (except for deductibles for windstorm, flood, and earthquake coverage, which deductibles may be up to five percent (5%) of the total insurable value of the Properties set forth in the Policy); (D) Borrower may elect to increase the “all risk” deductible to $500,000.00 per occurrence (excluding named storm, earthquake and flood wherein such deductibles may not exceed 5%) provided that Borrower has a stop limit (aggregate cap) in place to prevent the annual aggregate from exceeding $2,500,000.00; and (E) if any of the Improvements or the use of the Properties shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full Replacement Cost, and coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to Lender. Windstorm/named storm replacement costs shall be calculated as referenced in Section 8.2(a) hereof and Borrower shall annually determine a probable maximum loss (PML) estimate for all assets insured in the portfolio, prepared by an independent third party qualified to perform such analysis and using the most current RMS software, or its equivalent. The named wind storm limit will be equal to or exceed the occurrence exceedance

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probability loss estimate for a 250-year return period. All insured assets shall participate equally in the cost allocation and be equally insured. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended (the “Flood Insurance Acts”) or its equivalent in compliance with such Flood Insurance Acts as determined by Lender, plus (2) such greater amount as Lender shall reasonably require plus (z) earthquake insurance in amounts and in form and substance mutually agreeable to Lender and Borrower in the event a Property located in an area with a high degree of seismic activity; provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
(ii)    business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Properties for the full period of Restoration (as reduced to reflect expenses not incurred during a period of Restoration); and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of eighteen (18) months from the date that the applicable Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the applicable Property for the succeeding twelve (12) month period. Notwithstanding the provisions hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(iii)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Properties coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Properties and (4) with an agreed amount endorsement waiving co-insurance provisions;

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(iv)    comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(v)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence, providing for no deductible in excess of $250,000 without prior written consent of Lender; and (B) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) blanket contractual liability for all insured contracts;
(vi)    if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;
(vii)    if applicable, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the State in which the applicable Property is located;
(viii)    umbrella and excess liability insurance in an amount not less than $100,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for liquor liability, employer’s liability and automobile liability, which umbrella liability coverage shall apply in excess of the liquor liability, employer’s liability and automobile liability coverage required herein;
(ix)    the insurance required under this Section 8.1(a) (i), (ii), (v) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 8.1(a) (i), (ii), (v) and (viii) above at all times during the term of the Loan. If the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) or a similar or subsequent statute is not in effect, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business income/rental loss insurance required hereunder on a stand-alone basis, and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount;
(x)    liquor liability containing minimum limits per occurrence of $1,000,000; and

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(xi)    upon sixty (60) days’ written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender and Borrower from time to time may agree are reasonable insurable hazards which at the time are commonly insured against for property similar to the Properties located in or around the region in which the Properties are located.
(n)    All insurance provided for in Section 8.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of (a) “A:X” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A” or better by at least two (2) of the Approved Rating Agencies including, (i) S&P, if S&P is rating the securities, (ii) Fitch, and (iii) Moody’s, if Moody’s is rating the Securities; or (b) a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with carriers having such ratings and the balance of the coverage is, in each case, with insurers having a rating of “BBB” or better by at least two (2) of the Approved Rating Agencies including, (i) S&P, if S&P is rating the securities, (ii) Fitch, and (iii) Moody’s, if Moody’s is rating the Securities and by A.M. Best not lower than “A:X.” Notwithstanding the foregoing, (a) Borrower shall be permitted to continue to use Ironshore Specialty Insurance Company and RSUI Indemnity Company under Borrower’s current Policies as of the Closing Date that are not rated with S&P (“Otherwise Rated Insurers”); provided that, (1) Borrower shall replace the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth hereinabove and (2) if, prior to renewal, the current AM Best or Moody’s rating of any such Otherwise Rated Insurer is withdrawn or downgraded, Borrower shall immediately replace any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth hereinabove; and (b) each of the existing insurers listed on Schedule XVII shall be deemed to comply with the foregoing Moody’s rating requirements of this Section 8.1(b) as of Closing and each such insurer shall remain acceptable for the purposes of this Section 8.1(b) for so long as such insurer maintains ratings with AM Best and the Rating Agencies not less than each had on the Closing Date. If Moody’s is rating the Securities and does not rate any replacement insurer on any of the Policies, approval from Moody’s of acceptability of such replacement insurer will be subject to a Rating Agency Confirmation from Moody’s. The Policies described in Section 8.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee; however, for any loss with an expected value less than $1,500,000 Borrower shall be permitted to adjust the loss and receive insurers payments direct, and Lender shall be notified of any loss with an value expected to exceed $1,000,000.
(o)    Any blanket insurance Policy shall provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of clause (a) hereof as determined by Lender.

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(p)    Prior to expiration of the Policies, evidence of the renewal of the Policies reasonably acceptable to Lender shall be furnished to Lender (to be followed by complete copies of the Policies upon request). Within forty five (45) days following inception of policies (or such earlier date on which the Insurance Premiums are due and payable), Borrower shall provide satisfactory evidence of payment of premiums (the “Insurance Premiums”) as required or requested by Lender.
(q)    All Policies provided for or contemplated by clause (a) hereof, shall name Borrower as a named insured and, in the case of liability policies, except for the Policy referenced in Section 8.1(a)(vi) and (vii) of this Agreement, shall name Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property policies, including but not limited to terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender and its successors and/or assigns providing that the loss thereunder shall be payable to Lender as its interests may appear.
(r)    All property Policies shall contain clauses or endorsements to the effect that:
(i)    no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii)    the Policy shall not be canceled and, if commercially available, materially changed (other than to increase the coverage provided thereby) without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium;
(iii)    Borrower shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and
(iv)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(s)    Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after ten (10) days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower

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to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.
(t)    If, at any time and from time to time during the term of the Loan, the property insurance policies maintained by any Condominium Board with respect to the Common Elements (as such term is defined in the Condominium Documents) at the related Individual Property do not fully comply with the requirements set forth in this Section 8.1 or, if not in compliance, are not otherwise acceptable to Lender in its sole discretion, then Borrower shall promptly notify Lender in writing and Borrower shall, at its sole cost and expense, promptly either procure and maintain or cause the applicable Condominium Board to procure and maintain insurance coverage in the event that the applicable Condominium Board does not provide the applicable insurance coverage required in this Section 8.1 or (y) “excess and contingent” insurance coverage in the event that the applicable Condominium Board does not have the sufficient insurance coverage required under Section 8.1, over and above any other valid and collectible coverage then in existence, as shall be necessary to bring such insurance coverage into full compliance with all of the terms and conditions of this Section 8.1.
Section 8.2.    Full Replacement Values
Borrower shall at all times maintain property insurance as defined in Section 8.1(a)(i) subject to the following:
(a)    The actual replacement cost of (i) the Improvements (exclusive of costs of excavations, foundations, underground utilities and footings) and Personal Property (“Full Replacement Cost”) at the Property and (ii) the business income/rental loss (“BI”) values are set forth on Schedule 8.2(a). At each renewal and subject to Lender’s reasonable approval, Borrower shall annually determine a fair and reasonable total insurable value (“TIV”) for each asset insured and report said TIVs to insurance carriers or panel of insurers. The TIV shall be defined as the total of (1) the Full Replacement Cost of the Property and (2) a BI value of twelve (12) months. Said BI values shall be calculated annually using the most recent annual operating profit and loss statements by an independent third party; provided that, in no event shall the limit available for the Property be less than an amount equal to the Full Replacement Cost of the Property plus eighteen (18) months of BI.
(b)    Reserved.
(c)    Critical high hazard earthquake coverage (California & Pacific Northwest) replacement costs shall be calculated as referenced in Section 8.1(a) above. Borrower, through an independent third party qualified to perform such risk analysis using the most current RMS software, or its equivalent, will annually determine, using an exceeding probability analysis, a probable maximum loss (PML) estimate for all high risk assets insured in the portfolio. The “limits” of high hazard earthquake coverage will be equal to or exceed the aggregate exceedance probability for a

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500 year return period. All insured assets participate equally in the cost allocation and are all equally insured.
Section 8.3.    Casualty
If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the Restoration in accordance with Section 8.5. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. Borrower shall adjust all claims for Insurance Proceeds that are in amounts less than the Restoration Threshold and Lender shall have the right to approve any adjustment of claims for Insurance Proceeds in amounts equal to or in excess of the Restoration Threshold; provided, however, if an Event of Default has occurred and is continuing, Lender shall have the exclusive right to participate in the adjustment of claims for Insurance Proceeds. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable in connection with any Individual Property and Borrower shall reimburse Lender for any expenses incurred by Lender in connection therewith, including without limitation, reasonable out-of-pocket attorneys’ fees.
Section 8.4.    Condemnation
Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property of which Borrower has knowledge and shall deliver to Lender copies of any and all documents served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all documents requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of such Individual Property and otherwise comply with the provisions of Section 8.5, whether or not Lender makes any Net Proceeds available pursuant to Section 8.5. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have

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been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
Section 8.5.    Restoration
The following provisions shall apply in connection with the Restoration of each Individual Property:
(b)    If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt of Borrower’s written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
(c)    If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration subject to the conditions of and in accordance with the provisions of this Section 8.5. The term “Net Proceeds” for purposes of this Section 8.5 shall mean: (i) the net amount of all insurance proceeds received by Lender as a result of a Casualty (excluding insurance proceeds from rent loss, liability or workers’ compensation coverage), after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees and disbursements), if any, in collecting the same (“Insurance Proceeds”), or (ii) the net amount of the Award as a result of a Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees and disbursements), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.
(ii)    Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:
(A)    no Event of Default shall have occurred and be continuing;
(B)    (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on any Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty and the amount of damage does not exceed thirty percent (30%) of any Individual Property’s fair market value (as reasonably determined by Lender) immediately prior to the occurrence of such Casualty, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting any Individual Property is taken, such land is located along the perimeter or periphery of any Individual Property, and less than fifteen percent (15%) of the aggregate floor area of the Improvements is taken and the taking does not exceed fifteen percent (15%) of any Individual Property’s fair market value immediately prior to the occurrence of such taking;

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(C)    the occurrence of such Casualty or Condemnation shall not result in the termination of any Management Agreement, any Franchise Agreement or any Operating Lease;
(D)    Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;
(E)    Lender shall be satisfied that all scheduled payments of principal and interest under the Note, which will be incurred during the period of Restoration will be covered out of the Net Proceeds, insurance coverage referred to in Section 8.1(a)(iii) above, or other funds of Borrower;
(F)    Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) unless otherwise agreed to by Manager and Franchisor (as applicable), the earliest date required for such completion under the terms of the Management Agreement and Franchise Agreement (as applicable) or any material agreements affecting any Individual Property, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation, or (4) the expiration of the insurance coverage referred to in Section 8.1(a)(iii);
(G)    Lender shall be satisfied that the fair market value and cash flow from each Individual Property after the Restoration will not be less than the fair market value and cash flow immediately prior to the Casualty or Condemnation, as applicable;
(H)    Each Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all Legal Requirements and will be in compliance with the related Ground Lease, Property Documents and Condominium Documents;
(I)    the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
(J)    such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the Improvements that would reasonably be expected to have a Material Adverse Effect;
(K)    Borrower shall deliver, or cause to be delivered, to Lender a detailed budget certified by Borrower’s architect or engineer setting forth the cost

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of completing the Restoration, which budget shall be reasonably acceptable to Lender, together with complete plans and specifications for the Restoration; and
(L)    the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable judgment to cover the cost of the Restoration.
(iii)    Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 8.5(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all the conditions precedent to such advance, including those set forth in Section 8.5(b)(i), have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy. Insurance Proceeds from rent loss or business interruption coverage, as applicable, which are required to be maintained by Borrower pursuant to Section 8.1(a), shall be controlled by Lender at all times, shall not be subject to the provisions of this Section 8.5 and shall be used solely for the payment of the obligations under the Loan Documents and operating expenses.
(iv)    All plans and specifications required in connection with the Restoration which relate to work estimated to cost in excess of $50,000, shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Restoration Consultant”), in each case, which shall not be unreasonably withheld, conditioned or delayed. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration engaged to perform work estimated to cost in excess of $50,000, as well as the contracts in excess of $50,000 under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Restoration Consultant, in each case, which shall not be unreasonably withheld, conditioned or delayed. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.
(v)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage. The term “Restoration Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the

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Restoration Consultant, until the Restoration has been completed. The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Lender of satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 8.5(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.5(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgages and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(vi)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vii)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 8.5(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.
(viii)    The excess, if any, of the Insurance Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.5(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by

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Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.
(d)    All Net Proceeds not required to be made available for Restoration, returned to Borrower as excess Net Proceeds pursuant to Section 8.5(b)(vii), or in the case of Condemnation Proceeds, applied by Lender in accordance with this Section 8.5(c), may (i) be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.6(b) hereof, or, (ii) at the sole discretion of Lender, be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as Lender shall designate. If, pursuant to this Section 8.5, Lender shall receive and retain Net Proceeds, the Debt shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction thereof; provided, however, that in the event the Net Proceeds are applied to the Debt in accordance with Section 2.6(b) hereof due to Lender not making the Net Proceeds available for Restoration and such Net Proceeds are not sufficient to repay the applicable Release Price for the Individual Property that is the subject of such Casualty or Condemnation in its entirety, then for so long as no Event of Default has occurred and is continuing, Borrower shall be permitted to prepay the remainder of such Release Price in compliance with the requirements of Article 2, without the requirement for defeasance or the payment of any Spread Maintenance Premium or other prepayment premiums, fee or penalty and obtain a release of the Lien on such Property in accordance with the terms and provisions of this Agreement. Following the Securitization of the Loan, if, after a Condemnation or a Casualty, the LTV Ratio is greater than one hundred twenty-five percent (125%), then Borrower shall be required to repay a portion of the principal balance of the Debt by an amount equal to the least of the following amounts: (i) all Condemnation Proceeds or Insurance Proceeds, as applicable, (ii) the fair market value of the such portion of the Individual Property that is the subject of a Condemnation or Casualty, as applicable, at the time of such Condemnation or Casualty, as applicable, and (iii) an amount such that the LTV Ratio following such Condemnation or Casualty, as applicable, is not greater than the LTV Ratio immediately prior to the Condemnation or Casualty, as applicable.
(e)    In the event of foreclosure of any Mortgage, or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Lender or other transferee in the event of such other transfer of title.
ARTICLE 9
RESERVE FUNDS
Section 9.1.    Required Repairs
(d)    Borrower shall make the repairs and improvements to each Individual Property set forth on Schedule 9.1 and as more particularly described in the Property Condition Report prepared in connection with the closing of the Loan (such repairs hereinafter referred to as “Required Repairs”). All Required Repairs (other than the Secondary Containment Required

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Repairs and the Required Repairs related to the completion of the façade repairs at the Individual Property commonly known as The Churchill Hotel and provided that the failure to complete such Required Repair does not endanger any tenant, patron or other occupant of the Individual Property or the general public) shall be completed within twelve (12) months (the “Required Repair Deadline”) of the Closing Date; provided, however, if Borrower shall have been unable to complete such Required Repair by the Required Repair Deadline, Borrower shall have the right, without the consent of Lender, to extend the Required Repair Deadline to the First Required Repair Extended Deadline and further to the Final Required Repair Extended Deadline, as applicable, provided that the following conditions are satisfied: Lender shall have received a certificate executed by an officer of Borrower certifying that Borrower has used commercially reasonable efforts to complete such Required Repair by the Required Repair Deadline and that the failure to complete such Required Repair does not endanger any tenant, patron or other occupant of the Individual Property or the general public and does not materially and adversely affect the value of the Individual Property; provided, however, further, in the event that Borrower shall have been unable to complete such Required Repair by the Final Required Repair Extended Deadline, the Final Required Repair Extended Deadline may, with the prior written consent of Lender, be further extended to a date determined by Lender. The Required Repair related to the completion of the façade repairs at the Individual Property commonly known as The Churchill Hotel shall be completed within twenty-four (24) months of the Closing Date (“Churchill Façade Required Repair Deadline”); provided, however, if Borrower shall have been unable to complete such Required Repair by the Churchill Façade Required Repair Deadline, the Churchill Façade Required Repair Deadline may, with the prior written consent of Lender, be extended to a date determined by Lender. If the failure to complete any Required Repair can reasonably be expected to endanger any tenant, patron or other occupant of the Individual Property or the general public, such Required Repair must be completed within ninety (90) days of the Closing Date. Borrower shall complete the Required Repairs in a good and workmanlike manner and otherwise in accordance with this Agreement. With respect to the Individual Properties commonly known as Hilton Parsippany, Marriott Omaha and Marriott Sugar Land, Borrower shall, within ninety (90) days of the Closing Date (at its sole cost and expense), install the secondary containment ASTs set forth across from such Individual Property’s name on Schedule 9.1 attached hereto, and, with respect to the Individual Property commonly known as Renaissance Palm Springs, Borrower shall, within one hundred eighty (180) days of the Closing Date (at its sole cost and expense), install the secondary containment ASTs set forth across from such Individual Property’s name on Schedule 9.1 attached hereto, in each case in accordance with the terms of this Agreement and all applicable laws (such repairs, collectively, the “Secondary Containment Required Repairs”).
(e)    Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent to fund the Required Repairs (the “Required Repair Account”) into which Borrower shall deposit on the date hereof the amount of $3,099,020.76, which amount equals one hundred twenty-five percent (125%) of the estimated cost for the completion of the Required Repairs. Amounts so deposited shall hereinafter be referred to as the “Required Repair Funds”.

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(f)    Upon the earliest to occur of (i) the timely completion of all Required Repairs, as verified by Lender in its reasonable discretion, (ii) the payment in full of the Debt or (iii) the earlier release of the Lien of the Mortgages (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, provided no Event of Default is then continuing, all amounts remaining on deposit, if any, in the Required Repair Account shall be returned to Borrower.
Section 9.2.    Replacements
(w)    On an ongoing basis throughout the term of the Loan, Borrower shall make capital repairs, replacements and improvements necessary to keep the Properties, including, but not limited to FF&E, in good order and repair and in a good marketable condition or prevent deterioration of the Properties (collectively, the “Replacements”).
Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent to fund the Replacements (the “FF&E Reserve Account”) into which Borrower shall deposit on the date hereof $1,497,446.95. Borrower shall deposit an amount equal to four percent (4%) of Gross Revenues for the second preceding calendar month (the “FF&E Reserve Monthly Deposit”) into the FF&E Reserve Account on each Payment Date; provided that, to the extent Replacements for any Individual Property are reserved for by the applicable Brand Manager pursuant to the applicable Management Agreement, the required deposit to the FF&E Reserve Account hereunder with respect to such Individual Property will be reduced on a dollar-for-dollar basis by such amount. Amounts so deposited shall hereinafter be referred to as “FF&E Reserve Funds.”
(x)    Any amount remaining in the FF&E Reserve Account after the Debt has been paid in full shall be returned (i) in the event the Mezzanine A Loan is outstanding, to Mezzanine A Lender to be applied in accordance with the Mezzanine A Loan, (ii) in the event the Mezzanine A Loan has been paid in full but the Mezzanine B Loan is outstanding, to Mezzanine B Lender to be applied in accordance with the Mezzanine B Loan, (iii) in the event the Mezzanine A Loan and the Mezzanine B Loan have been paid in full but the Mezzanine C Loan is outstanding, to Mezzanine C Lender to be applied in accordance with the Mezzanine C Loan, (iv) in the event that the Mezzanine A Loan, the Mezzanine B Loan and the Mezzanine C Loan have been paid in full but the Mezzanine D Loan is outstanding, to Mezzanine D Lender to be applied in accordance with the Mezzanine D Loan, or (v) in the event that each Mezzanine Loan has been paid in full, to Borrower.
Section 9.3.    Intentionally Omitted
Section 9.4.    Tax and Insurance Reserve Funds
(f)    Unless Lender determines that such items are adequately reserved for by a Brand Manager pursuant to the applicable Management Agreement, Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent sufficient to discharge Borrower’s obligations for the payment of Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof (the “Tax and Insurance Reserve Account”) into which Borrower shall deposit on the

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date hereof $7,996,260.76, which amount, when added to the required monthly deposits set forth in the next sentence, shall be sufficient to make the payments of Property Taxes and Insurance Premiums as required herein. Borrower shall deposit into the Tax and Insurance Reserve Account on each Payment Date (a) one-twelfth of the Property Taxes that Lender estimates will be payable during the next ensuing twelve (12) months or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Property Taxes at least thirty (30) days prior to the earlier of (i) the date that the same will become delinquent and (ii) the date that additional charges or interest will accrue due to the non- payment thereof, and (b) except to the extent that the insurance required hereunder is maintained under a blanket insurance Policy acceptable to Lender in accordance with Section 8.1(c), one-twelfth of the Insurance Premiums that Lender estimates will be payable during the next ensuing twelve (12) months for the renewal of the coverage afforded by the Policies upon the expiration thereof or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Reserve Funds”). Lender will apply the Tax and Insurance Reserve Funds to payments of Property Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.4 and Section 8.1 hereof. In making any disbursement from the Tax and Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office or tax lien service (with respect to Property Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Reserve Funds shall exceed the amounts due for Property Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Account. If at any time Lender reasonably determines that the Tax and Insurance Reserve Funds are not or will not be sufficient to pay Property Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.
(g)    Any amount remaining in the Tax and Insurance Reserve Account after the Debt has been paid in full shall be returned (i) in the event the Mezzanine A Loan is outstanding, to Mezzanine A Lender to be applied in accordance with the Mezzanine A Loan, (ii) in the event the Mezzanine A Loan has been paid in full but the Mezzanine B Loan is outstanding, to Mezzanine B Lender to be applied in accordance with the Mezzanine B Loan, (iii) in the event the Mezzanine A Loan and the Mezzanine B Loan have been paid in full but the Mezzanine C Loan is outstanding, to Mezzanine C Lender to be applied in accordance with the Mezzanine C Loan, (iv) in the event that the Mezzanine A Loan, the Mezzanine B Loan and the Mezzanine C Loan have been paid in full but the Mezzanine D Loan is outstanding, to Mezzanine D Lender to be applied in accordance with the Mezzanine D Loan, or (v) in the event that each Mezzanine Loan has been paid in full, to Borrower.
Section 9.5.    Excess Cash

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Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent into which Borrower shall deposit all Excess Cash on each Payment Date during the continuation of a Cash Sweep Period (provided no Unflagged Trigger Event or Pre-Expiration Event has occurred and is continuing) (the “Excess Cash Reserve Account”). Amounts so deposited shall hereinafter be referred to as the “Excess Cash Reserve Funds”. Excess Cash Reserve Funds shall be held by Lender as additional security for the Loan; provided, however, during the continuance of an Event of Default, Lender shall have the right, but not the obligation, in its sole discretion to apply Excess Cash Reserve Funds to the Debt in such order and in such manner as Lender shall elect. Provided no Event of Default has occurred and is continuing and so long as no Cash Sweep Period then exists, all sums on deposit in the Excess Cash Reserve Account shall be disbursed to Borrower on the 27th of each calendar month preceding the next Payment Date. Any amount remaining in the Excess Cash Reserve Account after the Debt has been paid in full shall be returned (i) in the event the Mezzanine A Loan is outstanding, to Mezzanine A Lender to be applied in accordance with the Mezzanine A Loan, (ii) in the event the Mezzanine A Loan has been paid in full but the Mezzanine B Loan is outstanding, to Mezzanine B Lender to be applied in accordance with the Mezzanine B Loan, (iii) in the event the Mezzanine A Loan and the Mezzanine B Loan have been paid in full but the Mezzanine C Loan is outstanding, to Mezzanine C Lender to be applied in accordance with the Mezzanine C Loan, (iv) in the event that the Mezzanine A Loan, the Mezzanine B Loan and the Mezzanine C Loan have been paid in full but the Mezzanine D Loan is outstanding, to Mezzanine D Lender to be applied in accordance with the Mezzanine D Loan, or (v) in the event that each Mezzanine Loan has been paid in full, to Borrower.
Section 9.6.    Required Work
Borrower shall diligently pursue all Required Repairs and Replacements (collectively, the “Required Work”) to completion in accordance with the following requirements:
(a)    Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Required Work to the extent such contracts or work orders exceed $500,000. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.
(b)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the option to withhold disbursement for such unsatisfactory Required Work and to proceed under existing contracts or to contract with third parties to complete such Required Work and to apply the Required Repair Funds or the FF&E Reserve Funds, as applicable, toward the labor and materials necessary to complete such Required Work, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.
(c)    During the continuance of an Event of Default, in order to facilitate Lender’s completion of the Required Work, Borrower grants Lender the right to enter onto the Properties and perform any and all work and labor necessary to complete the Required Work and/or employ

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watchmen to protect the Properties from damage. All sums so expended by Lender, to the extent not from the Reserve Funds, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgages. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Required Work in the name of Borrower upon Borrower’s failure to do so in a workmanlike and timely manner. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any of the Reserve Funds for the purpose of making or completing the Required Work; (ii) to make such additions, changes and corrections to the Required Work as shall be necessary or desirable to complete the Required Work; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be necessary or desirable for the completion of the Required Work, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Properties or the rehabilitation and repair of the Properties; and (vii) to do any and every act which Borrower might do on its own behalf to fulfill the terms of this Agreement.
(d)    Nothing in this Section 9.6 shall: (i) make Lender responsible for making or completing the Required Work; (ii) require Lender to expend funds in addition to the Reserve Funds to make or complete any Required Work; (iii) obligate Lender to proceed with the Required Work; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Required Work.
(e)    Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties performing Required Work pursuant to this Section 9.6 to enter onto the Properties, together with a representative of Borrower, during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Required Work and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Required Work which are or may be kept at the Properties, and to complete any Required Work made pursuant to this Section 9.6. Borrower shall cause all contractors and subcontractors to cooperate with Lender and Lender’s representatives or such other persons described above in connection with inspections described in this Section 9.6 or the completion of Required Work pursuant to this Section 9.6.
(f)    Lender may, to the extent any Required Work exceeds Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00), require an inspection of the Properties, inspect the Properties at Borrower’s expense prior to making a disbursement of the Reserve Funds in order to verify completion of the Required Work for which reimbursement is sought. Borrower shall pay Lender a reasonable inspection fee not exceeding $500 for each such inspection. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of the Reserve Funds. Borrower shall

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pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.
(g)    The Required Work and all materials, equipment, fixtures, or any other item comprising a part of any Required Work shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialman’s or other Liens (except for Permitted Encumbrances).
(h)    Unless Borrower has delivered acceptable lien waivers for all applicable mechanics and materialmens, before each disbursement of the Reserve Funds for Required Work in excess of $500,000, Lender may require Borrower to provide Lender with a search of title to the Properties effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s or other Liens of any nature have been placed against the Properties since the date of recordation of the Mortgages and that title to the Properties are free and clear of all Liens (except for Permitted Encumbrances).
(i)    All Required Work shall (x) be completed in good and workmanlike manner as soon as practicable after the commencement of such Required Work and (y) comply with all Legal Requirements and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.
Section 9.7.    Release of Reserve Funds
(g)    Upon written request from Borrower and satisfaction of the requirements set forth in this Agreement, Lender shall disburse to Borrower within thirty (30) days amounts from (i) the Required Repair Account to the extent necessary to pay for or reimburse Borrower for the actual costs of each Required Repair (but not exceeding one hundred twenty-five percent (125%) of the original estimated cost of such Required Repair as set forth on Schedule 9.1, unless Lender has agreed to reimburse Borrower for such excess cost pursuant to Section 9.7(f)), (ii) the FF&E Reserve Account to the extent necessary to pay for or reimburse Borrower for the actual costs of any approved Replacements or (iii) the Environmental Reserve Account to the extent necessary to pay for or reimburse Borrower for the actual costs of any Mitigation Work, Further Investigations or Mitigation Monitoring. Notwithstanding the preceding sentence or anything contained herein to the contrary, in no event shall Lender be required to (w) disburse any amounts which would cause the amount of funds remaining in the Required Repair Account after any disbursement (other than with respect to the final disbursement) to be less than one hundred twenty-five percent (125%) of the then current estimated cost of completing all remaining Required Repairs for the applicable Individual Property, (x) disburse funds from any of the Reserve Accounts if an Event of Default exists, (y) disburse funds from the FF&E Reserve Account to reimburse Borrower for the costs of routine repairs or maintenance to any Individual Property or for costs which are to be reimbursed from funds held in the Required Repair Account, or (z) disburse any amounts which would cause the amount of funds remaining in the Environmental Reserve Account after any disbursement (other than with respect to the final disbursement) to be less than one hundred twenty-five percent (125%)

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of the then current estimated cost of completing all remaining Mitigation Work, Mitigation Monitoring or Further Investigations for the applicable Individual Property.
(h)    With each request for disbursement, Borrower shall certify in writing to Lender that all Required Work or Mitigation Work, as applicable, has been performed in a good and workmanlike manner in accordance with all Legal Requirements and that all such Required Work or Mitigation Work, as applicable, has been completed lien free and paid for in full or will be paid for in full upon disbursement of the requested funds. In addition, each request for disbursement in excess of $250,000 shall be on a form provided or approved by Lender and shall (i) include copies of invoices for all items or materials purchased and all labor or services provided, (ii) specify (A) the Required Work or Mitigation Work, as applicable, for which the disbursement is requested, (B) the quantity and price of each item purchased, if the Required Work or Mitigation Work, as applicable, includes the purchase or replacement of specific items, (C) the price of all materials (grouped by type or category) used in any Required Work or Mitigation Work, as applicable, other than the purchase or replacement of specific items, and (D) the cost of all contracted labor or other services applicable to each Required Work or Mitigation Work, as applicable, for which such request for disbursement is made, (iii) if requested by Lender, conditional lien waivers from each contractor, supplier, materialman, mechanic or subcontractor with respect to the completion of its work or delivery of its materials. Except as provided in Section 9.7(d), each request for disbursement shall be made only after completion of the Required Repair or Replacement, as applicable, for which disbursement is requested. Borrower shall provide Lender evidence satisfactory to Lender in its reasonable judgment of such completion or performance. Further, each request for disbursement for the payment or reimbursement of costs and expenses related to Further Investigations or Mitigation Monitoring shall be accompanied by invoices for all such costs or expenses which are the subject of such disbursement request.
(i)    Any lien waiver delivered hereunder shall conform to all Legal Requirements and shall cover all work performed and materials supplied (including equipment and fixtures) for any Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current disbursement request.
(j)    If the cost of any item of Required Work or Mitigation Work, as applicable, exceeds $250,000, a request for disbursement from the Reserve Accounts may be made after completion of a portion of the work under such contract, provided (A) the materials for which the request is made are on site at any Individual Property and are properly secured or have been installed in any Individual Property, (B) all other conditions in this Agreement for disbursement have been satisfied, and (C) in the case of a Replacement are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required.
(k)    Borrower shall not make a request for, nor shall Lender have any obligation to make, any disbursement from any Reserve Account more frequently than once in any calendar month for each Individual Property and (except in connection with the final disbursement) in any

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amount less than the lesser of (i) $10,000 or (ii) the total cost of the Required Work for which the disbursement is requested.
(l)    Intentionally Omitted.
(m)    Lender’s disbursement of any Reserve Funds or other acknowledgment of completion of any Required Work or Mitigation Work, as applicable, in a manner satisfactory to Lender shall not be deemed a certification or warranty by Lender to any Person that the Required Work or Mitigation Work, as applicable, has been completed in accordance with Legal Requirements.
(n)    Without limiting any of the provisions set forth in Article 9, if the funds in any Reserve Account should exceed the amount of payments actually applied by Lender for the purposes of the account, Lender in its sole discretion shall either return any excess to Borrower or credit such excess against future payments to be made to that Reserve Account. If at any time Lender reasonably determines that the Reserve Funds are not or will not be sufficient to make the required payments, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.
(o)    Without limiting any of the provisions set forth in Article 9, upon the occurrence of a release of an Individual Property in accordance with this Agreement, provided no Cash Sweep Period shall then exist, Lender shall cause a portion of the unspent Reserve Funds allocable to such Individual Property to be retained by Lender in the applicable Reserve Account and credit such retained amounts to future deposits required to be made to such Reserve Account under this Agreement in an amount equal to the portion of the unspent Reserve Funds allocated to such Individual Property being released.
(p)    The insufficiency of any balance in any of the Reserve Accounts shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.
Section 9.8.    Ground Lease Reserve Funds
Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent (the “Ground Lease Reserve Account”) into which Borrower shall deposit on each Payment Date the sum of one-twelfth of the base rent, percentage rent and any and all other charges due (the “Ground Rent”) under the Ground Lease that Lender reasonably estimates will be payable during the next ensuing twelve (12) months or such higher amount necessary to accumulate with Lender sufficient funds to pay all Ground Rent (the “Ground Lease Reserve Funds”). Lender shall apply any amounts held in the Ground Lease Reserve Account to the payment of Ground Rent under the Ground Lease. Any amount remaining in the Ground Lease Reserve Account after the Debt has been paid in full shall be returned (i) in the event the Mezzanine A Loan is outstanding,

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to Mezzanine A Lender to be applied in accordance with the Mezzanine A Loan, (ii) in the event the Mezzanine A Loan has been paid in full but the Mezzanine B Loan is outstanding, to Mezzanine B Lender to be applied in accordance with the Mezzanine B Loan, (iii) in the event the Mezzanine A Loan and the Mezzanine B Loan have been paid in full but the Mezzanine C Loan is outstanding, to Mezzanine C Lender to be applied in accordance with the Mezzanine C Loan, (iv) in the event that the Mezzanine A Loan, the Mezzanine B Loan and the Mezzanine C Loan have been paid in full but the Mezzanine D Loan is outstanding, to Mezzanine D Lender to be applied in accordance with the Mezzanine D Loan, or (v) in the event that each Mezzanine Loan has been paid in full, to Borrower or the person shown on Lender’s or Mezzanine Lender’s records as being the owner of the applicable Ground Leased Property and no other party shall have any right or claim thereto. If at any time Lender reasonably determines that the Ground Lease Reserve Funds are not or will not be sufficient to make payments due under the Ground Lease in a timely manner, Lender shall notify Borrower of any such determination and Borrower shall pay to Lender any amount required by Lender to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.
Section 9.9.    PIP Reserve Funds.
(g)    Borrower shall deposit into an Eligible Account held by Lender or Lender’s agent (the “PIP Reserve Account”) on the Closing Date, the sum of $6,359,709.00 for the completion of the budgeted PIP Work for 2015 under the Scheduled PIPs. Thereafter, on the first Payment Date of each calendar year or on the first Payment Date following the imposition by Franchisor or Manager, as applicable, of any PIP relating to a Replacement Management Agreement (or Extended Replacement Management Agreement) and/or Replacement Franchise Agreement (or Extended Replacement Franchise Agreement) (the “New PIP”) or Franchisor’s or Manager’s, as applicable, agreement to change any then-existing PIP (including any Scheduled PIP), as applicable, if the then outstanding Aggregate PIP Work Costs (inclusive of costs and expenses related to any Scheduled PIP and New PIP) is equal to or greater than $20,000,000.00 (the “PIP Threshold”), Borrower shall deposit with Lender an amount equal to the unreserved portion of the PIP Required Deposit for such calendar year. Notwithstanding anything contained herein to the contrary, in the event that Guarantor fails to satisfy the Minimum Net Worth Requirement, Borrower shall (i) deposit or cause to be deposited into the PIP Reserve Account an amount equal to one hundred percent (100%) of the then-outstanding unreserved Aggregate PIP Work Costs (inclusive of costs and expenses related to any Scheduled PIP and New PIP) or (ii) cause a Replacement Guarantor to deliver to Lender a substitute PIP Guaranty in the form of the PIP Guaranty delivered to Lender on the Closing Date. If at any time, the then-outstanding Aggregate PIP Work Costs equal or exceed ten percent (10%) of the then-outstanding principal balance of the Loan, upon request of Lender, Borrower shall deliver, at Borrower’s sole cost and expense, a New Non-Consolidation Opinion. If the Borrower is unable to deliver a New Non-Consolidation Opinion in accordance with the immediately preceding sentence, Borrower shall deposit into the PIP Reserve Account an amount equal to the amount by which the then-outstanding Aggregate PIP Work Costs equal or exceed ten percent (10%) of the then-outstanding principal balance of the Loan. Amounts held in the PIP Reserve Account are herein referred to as the “PIP Reserve Funds”.

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(h)    Provided no Event of Default shall have occurred and be continuing, within thirty (30) days of Borrower’s complying with the requirements contained in the Section 9.9, Lender shall make disbursements from the PIP Reserve Account directly to Borrower as requested by Borrower for Borrower’s actual out of pocket expenses incurred in connection with performance of the PIP, no more frequently than once in any thirty (30) day period and in an amount of no less than $5,000.00, upon delivery by Borrower of (1) Lender’s standard form of draw request accompanied by copies of invoices for the amounts requested, including, without limitation, invoices for all items or materials purchased and all labor or services provided showing (A) the quantity and price of each item purchased, if such PIP includes the purchase or replacement of specific item, (B) the price of all materials (grouped by type or category) used in other than the purchase or replacement of specific items, (C) the cost of all contracted labor or other services or expenses attributable to such PIP, and (D) the PIP Completion Evidence, (2) if required by Lender, for requests in excess of $250,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment (conditioned upon the receipt of payment of the requested fund) and (3) such other evidence as may be reasonably required by Lender of performance and payment of the applicable PIP. Lender may additionally require an inspection of the Property at Borrower’s expense prior to making a disbursement from the PIP Reserve Account, in order to verify completion of replacements and repairs of items in excess of $250,000.00 for which reimbursement is sought.
(i)    Any amount remaining in the PIP Reserve Account after the Debt has been paid in full shall be returned (i) in the event the Mezzanine A Loan is outstanding, to Mezzanine A Lender to be applied in accordance with the Mezzanine A Loan, (ii) in the event the Mezzanine A Loan has been paid in full but the Mezzanine B Loan is outstanding, to Mezzanine B Lender to be applied in accordance with the Mezzanine B Loan, (iii) in the event the Mezzanine A Loan and the Mezzanine B Loan have been paid in full but the Mezzanine C Loan is outstanding, to Mezzanine C Lender to be applied in accordance with the Mezzanine C Loan, (iv) in the event that the Mezzanine A Loan, the Mezzanine B Loan and the Mezzanine C Loan have been paid in full but the Mezzanine D Loan is outstanding, to Mezzanine D Lender to be applied in accordance with the Mezzanine D Loan, or (v) in the event that each Mezzanine Loan has been paid in full, to Borrower.
(j)    The insufficiency of any balance in the PIP Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.
Section 9.10.    Environmental Reserve
(f)    Borrower shall comply with the terms and covenants set forth in Sections 5.31 and 5.32 hereof. Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent (the “Environmental Reserve Account”). The following subaccounts of the Environmental Reserve Account shall be maintained on a ledger entry basis: (i) a Ritz Carlton Environmental Reserve Subaccount and (ii) a Crowne Plaza Ravinia Environmental Reserve Subaccount. On the Closing Date, Borrower shall deposit the aggregate amount of $312,500.00

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(which amount represents one hundred twenty five (125)% of EBI’s aggregate cost estimate to complete the Further Investigations, Mitigation Work and Mitigation Monitoring at the Individual Properties commonly known as Ritz Carlton Atlanta and Crowne Plaza Ravinia) into the Environmental Reserve Account, with (A) $156,250.00 being deposited into the Ritz Carlton Environmental Reserve Subaccount, of which $118,750 shall be used to complete the Further Investigations and Mitigation Work at the Individual Property commonly known as the Ritz- Carlton Atlanta (such amount, the “Ritz Carlton Investigation/Mitigation Funds”) and $37,500 shall be used to complete any recommended Mitigation Monitoring pursuant to Further Investigations at such Individual Property (such amounts, the “Ritz Carlton Monitoring Funds”) and (B) $156,250.00 being deposited into the Crowne Plaza Ravinia Environmental Reserve Subaccount of which $118,750 shall be used to complete the Further Investigations and Mitigation Work at the Individual Property commonly known as the Crowne Plaza Ravinia (such amount, the “Crowne Plaza Ravinia Investigation/Mitigation Funds”; together with the, Ritz Carlton Investigation/Mitigation Funds, collectively, the “Investigation/Mitigation Funds”) and $37,500 shall be used to complete any recommended Mitigation Monitoring pursuant to Further Investigations at such Individual Property (such amounts, the “Crowne Plaza Ravinia Monitoring Funds”; together with the Ritz Carlton Monitoring Funds, collectively, the “Monitoring Funds”). Amounts so deposited shall hereinafter be referred to as the “Environmental Reserve Funds.”
(g)    Without limiting the provisions of Section 9.7 hereof, provided no Event of Default has occurred and is continuing, with respect to the Individual Properties commonly known as the Crowne Plaza Ravinia and the Ritz Carlton Atlanta, the applicable Investigation/Mitigation Funds shall be released after Lender’s receipt of either (i) the Investigation Reports for such Individual Property providing that no further investigation, mitigation, or remediation is required at such Individual Property or (ii) the Mitigation Consultant’s written certification of completion of all Mitigation Work at such Individual Properties and, if applicable, a no further action letter (or other substantially similar letter) is obtained.
(h)    Without limiting the provisions of Section 9.7 hereof, provided no Event of Default has occurred and is continuing, the Monitoring Funds shall be released upon Lender’s receipt of the Mitigation Consultant’s certification of completion of the Mitigation Monitoring or in the event no Mitigation Monitoring is required by the Mitigation Consultant.
Section 9.11.    Condominium Charges Funds
(a)    Unless Lender determines that such items are adequately reserved for by a Brand Manager pursuant to the applicable Management Agreement or paid for by a Manager pursuant to the applicable Management Agreement, Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent sufficient to discharge Borrower’s obligations for the payment of Common Charges, special assessments and other assessments (collectively, the “Condominium Charges”) charged to, or otherwise payable by, Borrower under the Condominium Documents or the related Ground Lease (the “Condominium Charges Reserve Account”) into which Borrower shall deposit on the date hereof $0.00, which amount, when added to the required

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monthly deposits set forth in the next sentence, shall be sufficient to make the payments of Condominium Charges as required herein and under the related Condominium Documents and Ground Lease. Borrower shall deposit into the Condominium Charges Reserve Account on each Payment Date one-twelfth of the Condominium Charges that Lender estimates will be payable during the next ensuing twelve (12) months or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Condominium Charges at least thirty (30) days prior to the earlier of (i) the date that the same will become delinquent and (ii) the date that additional charges or interest will accrue due to the non- payment thereof (said amounts hereinafter called the “Condominium Charges Funds”). Lender will apply the Condominium Charges Funds to payments of Condominium Charges required to be made by Borrower pursuant to this Agreement and the related Condominium Documents and Ground Lease. In making any disbursement from the Condominium Charges Reserve Account, Lender may do so according to any bill, statement or estimate procured from the Condominium Board, without inquiry into the accuracy of such bill, statement or estimate or claim thereof. If the amount of the Condominium Charges Funds shall exceed the amounts due for Condominium Charges pursuant to this Agreement and the related Condominium Documents and Ground Leases, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Condominium Charges Reserve Account. If at any time Lender reasonably determines that the Condominium Charges Funds are not or will not be sufficient to pay Condominium Charges by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.
(b)    Any amount remaining in the Condominium Charges Reserve Account after the Debt has been paid in full shall be returned (i) in the event the Mezzanine A Loan is outstanding, to Mezzanine A Lender to be applied in accordance with the Mezzanine A Loan, (ii) in the event the Mezzanine A Loan has been paid in full but the Mezzanine B Loan is outstanding, to Mezzanine B Lender to be applied in accordance with the Mezzanine B Loan, (iii) in the event the Mezzanine A Loan and the Mezzanine B Loan have been paid in full but the Mezzanine C Loan is outstanding, to Mezzanine C Lender to be applied in accordance with the Mezzanine C Loan, (iv) in the event that the Mezzanine A Loan, the Mezzanine B Loan and the Mezzanine C Loan have been paid in full but the Mezzanine D Loan is outstanding, to Mezzanine D Lender to be applied in accordance with the Mezzanine D Loan, or (v) in the event that each Mezzanine Loan has been paid in full, to Borrower.
Section 9.12.    Special Reserve Funds
(a)    Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent (the “Special Reserve Account”) into which Borrower shall deposit on each Payment Date occurring after the occurrence and during the continuance of (i) a Pre-Expiration Event, all Excess Cash Flow until the applicable Pre-Expiration Event Cure has occurred or (ii) an Unflagged Trigger Event, all Excess Cash Flow until the applicable Unflagged Trigger Event Cure has occurred. Amounts so deposited shall hereinafter be referred to as the “Special Reserve Funds.”

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Special Reserve Funds shall be held by Lender as additional collateral for the Loan and disbursed in accordance with this Section 9.12.
(b)    With respect to each Individual Property, provided no Event of Default has occurred and is continuing and provided, further, that a Replacement Franchise Agreement (or Extended Franchise Agreement) or Replacement Management Agreement (or Extended Management Agreement), as applicable, has been entered into in accordance with this Agreement, Lender shall deposit into the PIP Reserve Account that portion of the Special Reserve Funds related to such Individual Property that equals the PIP Required Deposit due pursuant to Section 9.9 hereof. If no PIP Required Deposit is due pursuant to Section 9.9 hereof, the portion of the Special Reserve Funds relating to such Individual Property shall be returned to Borrower. Under no circumstances shall any Special Reserve Funds relating to such Individual Property be returned to Borrower if an Event of Default shall exist.
(c)    Any amount remaining in the Special Reserve Account after the Debt has been paid in full shall be returned (i) in the event the Mezzanine A Loan is outstanding, to Mezzanine A Lender to be applied in accordance with the Mezzanine A Loan, (ii) in the event the Mezzanine A Loan has been paid in full but the Mezzanine B Loan is outstanding, to Mezzanine B Lender to be applied in accordance with the Mezzanine B Loan, (iii) in the event the Mezzanine A Loan and the Mezzanine B Loan have been paid in full but the Mezzanine C Loan is outstanding, to Mezzanine C Lender to be applied in accordance with the Mezzanine C Loan, (iv) in the event that the Mezzanine A Loan, the Mezzanine B Loan and the Mezzanine C Loan have been paid in full but the Mezzanine D Loan is outstanding, to Mezzanine D Lender to be applied in accordance with the Mezzanine D Loan, or (v) in the event that each Mezzanine Loan has been paid in full, to Borrower.
Section 9.13.    Reserve Funds Generally
(a)    Reserve Funds shall not be invested except in such Permitted Investments as determined and directed by Lender or its loan servicer. Except for Interest-Bearing Reserve Funds, all income and interest earned on the investment of Reserve Funds shall be for the account of and be retained by Lender or such loan servicer. All income and interest earned on the investment of Interest-Bearing Reserve Funds shall be for the account of Borrower. In no event shall Lender or its loan servicer be required to invest Reserve Funds in any particular type of Permitted Investment or select any particular account or credit funds therein at any particular rate of interest, provided that selection of the account and the rate of interest credited to Borrower on funds deposited therein shall be consistent with the general standards at the time being utilized by Lender or its loan servicer, as applicable, in establishing similar accounts for loans of comparable type. Any income or interest credited to Borrower hereunder shall be part of the applicable Reserve Account and shall be disbursed in accordance with the applicable provisions of this Article 9 related to such Reserve Account; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default. Borrower agrees that it shall include all interest to which it is entitled under the terms hereof as the income of Borrower and shall be the owner of the Reserve Funds for federal and applicable state and local tax purposes, except to the

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extent that Lender retains any interest for its own account during the occurrence and continuance of an Event of Default as provided herein.
(b)    Borrower grants to Lender a first priority perfected security interest in, and assigns and pledges to Lender, each of the Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Accounts and the Reserve Funds shall constitute additional security for the Debt. The provisions of this Section 9.13 are intended to give Lender “control” of the Reserve Accounts within the meaning of the UCC.
(c)    The Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts shall be subject to the exclusive dominion and control of Lender, which shall hold the Reserve Accounts and any or all Reserve Funds now or hereafter deposited in the Reserve Accounts subject to the terms and conditions of this Agreement. Without limitation of the foregoing, Borrower and Lender acknowledge and agree that: (i) each Reserve Account is a “securities account” (within the meaning of Section 8-501(a) of the UCC); (ii) all property held in any Reserve Account (including without limitation cash) shall be treated as a “financial asset” (within the meaning of Section 8-102(a)(9) of the UCC); and (iii) the security interest of Lender therein shall be automatically perfected by control pursuant to Sections 8-106(e) and 9-106(a) of the UCC. Borrower shall have no right of withdrawal from the Reserve Accounts or any other right or power with respect to the Reserve Accounts or any or all of the Reserve Funds now or hereafter deposited in the Reserve Accounts, except as expressly provided in this Agreement.
(d)    Lender shall furnish or cause to be furnished to Borrower, without charge, an annual accounting of each Reserve Account in the normal format of Lender or its loan servicer, showing credits and debits to such Reserve Account and the purpose for which each debit to each Reserve Account was made.
(e)    As long as no Event of Default is continuing, Lender shall make disbursements from the Reserve Accounts in accordance with this Agreement. All such disbursements shall be deemed to have been expressly pre authorized by Borrower, and shall not be deemed to constitute the exercise by Lender of any remedies against Borrower unless an Event of Default has occurred and is continuing and Lender has expressly stated in writing its intent to proceed to exercise its remedies as a secured party, pledgee or lienholder with respect to the Reserve Accounts.
(f)    If any Event of Default is continuing, Borrower shall immediately lose all of its rights to receive disbursements from the Reserve Accounts until the earlier to occur of (i) the date on which such Event of Default is cured to Lender’s satisfaction, or (ii) the payment in full of the Debt. In addition, at Lender’s election, Borrower shall lose all of its rights to receive interest on the Interest Bearing Reserve Funds during the occurrence and continuance of an Event of Default. Upon the occurrence and continuance of any Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Reserve

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Accounts. Without limitation of the foregoing, during the continuance of any Event of Default, Lender may use and disburse the Reserve Funds (or any portion thereof) for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item from any of the Reserve Accounts as required or permitted under this Agreement; or (E) any other purpose permitted by applicable Legal Requirements; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Reserve Funds and shall not in any event be deemed to constitute a set-off or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Reserve Funds to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgages.
(g)    The Reserve Funds shall not constitute escrow or trust funds and may be commingled in one or more Eligible Accounts with other funds controlled by Lender or its loan servicer, including, without limitation, funds pledged in favor of Lender by other borrowers, whether for the same purposes as the Reserve Accounts or otherwise. Without limiting any other provisions of this Agreement or any other Loan Document, the Reserve Accounts may be established and held in such name or names as Lender or its loan servicer, as agent for Lender, shall deem appropriate, including, without limitation, in the name of Lender or such loan servicer as agent for Lender. In the case of any Reserve Account which is held in a commingled account, Lender or its loan servicer, as applicable, shall maintain records sufficient to enable it to determine at all times which portion of such account is related to the Loan. The Reserve Accounts are solely for the protection of Lender. With respect to the Reserve Accounts, Lender shall have no responsibility beyond the allowance of due credit for the sums actually received by Lender or beyond the reimbursement or payment of the costs and expenses for which such accounts were established in accordance with their terms. Upon assignment of the Loan by Lender, any Reserve Funds shall be turned over to the assignee and any responsibility of Lender as assignor shall terminate. The requirements of this Agreement concerning the Reserve Accounts in no way supersede, limit or waive any other rights or obligations of the parties under any of the Loan Documents or under applicable Legal Requirements.
(h)    Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Accounts or the Reserve Funds deposited therein or permit any Lien to attach thereto, except for the security interest granted in this Section 9.13, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

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(i)    Borrower will maintain the security interest created by this Section 9.8 as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Reserve Accounts and the Reserve Funds against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver such further instruments and documents and will take such further actions as Lender reasonably may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.
(j)    Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by Lender to be genuine, and it may be assumed conclusively that any Person purporting to give any of the foregoing in connection with the Reserve Account’s has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by them hereunder and in good faith in accordance therewith. Lender shall not be liable to Borrower for any act or omission done or omitted to be done by Lender in reliance upon any instruction, direction or certification received by Lender and without gross negligence or willful misconduct.
(k)    Beyond the exercise of reasonable care in the custody thereof, Lender shall not have any duty as to any Reserve Funds in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. In no event shall Lender or its Affiliates, agents, employees or bailees, be liable or responsible for any loss or damage to any of the Reserve Funds, or for any diminution in value thereof, by reason of the act or omission of Lender, except to the extent that such loss or damage results from Lender’s gross negligence or willful misconduct or intentional nonperformance by Lender of its obligations under this Agreement.
ARTICLE 10
CASH MANAGEMENT
Section 10.1.    Deposit Account; Cash Management Account
(y)    Borrower acknowledges and confirms that Borrower has established, and Borrower covenants that it shall maintain, pursuant to the Deposit Account Agreement, an Eligible Account with Deposit Bank into which Borrower shall, and shall cause Operating Lessee and Manager to, deposit or cause to be deposited promptly on the date that Borrower or Operating Lessee is entitled to such amounts under the applicable Management Agreement (but in no event more than two (2) Business Days from such date), all Rents and other revenue from the Properties which Borrower or Operating Lessee is entitled to (or permitted to) receive pursuant to the Management Agreements (after payment of all actual operating expenses, management fees, working capital and other amounts required pursuant to and in accordance with the applicable Management Agreement) (such account, all funds at any time on deposit therein and any proceeds, replacements or

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substitutions of such account or funds therein, are collectively referred to herein as the “Deposit Account”). To the extent Borrower actually receives any such amounts (other than Excess Cash and/or other amounts distributed to Borrower from the Cash Management Account), Borrower shall hold such amounts in trust for Lender and deposit such amounts in the Deposit Account within one (1) Business Day of receipt therefor. In the event Deposit Bank ceases to qualify as an Eligible Institution, resigns as Deposit Bank, or defaults under or terminates the Deposit Account Agreement, Borrower shall cooperate with Lender in designating a successor Eligible Institution and transferring the Deposit Account to such Eligible Institution, each within thirty (30) days after request by Lender. In the event Borrower fails to do so, Lender shall have the right, and Borrower hereby grants to Lender a power of attorney (which power of attorney shall be coupled with an interest and irrevocable so long as any portion of the Debt remains outstanding), to designate a successor Eligible Institution to serve as Deposit Bank.
(z)    Borrower acknowledges and confirms that, pursuant to the Cash Management Agreement, an Eligible Account with Cash Management Bank into which funds in the Deposit Account shall be transferred on each Business Day pursuant to this Agreement and the Cash Management Agreement (such account, the sub‑accounts thereof, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are collectively referred to herein as the “Cash Management Account”) has been established and Borrower covenants that it shall maintain such Cash Management Account pursuant to this Agreement and the Cash Management Agreement.
(aa)    The Deposit Account and Cash Management Account shall each be in the name of Borrower for the benefit of Lender, provided that Borrower shall be the owner of all funds on deposit in such accounts for federal and applicable state and local tax purposes.
(bb)    The Deposit Account and Cash Management Account shall be subject to the exclusive dominion and control of Lender and, except as otherwise expressly provided herein, neither Borrower, Operating Lessee, Manager nor any other party claiming on behalf of, or through, Borrower, Operating Lessee or Manager, shall have any right of withdrawal therefrom or any other right or power with respect thereto.
Section 10.2.    Deposits and Withdrawals
(c)    Notwithstanding anything to the contrary herein, Borrower acknowledges that Borrower is responsible for monitoring the sufficiency of funds deposited in the Cash Management Account and that Borrower is liable for any deficiency in available funds which may be necessary to pay all amounts due from time to time under the Loan Documents, irrespective of whether Borrower has received any account statement, notice or demand from Cash Management Bank.
(d)    If an Event of Default shall have occurred and be continuing, Borrower hereby irrevocably authorizes Lender to make any and all withdrawals from the Cash Management

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Account and transfers between any of the Reserve Accounts as Lender shall determine in Lender’s sole and absolute discretion and Lender may use all funds contained in any such accounts for any purpose, including but not limited to repayment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply funds as stated herein shall be in addition to all other rights and remedies provided to Lender under this Agreement, the Note, the Mortgages and the other Loan Documents.
Section 10.3.    Security Interest
(h)    To secure the full and punctual payment of the Debt and performance of all obligations of Borrower now or hereafter existing under this Agreement and the other Loan Documents, Borrower hereby grants to Lender a first priority perfected security interest in the Deposit Account and the Cash Management Account, all interest, cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held therein, any and all amounts invested in Permitted Investments, and all “proceeds” (as defined in the UCC as in effect in the state in which each of the Deposit Account and the Cash Management Account is located or maintained) of any or all of the foregoing. Furthermore, Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any of the foregoing or permit any Lien to attach thereto or any levy to be made thereon or any UCC Financing Statements to be filed with respect thereto. Borrower will maintain the security interest created by this Section 10.3(a) as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Deposit Account and the Cash Management Account against the claims and demands of all Persons whomsoever. The security interest created hereby shall remain in full force and effect until payment in full of the Debt. Upon payment in full of the Debt, this security interest shall terminate without further notice from any party and Lender shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination.
(i)    Borrower authorizes Lender to file any financing statement or statements required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein in connection with the Deposit Account and the Cash Management Account. Such financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly and duly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder.
(j)    During the continuance of an Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Deposit Account and the Cash Management Account. Without limitation of the foregoing, upon and during the continuance of any Event of Default, Lender may use the Deposit Account and/or the Cash Management Account for any of the following purposes: (A) repayment of the Debt, including, but

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not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all Losses suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item as required or permitted under this Agreement; or (E) any other purpose permitted by Legal Requirements; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Deposit Account and/or the Cash Management Account and shall not in any event be deemed to constitute a set-off or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Deposit Account or the Cash Management Account to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgages.
(k)    Notwithstanding anything to the contrary contained herein, for purposes of this Article 10, (i) “Business Day” shall mean a day on which Lender, Cash Management Bank and Deposit Bank are both open for the conduct of substantially all of their respective banking business at the office in the city in which the Note is payable, with respect to Lender, and at the office in the city where the Deposit Account and the Cash Management Account is maintained, with respect to Deposit Bank and the Cash Management Bank, respectively (in both instances, excluding Saturdays and Sundays), and (ii) with regard to issues of perfection and priority of security interests granted hereunder, for purposes of the UCC, the State of New York shall be deemed to be the Deposit Bank’s or the Cash Management Bank’s, as applicable, jurisdiction (within the meaning of Sections §9-304(b) and §8-110(a) of the UCC).
ARTICLE 11
EVENTS OF DEFAULT; REMEDIES
Section 11.1.    Event of Default
The occurrence of any one or more of the following events shall constitute an “Event of Default”:
(e)    if any portion of the Debt is not paid on or prior to the date the same is due or if the entire Debt is not paid on or before the Maturity Date; provided, however, no Event of Default shall be deemed to have occurred hereunder by reason of the failure to pay the Monthly Payment Amount where sums sufficient to timely pay such amount are then available from funds held by Lender in the Debt Service Subaccount (as defined in the Cash Management Agreement) established under the Cash Management Agreement and Lender is then entitled to fund such amount from such subaccount and Lender fails to pay the same;

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(f)    except as otherwise expressly provided in the Loan Documents, if any of the Property Taxes or Other Charges are not paid when the same are due and payable, unless there is sufficient money in the Tax and Insurance Reserve Account for payment of amounts then due and payable and Lender’s access to such money has not been constrained or restricted in any manner;
(g)    if (i) the Policies are not kept in full force and effect, (ii) the Acord 28 (or similar) certificate is not delivered to Lender in accordance with Section 8.1 within five (5) Business Days of written request therefor or (iii) certified copies of the Policies are not delivered to Lender upon request, provided such copies are available;
(h)    if (i) Borrower breaches in any material respect any covenant with respect to itself or any SPE Component Entity) contained in Article 6, (ii) if Operating Lessee breaches in any material respect any covenant with respect to itself contained in Paragraph 16 of the Operating Lease Subordination Agreement, (iii) if HHSD breaches in any material respect any covenant with respect to itself contained in Section 4 of the Operating Lease Pledge Agreement or (iii) a Prohibited Transfer occurs;
(i)    if any representation or warranty of, or with respect to, Borrower, Guarantor, any SPE Component Entity, Operating Lessee, HHSD or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made; provided, however, (i) if Borrower, Guarantor, any SPE Component Entity, Operating Lessee, HHSD or any member, general partner, principal or beneficial owner of any of the foregoing did not know any such representation or warranty was false and misleading in any material respect when it made it, (ii) if the condition causing the representation or warranty to be false or misleading is susceptible of being cured, and (iii) if the condition once cured would not cause a Material Adverse Effect, then such false or misleading representation or warranty shall be an Event of Default hereunder only if such condition is not cured within ten (10) days after written notice to Borrower from Lender; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such ten (10) day period and Borrower shall have commenced such cure within such ten (10) day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) day period shall be extended for a period reasonably required to effect such cure, but in no event in excess of ninety (90) days from Borrower’s receipt of Lender’s original notice;
(j)    if any of the assumptions contained in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion, is or shall become untrue in any material respect;
(k)    if (i) Borrower, Operating Lessee, HHSD, Guarantor or any managing member or general partner of Borrower, Operating Lessee, HHSD, Guarantor, or any SPE Component Entity shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate

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it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, Operating Lessee, HHSD, Guarantor, any SPE Component Entity or any managing member or general partner of Borrower, Guarantor, Operating Lessee, HHSD, or any SPE Component Entity shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, Operating Lessee, HHSD, SPE Component Entity, Guarantor, any managing member or general partner of Borrower, Operating Lessee, HHSD, Guarantor, or any SPE Component Entity any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Borrower, Operating Lessee, HHSD, SPE Component Entity, Guarantor, any managing member or general partner of Borrower, Operating Lessee, HHSD, Guarantor, or any SPE Component Entity any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Borrower, Operating Lessee, HHSD, SPE Component Entity, Guarantor, any managing member or general partner of Borrower, Operating Lessee, HHSD, Guarantor, or any SPE Component Entity shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) Borrower, Operating Lessee, HHSD, Guarantor, SPE Component Entity, any managing member or general partner of Borrower, Operating Lessee, HHSD, Guarantor, or any SPE Component Entity shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
(l)    if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of any Individual Property, whether it be superior or junior in lien to any Mortgage;
(m)    unless the same is being contested in accordance with the terms hereof, if any Individual Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for any Property Taxes or Other Charges not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;
(n)    unless the same is being contested in accordance with the terms hereof, if any federal tax lien is filed against Borrower, Operating Lessee, HHSD, SPE Component Entity, Guarantor or any member or general partner of Borrower, Guarantor, Operating Lessee, HHSD or any SPE Component Entity or any Individual Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;
(o)    unless Lender reasonably determines that the same is adequately covered by insurance, if a final non-appealable judgment is filed against Borrower, HHSD, SPE Component Entity or Operating Lessee in excess of $100,000 which is not vacated, dismissed, discharged or bonded over within thirty (30) days;

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(p)    if any default occurs under any guaranty or indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, if any;
(q)    reserved;
(r)    if Borrower breaches the provisions of Section 5.14, Section 5.22(d) or Section 5.25 hereof;
(s)    if Borrower shall fail to pay any rent or any additional rent or other charge mentioned in or made payable by the Ground Lease when said rent or other charge is due and payable; provided, however, no Event of Default shall be deemed to have occurred hereunder by reason of the failure to pay the rent or other sums pursuant to the Ground Lease where sums sufficient to timely pay such amount are then available from funds held by Lender in the Ground Lease Reserve Account established hereunder and Lender is then entitled to fund such amount from such subaccount and Lender fails to pay the same;
(t)    if there shall occur any default by Borrower or Operating Lessee, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Borrower or Operating Lessee to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by the Ground Lease shall be surrendered or if the Ground Lease shall cease to be in full force and effect or such Ground Lease shall be terminated or canceled for any reason (whether by act or omission of Borrower or Operating Lessee or otherwise) or under any circumstances whatsoever, or if any of the terms, covenants or conditions of such Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender;
(u)    if there shall occur any default by Operating Lessee, as tenant, or Borrower, as landlord, under the Operating Lease, in the observance or performance of any term, covenant or condition of the Operating Lease on the part of Operating Lessee or Borrower, as applicable, to be observed or performed and said default is not cured following the expiration of any applicable grace, notice and cure periods therein provided, or if the leasehold estate created by the Operating Lease shall be surrendered or if the Operating Lease shall cease to be in full force and effect or the Operating Lease shall be terminated or canceled for any reason (including, without limitation, by its terms), or if any of the terms, covenants or conditions of the Operating Lease shall in any material manner be modified, changed, supplemented, altered, or amended in violation of the terms of this Agreement;
(v)    intentionally omitted;
(w)    intentionally omitted;
(x)    if Borrower breaches the provisions of Section 5.24 hereof;

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(y)    if Borrower shall be in default beyond applicable notice and grace periods under the Condominium Documents for more than ten (10) Business Days in the case of any default which can be cured by the payment of a sum of money or for thirty (30) Business Days in the case of any other default, provided that if such default (other than any default which can be cured by the payment of a sum of money) cannot reasonably be cured within such thirty (30) Business Day period and Borrower shall have commenced to cure such default within such thirty (30) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) Business Day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of sixty (60) Business Days;
(z)    if any voluntary prepayment of any Mezzanine Loan is made at any time, unless such prepayment of such Mezzanine Loan is on a pro rata basis with the Loan and each other Mezzanine Loan; or
(aa)    if Borrower shall continue to be in default under any other term, covenant or condition of this Agreement or any of the Loan Documents not covered in the foregoing clauses of this Section 11.1, for more than ten (10) days after notice from Lender in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after notice from Lender in the case of any other default, provided that if such default (other than any default which can be cured by the payment of a sum of money) cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of sixty (60) days.
Section 11.2.    Remedies
(l)    Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 11.1(g) above with respect to Borrower and SPE Component Entity only) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Properties, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 11.1(g) above (with respect to Borrower and SPE Component Entity only), the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. For the purpose of carrying out the provisions and

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exercising the rights, powers and privileges granted in this Section 11.2, Borrower hereby irrevocably appoints Lender as its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this Section in the name and on behalf of Borrower. This power of attorney is a power coupled with an interest and cannot be revoked.
(m)    Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Properties. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender has determined in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.
(n)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its respective true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
(o)    As used in this Section 11.2, a “foreclosure” shall include, without limitation, any sale by power of sale.
ARTICLE 12
INTENTIONALLY OMITTED

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ARTICLE 13
SECONDARY MARKET
Section 13.1.    Transfer of Loan
(a)    Lender may, at any time, sell, transfer or assign the Loan or any portion thereof or interest therein, or grant participations therein (“Participations”) or issue mortgage pass-through certificates or other securities (“Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (each of the foregoing, a “Securitization”). Borrower agrees that each participant hereunder shall be entitled to the benefits of Section 2.5(g) and Section 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender)) to the same extent as if it were Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 2.5(g) or Section 2.7, with respect to any Participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any requirement of law that occurs after the participant acquired the applicable Participation.
(b)    Column Financial, Inc. (or a person delegated by Column Financial, Inc.), acting solely for this purpose as an agent of Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders, and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and Lender shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Failure to make any such recordation or any error in such recordation, however, shall not affect Borrower’s obligations in respect of the Loan. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
Section 13.2.    Delegation of Servicing
At the option of Lender, the Loan may be serviced by one or more servicers (each a, “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer or servicers pursuant to a servicing agreement between Lender and such servicer (a “Servicing Agreement”). Borrower shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement and neither Borrower nor any other Loan Party shall be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer or the trustee under the Servicing Agreement or any fees or expenses required to be borne by Servicer.
Section 13.3.    Dissemination of Information

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Lender may forward to each purchaser, transferee, assignee, or servicer of, and each participant, or investor in, the Loan, or any interest therein, or any Securities or any of their respective successors (collectively, the “Investor”) or any Rating Agency evaluating the Loan (and any other credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act without regard to whether or not such credit rating agency has been engaged by Lender or other Person in anticipation of a Securitization) or any Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any managing member or general partner thereof, Guarantor, Ashford, Operating Lessee, HHSD, any SPE Component Entity and the Properties, including financial statements, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under applicable Legal Requirements to prohibit such disclosure, including but not limited to any right of privacy.
Section 13.4.    Cooperation
Subject to the terms of Section 13.8 hereof, at the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of the holder of the Note in order to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Securitization, including, without limitation, to:
(g)    provide updated financial, budget and other information with respect to the Properties, Borrower, Operating Lessee, HHSD, SPE Component Entity and Guarantor and provide modifications and/or updates to the appraisals, market studies, environmental reviews and reports (Phase I reports and, if appropriate, Phase II reports) and engineering reports of the Properties obtained in connection with the making of the Loan (all of the foregoing being referred to as the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;
(h)    make changes to the special purpose entity provisions of the organizational documents of Borrower, Operating Lessee, HHSD, any SPE Component Entity and their respective principals;
(i)    cause counsel to render or update existing opinion letters as to enforceability and non-consolidation, which may be relied upon by the holder of the Note, the Rating Agencies and their respective counsel, which shall be dated as of the closing date of the Securitization;

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(j)    permit site inspections, appraisals, market studies and other due diligence investigations of the Properties, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization;
(k)    make the representations and warranties with respect to the Properties, Borrower, Guarantor, Operating Lessee, HHSD and the Loan Documents as are made in the Loan Documents and such other representations and warranties as may be reasonably requested by the holder of the Note or the Rating Agencies;
(l)    execute (and cause Operating Lessee, HHSD and Guarantor, as applicable, to execute) such amendments to the Loan Documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a pari passu or senior/subordinate note structure or reallocate the principal balances and interest rates of the Components amongst each other or reallocate the principal balances and interest rates of the Loan and the Mezzanine Loans amongst each other (a “Loan Bifurcation”); provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate, the stated maturity, the aggregate principal balance of the Loan or the amortization of principal as set forth herein or in the Note, except in connection with a Loan Bifurcation which may result in varying fixed interest rates, principal balances and amortization schedules on the components/notes, but which components shall have the same weighted average interest rate as the original Note prior to the Loan Bifurcation as well as the same aggregate principal balance and weighted amortization schedule except following an Event of Default or following any prepayment (whether resulting from the application of Net Proceeds after a Casualty or Condemnation or otherwise) of the Loan which is not made on a pro rata basis with each Mezzanine Loan (including the New Mezzanine Loan) in accordance with this Agreement and the Mezzanine Loan Agreements, (ii) modify or amend any other economic term of the Loan, or (iii) otherwise increase the obligations or decrease the rights of Borrower under the Loan Documents;
(m)    deliver to Lender and/or any Rating Agency, (i) one or more certificates executed by an officer of Borrower, Operating Lessee, HHSD or Guarantor, as applicable, certifying as to the accuracy, as of the closing date of the Securitization, of all representations made by Borrower, Operating Lessee, HHSD or Guarantor, as applicable, in the Loan Documents to which it is a party as of the Closing Date in all relevant jurisdictions or, if such representations are no longer accurate, certifying as to what modifications to the representations would be required to make such representations accurate as of the closing date of the Securitization, and (ii) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Operating Lessee, HHSD and Guarantor as of the date of the closing date of the Securitization;
(n)    have reasonably appropriate personnel (including senior management of Borrower) participate in a bank meeting and/or presentation for the Rating Agencies or Investors;

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(o)    cooperate with and assist Lender in obtaining ratings of the Securities from two (2) or more of the Rating Agencies;
(p)    supply to Lender such documentation, financial statements and reports in form and substance required for Lender to comply with Regulations S-X and AB of the federal securities laws, if applicable; and
(q)    Upon Lender’s modification of the Selected Day or Payment Date pursuant to the terms of Section 2.4(e) above, Borrower shall promptly deliver to Lender such modifications to the Interest Rate Cap Agreement and the Collateral Assignment of Interest Rate Cap reasonably required by Lender as result of such designation.
Other than cost and expenses of attorneys engaged by Borrower or its Affiliates, Borrower shall not be obligated to incur any material cost or expense in connection with complying with requests made under this Section 13.4.
Section 13.5.    Securitization
(k)    Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement, offering memorandum or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.
(l)    Borrower agrees to provide, and to cause Guarantor, HHSD and Operating Lessee to provide, in connection with each of (i) a preliminary and a final offering memorandum or private placement memorandum or similar document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties) or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower, Operating Lessee, HHSD and Guarantor have examined the following portions (it being acknowledged and agreed that Lender shall highlight such portions of any document referenced in clauses (i) and (ii) above or any other document that Borrower, Operating Lessee, HHSD and Guarantor will be reviewing and covering in its indemnification certificate pursuant to this Section) of such memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties), as applicable, including without limitation, the sections entitled “Description of the Properties,” or similar sections (including any schedules, exhibits or annexes but excluding any financial projections of Lender or any other Person (other than Borrower, Guarantor or their respective Affiliates) and any financial summaries from any third

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party sources), and all sections relating to Borrower, Mezzanine Borrowers, Additional Pledgor (as defined in each Mezzanine Loan Agreement), Operating Lessee, HHSD, Guarantor, Franchisor, Manager, Affiliates of the foregoing, comfort letters, Management Agreements, Franchise Agreements, the Properties, the Operating Lease, the Ground Leases and the Condominium Documents and any risks or special considerations relating thereto, and that, to the best of Borrower’s knowledge, such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 13.5, Lender hereunder shall include its officers and directors), Credit Suisse Securities (USA) LLC and its successors in interest (“Credit Suisse”), and the Affiliate of Lender or Credit Suisse that (i) has filed the registration statement, if any, relating to the Securitization and/or (ii) which is acting as issuer, depositor, sponsor and/or a similar capacity with respect to the Securitization (any Person described in (i) or (ii), an “Issuer Person”), and each director and officer of any Issuer Person, and each Person or entity who controls any Issuer Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Issuer Group”), and each Person which is acting as an underwriter, manager, placement agent, initial purchaser or similar capacity with respect to the Securitization, each of its directors and officers and each Person who controls any such Person within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties) or necessary in order to make the statements in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties) or in light of the circumstances under which they were made, not misleading (collectively the “Securities Liabilities”) and (C) agreeing to reimburse Lender, the Issuer Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender and Issuer Group in connection with investigating or defending the Securities Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Securities Liabilities arise out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity (only to the extent that Borrower was provided an opportunity to review and notified Lender that such statement or omission was not in conformity with information furnished to Lender) with information furnished to Lender or any member of the Issuer Group or Underwriter Group by or on behalf of Borrower, Guarantor or any other Loan Party in connection with the preparation of the memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties) or in connection with the underwriting of the Loan, including, without limitation, financial statements of Borrower, Guarantor or any other Loan Party, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Properties. This indemnity agreement will be in

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addition to any liability which Borrower, Guarantor and any other Loan Party may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower and Guarantor or their Affiliates if Borrower or Guarantor do not provide the indemnification certificate.
(m)    In connection with filings under the Exchange Act or any information provided to holders of Securities on an ongoing basis, Borrower agrees to indemnify (i) Lender, the Issuer Group and the Underwriter Group for Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Securities Liabilities arise out of or are based upon an untrue statement in the Provided Information or the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Issuer Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Issuer Group or the Underwriter Group in connection with defending or investigating the Securities Liabilities.
(n)    Promptly after receipt by an indemnified party under this Section 13.5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13.5, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 13.5 the indemnifying party shall be responsible for any reasonable legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

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(o)    In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Section 13.5(c) or Section 13.5(d) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 13.5(c) or Section 13.5(d), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the indemnified party’s, Borrower’s and Guarantor’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
(p)    Borrower shall, and shall cause Guarantor to, indemnify Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Losses to which Lender and each of its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.
(q)    All reasonable costs and expenses incurred by Borrower (other than all attorneys’ fees and costs incurred by Borrower or its Affiliates) or Lender in connection with this Section 13.5 shall be paid by Lender.
(r)    The liabilities and obligations of Borrower and Lender under this Section 13.5 shall survive the satisfaction of this Agreement and the satisfaction and discharge of the Debt.
Section 13.6.    Regulation AB Obligor Information
(i)    If, at the time one or more Disclosure Documents are being prepared for a securitization, Lender expects that Borrower alone or Borrower and one or more affiliates of Borrower collectively, or the Properties alone or the Properties and any other parcel(s) of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor (as defined in Item 1101(k) of Regulation AB), to the Properties (a “Related Property”) collectively, will be a Significant Obligor, Borrower

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shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan, together with any loans made to an affiliate of Borrower or secured by a Related Property that is included in a securitization with the Loan (a “Related Loan”), as of the cut-off date for such securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such securitization and at any time during which the Loan and any Related Loans are included in a securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such securitization and at any time during which the Loan and any Related Loans are included in a securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the securitization (an “Exchange Act Filing”) is not required.
(j)    If requested by Lender, Borrower shall furnish, or shall cause the applicable tenant to furnish, to Lender financial data and/or financial statements in accordance with Regulation AB for any tenant of any Individual Property if, in connection with a securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in such securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor; provided, however, that in the event the related lease does not require the related tenant to provide the foregoing information, Borrower shall use commercially reasonable efforts to cause the applicable tenant to furnish such information.
Section 13.7.    Other Regulation AB Information
In addition to, and notwithstanding anything to the contrary in the foregoing provisions of, this Article 13, in the event Lender reasonably determines, in connection with a Securitization, that financial statements and financial data required in order to comply with Regulation AB or any amendment, modification or replacement thereto or any other requirement of law applicable to the Securitization (including without limitation the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act), Lender may request, and Borrower shall promptly provide,

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such other financial statements and financial data as Lender reasonably determines to be necessary or appropriate for such compliance. Without limiting the generality of the foregoing, if reasonably requested by the holder of the Note, Borrower shall promptly provide the holder of the Note with any financial statements or financial, statistical, operating or other information as the holder of the Note shall reasonably determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or any other requirement of law applicable to the Securitization in connection with any Disclosure Document, any filing under the Exchange Act or any report that is required to be made available to holders of the Securities under Regulation AB or other requirement of law or as shall otherwise be reasonably requested by the holder of the Note.
Section 13.8.    New Mezzanine Loan
Lender, without in any way limiting Lender’s other rights hereunder, shall have the one-time unilateral right, in its sole and absolute discretion, to require Borrower to restructure a portion of the Loan and create a mezzanine loan (the “New Mezzanine Loan”) to the owners of the direct equity interests in Borrower which shall be secured by a pledge of such direct equity interests, and for which different interest rates and debt service payments may be established for the Loan and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided, that (i) the total amounts of the Loan and the New Mezzanine Loan shall equal the amount of the Loan immediately prior to the restructuring, (ii) the weighted average interest rate of the Loan and the New Mezzanine Loan, shall on the date created equal the interest rate which was applicable to the Loan immediately prior to the restructuring except following an Event of Default or following any prepayment (whether resulting from the application of Net Proceeds after a Casualty or Condemnation or otherwise) of the Loan which is not made on a pro rata basis with each Mezzanine Loan (including the New Mezzanine Loan) in accordance with this Agreement and the Mezzanine Loan Agreements, and (iii) the debt service payments on the Loan and the New Mezzanine Loan shall on the date created equal the debt service payment which was due under the Loan immediately prior to the restructuring; and provided further that any such restructuring carried out after the closing of the Loan shall be at no material cost to Borrower. Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Loan and create the New Mezzanine Loan and shall (A) execute and deliver such documents including, without limitation, in the case of the New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine deposit account agreement, (B) cause Borrower’s counsel to deliver such legal opinions, (C) create such bankruptcy remote borrower under the New Mezzanine Loan and (D) create such bankruptcy remote additional pledgor (“New Additional Pledgor”), which such New Additional Pledgor shall own, directly or indirectly, 100% of the equity ownership interests in HHSD, and, in the case of each of (A), (B), (C) and (D) above, as shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and satisfactory to any such Rating Agency, including the severance of this Agreement, the Mortgages and other Loan Documents if requested. In the event such documents are in a form reasonably acceptable to Borrower and Borrower fails to execute and deliver such documents to Lender within ten (10) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled

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with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 13.8 after the expiration of ten (10) Business Days after notice thereof. Borrower shall be required to pay the costs and expenses of its own legal counsel in complying with the terms of this Section 13.8.
Section 13.9.    Uncross of Properties. Without limiting the terms and provisions of Section 11.2(c) hereof, Borrower agrees that Lender shall have the one-time unilateral right to elect to uncross any of the Properties (the “Affected Property”). In furtherance thereof, Lender shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate to such Affected Property the applicable Allocated Loan Amount evidenced by a new note and secured by such other loan documents (collectively, the “New Note”) having a principal amount equal to the Allocated Loan Amount applicable to such Affected Property, (ii) segregate the applicable portion of each of the Reserve Funds relating to the Affected Property, (iii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property and (iv) take such additional action consistent therewith; provided, that (A) such New Note secured by such Affected Property, together with the Loan Documents secured by the remaining Properties, shall not (1) modify (w) the initial weighted average interest rate payable under the Note except following an Event of Default or following any prepayment (whether resulting from the application of Net Proceeds after a Casualty or Condemnation or otherwise) of the Loan which is not made on a pro rata basis with each Mezzanine Loan (including the New Mezzanine Loan) in accordance with this Agreement and the Mezzanine Loan Agreements, (x) the stated maturity of the Note, (y) the aggregate amortization of principal of the Note, (z) any other material economic term of the Loan, as any existed prior to the creation of the New Note and splitting of the Loan or (2) decrease the time periods during which the Borrower, Operating Lessee, HHSD, SPE Component Entity or Guarantor is permitted to perform its obligations under the Loan Documents, and (B) the New Note shall be in substantially the same form as the Loan Documents. In connection with the transfer of any such Affected Property as provided for in this Section 13.9, the Loan shall be reduced by an amount equal to the Allocated Loan Amount applicable to such Affected Property and the new loan secured by such Affected Property and evidenced by the New Note shall be in an amount equal to such Allocated Loan Amount. Subsequent to the release of the Affected Property from the lien of the Loan pursuant to this Section 13.9, the balances of the components of the Loan shall be the same as they would have been had a prepayment occurred in an amount equal to the Allocated Loan Amount of the Affected Property. At the request of Lender, Borrower shall otherwise cooperate with Lender’s reasonable requests in Lender’s attempt to satisfy the requirements necessary in order for Lender to obtain a Rating Agency Confirmation, which requirements shall include, without limitation: (A) delivery of evidence that would be reasonably satisfactory to a prudent lender that the single purpose nature and bankruptcy remoteness of the Borrowers owning Properties other than the Affected Property following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement (which evidence may include a “bring-down” of the Non-Consolidation Opinion); and (B) if the same would be required by a prudent

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lender in such circumstances, an opinion of counsel that the release of the Affected Property will not be a “significant modification” of this Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury, nor cause a Securitization vehicle to fail to qualify as a REMIC Trust or a tax to be imposed on a Securitization vehicle. So long as there exists no Event of Default, all reasonable costs and expenses incurred by Borrower (other than all attorneys’ fees and costs incurred by Borrower or its Affiliates) or Lender in connection with this Section 13.9 (including, without limitation, any documentary stamp taxes, intangible taxes, other recording taxes and any costs and expenses incurred by Borrower in connection with the transfer of the Affected Property to a Special Purpose Entity and the maintenance and operation of such Special Purpose Entity) shall be paid by Lender.
Section 13.10.    Intercreditor Agreement
Lender, Mezzanine A Lender, Mezzanine B Lender, Mezzanine C Lender and Mezzanine D Lender are parties to a certain intercreditor agreement dated as of the date hereof (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mezzanine A Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan, Borrower, Mezzanine A Borrower, Mezzanine B Borrower, Mezzanine C Borrower, Mezzanine D Borrower and the Properties. Borrower and each Mezzanine Borrower hereby acknowledge and agree that (i) such Intercreditor Agreement is intended solely for the benefit of Lender, Mezzanine A Lender, Mezzanine B Lender, Mezzanine C Lender and Mezzanine D Lender and (ii) Borrower, Mezzanine A Borrower, Mezzanine B Borrower, Mezzanine C Borrower and Mezzanine D Borrower are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Lender, Mezzanine A Lender, Mezzanine B Lender, Mezzanine C Lender and Mezzanine D Lender shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.
ARTICLE 14
INDEMNIFICATIONS
Section 14.1.    General Indemnification. Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Properties or any part thereof; (d) any failure of the Properties to be in compliance with any Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason

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of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease or Ground Lease; (f) the holding or investing of the Reserve Accounts or the Cash Management Account or the performance of the Required Work, (g) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan; or (h) any failure to pay recordation taxes, documentary stamp taxes, intangible personal property taxes or other costs and expenses as set forth in Section 17.2 hereof (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise (1) from the gross negligence, illegal acts, fraud or willful misconduct of Lender or (2) with respect to an act and event first occurring or arising (I) after the date Borrower no longer owned fee (or leasehold, as applicable) title to the Properties as a result of a foreclosure or deed-in-lieu of foreclosure or (II) following a foreclosure or assignment-in-lieu of a Mezzanine Loan, except to the extent that such acts or events are the proximate result of acts or events that existed prior to the date of such transfer, whether or not discovered prior or subsequent to the date of such transfer or were caused by Guarantor or any of its Affiliates; provided that Borrower shall bear the burden of proof to show that the event triggering liability hereunder first occurred after such transfer of ownership, was not the proximate result of events that first occurred prior to such transfer or ownership and was not caused by Guarantor or any of its Affiliates. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable Legal Requirements to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.
Section 14.2.    Mortgage and Intangible Tax Indemnification
Borrower shall pay and, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to, any tax on or with respect to the making and/or recording of the Mortgages, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.
Section 14.3.    ERISA Indemnification
Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under Section 4.9 or Section 5.18 of this Agreement.
Section 14.4.    Survival

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The obligations and liabilities of Borrower under this Article 14 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage.
ARTICLE 15
EXCULPATION
Section 15.1.    Exculpation
(q)    Except as otherwise provided herein or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained herein or in the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against (1) Borrower (except as set forth in this Section 15.1 and the Environmental Indemnity), (2) Guarantor (except as set forth in the Guaranty, the PIP Guaranty and the Environmental Indemnity), (3) any Affiliate of Borrower, (4) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower or (5) any direct or indirect limited partner, member, principal, officer, beneficiary, trustee, advisor, employee, agent, shareholder, Affiliate or director of any Persons described in clauses (1) through (5) above (collectively, subject to the exceptions in clauses (i) and (ii) below, the “Exculpated Parties”), except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Mortgages and the other Loan Documents, and the interest in the Properties, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Mortgages and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower, only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note, the Mortgages and the other Loan Documents, agrees that it shall not, except as otherwise provided in this Section 15.1, sue for, seek or demand any deficiency judgment against any Exculpated Party in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Mortgages or the other Loan Documents. The provisions of this Section 15.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Mortgages or the other Loan Documents; (ii) impair the right of Lender to name (A) Borrower or Operating Lessee as a party defendant in any action or suit for judicial foreclosure and sale under this Agreement and the Mortgages or (B) HHSD as a party defendant in any action or suit for foreclosure and sale under the Operating Lease Pledge Agreement; (iii) affect the validity or enforceability of any indemnity (including, without limitation, those contained in Article 14 of this Agreement and the Environmental Indemnity), guaranty, master lease or similar instrument made in connection with this Agreement, the Note, the Mortgages and the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases provisions contained in the Mortgages; or (vi) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to obtain any Insurance Proceeds or Awards to which Lender

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would otherwise be entitled under this Agreement; provided, however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.
(r)    Notwithstanding the provisions of this Section 15.1 to the contrary, Borrower shall be personally liable to Lender for Losses due to:
(v)    fraud or intentional misrepresentation by Borrower, Operating Lessee, HHSD, SPE Component Entity, Guarantor or any Affiliate of any of the foregoing in connection with the execution and the delivery of this Agreement, the Note, the Mortgages, any of the other Loan Documents, or any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan;
(vi)    the gross negligence or willful misconduct of an Exculpated Party;
(vii)    Remington’s or any Exculpated Party’s misapplication or misappropriation of Rents;
(viii)    any Exculpated Party’s misapplication or misappropriation of tenant security deposits (including the failure to deliver to Lender tenant security deposits upon foreclosure or deed in lieu thereof, to the extent not applied in accordance with the applicable Leases prior to the occurrence of an Event of Default) or Rents collected in advance;
(ix)    the misapplication or the misappropriation of Insurance Proceeds or Awards by any Exculpated Party;
(x)    Borrower’s failure to pay Property Taxes, Ground Rent, Insurance, Other Charges and/or Condominium Charges (provided that (1), in each case, there shall be no liability hereunder to the extent that (A) sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms hereof and Borrower has not made a claim against such escrowed amounts or otherwise taken action to restrict Lender from applying such sums for the purpose of paying such items) or (B) there is insufficient cash flow from the operation of the Properties to pay such items and (2) there shall be no liability for Borrower’s failure to pay Condominium Charges unless such failure results in a Lien that is equal to or superior in priority to the Mortgage), charges for labor or materials or other charges that can create liens on any Individual Property beyond any applicable notice and cure periods specified herein;
(xi)    Borrower’s failure to return or to reimburse Lender for all Personal Property (whether owned by Borrower or Operating Lessee) taken from any Individual Property by or on behalf of Borrower or Operating Lessee and not replaced with Personal Property of the same utility and of the same or greater value;
(xii)    intentional physical waste to any Individual Property caused by the intentional acts or omissions of any Exculpated Party when there is sufficient cash flow from the operation of any Individual Property to avoid such waste from occurring;

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(xiii)    failure to purchase or replace (as applicable) any Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement (as applicable), in each case, as and when required by the terms hereof;
(xiv)    Borrower’s assertion or raising of any defense to a proceeding instituted by Lender (whether judicial or otherwise) for the foreclosure of the Mortgages following an Event of Default caused by Borrower’s failure to timely pay the Monthly Payment Amount or the Debt due on the Maturity Date, which defense is determined by a court of competent jurisdiction to be without merit, frivolous or brought in bad faith;
(xv)    Borrower’s failure to pay to Lender any deposit (including, without limitation, each PIP Required Deposit) as and when required pursuant to Section 9.9 hereof;
(xvi)    the breach of any representation, warranty or covenant of (i) any Borrower with respect to itself or any SPE Component Entity set forth (A) in Article 6 hereof (other than Section 6.1(a)(xv) and (xviii)) or (B) in any Recycled SPE Certificate delivered by such Person or (ii) any Operating Lessee with respect to itself as set forth (A) in Paragraph 16 of the Operating Lease Subordination Agreement (other than Paragraph 16(xv) and (xviii) thereof) or (B) any Recycled SPE Certificate delivered by such Person or (iii) HHSD with respect to itself set forth (A) in Section 4(m) of the Operating Lease Pledge Agreement (other than Sections 4(m)(15) and (18)) or (B) any Recycled SPE Certificate delivered by such Person;
(xvii)    any violation or breach of any indemnifications set forth in Sections 13.5(b), (c), (d), (e) and (f) hereof or Section 14.1(g) hereof;
(xviii)    Borrower’s prior ownership of the Previously-Owned Property;
(xix)    with respect to the Individual Property commonly known as the Sugar Land Marriott Town Square Hotel and Conference Center and located in Sugar Land, Texas, failure of Borrower to (a) deliver (or to cause to be delivered) to the ground lessor under the related Ground Lease audited financial statements or (b) maintain the ARR Subaccount 1 and ARR Subaccount 2 (each as defined in the related Ground Lease), in each case, pursuant to and in accordance with the terms of the related Ground Lease;
(xx)    with respect to the Individual Property commonly known as the Crowne Plaza Ravinia and located in Atlanta, Georgia, any amounts paid by Lender to the related Franchisor to reimburse such Franchisor for advertising assistance provided to Borrower pursuant to the terms of the related Franchise Agreement; or
(xxi)    with respect to the Individual Properties commonly known as the Ritz-Carlton Atlanta Downtown, Renaissance Palm Springs and Courtyard Savannah, any amounts paid by Lender to the related Manager in respect of unreimbursed or unamortized key money in connection with the termination of such Manager under the related Management Agreement.

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(s)    Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall be fully recourse to Borrower in the event (i) of a breach by Borrower, SPE Component Entity, HHSD or Operating Lessee of any of the covenants set forth in Article 6 hereof, Paragraph 16 of the Operating Lease Subordination Agreement or Section 4(m) of the Operating Lease Pledge Agreement, as applicable, that is cited as a factor in a court’s decision that results in a substantive consolidation (other than a substantive consolidation petitioned for or joined in by Lender) of Borrower, SPE Component Entity, HHSD or Operating Lessee with any other Person (excluding another Borrower, SPE Component Entity or Operating Lessee) in a proceeding under any Creditors’ Rights Laws, (ii) Borrower, SPE Component Entity, HHSD or Operating Lessee incurs any voluntary Indebtedness other than the Debt and Permitted Debt (excluding Indebtedness relating to mechanic’s or other similar liens, such as statutory liens, judgment liens or lis pendens) without the prior written consent of Lender or except as expressly permitted in this Agreement, (iii) of the occurrence of a Prohibited Transfer (excluding a mortgage foreclosure or deed-in-lieu of foreclosure) or any encumbrance on any Property (other than Permitted Encumbrances), (iv) the Properties or any part thereof shall become an asset in a bankruptcy or insolvency proceeding initiated by Borrower, SPE Component Entity, HHSD or Operating Lessee, (v) Borrower, SPE Component Entity, Operating Lessee, HHSD, Guarantor or any Affiliate, officer, director, or representative which Controls, directly or indirectly, Borrower, SPE Component Entity, Operating Lessee, HHSD or Guarantor files, or joins in the filing of, a voluntary or an involuntary petition against Borrower, SPE Component Entity, HHSD or Operating Lessee under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for the filing of any involuntary petition against Borrower, SPE Component Entity, HHSD or Operating Lessee from any Person under any Creditors Rights Laws; (vi) Borrower, SPE Component Entity, HHSD or Operating Lessee files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vii) other than with the written consent of Lender, any Affiliate, officer, director, or representative which Controls Borrower, SPE Component Entity, HHSD or Operating Lessee consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, SPE Component Entity, HHSD, Operating Lessee or any portion of the Properties; (viii) any amendment or modification of the Ground Lease in violation of the terms hereof which would reasonably be expected to have or does have a Material Adverse Effect, or (ix) any cancellation or termination of the Ground Lease, or the surrender of the leasehold estate thereunder in violation of the terms hereof; provided, however, Borrower’s liability pursuant to Section 15.1(c)(viii) and (ix) shall be limited to an amount equal to one hundred and twenty percent (120%) of the Allocated Loan Amount attributable to the applicable Property.
(t)    Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Mortgages or to require that

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all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Mortgages or the other Loan Documents.
(u)    Notwithstanding anything to the contrary in this Section 15.1 or any Loan Document to the contrary, Borrower and Guarantor shall have no liability under this Section 15.1 to the extent such liability solely arises (i) as a result of an act or omission of (1) Lender or a third-party purchaser following Lender or such third-party taking title to the Properties pursuant to a foreclosure, deed-in-lieu of foreclosure or otherwise or (2) a court appointed receiver after such receiver takes control of the day-to-day operations of the Properties or (ii) as a result of an act or omission of Mezzanine A Lender, Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender, a third-party purchaser or any Affiliate or subsidiary of any of the foregoing following a foreclosure or an assignment-in-lieu of foreclosure of the Mezzanine A Loan, the Mezzanine B Loan, the Mezzanine C Loan or the Mezzanine D Loan, unless in each case such act or omission was caused by any Exculpated Party (but only prior to such Exculpated Party becoming an Affiliate of Lender or Mezzanine Lender or any purchaser at any foreclosure of the Loan or Mezzanine Loan) or such acts or omissions are the proximate result of acts, events, conditions, or circumstances that existed prior to the date of such foreclosure, deed in lieu of foreclosure or assignment in lieu of foreclosure, whether or not discovered prior or subsequent to the date of such foreclosure, deed in lieu of foreclosure or assignment in lieu of foreclosure, provided however, Guarantor shall bear the burden of proof to show that an event triggering liability of Guarantor under the Guaranty first occurred after such foreclosure, deed in lieu of foreclosure or assignment in lieu of foreclosure, was not the proximate result of events that first occurred prior to such foreclosure, deed in lieu of foreclosure or assignment in lieu of foreclosure and was not caused by any Exculpated Party (but only prior to such Exculpated Party becoming an Affiliate of Lender or Mezzanine Lender or any purchaser at any foreclosure of the Loan or Mezzanine Loan) or their respective Affiliates.
ARTICLE 16
NOTICES
Section 16.1.    Notices
All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) telecopier (with answer back acknowledged provided an additional notice is given pursuant to subsection (b) above), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):
If to Lender:    Column Financial, Inc.

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11 Madison Avenue
New York, New York 10010
Attention:  N. Dante LaRocca
Facsimile No.: (646) 935-8520

With a copy to:        Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104
Attention: David W. Forti, Esq.
Facsimile No.: (215) 655-2647

If to Borrower:    c/o Ashford Hospitality Trust
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attention: David Brooks
Facsimile No.: (972) 980-2705
With a copy to:    Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas 75201
Attention: Cynthia Nelson, Esq.
Facsimile No.: (214) 999-3884
A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.
ARTICLE 17
FURTHER ASSURANCES
Section 17.1.    Replacement Documents
Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record: (i) with respect to any Loan Document other than the Note, Borrower will issue, in lieu thereof, a replacement of such other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Loan Document in the same principal amount thereof and otherwise of like tenor and (ii) with respect to the Note, (a) Borrower will execute a reaffirmation of the Debt as evidenced by such Note acknowledging that Lender has informed Borrower that the Note was lost, stolen destroyed or mutilated and that such Debt continues to be an obligation and liability of Borrower as set forth in the Note, a copy of which shall be attached to such reaffirmation and (b) if requested by Lender,

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Borrower will execute a replacement note and Lender or Lender’s custodian (at Lender’s option) shall provide to Borrower Lender’s (or Lender’s custodian’s) then standard form of lost note affidavit (without indemnification), which such form shall be reasonably acceptable to Borrower.
Section 17.2.    Recording of Mortgage, etc.
Upon the execution and delivery of the Mortgages and thereafter, Borrower shall from time to time cause the Mortgages and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Properties and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Properties. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Mortgages, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Properties and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Mortgages or the Loan, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Properties or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do. Borrower hereby agrees that, in the event it is determined that any recordation taxes, documentary stamp taxes, intangible personal property taxes or other costs and expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Mortgages, the other Loan Documents are due, Borrower shall indemnity and hold harmless the Indemnified Parties for any such recordation taxes, documentary stamp taxes, intangible personal property taxes or other costs and expenses, including all penalties and interest accessed or charged in connection therewith.
Section 17.3.    Further Acts, etc.
Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Mortgages, or for complying with all Legal Requirements. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain

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the priority of the security interest of Lender in the Properties. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 17.3.
Section 17.4.    Changes in Tax, Debt, Credit and Documentary Stamp Laws
(d)    If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of any Individual Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in an Individual Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable.
(e)    Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Property Taxes or Other Charges assessed against an Individual Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of an Individual Property, or any part thereof, for real estate tax purposes by reason of the Mortgages or the Debt. If such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable.
(f)    If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Mortgages, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.
Section 17.5.    Expenses
Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender (including, following a Securitization, the securitization trust, any servicer, trust advisor, trustee or certificate administrator) upon receipt of written notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable, actual attorneys’ fees and disbursements and all actual disbursements of internal counsel) reasonably incurred by Lender in accordance with this Agreement (all of which shall be deemed part of the Debt) in connection with (a) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (b) Lender’s customary surveillance and actions to monitor Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained

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in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (c) following a request by Borrower, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (d) any prepayment, release of any Individual Property, assumption or modification of the Loan; (e) unless otherwise expressly provided herein, the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or Lender; (f) unless otherwise expressly provided herein, securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement or other Loan Documents or with respect to the Properties; (g) without duplication of costs and expenses incurred pursuant to clause (a) above, the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (h) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; (i) any breach of the Loan Documents by Borrower, Operating Lessee, HHSD, Guarantor or any Affiliate of any of the foregoing; (j) the preservation or protection of the collateral (including, without limitation, taxes and insurance, property inspections and appraisals, legal fees and litigation expenses) following or resulting from an Event of Default under the Loan Documents; (k) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; (l) any amounts charged by any Franchisor in connection with the preparation, negotiation, execution, and delivery of any comfort letter, new comfort letter or replacement comfort letter or (m) any other amounts required under Section 13.10 hereof; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.
In the event that Borrower takes any action or requests any consent or approval of Lender (including, following a Securitization, the securitization trust, any servicer, trust advisor, trustee or certificate administrator) under the provisions of this Agreement or any other Loan Document and the taking of such action by Borrower or the giving of such consent or approval by Lender is or may be conditioned upon the receipt of a Rating Agency Confirmation, or, in accordance with the terms of the transaction documents relating to a Securitization, a Rating Agency Confirmation is required in order for such action to be taken by Borrower or the consent of Lender to be given, or, following or resulting from a default by Borrower or the Loan becoming a specially serviced loan, a Rating Agency Confirmation is otherwise required in connection with the servicing of the Loan or the administration of the securitization trust, Borrower shall provide any indemnities

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required and, unless otherwise expressly provided herein, pay all of the out-of-pocket costs and expenses of Lender, Lender’s servicer and each Rating Agency in connection therewith (including reasonable attorneys’ fees and expenses), and, if applicable, shall pay any fees imposed by any Rating Agency as a condition to the delivery of such confirmation.
Section 17.6.    Cost of Enforcement
In the event (a) that the Mortgage is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement or any of the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes, all of which shall be deemed part of the Debt. In addition, Borrower shall be responsible for any fees and expenses of Lender or any securitization trust, servicer, special servicer, trust advisor, trustee, certificate administrator and any third-party fees and expenses, including, without limitation, attorneys’ fees and disbursements, incurred or arising as a result of or following a request by Borrower, an Event of Default, a failure to pay sums when due as and when required under the Loan Documents, the Loan being transferred to a special servicer and while the Loan is a specially serviced loan, including, without limitation, (i) interest on advances made by the servicer, special servicer, trustee or certificate administrator; (ii) special servicer fees, workout fees, liquidation fees, as well as other compensation payable to the special servicer as a result of any Individual Property becoming a foreclosed property; (iii) indemnification obligations to any such persons and any of their respective directors, officers, members, managers, partners, employees, agents, Affiliates or other “controlling persons” within the meaning of the Securities Act of 1933; and (iv) taxes payable from the assets of the securitization trust and tax related expenses, but only to the extent Borrower is otherwise required to pay the same under the Loan Documents or by law. Notwithstanding the foregoing, all of such costs and expenses set forth in clauses (i) through (iv) of the preceding sentence shall exclude (x) the regular monthly fee due to the servicer, the trustee and the certificate administrator, (y) those costs and expenses which are identified pursuant to the servicing agreement with respect to such securitization trust as expenses to be borne by the servicer, special servicer, trust advisor, trustee or certificate administrator without reimbursement as an advance or otherwise from the securitization trust (including without limitation such person’s ordinary overhead expenses and the expenses of such person associated with maintaining a fidelity bond or errors and omissions insurance with respect to itself, preparing annual compliance statements with respect to its own performance and preparing and filing and maintaining ordinary tax information reports and returns for the securitization trust) and (z) those costs and expenses incurred as a result of the gross negligence or willful misconduct of the servicer, special servicer, trustee or certificate administrator.
ARTICLE 18
WAIVERS

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Section 18.1.    Remedies Cumulative; Waivers
The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
Section 18.2.    Modification, Waiver in Writing
No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 18.3.    Delay Not a Waiver
Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 18.4.    Trial by Jury
BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY

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CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF LENDER AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND LENDER.
Section 18.5.    Waiver of Notice
Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 18.6.    Remedies of Borrower
In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.
Section 18.7.    Cross Default; Cross Collateralization; Waiver of Marshalling of Assets
(a)    Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Mortgages are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were

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placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance.
(b)    To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever.
Section 18.8.    Waiver of Statute of Limitations
Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations.
Section 18.9.    Waiver of Counterclaim
Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
ARTICLE 19
GOVERNING LAW
Section 19.1.    Governing Law
(c)    THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH ANY INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS

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AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(d)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, New York 10036
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
Section 19.2.    Severability

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Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 19.3.    Preferences
To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
ARTICLE 20
MISCELLANEOUS
Section 20.1.    Survival
This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 20.2.    Lender’s Discretion
Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.
Section 20.3.    Headings
The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

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Section 20.4.    Schedules Incorporated
The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 20.5.    Offsets, Counterclaims and Defenses
Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 20.6.    No Joint Venture or Partnership; No Third Party Beneficiaries
(a)    Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.
(b)    This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
(c)    The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Properties, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Properties. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Properties.
(d)    Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with

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respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.
(e)    By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Mortgages, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.
(f)    Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Mortgages and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 4 of this Agreement without any obligation to investigate the Properties and notwithstanding any investigation of the Properties by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Mortgages and the other Loan Documents in the absence of the warranties and representations as set forth in Article 4 of this Agreement.
Section 20.7.    Publicity
All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan, Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld. Lender shall be permitted to make any news releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan, the Properties, Borrower and their respective Affiliates without the approval of Borrower or any such Persons. Borrower also agrees that Lender may share any information pertaining to the Loan with Credit Suisse, including its bank subsidiaries, and any other Affiliates of the foregoing, in connection with the sale or transfer of the Loan or any Participations and/or Securities created.
Section 20.8.    Conflict; Construction of Documents; Reliance
In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not

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be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 20.9.    Duplicate Originals; Counterparts
This Agreement and each of the other Loan Documents may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement and each of the other Loan Documents (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same document.
Section 20.10.    Joint and Several Liability
If Borrower consists of more than one Person or entity, the obligations and liabilities of each such Person hereunder are joint and several.
Section 20.11.    Entire Agreement
This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.
Section 20.12.    Contributions and Waivers
(c)    As a result of the transactions contemplated by this Agreement, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its Obligations and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution”, and for purposes of this Section, includes any exercise of recourse by Lender against any collateral of a Borrower and application of proceeds of such collateral in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).
(d)    Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under

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any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.
(e)    In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.
(f)    For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lender to (a) such Borrower and (b) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their Properties to secure the Obligations of such Borrower to Lender.
(g)    Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (A) the (i) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (ii) the amount of Obligations paid by such Funding Borrower, or (B) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).
(h)    In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.
(i)    Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.
(j)    No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained

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in this Section shall limit or affect in any way the Obligations of any Borrower to Lender under this Note or any other Loan Documents.
(k)    Each Borrower waives:
(A)    any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;
(B)    the defense of the statute of limitations in any action against any other Borrower or for the collection of any indebtedness or the performance of any obligation under the Loan;
(C)    any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;
(D)    any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;
(E)    any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;
(F)    any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;
(G)    presentment, demand, protest and notice of any kind;
(H)    any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;
(I)    any defense based upon any failure of Lender to comply with Applicable Laws in connection with the sale or other disposition of any collateral, including, without limitation, any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

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(J)    any defense based upon any election by Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(6)(2) of the Bankruptcy Code or any successor statute;
(K)    any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;
(L)    any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;
(M)    any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;
(N)    any defense based upon the avoidance of any security interest in favor of Lender for any reason;
(O)    any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents; and
(P)    any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the applicable Mortgages to be satisfied by any payment from any other Borrower or any such party.
(l)    Each Borrower waives:
(A)    all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as nonjudicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;
(B)    all rights and defenses that Borrower may have because any of the Debt is secured by real property. This means, among other things: (i) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (ii) if Lender forecloses on any real property collateral pledged by any other Borrower, (a) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (b) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral,

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has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and
(C)    any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Note, this Agreement, the Mortgages or the other Loan Documents, including, without limitation, any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.
Section 20.13.    Qualified Brand Franchise Agreements. For the avoidance of doubt, nothing contained in this Agreement or any of the other Loan Documents, is, or shall be deemed to constitute, a collateral assignment, pledge or grant of a security interest by Borrower or Operating Lessee to Lender with respect to any Franchise Agreement with Marriott, Hyatt, Hilton or IHG or any of their respective affiliates in violation of such Franchise Agreement.
Section 20.14.    State Law Provisions. To the extent that a court of competent jurisdiction would deem the laws of the State of California to be applicable to this Agreement and the other Loan Documents, Borrower makes the following waivers:
(A)    Each Borrower hereby waives the rights and benefits under California Civil Code (“CC”) Section 2819, and agrees that by doing so such Borrower’s liability shall continue even if the Lender alters any obligations under the Loan Documents in any respect or Lender’s remedies or rights against any Borrower are in any way impaired or suspended without such Borrower’s consent.
(B)    Each Borrower hereby waives any and all benefits and defenses under CC Section 2810 and agrees that by doing so such Borrower is liable even if such Borrower had no liability at the time of execution of the Note or thereafter ceased to be liable. Each Borrower hereby waives any and all benefits and defenses under CC Section 2809 and agrees that by doing so such Borrower’s liability may be larger in amount and more burdensome than that of any other Borrower.
(C)    Each Borrower hereby waives any and all benefits and defenses under CC Sections 2845, 2849, 2850, 2899 and 3433, including, without limitation, the right to require the Lender to (i) proceed against such Borrower or any other guarantor or pledgor, (ii) proceed against or exhaust any security or collateral the Lender may hold, or (iii) pursue any other right or remedy for such Borrower’s benefit, and agrees that the Lender may proceed against such Borrower for the Obligations without taking any action against any other Borrower or any other guarantor or pledgor and without proceeding against or exhausting any security or collateral the Lender holds. Each Borrower agrees that the Lender may unqualifiedly exercise in its sole and absolute discretion, any

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or all rights and remedies available to it against such Borrower or any other guarantor or pledgor without impairing the Lender’s rights and remedies in enforcing this Agreement and any other Loan Document, under which Borrower’s liabilities shall remain independent and unconditional. Each Borrower agrees that the Lender’s exercise of certain of such rights or remedies may affect or eliminate such Borrower’s right of subrogation or recovery against any other Borrower and that such Borrower may incur partially or totally non-reimbursable liability under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, each Borrower expressly waives any and all benefits and defenses under or based upon (1) California Code of Civil Procedure (“CCP”) Section 580a or 726(b), which would otherwise limit such Borrower’s liability after a non-judicial or judicial foreclosure sale to the difference between the obligations guaranteed herein and the fair market value or fair value, respectively, of the Property or interests sold at such non-judicial or judicial foreclosure sale, (2) CCP Sections 580b and 580d, which would otherwise limit the Lender’s right to recover a deficiency judgment with respect to purchase money obligations and after a non-judicial or judicial foreclosure sale, respectively, (3) CCP Section 726 which, among other things, would otherwise require the Lender to exhaust all of its security before a personal judgment may be obtained for a deficiency, and (4) Union Bank v. Gradsky or subsequent judicial decisions arising out of or related to CCP Sections 726, 580a, 580b or 580d.
(D)    Without limiting the generality of the foregoing, each Borrower waives all rights and defenses arising out of an election of remedies by the Lender, even though that election of remedies, such as a nonjudicial or judicial foreclosure with respect to security for a Obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against any other Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise. In addition, each Borrower waives all rights and defenses that such Borrower may have because the Obligation is secured by real property. This means, among other things:
(a)    the Lender may collect from any Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower; and
(b)    if the Lender forecloses on any real property collateral pledged by a Borrower:
(i)    the amount of the Obligation may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and
(ii)    the Lender may collect from any Borrower even if the Lender, by foreclosing on the real property collateral, has destroyed any right any other Borrower may have to collect from such Borrower.
This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligation is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

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(E)    Each Borrower hereby waives all benefits and defenses under CC Sections 2847, 2848 and 2849 and agrees that such Borrower shall have no right of subrogation or reimbursement against any other Borrower, no right of subrogation against any collateral or security provided for in the Loan Documents and no right of contribution against any other guarantor or pledgor unless and until all amounts due under the Loan Documents have been paid in full and the Lender has released, transferred or disposed of all of its right, title and interest in any collateral or security. To the extent any Borrower’s waiver of these rights of subrogation, reimbursement or contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, each Borrower agrees that its rights of subrogation and reimbursement against any other Borrower and such Borrower’s right of subrogation against any collateral or security shall be unconditionally junior and subordinate to the Lender’s rights against it and any other Borrower and to the Lender’s right, title and interest in such collateral or security, and each Borrower’s right of contribution against any other guarantor or pledgor shall be unconditionally junior and subordinate to the Lender’s rights against such other guarantor or pledgor.
(F)    WITHOUT LIMITING THE GENERALITY OF THE FOREGOING OR ANY OTHER PROVISION HEREOF, TO THE EXTENT PERMITTED BY LAW, EACH BORROWER EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL RIGHTS AND DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2787 TO 2855 INCLUSIVE AND CHAPTER 2 OF TITLE 14, 2899 AND 3433 AND UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580A, 580B, 580D AND 726.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWERS:
HH FP PORTFOLIO LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

HH LC PORTFOLIO LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

HH TEXAS HOTEL ASSOCIATES, L.P., a Delaware limited partnership

By:	HHC Texas GP LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

HH MELROSE HOTEL ASSOCIATES, L.P., a Delaware limited partnership

By:	HHC Texas GP LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

HH CHURCHILL HOTEL ASSOCIATES, L.P., a Delaware limited partnership

By:	HHC Texas GP LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

HH AUSTIN HOTEL ASSOCIATES, L.P., a Delaware limited partnership

By:	HHC Texas GP LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

HH SAVANNAH LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

HH ATLANTA LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

HH GAITHERSBURG LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

HH BALTIMORE LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

HH CHICAGO LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

HH DENVER LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

HH DFW HOTEL ASSOCIATES, L.P., a Delaware limited partnership

By:	Non-REIT GP LLC, a Delaware limited liability company

By: /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

PORTSMOUTH HOTEL ASSOCIATES LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

HH SAN ANTONIO LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

HH PALM SPRINGS LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

HH TAMPA WESTSHORE LLC, a Delaware limited liability company

By:    /s/ DAVID A. BROOKS (Seal)
Name: David A. Brooks
Title: President

LENDER:
COLUMN FINANCIAL, INC.

By: /s/ Jeremy Stoler (Seal)
Name: Jeremy Stoler
Title:

EXHIBIT A

Organizational Chart

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    1

EXHIBIT B

Post 1031 Exchange Organizational Chart

20595751.13.BUSINESS

EXHIBIT C

Forms of U.S. Tax Compliance Certificates

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan Agreement dated as of [______________] (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), between Column Financial, Inc., as Lender, and [______________], as Borrower.
Pursuant to the provisions of Section 2.7(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan (as well as any Note evidencing such Loan) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower, and (2) the undersigned shall have at all times furnished Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

20595751.13.BUSINESS

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan Agreement dated as of [______________] (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), between Column Financial, Inc., as Lender, and [______________], as Borrower.
Pursuant to the provisions of Section 2.7(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[ ]

20595751.13.BUSINESS

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan Agreement dated as of [______________] (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), between Column Financial, Inc., as Lender, and [______________], as Borrower.
Pursuant to the provisions of Section 2.7(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Participation, (iii) with respect such Participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[ ]

20595751.13.BUSINESS

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan Agreement dated as of [______________] (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), between Column Financial, Inc., as Lender, and [______________], as Borrower.
Pursuant to the provisions of Section 2.7(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan (as well as any Note evidencing such Loan) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan (as well as any Note evidencing such Loan), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower, and (2) the undersigned shall have at all times furnished Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[ ]

20595751.13.BUSINESS

EXHIBIT D

Recycled Entity Certificate

[See attached]

20595751.13.BUSINESS

EXHIBIT E

Resignation Letters

[See attached]

20595751.13.BUSINESS

SCHEDULE I
Borrowers

Name of Borrower	Organizational Number	Type of Entity	State of Formation
HH Churchill Hotel Associates, L.P.	4065147	Limited partnership	Delaware
HH FP Portfolio LLC	3830654	Limited liability company	Delaware
HH Denver LLC	3849976	Limited liability company	Delaware
HH Gaithersburg LLC	4145240	Limited liability company	Delaware
HH LC Portfolio LLC	3885655	Limited liability company	Delaware
HH Austin Hotel Associates, L.P.	4321155	Limited partnership	Delaware
HH Baltimore LLC	3818746	Limited liability company	Delaware
HH Tampa Westshore LLC	3748161	Limited liability company	Delaware
HH Savannah LLC	3818753	Limited liability company	Delaware
HH San Antonio LLC	4386105	Limited liability company	Delaware
HH DFW Hotel Associates, L.P.	3847840	Limited partnership	Delaware
HH Texas Hotel Associates, L.P.	3482995	Limited partnership	Delaware
HH Melrose Hotel Associates, L.P.	4118310	Limited partnership	Delaware
HH Palm Springs LLC	3982832	Limited liability company	Delaware
Portsmouth Hotel Associates LLC	3005218	Limited liability company	Delaware
HH Atlanta LLC	4218175	Limited liability company	Delaware
HH Chicago LLC	4288485	Limited liability company	Delaware

20595751.13.BUSINESS

SCHEDULE II
Allocated Loan Amounts

1. Hilton Tampa Westshore FL	$16,321,925
2. Residence Inn Tampa Downtown FL	$13,398,595
3. Courtyard Gaithersburg MD	$22,046,779
4. Renaissance Portsmouth VA	$12,241,444
5. The Churchill DC	$35,993,499
6. The Melrose DC	$56,761,321
7. Hilton Garden Inn BWI Airport MD	$14,982,065
8. Hilton Garden Inn Virginia Beach MD	$18,818,936
9. The Silversmith IL	$16,809,147
10. Courtyard Denver Airport CO	$24,117,471
11. Marriott Omaha NE	$34,958,153
12. Renaissance Palm Springs CA	$39,160,439
13. Hilton Parsippany NJ	$40,439,396
14. Hyatt Regency Wind Watch NY	$25,944,552
15. Hampton Inn Parsippany NJ	$17,052,757
16. Courtyard Boston Downtown MA	$67,602,003
17. Marriott DFW Airport TX	$56,030,489
18. Marriott San Antonio Plaza TX	$25,822,747
19. Marriott Sugar Land TX	$60,902,705
20. Hilton Garden Inn Austin Downtown TX	$34,836,347
21. Hyatt Regency Savannah GA	$53,655,283
22. Ritz-Carlton Atlanta GA	$53,228,964
23. Crowne Plaza Ravinia GA	$49,940,218
24. Courtyard Savannah GA	$23,934,763

20595751.13.BUSINESS

SCHEDULE III
Franchise Agreements and Franchisors

Properties	Franchisors	Operating Lessees	Franchise Agreements
Crowne Plaza Atlanta - Ravinia	IHG	HHC TRS FP Portfolio LLC
Crowne Plaza License Agreement, dated as of July 17, 2007, by Holiday Hospitality Franchising Inc., a Delaware corporation (“Crowne Plaza Licensor”), and HHC TRS FP Portfolio LLC, a Delaware limited liability company (“TRS FP Portfolio”), as amended by that certain Addendum to License Agreement, dated as of March 27, 2008, by Crowne Plaza Licensor and TRS FP Portfolio, as further amended by that certain Agreement, dated as of March 10, 2011, by Crowne Plaza Licensor and PIM Ashford Subsidiary II, LLC, a Delaware limited liability company, as further amended by that certain Second Addendum to License Agreement, dated as of March 10, 2011, by Crowne Plaza Licensor and TRS FP Portfolio, as further amended by that certain Third Addendum to License Agreement, dated as of March 10, 2011, by Crowne Plaza Licensor and TRS FP Portfolio.

20595751.13.BUSINESS

Properties	Franchisors	Operating Lessees	Franchise Agreements
Hampton Inn Parsippany	Hilton	HHC TRS FP Portfolio LLC
Franchise Agreement, dated as of August 29, 2014, by Hampton Inns Franchise LLC, a Delaware limited liability company (“Hampton Inns”), and TRS FP Portfolio, as amended by that Certain Amendment to Franchise Agreement, dated as of March 6, 2015, by and between TRS FP Portfolio and Hampton Inns.

Hilton Parsippany	Hilton	HHC TRS FP Portfolio LLC
Franchise Agreement, dated as of August 29, 2014, by Hilton Franchise LLC, a Delaware limited liability company (“Hilton Franchise”), and TRS FP Portfolio, as amended by that certain Amendment to Franchise Agreement, dated as of March 6, 2015, by and between TRS FP Portfolio and Hilton Franchise.

Hilton Tampa Westshore	Hilton	HHC TRS Tampa LLC
Amended and Restated Franchise License Agreement, dated as of September 21, 2012, by Hilton Franchise and HHC TRS Tampa LLC, a Delaware limited liability company (“TRS Tampa”), as amended by that certain Amendment to Franchise Agreement, dated as of March 6, 2015, by and between TRS Tampa and Hilton Franchise.

Hyatt Regency Wind Watch Long Island	Hyatt	HHC TRS FP Portfolio LLC	Franchise Agreement, dated as of December 7, 2011, by Hyatt Franchising L.L.C., a Delaware limited liability company, and TRS FP Portfolio.

20595751.13.BUSINESS

Properties	Franchisors	Operating Lessees	Franchise Agreements
Omaha Marriott	Marriott	HHC TRS LC Portfolio LLC	Relicensing Franchise Agreement, dated as of July 17, 2007, by Marriott International, Inc., a Delaware corporation (“Marriott”), and TRS LC Portfolio LLC (“TRS LC Portfolio”).
Plaza San Antonio Marriott	Marriott	HHC TRS Portsmouth LLC	Relicensing Franchise Agreement, dated as of July 17, 2007, by Marriott and HHC TRS Portsmouth LLC, a Delaware limited liability company (“TRS Portsmouth”).
Sugar Land Marriott Town Square Hotel and Conference Center	Marriott	HHC TRS LC Portfolio LLC
Relicensing Franchise Agreement, dated as of December 19, 2003, by Marriott and HHC TRS Sugar Land LLC, a Delaware limited liability company (“TRS Sugar Land”), as amended by that certain First Amendment to Marriott Hotel Relicensing Franchise Agreement and Settlement and Release of Claims, dated as of March 23, 2004, by Marriott and TRS Sugar Land.

Renaissance Palm Springs	Marriott	HHC TRS Portsmouth LLC	Relicensing Franchise Agreement, dated as of March 10, 2011, by Marriott and TRS Portsmouth.
Portsmouth Renaissance Hotel and Waterfront Conference Center	Marriott	HHC TRS Portsmouth LLC	Relicensing Franchise Agreement, dated as of July 17, 2007, by Marriott and TRS Portsmouth.
Courtyard Savannah Historic District	Marriott	HHC TRS Savannah LLC
Relicensing Franchise Agreement, dated as of March 10, 2011, by Marriott and TRS LC Portfolio, as amended by that certain Amendment to Courtyard by Marriott Relicensing Franchise Agreement, dated as of April 26, 2012, by Marriott and TRS LC Portfolio.

20595751.13.BUSINESS

Properties	Franchisors	Operating Lessees	Franchise Agreements
Hilton Garden Inn Austin Downtown	Hilton	HHC TRS Austin LLC
Amended and Restated Franchise License Agreement, dated as of June 29, 2007, by Hilton and HHC TRS Austin LLC, a Delaware limited liability company (“TRS Austin”), as amended by that certain Amendment to Franchise License Agreement, dated as of March 10, 2011, by HLT Existing Franchise Holding LLC, a Delaware limited liability company, as successor in interest to Hilton (“Hilton Successor”), and TRS Austin, as further amended by that certain Amendment to Franchise Agreement, dated as of March 6, 2015, by and between TRS Austin and Hilton Successor.

Hilton Garden Inn BWI Airport	Hilton	HHC TRS Baltimore LLC
Franchise License Agreement, dated as of July 17, 2007, by Hilton and HHC TRS Baltimore LLC, a Delaware limited liability company (“TRS Baltimore”), as amended by that certain Amendment to Franchise License Agreement, dated as of March 10, 2011, by Hilton and TRS Baltimore, as further amended by that certain Amendment to Franchise Agreement, dated as of March 6, 2015, by and between TRS Baltimore and Hilton Successor.

20595751.13.BUSINESS

Properties	Franchisors	Operating Lessees	Franchise Agreements
Hilton Garden Inn Virginia Beach Town Center	Hilton	HHC TRS LC Portfolio LLC
Amended and Restated Franchise License Agreement, dated as of July 17, 2007, by Hilton and TRS LC Portfolio, as amended by that certain Amendment to Franchise License Agreement, dated as of March 10, 2011, by Hilton Successor and TRS LC Portfolio, as further amended by that certain Amendment to Franchise Agreement, dated as of March 6, 2015, by and between TRS LC Portfolio and Hilton Successor.

Residence Inn Tampa Downtown	Marriott	HHC TRS LC Portfolio LLC
Relicensing Franchise Agreement, dated as of March 10, 2011, by Marriott and TRS LC Portfolio, as amended by that certain Amendment to Residence Inn by Marriott Relicensing Franchise Agreement, dated as of April 26, 2012, by Marriott and TRS LC Portfolio.

20595751.13.BUSINESS

SCHEDULE IV
Management Agreements and Managers

Properties	Borrowers	Managers	Management Agreements
The Churchill Hotel	HH Churchill Hotel Associates, L.P.	Hyatt
That certain Hotel Master Management Agreement, dated March 10, 2011, by and between HHC TRS LC Portfolio LLC, HHC TRS Portsmouth LLC, HHC TRS Tampa LLC, HHC TRS Baltimore LLC, HHC TRS FP Portfolio LLC, HHC TRS Melrose LLC, HHC TRS Chicago LLC, HHC TRS Highland LLC, HHC TRS Austin LLC, HHC TRS Princeton LLC and Remington Lodging & Hospitality, LLC, as amended by that certain Addendum to Hotel Master Management Agreement, dated December 8, 2011, from HHC TRS LC Portfolio LLC, HHC TRS Portsmouth LLC, HHC TRS Tampa LLC, HHC TRS Baltimore LLC, HHC TRS Melrose LLC, HHC TRS Chicago LLC, HHC TRS Highland LLC, HHC TRS Austin LLC, HHC TRS OP LLC, HHC TRS FP Portfolio LLC and HHC TRS Princeton LLC to Remington Lodging & Hospitality, LLC and Remington Boston Employers, LLC, as amended by that certain Addendum to Hotel Master Management Agreement, dated May 1, 2012, from HHC TRS LC Portfolio LLC, HHC TRS Portsmouth LLC, HHC TRS Tampa LLC, HHC TRS Baltimore LLC, HHC TRS Melrose LLC, HHC TRS Chicago LLC, HHC TRS Highland LLC, HHC TRS Austin LLC, HHC TRS FP Portfolio LLC, HHC TRS Princeton LLC and HHC TRS OP LLC to Remington Lodging & Hospitality, LLC and Remington Boston Employers, LLC, as amended by that certain Addendum to Hotel Master Management Agreement, dated May 1, 2012, from HHC TRS LC Portfolio LLC, HHC TRS Portsmouth LLC, HHC TRS Tampa LLC, HHC TRS Baltimore LLC, HHC TRS Melrose LLC, HHC TRS Chicago LLC, HHC TRS Highland LLC, HHC TRS Austin LLC, HHC TRS FP Portfolio LLC, HHC TRS Princeton LLC and HHC TRS OP LLC to Remington Lodging & Hospitality, LLC and Remington Boston Employers, LLC (the “Remington Management Agreement”)

20595751.13.BUSINESS

Properties	Borrowers	Managers	Management Agreements
Courtyard Boston Tremont	HH FP Portfolio LLC	Marriott
That certain Management Agreement, dated September 22, 2004, between HHC TRS FP Portfolio LLC and Courtyard Management Corporation, as amended by that certain First Amendment to Management Agreement, dated October 15, 2004, between HHC TRS FP Portfolio LLC and Courtyard Management Corporation, as amended by that certain Second Amendment to Management Agreement, dated August 5, 2005, between HHC TRS FP Portfolio LLC and Courtyard Management Corporation, as amended by that certain Side Letter Agreement, dated March 2, 2007, between HHC TRS FP Portfolio and Courtyard Management Corporation, as amended by that certain Third Amendment to Management Agreement, dated March 10, 2011, as amended by that certain Letter Agreement, dated January 29, 2005 from Courtyard Management Corporation and accepted by HHC TRS FP Portfolio LLC, as amended by that certain Letter Agreement dated February 3, 2006 from Courtyard Management Corporation and accepted and agreed to by HHC TRS FP Portfolio LLC, as amended by that certain Side Letter Agreement, dated March 2, 2007, between Courtyard Management Corporation and HHC TRS FP Portfolio LLC, as amended by that certain Letter Agreement, dated July 17, 2007, between Courtyard Management Corporation and HHC TRS FP Portfolio LLC, as amended by that certain Letter Agreement, dated July 17, 2007, between Courtyard Management Corporation and HHC TRS FP Portfolio LLC, as amended by that certain Letter Agreement, dated July 17, 2007, between Courtyard Management Corporation and HHC TRS FP Portfolio LLC, as amended by that certain Liquor License Agreement, dated July 17, 2007, between Courtyard Management Corporation, HH FP Portfolio LLC and HHC TRS FP Portfolio LLC, and as amended by that certain Real Estate and Personal Property Taxes Agreement, dated February 26, 2010, between Courtyard Management Corporation, HHC TRS Baltimore LLC, HHC TRS Portsmouth LLC and HHC TRS FP Portfolio LLC.

20595751.13.BUSINESS

Properties	Borrowers	Managers	Management Agreements
Courtyard Denver Airport	HH Denver LLC	Marriott
That certain Management Agreement, dated December 28, 1995, between LC Fulenwider Inc. and Courtyard Management Corporation, as amended by that certain Assignment and First Amendment of Management Agreement, dated September 10, 1996, between LC Fulenwider Inc., 6901 Tower LLC, and Courtyard Management Corporation, as amended by that certain Second Amendment to Management Agreement, dated September 17, 2004, between HHC TRS OP LLC and Courtyard Management Corporation, as assigned by that certain Assignment and Assumption and Third Amendment of Management Agreement, dated July 17, 2007, among TRS OP, HHC TRS Portsmouth LLC, HH Denver LLC and Courtyard Management Corporation, as amended by that certain Fourth Amendment to Management Agreement, dated March 6, 2009, by HHC TRS Portsmouth LLC and Courtyard Management Corporation, as amended by that certain Fifth Amendment to Management Agreement, dated March 10, 2011, between HHC TRS Portsmouth LLC and Courtyard Management Corporation, as amended by that certain Sixth Amendment to Management Agreement, dated July, 2013, between HHC TRS Portsmouth LLC and Courtyard Management Corporation, as amended by that certain Amendment to Management Agreement, dated July, 2013, between HHC TRS Portsmouth LLC and Courtyard Management Corporation, as amended by that certain Letter Agreement, dated July 17, 2007, from HH Denver LLC and HHC TRS OP LLC to Courtyard Management Corporation, as amended by that certain Letter Agreement, dated July 17, 2007, as amended by that certain Letter Agreement, dated July 17, 2007, between Courtyard Management Corporation and HHC TRS OP LLC, as amended by that certain Mutual Release, dated July 17, 2007, between TRS OP, HH DFW Hotel Associates, L.P., HHC TRS Nashville LLC, HH Nashville LLC, HHC TRS FP Portfolio LLC, HH FP Portfolio LLC, HH Denver LLC, HHC TRS Highland LLC, HH Gaithersburg LLC, HHC TRS Atlanta LLC, HH Atlanta LLC, Highland Hospitality, L.P., Marriott International, Inc., Marriott Hotel Services, Inc., Renaissance Hotel Management Company, LLC, Courtyard Management Corporation, and The Ritz-Carlton Hotel Company, L.L.C., as amended by that certain Liquor License Agreement, dated July 17, 2007, between Courtyard Management Corporation, HH FP Portfolio LLC and HHC TRS FP Portfolio LLC, as amended by that certain Real Estate and Property Taxes Agreement, dated February 26, 2010, between Courtyard Management Corporation, HHC TRS Baltimore LLC, HHC TRS Portsmouth LLC and HHC TRS FP Portfolio LLC.

20595751.13.BUSINESS

Properties	Borrowers	Managers	Management Agreements
Courtyard Gaithersburg	HH Gaithersburg LLC	Marriott
That certain Management Agreement between CY-Gaithersburg LLC and Courtyard Management Corporation, dated June 29, 2004, as Amended by that certain Letter Agreement, dated May 30, 2006, between CY-Gaithersburg LLC and Courtyard Management Corporation, as assigned by that certain Consent and Assignment and Assumption of Management Agreement, dated June 1, 2006, by and among CY-Gaithersburg LLC, HHC TRS Highland LLC, HH Gaithersburg LLC and Courtyard Management Corporation, as amended by that certain First Amendment of Management Agreement, dated June 1, 2006, between HHC TRS Highland LLC and Courtyard Management Corporation, as amended by that certain Assignment, Assumption and Second Amendment of Management Agreement, dated July 17, 2007, between HHC TRS Highland LLC, HHC TRS Baltimore, HH Gaithersburg LLC and Courtyard Management Corporation, as further amended by that certain Third Amendment to Management Agreement, dated March 10, 2011, between HHC TRS Baltimore LLC and Courtyard Management Corporation, as amended by that certain Letter Agreement, dated July 17, 2007, between HHC TRS Baltimore LLC and Courtyard Management Corporation, as amended by that certain Mutual Release, Dated July 17, 2007, between Marriott Hotel Services, Inc., Renaissance Hotel Management Company, LLC, Courtyard Management Corporation, The Ritz-Carlton Hotel Company, LLC, HHC TRS Portsmouth LLC, HHC TRS Nashville LLC, HHC TRS FP Portfolio LLC, and HHC TRS Baltimore LLC, as amended by that certain Liquor License Agreement, dated July 17, 2007, between Courtyard Management Corporation, HH FP Portfolio LLC and HHC TRS FP Portfolio LLC, as amended by that certain Real Estate and Property Taxes Agreement, dated February 26, 2010, between Courtyard Management Corporation, HHC TRS Baltimore LLC, HHC TRS Portsmouth LLC and HHC TRS FP Portfolio LLC.

Courtyard Savannah Historic District	HH LC Portfolio LLC	Marriott	The Remington Management Agreement
Crowne Plaza Atlanta - Ravinia	HH FP Portfolio LLC	Marriott	The Remington Management Agreement
Hampton Inn Parsippany	HH FP Portfolio LLC	Remington	The Remington Management Agreement

20595751.13.BUSINESS

Properties	Borrowers	Managers	Management Agreements
Hilton Garden Inn Austin	HH Austin Hotel Associates, L.P.	Remington	The Remington Management Agreement
Hilton Garden Inn BWI Airport	HH Baltimore LLC	Remington	The Remington Management Agreement
Hilton Garden Inn Virginia Beach Town Center	HH LC Portfolio LLC	Remington	The Remington Management Agreement
Hilton Parsippany	HH FP Portfolio LLC	Remington	The Remington Management Agreement
Hilton Tampa Westshore	HH Tampa Westshore LLC	Remington	The Remington Management Agreement

20595751.13.BUSINESS

Properties	Borrowers	Managers	Management Agreements
Hyatt Regency Savannah	HH Savannah LLC	Remington
That certain Management Agreement, dated May 8, 1979, between Waterfront Hotel Company and Hyatt corporation as amended by that certain Second Amendment to Management Agreement, dated December 21, 1993, between Waterfront Hotel Company and Hyatt Corporation, as amended by that certain Third Amendment to Management Agreement, dated August 12, 2004, between Waterfront Hotel Company and Hyatt Corporation, as amended by that certain Fourth Amendment to Management Agreement, dated March 10, 2011, between HHC TRS Savannah LLC and Hyatt Corporation, as amended by that certain Assignment and Assumption of Management Agreement, dated December 31, 2003, between AP/APMC Savannah L.P. and HHC TRS OP LLC, as amended by that certain Assignment and Assumption of Contract, Purchase Orders, Tenant Leases and Equipment Leases, dated December 31, 2003 between AP/AMC Savannah, L.P. and HHC TRS OP LLC, as amended by that certain Assignment and Assumption of Management Agreement, dated July 9, 2004, between HHC TRS OP LLC and HHC TRS Holding Corporation, as amended by that certain Assignment and Assumption of Management Agreement, dated July 9, 2004, between HHC TRS Holding Corporation and HHC TRS Savannah LLC, as amended by that certain Addendum to Management Agreement, dated January 31, 2005, between HHC TRS Savannah LLC and Hyatt Corporation, as amended by that certain Confirmation Agreement, dated July 26, 2006, between HHC TRS Savannah LLC and Hyatt Corporation, as amended by that certain Landlord, Tenant and Manager Non-Disturbance and Attornment Agreement, dated as of July 17, 2007, by and between HHC TRS Savannah LLC, HH Savannah LLC and Hyatt Corporation, as amended by that certain Fifth Amendment to Management Agreement, dated as of December 19, 2014 by and between HHC TRS Savannah LLC, and Hyatt Corporation

Hyatt Regency Wind Watch Long Island	HH FP Portfolio LLC	Remington	The Remington Management Agreement
Plaza San Antonio Marriott	HH San Antonio LLC	Remington	The Remington Management Agreement

20595751.13.BUSINESS

Properties	Borrowers	Managers	Management Agreements
Dallas-Fort Worth Airport Marriott	HH DFW Hotel Associates, L.P.	Remington
That certain Amended and Restated Management Agreement, dated December 29, 2001, between Host Marriott L.P. and Marriott Hotel Services Inc., as amended by that certain First Amendment to Amended and Restated Management Agreement, dated April 22, 2005, between Host Marriott L.P. and Marriott Hotel Services Inc., as amended by that certain Assignment, Assumption and Second Amendment to Amended and Restated Management Agreement, dated July 17, 2007, between HHC TRS OP LLC, HHC TRS Portsmouth LLC, HH DFW Hotel Associates, L.P. and Marriott Hotel Services Inc., as Amended by that Second Amendment to Amended and Restated Management Agreement, dated March 6, 2009, between HHC TRS Portsmouth LLC and Marriott Hotel Services, Inc., as amended by that certain Third Amendment to Amended and Restated Management Agreement, dated March 10, 2011, between HHC TRS Portsmouth LLC and Marriott Hotel Services, Inc., as amended by that certain Letter Agreement, dated July 17, 2007, between HHC TRS Portsmouth LLC and Marriott Hotel Service, Inc., as amended by that certain Letter Agreement, dated July 17, 2007, between Marriott Hotel Service Inc. and HHC TRS Portsmouth LLC, as amended by that certain Mutual Release, dated July 17, 2007, by and between HHC TRS OP LLC, HH DFW Hotel Associates, L.P., HHC TRS Nashville LLC, HH Nashville LLC, HHC TRS FP Portfolio LLC, HH FP Portfolio LLC, HH Denver LLC, HH TRS Highland LLC, HH Gaithersburg LLC, HH TRS Atlanta LLC, HH Atlanta LLC, Highland Hospitality, L.P. and Marriott International, Inc., Marriott Hotel Services, Inc., Renaissance Hotel Management Company, LLC, Courtyard Management Corporation and The Ritz-Carlton Hotel Company, L.L.C., as amended by that certain Liquor License Agreement between Marriott Hotel Services, Inc., HH DFW Hotel Associates, L.P. and HHC TRS Portsmouth LLC.

Omaha Marriott	HH LC Portfolio LLC	Remington	The Remington Management Agreement
Sugar Land Marriott Town Square Hotel and Conference Center	HH Texas Hotel Associates L.P.	Remington	The Remington Management Agreement
The Melrose Hotel	HH Melrose Hotel Associates, L.P.	Remington	The Remington Management Agreement

20595751.13.BUSINESS

Properties	Borrowers	Managers	Management Agreements
Renaissance Palm Springs	HH Palm Springs LLC	Remington	The Remington Management Agreement
Portsmouth Renaissance Hotel and Waterfront Conference Center	Portsmouth Hotel Associates LLC	Remington	The Remington Management Agreement
Residence Inn Tampa Downtown	HH LC Portfolio LLC	Remington	The Remington Management Agreement

20595751.13.BUSINESS

Properties	Borrowers	Managers	Management Agreements
Ritz-Carlton Atlanta Downtown	HH Atlanta LLC	Remington
That certain Amended and Restated Management Agreement, dated January 1, 2002, between Host Marriott, L.P. and The Ritz-Carlton Hotel Company, L.L.C., as amended and assigned by that certain Amended and Restated Consent, Assignment and Assumption and Amendment of Management Agreement, dated as of January 1, 2002, between Host Marriott, L.P., CCRC Atlanta LLC, and The Ritz-Carlton Hotel Company, L.L.C., as amended by that certain Assignment and Assumption of Management Agreement, dated September 26, 2006, between The Ritz-Carlton Hotel Company L.L.C., Host Hotels & Resorts, L.P. and HHC TRS Atlanta LLC, as amended by that certain Amendment to Amended and Restated Management Agreement, dated April 30, 2008, between The Ritz-Carlton Hotel Company, L.L.C. and HHC TRS Atlanta LLC, as amended by that certain Second Amendment to Amended and restated Management Agreement, dated March 6, 2009, between HHC TRS Atlanta LLC and The Ritz-Carlton Hotel Company, L.L.C., as amended by that certain Letter Agreement, dated May 18, 2010, between The Ritz-Carlton Hotel Company, L.L.C. and HHC TRS Atlanta LLC, as amended by that certain Third Amendment to Amended and Restated Management Agreement, dated March 10, 2011, between HHC TRS Atlanta LLC and The Ritz-Carlton Hotel Company, L.L.C., as amended by that certain Letter Agreement dated January 1, 2006, from Marriott International on behalf of The Ritz-Carlton Hotel Company, L.L.C., and agreed and accepted by Host Hotels & Resorts, L.P., as amended by that certain Letter Agreement dated January 1, 2006, from Marriott International on behalf of The Ritz-Carlton Hotel Company, L.L.C., and agreed and accepted by Host Hotels & Resorts, L.P., as amended by that certain Letter Agreement, dated July 17, 2007, between The Ritz-Carlton Hotel Company, L.L.C. and HHC TRS Atlanta LLC, as amended by that certain Letter Agreement, dated July 17, 2007, between The Ritz-Carlton Hotel Company, L.L.C. and HHC TRS Atlanta LLC, as amended by that certain Liquor License Agreement, dated July 17, 2007, between The Ritz-Carlton Hotel Company, L.L.C., HH Atlanta LLC and HHC TRS Atlanta LLC, as amended by that certain Mutual Release, dated July 17, 2007, by and between HHC TRS OP LLC, HH DFW Hotel Associates, L.P., HHC TRS Nashville LLC, HH Nashville LLC, HHC TRS FP Portfolio LLC, HH FP Portfolio LLC, HH Denver LLC, HHC TRS Highland LLC, HH Gaithersburg LLC, HHC TRS Atlanta LLC, HH Atlanta LLC, Highland Hospitality, L.P., Marriott International, Inc., Marriott Hotel Services, Inc., Renaissance Hotel Management Company, LLC, Courtyard Management Corporation and The Ritz-Carlton Hotel Company, L.L.C.

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Properties	Borrowers	Managers	Management Agreements
The Silversmith Hotel Chicago Downtown	HH Chicago LLC	Remington	The Remington Management Agreement.

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SCHEDULE V
Operating Leases and Operating Lessees

Properties	Borrowers	Operating Lessees	Operating Leases
The Churchill Hotel	HH Churchill Hotel Associates, L.P.	HHC TRS Highland LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH Churchill Hotel Associates, L.P., as lessor, and HHC TRS Highland LLC, as lessee.
Courtyard Boston Tremont	HH FP Portfolio LLC	HHC TRS FP Portfolio LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH FP Portfolio LLC, as lessor, and HHC TRS FP Portfolio LLC, as lessee.
Courtyard Denver Airport	HH Denver LLC	HHC TRS Portsmouth LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH Denver LLC, as lessor, and HHC TRS Portsmouth LLC, as lessee.
Courtyard Gaithersburg	HH Gaithersburg LLC	HHC TRS Baltimore LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH Gaithersburg LLC, as lessor, and HHC TRS Baltimore LLC, as lessee.
Courtyard Savannah Historic District	HH LC Portfolio LLC	HHC TRS LC Portfolio LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH LC Portfolio LLC, as lessor, and HHC TRS LC Portfolio LLC, as lessee.
Crowne Plaza Atlanta - Ravinia	HH FP Portfolio LLC	HHC TRS FP Portfolio LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH FP Portfolio LLC, as lessor, and HHC TRS FP Portfolio LLC, as lessee.

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Properties	Borrowers	Operating Lessees	Operating Leases
Hampton Inn Parsippany	HH FP Portfolio LLC	HHC TRS FP Portfolio LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH FP Portfolio LLC, as lessor, and HHC TRS FP Portfolio LLC, as lessee.
Hilton Garden Inn Austin	HH Austin Hotel Associates, L.P.	HHC TRS Austin LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH Austin Hotel Associates, L.P., as lessor, and HHC TRS Austin LLC, as lessee.
Hilton Garden Inn BWI Airport	HH Baltimore LLC	HHC TRS Baltimore LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH Baltimore LLC, as lessor and HHC TRS Baltimore LLC, as lessee.
Hilton Garden Inn Virginia Beach Town Center	HH LC Portfolio LLC	HHC TRS LC Portfolio LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH LC Portfolio LLC, as lessor, and HHC TRS LC Portfolio LLC, as lessee.
Hilton Parsippany	HH FP Portfolio LLC	HHC TRS FP Portfolio LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH FP Portfolio LLC, as lessor, and HHC TRS FP Portfolio LLC, as lessee.
Hilton Tampa Westshore	HH Tampa Westshore LLC	HHC TRS Tampa LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH Tampa Westshore LLC, as lessor, and HHC TRS Tampa LLC, as lessee.
Hyatt Regency Savannah	HH Savannah LLC	HHC TRS Savannah LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH Savannah LLC, as lessor, and HHC TRS Savannah LLC, as lessee.

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Properties	Borrowers	Operating Lessees	Operating Leases
Hyatt Regency Wind Watch Long Island	HH FP Portfolio LLC	HHC TRS FP Portfolio LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH FP Portfolio LLC, as lessor, and HHC TRS FP Portfolio LLC, as lessee.
Plaza San Antonio Marriott	HH San Antonio LLC	HHC TRS Portsmouth LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH San Antonio LLC, as lessor, and HHC TRS Portsmouth LLC, as lessee.
Dallas-Fort Worth Airport Marriott	HH DFW Hotel Associates, L.P.	HHC TRS Portsmouth LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH DFW Hotel Associates, L.P., as lessor, and HHC TRS Portsmouth LLC, as lessee.
Omaha Marriott	HH LC Portfolio LLC	HHC TRS LC Portfolio LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH LC Portfolio LLC, as lessor, and HHC TRS LC Portfolio LLC, as lessee.
Sugar Land Marriott Town Square Hotel and Conference Center	HH Texas Hotel Associates L.P.	HHC TRS LC Portfolio LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH Texas Hotel Associates, L.P., as lessor, and HHC TRS LC Portfolio LLC, as lessee.
The Melrose Hotel	HH Melrose Hotel Associates, L.P.	HHC TRS Melrose LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH Melrose Hotel Associates, L.P., as lessor, and HHC TRS Melrose LLC, as lessee.

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Properties	Borrowers	Operating Lessees	Operating Leases
Renaissance Palm Springs	HH Palm Springs LLC	HHC TRS Portsmouth LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH Palm Springs LLC, as lessor, and HHC TRS Portsmouth LLC, as lessee.
Portsmouth Renaissance Hotel and Waterfront Conference Center	Portsmouth Hotel Associates LLC	HHC TRS Portsmouth LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by Portsmouth Hotel Associates, LLC, as lessor, and HHC TRS Portsmouth LLC, as lessee.
Residence Inn Tampa Downtown	HH LC Portfolio LLC	HHC TRS LC Portfolio LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH LC Portfolio LLC, as lessor, and HHC TRS LC Portfolio LLC, as lessee.
Ritz-Carlton Atlanta Downtown	HH Atlanta LLC	HHC TRS Atlanta LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH Atlanta LLC, as lessor, and HHC TRS Atlanta LLC, as lessee.
The Silversmith Hotel Chicago Downtown	HH Chicago LLC	HHC TRS Chicago LLC	That certain Amended and Restated Lease Agreement, dated as of March 10, 2011, by HH Chicago LLC, as lessor, and HHC TRS Chicago LLC, as lessee.

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SCHEDULE VI
Scheduled PIP
[See Attached.]

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SCHEDULE VII
Reserved

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SCHEDULE VIII
Reserved

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SCHEDULE IX
Reserved

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SCHEDULE X

Pre-Expiration Event

Property	Franchisor	Manager	Expiration Date of Franchise Agreement	Expiration Date of Management Agreement	New PIP Guaranty option cap
Hyatt Regency Savannah	N/A	Hyatt	N/A	December 31, 2021	$7,048,000
Hilton Garden Inn Austin Downtown	Hilton	Remington	January 15, 2022	N/A	$4,576,000
Hilton Garden Inn BWI Airport	Hilton	Remington	June 30, 2021	N/A	$1,980,000

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SCHEDULE XI
Assignment of Management Agreements

1.
Assignment and Subordination of Management Agreement and Consent of Manager (Remington Properties) (Mortgage) between HHC TRS Tampa LLC, HHC TRS Highland LLC, HHC TRS Baltimore LLC, HHC TRS Portsmouth LLC, HHC TRS Austin LLC, HHC TRS Chicago LLC, HHC TRS Melrose LLC, HHC TRS LC Portfolio LLC, HHC TRS Atlanta LLC, HHC TRS FP Portfolio LLC, HH FP Portfolio LLC, HH LC Portfolio LLC, HH Texas Hotel Associates, L.P., HH Melrose Hotel Associates, L.P., HH Churchill Hotel Associates, L.P., HH Austin Hotel Associates, L.P., HH Baltimore LLC, HH Chicago LLC, Portsmouth Hotel Associates LLC, HH San Antonio LLC, HH Palm Springs LLC, HH Tampa Westshore LLC, Lender, Remington, HHC TRS Baltimore II LLC, PIM TRS Boston Back Bay LLC and HHC TRS Princeton LLC;

2.	Subordination, Non-Disturbance and Attornment Agreement (Hyatt Regency Savannah) (Mortgage) between HHC TRS Savannah LLC, HH Savannah LLC, Hyatt Corporation and Lender;

3.	Subordination, Non-Disturbance and Attornment Agreement (Gaithersburg Courtyard) (Mortgage) between Courtyard Management Corporation, HHC TRS Baltimore LLC, HH Gaithersburg LLC and Lender;

4.	Subordination, Non-Disturbance and Attornment Agreement (Boston Courtyard) (Mortgage) between Courtyard Management Corporation, HHC TRS FP Portfolio LLC, HH FP Portfolio LLC and Lender;

5.	Subordination, Non-Disturbance and Attornment Agreement (Atlanta Ritz Carlton) (Mortgage) between The Ritz-Carlton Hotel Company, L.L.C., HHC TRS Atlanta LLC, HH Atlanta LLC and Lender;

6.	Subordination, Non-Disturbance and Attornment Agreement (Marriott DFW) (Mortgage) between Marriott Hotel Services, Inc., HHC TRS Portsmouth LLC, HH DFW Hotel Associates, L.P. and Lender; and

7.	Subordination, Non-Disturbance and Attornment Agreement (Marriott Denver) (Mortgage) between Courtyard Management Corporation, HHC TRS Portsmouth LLC, HH Denver LLC and Lender;

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SCHEDULE XII
Ground Leases

Full:
Palm Springs Ground Lease:
That certain Business Lease No. PSL-315, dated February 28, 1984 (the “Original Master Lease”), between the parties identified on Addendum No. 1 thereto (collectively, including their respective successors in interest, the “Master Ground Lessor”), as lessors, and Shale Energy Corporation of America, a Texas corporation (“SENCA”), as lessee, as assigned by that certain Assignment of Option to Lease, dated December 31, 1984, between SENCA and SENCA Palm Springs Inc., a California corporation (“SENCA-PS”), as further assigned by that Agreement to Assign and Assume Lease, dated July 20, 1989, between SENCA-PS and the City of Palm Springs, a municipal corporation (the “City”) and that certain Agreement of Assignment, dated September 28, 1989, between SENCA-PS and the City, as amended by that certain Amendment No. 1 to PSL-315, dated August 10, 1995, between the United States Secretary of the Interior (the “Secretary”), acting on behalf of the Master Ground Lessor, and Sumitomo Bank of California, a California banking corporation, as further amended by that certain Amendment to Lease, dated as of October 28, 1998, between the Secretary, the Master Ground Lessor, and the City, as further amended by that certain First Amendment to Business Lease-315, dated  April 7, 2004, between the Ground Lessor and the City, as further amended by that certain Second Amendment to Business Lease-315, dated February 9, 2006, between the Ground Lessor and the City, as further amended by that certain Estoppel Certificate (Business Lease No. PSL-315), dated July 17, 2007, from the Secretary, acting on behalf of the Master Ground Lessor, for the benefit of Borrower and certain other parties (the Original Master Lease, as so amended and assigned, the “Master Lease”), together with that certain Sublease (Hotels I-XI), dated December 31, 1984, between SENCA-PS, as original sublandlord, and The Community Redevelopment Agency of The City of Palm Springs, California, a public body (the “Agency”), as subtenant, as assigned by that certain Agreement of Assignment, dated September 28, 1989, from SENCA PS to City, as amended by that certain Supplement (for Purpose of Conforming Legal Description) to Sublease, dated December 3, 1992, between the City, in its capacity as sublandlord (the “Sublessor” and together with the Master Ground Lessor, individually and/or collectively, as the context may require, the “Ground Lessor”) and the Agency, as amended by that certain Assignment and Amendment of Sublease and Termination of Sub-Subleases, dated November 5, 1998, between the Agency, Sublessor, AP/APH Palm Springs, L.P., a Delaware limited partnership (“AP/APH”), and the other parties thereto identified therein, as further assigned by that certain Assignment of Sublease, dated November 5, 1998, among Agency, City, and AP/APH, as further amended and assigned by that certain Assignment and Termination of Sub-subleases, dated November 5, 1998, between Agency, AP/APH, and the other parties thereto, as further assigned by that certain Assignment of Ground Sublease, dated July 14, 2005, between AP/APH, Sublessor, and the other parties thereto, as further amended by that certain Estoppel Certificate, dated July 17, 2007, from Sublessor, for the benefit of Borrower and certain other parties, as further amended by that certain Estoppel Certificate, dated on or about March 2011, from Sublessor, for the benefit of Borrower and certain other parties;

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Approval of Leasehold Deed of Trust, Assignment of Leases And Rents, Security Agreement and Fixture Filing, dated as of March 5, 2015, from the United States Department of the Interior Bureau of Indian Affairs;
ESTOPPEL CERTIFICATE (Business Lease PSL-315), dated as of March 3, 2015 by the United States Secretary of the Interior, to and for the benefit of HH Palm Springs LLC, a Delaware limited liability company, PIM Highland Holding LLC, a Delaware limited liability company, Ashford, Lender, and Mezzanine Lenders; and
Estoppel Certificate Regarding Sublease (Hotels I–XI), dated effective as of February 24, 2015 given by The City of Palm Springs, a municipal corporation (successor in interest to SENCA Palm Springs, Inc., a California corporation), as sublandlord, HH Palm Springs LLC, a Delaware limited liability company, PIM Highland Holding LLC, a Delaware limited liability company, Ashford, Lender, and Mezzanine Lenders.
Portsmouth Ground Lease:
That certain Hotel Lease Agreement, dated as of May 24, 1999, between the Economic Development Authority of the City of Portsmouth, Virginia (as successor by name change to Industrial Development Authority of the City of Portsmouth) “Lessor”) and Portsmouth Hotel Associates, LLC (“Lessee”), as evidenced by that certain Memorandum of Lease between Lessor and Lessee, recorded in the clerk’s office of the Circuit Court of Portsmouth, Virginia at Book 1260, Page 1051;
That certain Conference Center Lease Agreement, dated as of May 24, 1999, between the Economic Development Authority of the City of Portsmouth, Virginia (as successor by name change to Industrial Development Authority of the City of Portsmouth) (“Lessor”) and Portsmouth Hotel Associates, LLC (“Lessee”), as evidenced by that certain Memorandum of Lease between Lessor and Lessee, recorded in the clerk’s office of the Circuit Court of Portsmouth, Virginia at Book 1260, Page 1057; and
Ground Lessor’s Estoppel Certificate dated February 24, 2015, by Economic Development Authority of the City of Portsmouth, Virginia (successor by name change to Industrial Development Authority of the City of Portsmouth), a political subdivision and body politic and corporate, organized under the laws of the Commonwealth of Virginia, and acknowledged and agreed solely for purposes of certain provisions therein, Portsmouth Hotel Associates, LLC, a Delaware limited liability company, to and for the benefit of (i) Portsmouth Hotel Associates, LLC, (ii) PIM Highland Holding LLC, a Delaware limited liability company, Ashford Hospitality Limited Partnership, a Delaware limited partnership, and each of their respective affiliates, and (iii) Column Financial Inc., as mortgage lender and as mezzanine lender, and each of their successors and/or assigns.
Partial:
Atlanta Ground Lease:
That certain Cross-Lease and Easement Agreement, by and between One Ninety One Peachtree Associates (the “Original Landlord”) and Peachtree Palace Venture (the “Original Tenant”), dated

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as of February 10, 1988, as evidenced by (a) Indenture of Lease dated February 10, 1988, between Original Landlord and Original Tenant, recorded in Deed Book 11321, Page 66, Fulton County, Georgia Records (the “Official Records”), and (b) Indenture of Lease and Easement Grant dated February 10, 1988, between Original Landlord and Original Tenant, recorded in Deed Book 11321, Page 66 of the Official Records, as assigned by that certain Assignment and Assumption Agreement of Cross-Lease and Easement Agreement, by and between Original Tenant, as assignor, and HMH Properties, Inc., as assignee, dated as of September 19, 1996 and recorded in Deed Book 21499, Page 140 of the Official Records, as further assigned by that certain Assignment and Assumption Agreement of Cross-Lease and Easement Agreement, by and between Host Hotels & Resorts, L.P., as assignor, and HH Atlanta LLC (the “Tenant”), as assignee, dated as of September 22, 2006 and recorded in Deed Book 43534, Page 223 of the Official Records, as further assigned by that certain Assignment and Assumption of Cross-Lease and Easement Agreement, by and between Original Landlord, as assignor, and 191 Peachtree Project, LLC (the “Landlord”), as assignee, dated as of March 29, 2012; and
That certain estoppel dated February 26, 2015, by 191 Peachtree Project, LLC, as successor-in-interest to One Ninety One Peachtree Associates, LLC, a Georgia limited liability company, to and for the benefit of (i) HH Atlanta LLC, a Delaware limited liability company (ii) PIM Highland Holding LLC, a Delaware limited liability company, and Ashford, and each of their respective affiliates, and (iii) Column Financial Inc., as mortgage lender, and any and all mezzanine lenders and their respective successors and assigns.
Austin Ground Lease:
That certain Office Lease, dated as of November 16, 1994, between Sabine-Waller Creek, Ltd., predecessor-in-interest to Sabine Residences, L.P., as landlord, and Waller Hotel G.P., Inc., predecessor-in-interest to HH Austin Hotel Associates, L.P., as tenant; and
That certain Estoppel Certificate (Office Lease) dated February 25, 2015 by Sabine Residences, L.P., as ground landlord, for the benefit of HH Austin Hotel Associates, L.P., as ground tenant, PIM Highland Holding LLC, Ashford, and each of their respective affiliates; and Lender and Mezzanine Lender, and each of their respective affiliates..
San Antonio Ground Lease:
That certain lease agreement dated as of February 9, 1979 between City of San Antonio, as lessor, and Plaza Nacional Group, Ltd., predecessor-in-interest to HH San Antonio LLC, as lessee, as amended by that certain Amendment to Plaza Nacional German-English School Lease dated October 3, 1985 between City of San Antonio, as lessor, and Plaza Nacional-San Antonio Limited, predecessor-in-interest to HH San Antonio LLC, as lessee; and
Landlord Estoppel Certificate dated February 26, 2015 by City of San Antonio, as ground landlord, for the benefit of HH Austin Hotel Associates, L.P., as ground tenant, PIM Highland Holding LLC, Ashford, and each of their respective affiliates; and Lender and Mezzanine Lender, and each of their respective affiliates.

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Sugar Land Ground Lease:
That certain Conference Center and Parking Lease Agreement, dated as of February 28, 2002, between Sugar Land Town Square Development Authority and HH Texas Hotel Associates, L.P. (f/k/a Sugar Land Hotel Associates, L.P.), as amended pursuant to that certain first amendment to Conference Center and Parking Lease Agreement, dated as of August 5, 2003, and as further amended pursuant to that certain Second Amendment to Conference Center and Parking Lease Agreement, dated as of April 19, 2005; and
Lease Estoppel Certificate dated February 24, 2015, by Sugar Land Town Square Development Authority, a local government corporation organized and existing under Subchapter D of Chapter 431, Texas Transportation Code, to and for the benefit of (i) HH Texas Hotel Associates, L.P. (f/k/a Sugar Land Hotel Associates, L.P.), a Delaware limited partnership, (ii) PIM Highland Holding LLC, a Delaware limited liability company, Ashford Hospitality Limited Partnership, a Delaware limited partnership, and each of their respective affiliates, and (iii) Column Financial Inc., as mortgage lender and as mezzanine lender, and each of their successors and/or assigns.
Wind Watch Hauppauge Ground Lease:
That certain Lease Agreement, dated as of February 28, 1990, between Long Island Lighting Company (the “Wind Watch Landlord”) and Colony Hill Associates (the “Original Wind Watch Tenant”), as evidenced by that certain Memorandum of Lease, between Wind Watch Landlord and Original Wind Watch Tenant, dated February 28, 1990 and recorded in the Office of the Clerk of the County of Suffolk in Liber 1048 cp 246, as amended by that certain Lease Amendment, dated as of September 24, 1996, between Wind Watch Landlord and Original Wind Watch Tenant, as assigned by that certain Quitclaim Assignment and Assumption of Lease, dated as of September 24, 1996, from Original Wind Watch Tenant, as assignor, to PAH Windwatch, LLC (“PAH”), as assignee, as further amended by that certain Second Amendment of Lease, dated as of September 24, 1996, between Wind Watch Landlord and PAH, as assigned to HH FP Portfolio LLC (the “New Wind Watch Tenant”) by that certain Assignment of Ground Lease, dated as of August 19, 2004, by and between PAH and New Wind Watch Tenant and recorded in the Office of the Clerk of the County of Suffolk in Liber 12345, page 941, and evidenced by that certain Consent to Assignment of Lease, dated as of August 19, 2004, by and between Landlord, PAH and New Wind Watch Tenant; and

That certain Estoppel Certificate dated March 5, 2015, by Long Island Electric Utility Servco LLC, as agent and acting on behalf of the Long Island Lighting Company d/b/a LIPA to and for the benefit of (i) HH FP Portfolio LLC, a Delaware limited liability company (ii) PIM Highland Holding LLC, a Delaware limited liability company, and Ashford, and each of their respective affiliates, and (iii) Column Financial Inc., as mortgage lender, and any and all mezzanine lenders and their respective successors and assigns.

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SCHEDULE XIII
Select Release Properties

1. Residence Inn Tampa Downtown FL
2. Courtyard Gaithersburg MD
3. Hilton Garden Inn BWI Airport MD
4. Hilton Garden Inn Virginia Beach MD
5. Courtyard Denver Airport CO
6. Hampton Inn Parsippany NJ
7. Hilton Garden Inn Austin Downtown TX
8. Courtyard Savannah GA

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SCHEDULE XIV
Prime ROFO Release Properties

1. The Churchill DC
2. The Melrose DC
3. Courtyard Boston Downtown MA
4. Ritz-Carlton Atlanta GA

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SCHEDULE XV
Condominium Documents

Austin Condominium Documents:
The Sabine Master Condominium Declaration dated April 27, 2007 by Sabine Residences, L.P., as master declarant; and as further amended by First Amendment to Sabine Master Condominium Declaration dated December 30, 2009 by The Sabine Master Condominium Association, Inc., as master association.
Gaithersburg Condominium Documents:
1)    Washingtonian Waterfront Condominium
(a)    Declaration for Washingtonian Waterfront Condominium, dated April 1, 2003, by Washingtonian Lake, L.L.C., recorded in Liber 23525 at folio 390, as amended by Amendment to Declaration for Washingtonian Waterfront Condominium dated May 26, 2006, recorded in Liber 32513 at folio 522, in each case in the Land Records of Montgomery County, Maryland
(b)    Bylaws of Council of Unit Owners of Washingtonian Waterfront Condominium
2)    Washingtonian Waterfront Commercial Association, Inc. Condominium
(a)    Declaration of Covenants, Conditions, Easements and Restrictions for Washingtonian Waterfront Commercial Association, Inc., dated April 1, 2003, by Washingtonian Lake, L.L.C. and Washingtonian Office Associates, LLC, recorded in Liber 23525 at folio 244, as amended by Declaration Supplement, dated April 1, 2003, by and between Washingtonian Lake, L.L.C. and Washingtonian Office Associates, LLC, recorded in Liber 23525 at folio 372, as further amended by Declaration Supplement dated April 1, 2003, by and between Washingtonian Lake, L.L.C., Washingtonian Office Associates, LLC, and CY-Gaithersburg, LLC recorded in Liber 23525 at folio 461, and as further amended by First Supplementary Declaration dated December 2, 2008, by and between Washingtonian Lake, L.L.C., Washingtonian Waterfront Commercial Association, Inc. recorded in Liber 36284 at folio 143, in each case in the Land Records of Montgomery County, Maryland
(b)    Articles of Incorporation of Washingtonian Waterfront Commercial Association, Inc.
(c)    Bylaws of Washingtonian Waterfront Commercial Association, Inc.
3)    The Washingtonian Center Association, Inc. Condominium
(a)    Declaration of Covenants, Conditions, Restrictions and Easements, dated May 23, 1986, by Washingtonian Investors Limited Partnership, recorded in Liber 7144 at folio 287, as amended and affected by: First Supplement to Declaration of Covenants, Conditions, Restrictions and Easements for Washingtonian Center, dated January 29, 1988, recorded in Liber 9123 at folio 600; Second Supplement to Declaration of Covenants, Conditions, Restrictions and Easements for

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Washingtonian Center, dated April 10, 1990, recorded in Liber 9268 at folio 504; Third Supplement to Declaration of Covenants, Conditions, Restrictions and Easements, dated March 15, 1990, recorded in Liber 9237 at folio 004; Fourth Supplement to Declaration of Covenants, Conditions, Restrictions and Easements, dated May 2, 1997, recorded in Liber 14856 at folio 256; Fifth Supplement to Declaration of Covenants, Conditions, Restrictions and Easements, dated May 23, 2008, recorded in Liber 35818 at folio 391; Sixth Supplement to Declaration of Covenants, Conditions, Restrictions and Easements, dated October 1, 2008, recorded in Liber 36088 at folio 006; Seventh Supplement to Declaration of Covenants, Conditions, Restrictions and Easements, dated January 12, 2009, recorded in Liber 36421 at folio 217; Eighth Supplement to Declaration of Covenants, Conditions, Restrictions and Easements, dated October 28, 2011, recorded in Liber 42601 at folio 095; Agreement Regarding Covenants, Conditions and Restrictions, dated May 2, 1997, recorded in Liber 14856 at folio 329; Agreement Regarding Covenants, Conditions and Restrictions, dated June 18, 1999, recorded in Liber 17219 at folio 125; Assignments of Declarant's interest, dated October 19, 1994, recorded in Liber 10987 at folio 232 and in Liber 13024 at folio 136; Agreement Regarding Covenants, Conditions, Restrictions and Easements, dated April 1, 2003, by and between Washingtonian Associates, L.C., The Washingtonian Center Association, Inc. and CY-Gaithersburg, LLC, recorded in Liber 23525 at folio 532; Notice of Approval of Plans and Specifications recorded in Liber 23525 at folio 550; Notice of Approval of Final Plans and Specifications recorded in Liber 29208 at folio 648, in each case in the Land Records of Montgomery County, Maryland
(b)    Articles of Incorporation of The Washingtonian Center Association, Inc.
(c)    Bylaws of The Washingtonian Center Association, Inc.
Portsmouth Condominium Documents:
1)    Declaration of Condominium for Portsmouth Conference Center Hotel, a Condominium, by Economic Development Authority of the City of Portsmouth, Virginia (successor by name change to Industrial Development Authority of the City of Portsmouth, Virginia), dated March 3, 1999, and recorded on April 2, 1999, in Deed Book 1255, page 723, in the office of the Clerk of the Circuit Court of the City of Portsmouth, Virginia
2)    Articles of Incorporation of Portsmouth Conference Center Hotel Association
3)    Bylaws of Portsmouth Conference Center Hotel Association
Sugar Land Condominium Documents:
1)    Sugar Land Hotel and Conference Center Condominium
(a)    Condominium Declaration for Sugar Land Hotel and Conference Center, a Condominium, by Town Center Lakeside, Ltd., dated February 28, 2002, and recorded under Clerk’s File Number 2002020609 of the Official Public Records of Fort Bend County, Texas

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(b)    Articles of Incorporation of Sugar Land Hotel and Conference Center Association, Inc.
(c)    Bylaws of Sugar Land Hotel and Conference Center Association, Inc.
2)    Sugar Land Town Square Parking Condominium
(a)    Condominium Declaration for Sugar Land Town Square Parking Condominium, by Town Center Lakeside, Ltd., as declarant, Sugar Land Town Square Development Authority, as conference parking unit owner, and Sugar Land Hotel Associates, L.P. (n/k/a HH Texas Hotel Associates, L.P.), as conference parking unit lessee, dated June 25, 2003, and recorded under Clerk’s File Number 2003119601 of the Official Public Records of Fort Bend County, Texas (the "Original Declaration"), and amended and corrected by those certain instruments recorded under Clerk’s File Numbers 2005154466, 2006054380, 2006128021, 2009028341 and 2013107851, respectively, of the Official Public Records of Fort Bend County, Texas
(b)    Articles of Incorporation of Sugar Land Town Square Parking Association, Inc.
(c)    Bylaws of Sugar Land Town Square Parking Association, Inc.
3)    Sugar Land Town Square Condominium:
(a)    Declaration for Sugar Land Town Square, by Town Center Lakeside, Ltd., dated February 20, 2002, and recorded under Clerk’s File Number 2002020602 of the Official Public Records of Fort Bend County, Texas (the "Original Declaration"), and amended and corrected by those certain instruments recorded under Clerk’s File Numbers 2002133375, 2005008449 and 2008075480, respectively, of the Official Public Records of Fort Bend County, Texas
(b)    Articles of Incorporation of Sugar Land Town Square Property Owners’ Association, Inc.
(c)    Bylaws of Sugar Land Town Square Property Owners’ Association, Inc.
4)    First Colony Condominium:
(a)    Declaration of Covenants, Conditions, and Restrictions for the First Colony Property Owners’ Association, Inc., by Sugar Land Properties Incorporated, dated December 15, 1993, and recorded under Clerk’s File Number 9383229 in the Real Property Records of Fort Bend County, Texas and in Volume 2603, Page 1235, et seq., of the Official Public Records of Fort Bend County, Texas, and amended by that certain instrument recorded under Clerk’s File Numbers 9478085 in the Real Property Records of Fort Bend County, Texas and in Volume 2603, Page 1235, et seq., of the Official Public Records of Fort Bend County, Texas
(b)    Amended and Restated Annexation and Supplemental Amendment to Declaration for Town Center North
(c)    Articles of Incorporation of First Colony Property Owners’ Association, Inc.

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(d)    Bylaws of First Colony Property Owners’ Association, Inc.

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SCHEDULE XVI

Previously-Owned Property

[Attached please find the Legal Description of the Wind Watch vacant “office parcel”]

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SCHEDULE XVII

Existing Insurers

Carriers	AM Best Rating	S&P Rating	Fitch Ratings	Moody’s Ratings
Ashford Property Carriers
Underwriter at Lloyds	A XV	A+	AA-	NR
First Specialty Insurance Corporation	A+ XV	AA-	NR	NR
Zurich American Insurance Company	A+ XV	AA-	NR	NR
Axis Specialty Europe Ltd.	A+ XV	A+	A+	NR
Great Lakes Reinsurance (UK) PLC	A+ XV	AA-	NR	NR
QBE Insurance Corporation	A XIV	A+	A+	NR
Marriott Liability Carriers
American Guarantee & Liability Insurance Co.	A+ XV	AA-	NR	NR
Ashford Liability Carriers
Safety National Casualty Corporation	A+ XIII	A+	NR	NR
XL Insurance America, Inc.	A XV	A+	A+	NR

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SCHEDULE 4.44

Ground Lease Exceptions

Section 4.44(a)

•
Under the Palm Springs Ground Lease, the landlord under the master lease was required to deliver an appraisal at least six months prior to the beginning of the 2015 calendar year but failed to deliver such appraisal. An appraisal is currently being obtained and upon completion of the appraisal, the gross minimum annual rent will be adjusted retroactively.

•
Under the Sugar Land Ground Lease, Borrower is required to deliver annual audited financial reports for the Marriott Sugar Land hotel and conference center. Borrower does not provide such annual audited reports but does provide unaudited financial reports for the Marriott Sugar Land. The ground lessor has indicated in the estoppel delivered in connection with the closing of the Loan that it has been provided with acceptable unaudited financial information.  Pursuant to Section 15.1 hereof, Borrower and Guarantor will be liable for loss recourse in the event Lender suffers any loss because of Borrower’s failure to deliver audited financial statements as required by the Sugar Land Ground Lease.

Section 4.44(d)

•
The Portsmouth Ground Lease imposes certain restrictions on assignments of the applicable Borrower’s interest in the Portsmouth Ground Lease to entities that are neither Lender (including its successors and assigns (including the trustee of a REMIC Trust)) nor affiliates of Lender (including its successors and assigns (including the trustee of a REMIC Trust)), provided that no consent of the lessor will be needed if such transferee is a “Leasehold Mortgagee” (as such term is defined in the Portsmouth Ground Lease) or satisfies the following conditions: (i) has demonstrated experience in managing and operating conference centers, either free-standing or in conjunction with the management and operation of hotels, or in managing or operating hotels a substantial business of which involves the provision of conference facilities; and (ii) among other things, (a) has a verifiable net worth of not less than 10% of the then replacement cost of the Hotel (as defined in the Portsmouth Ground Lease); (b) is approved by the applicable Franchisor under the related Franchise Agreement and by each Leasehold Mortgagee (as defined in the Portsmouth Ground Lease) (if contractually required); (c) has not, and whose officers, directors, partners or principals have not, been convicted of a felony and is known to have not engaged in criminal activity or other activity involving moral turpitude (including an affiliate of such entity); (d) does not, as its primary business, own, lease or operate any casino or gambling facility (including an affiliate of such entity); and (e) does not own or operate a distillery, winery or brewery or distributorship of alcoholic beverages if such leasing ownership or operation might reasonably impair the ability of the tenant under the Portsmouth Ground Lease or its affiliates to obtain or retain alcoholic beverage licenses for the Hotel (as defined in the Portsmouth Ground Lease) or the Conference Center (as defined in the Portsmouth Ground Lease).

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•
The San Antonio Ground Lease permits assignment of the San Antonio Ground Lease by ground tenant, provided that the prior written approval of the ground lessor is obtained which approval will not be unreasonably withheld. The approval of the ground lessor can only be given pursuant to an ordinance enacted by the City Council. Note: The San Antonio Ground Lease covers two (2) small buildings (one 6,598 sq feet, and the other 4,200 square feet) that are not part of the hotel. In the appraisal delivered to Lender on or prior to the Closing Date, no value was attributed to the Ground Leased Property covered by the San Antonio Ground Lease.

Section 4.44(e)

•
Under the Austin Ground Lease, the ground lessor is not required to obtain Lender’s consent to terminate the Austin Ground Lease in the event of the following: (i) demolition, destruction or condemnation of all or a substantial portion of the parking garage or the building, where (a) ground lessor does not have finances to restore following such casualty or condemnation or (b) ground lessor deems it not economically desirable to restore following such casualty or condemnation, or (ii) if the Skybridge Agreement (as defined in the Austin Ground Lease), the Sabine Deed (as defined in the Austin Ground Lease), Waller Deed (as defined in the Austin Ground Lease) or Easement Agreement (as defined in the Austin Ground Lease) becomes invalid or unenforceable by judicial determination.

•
Under the San Antonio Ground Lease the ground lessor is not required to give notice of any default by Mortgage Borrower to Lender. The San Antonio Ground Lease does not contain any provisions requiring Lender consent prior to the termination of the San Antonio Ground Lease. Note: Termination of the San Antonio Ground Lease in violation of the Loan Documents will trigger recourse liability pursuant to Section 15.1 of this Agreement. The San Antonio Ground Lease covers two (2) small buildings (one 6,598 sq feet, and the other 4,200 square feet) that are not part of the hotel. In the appraisal delivered to Lender on or prior to the Closing Date, no value was attributed to the Ground Leased Property covered by the San Antonio Ground Lease.

Section 4.44(f)

•
There are no provisions in the San Antonio Ground Lease permitting Lender an opportunity to cure any default under the San Antonio Ground Lease before the ground lessor may terminate the San Antonio Ground Lease. Note: Termination of the San Antonio Ground Lease in violation of the Loan Documents will trigger recourse liability pursuant to Section 15.1 of this Agreement. The San Antonio Ground Lease covers two (2) small buildings (one 6,598 sq feet, and the other 4,200 square feet) that are not part of the hotel. In the appraisal delivered to Lender on or prior to the Closing Date, no value was attributed to the Ground Leased Property covered by the San Antonio Ground Lease.

Section 4.44(g)

•	San Antonio Ground Lease, which expires in 2028. Note: The San Antonio Ground Lease covers two (2) small buildings (one 6,598 sq feet, and the other 4,200 square feet) that are

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not part of the hotel. In the appraisal delivered to Lender on or prior to the Closing Date, no value was attributed to the Ground Leased Property covered by the San Antonio Ground Lease.
Section 4.44(h)

•
Under the Austin Ground Lease, the ground lessor is not required to enter into a new lease with Lender in the event the Austin Ground Lease is terminated because of: (i) a demolition, destruction or condemnation of all or a substantial portion of the parking garage or the building, where (a) ground lessor does not have the finances to restore following such casualty or condemnation or (b) ground lessor deems it not economically desirable to restore following such casualty or condemnation, or (ii) if the Skybridge Agreement (as defined in the Austin Ground Lease), the Sabine Deed (as defined in the Austin Ground Lease), Waller Deed (as defined in the Austin Ground Lease) or Easement Agreement (as defined in the Austin Ground Lease) becomes invalid or unenforceable by judicial determination.

•
There are no provisions in the San Antonio Ground Lease requiring lessor to enter into a new lease with Lender upon termination of the San Antonio Ground Lease. The San Antonio Ground Lease covers two (2) small buildings (one 6,598 sq feet, and the other 4,200 square feet) that are not part of the hotel. In the appraisal delivered to Lender on or prior to the Closing Date, no value was attributed to the Ground Leased Property covered by the San Antonio Ground Lease.

•
Under the Wind Watch Hauppauge Ground Lease (which Ground Lease only covers a portion of the parking that is not necessary for zoning), the ground lessor is required to enter into a new lease with Lender upon the termination of the Wind Watch Hauppauge Ground Lease by the ground lessor as a result of a default by Borrower under the Wind Watch Hauppauge Ground Lease but is not required to enter into a new lease with Lender in the event the Wind Watch Hauppauge Ground Lease is terminated because of a rejection of the same in a bankruptcy proceeding. Note: The Wind Watch Hauppauge Ground Lease prohibits the ground lessor from accepting a mutual termination or surrender of the Wind Watch Hauppauge Ground Lease without Lender’s consent while the Loan is outstanding.  Also termination of the Wind Watch Hauppauge Ground Lease in violation of the Loan Documents will trigger recourse liability pursuant to Section 15.1 of this Agreement.

Section 4.44(i)

•
The Portsmouth Ground Lease requires that the net proceeds of all insurance proceeds, condemnation and similar awards be held in trust and used for the purposes and distributed in accordance with the provisions of the Portsmouth Ground Lease and the Portsmouth Condominium Documents. The Portsmouth Ground Lease and the Portsmouth Condominium Documents generally require that the net proceeds be used to repair and reconstruct the improvements on the Ground Leased Property covered by the Portsmouth Ground Lease.

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•
The Sugar Land Ground Lease generally requires that the net proceeds of all insurance proceeds, condemnation and similar awards be used to repair and reconstruct the improvements on the Ground Leased Property covered by the Sugar Land Ground Lease.

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SCHEDULE 4.46

Condominium Representation Exceptions

Section 4.46(c)

•
With respect to the Sugar Land Town Square Parking Condominium, the related Condominium Board maintains reserves for capital projects and budget shortfalls due to catastrophic and unplanned expenditures, in each case as approved from time to time by the related Condominium Board.

•
With respect to the Sugar Land Town Square Condominium, the related Condominium Board maintains reserves for capital projects and budget shortfalls due to catastrophic and unplanned expenditures, in each case as approved from time to time by the related Condominium Board.

•
With respect to the First Colony Condominium, the related Condominium Board maintains reserves for capital projects and budget shortfalls due to catastrophic and unplanned expenditures, in each case as approved from time to time by the related Condominium Board.

Section 4.46(d)

•
With respect to each Individual Property that is governed by a Franchise Agreement with Marriott or its Affiliates, the related Franchisor has a right of first refusal to approve a transfer of a controlling interest in franchisee and, in connection with any transfer of the hotel or any equity interests in franchisee to a competing brand, such Franchisor has a right of first refusal to purchase the hotel itself or to terminate the related Franchise Agreement. Please note that pursuant to the comfort letter executed by such Franchisor and delivered to Lender in connection with the closing of the Loan, the foregoing rights of first refusal of Franchisor were subordinated to the Loan and will remain subordinate to the Loan so long as the applicable Mortgage remains validly recorded, the Loan is in compliance with the requirements pertaining to financings in the applicable Franchise Agreement and Lender is a bona fide lender and not a competitor.

•
With respect to the Individual Property commonly known as Portsmouth Renaissance Hotel and Waterfront Conference Center and located in Portsmouth, Virginia, the related Franchisor has a right of first refusal to approve a transfer of a controlling interest in franchisee and, in connection with any transfer of the hotel or any equity interests in franchisee to a competing brand, such Franchisor has a right of first refusal to purchase the hotel itself or to terminate the related Franchise Agreement. Please note that pursuant to the comfort letter executed by such Franchisor and delivered to Lender in connection with the closing of the Loan, the foregoing rights of first refusal of Franchisor were subordinated to the Loan and will remain subordinate to the Loan so long as the

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applicable Mortgage remains validly recorded, the Loan is in compliance with the requirements pertaining to financings in the applicable Franchise Agreement and Lender is a bona fide lender and not a competitor.

•
With respect to the Individual Property commonly known as (a) Courtyard Gaithersburg and located in Gaithersburg, Maryland and (b) Courtyard Boston Tremont and located in Boston, Massachusetts, the related Manager has a right of first offer to purchase the hotel in the event that the owner decides to sell or lease such Individual Property. The foregoing right of Manager does not apply to any exercise of Lender’s remedies.

•
Pursuant to that certain Right of First Offer Agreement between Ashford Hospitality Trust, Inc. (“Ashford Trust”) and Ashford Hospitality Prime, Inc. (“Ashford Prime”), Ashford Trust grants to Ashford Prime a right of first offer in certain assets and Ashford Prime grants to Ashford Trust a right of first offer in certain portfolio assets, which include the Ritz-Carlton Atlanta, Courtyard Boston, The Churchill and The Melrose. The rights of first offer do not apply to a transfer of the direct or indirect equity interest in the owner of an asset to a lender and shall not apply to any transfer of an asset of equity interest by foreclosure or deed in lieu of foreclosure pursuant to a mortgage, pledge or security agreement. Furthermore, the rights of first offer are subordinate to any other right to purchase in favor of a third party, including, a franchisor or manager.

Section 4.46(e)

Condominium Board Members Appointed by Borrower

Portsmouth Condominium

•	Doug Smolinski

•	Doug Smolinski
Sugar Land Condominium
Sugar Land Hotel and Conference Center Condominium

•	Jennifer Hannson

•	Jennifer Hannson

•	Jennifer Hannson
Sugar Land Town Square Parking Condominium

•	Jennifer Hannson
Sugar Land Town Square Condominium

•	Jennifer Hannson

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Gaithersburg Condominium
Washingtonian Waterfront Condominium

•	Doug Smolinski

•	Mitch Roberts

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SCHEDULE 8.2(a)

BI Values

Property	Address	TOTAL REVENUE 12 Months	TOTAL REVENUE 18 Months
Hyatt Regency Savannah	2 W BAY ST, SAVANNAH, GA 31401-1107	$ 24,881,057.00	$ 37,321,585.50
Marriott DFW Airport	8440 FREEPORT PKWY, IRVING, TX 75063-2521	$ 28,655,657.00	$ 42,983,485.50
Ritz-Carlton Atlanta	181 PEACHTREE ST NE, ATLANTA, GA 30303-1705	$ 34,568,156.00	$ 51,852,234.00
Courtyard Boston Downtown	275 TREMONT ST, BOSTON, MA 02116-5615	$ 19,846,574.00	$ 29,769,861.00
Courtyard Denver Airport	6901 TOWER RD, DENVER, CO 802049-6338	$ 9,676,204.00	$ 14,514,306.00
Courtyard Gaithersburg	204 BOARDWALK PL, GAITHERSBURG, MD 20878-7343	$ 8,360,210.00	$ 12,540,315.00
Crowne Plaza Ravinia	4355 ASHFORD DUNWOODY RD NE, ATLANTA, GA 30346	$ 21,347,870.00	$ 32,021,805.00
Hilton Parsippany	1 HILTON CT, PARSIPPANY, NJ 07054-4403	$ 18,791,515.00	$ 28,187,272.50
Hilton Tampa Westshore	2225 N LOIS AVE, TAMPA, FL 33607-2339	$ 9,996,189.00	$ 14,994,283.50
Hyatt Regency Wind Watch	1717 MOTOR PKWY, HAUPPAUGE, NY 11788-5217	$ 17,679,417.00	$ 26,519,125.50
Marriott Omaha	10220 REGENCY CIR, OMAHA, NE 68114-3706	$ 13,695,077.00	$ 20,542,615.50
Marriott San Antonio Plaza	555 S ALAMO ST, SAN ANTONIO, TX 78205-3203	$ 12,011,706.00	$ 18,017,559.00
Marriott Sugar Land	16090 CITY WALK, SUGAR LAND, TX 77479-6539	$ 21,252,098.00	$ 31,878,147.00
Renaissance Palm Springs	888 E TAHQUITZ CANYON WAY, PALM SPRINGS, CA 92262-6708	$ 20,380,236.00	$ 30,570,354.00
Renaissance Portsmouth	425 WATER ST, PORTSMOUTH, VA 23704-3801	$ 9,581,444.00	$ 14,372,166.00
The Churchill	1914 CONNECTICUT AVE NW, WASHINGTON, DC 20009-5705	$ 9,158,408.00	$ 13,737,612.00
The Melrose	2430 PENNSYLVANIA AVE NW, WASHINGTON, DC 20037-1717	$ 14,746,635.00	$ 22,119,952.50

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The Silversmith	10 S WABASH AVE, CHICAGO, IL 60603	$ 6,917,055.00	$ 10,375,582.50
Courtyard Savannah	415 W LIBERTY ST, SAVANNAH, GA 31401-3917	$ 6,946,459.00	$ 10,419,688.50
Hampton Inn Parsippany	1 HILTON CT, PARSIPPANY, NJ 07054-4403	$ 5,630,486.00	$ 8,445,729.00
Hilton Garden Inn Austin	500 N INTERSTATE 35, AUSTIN, TX 78701-3702	$ 16,793,422.00	$ 25,190,133.00
Hilton Garden Inn BWI Airport	1516 AERO DR, LINTHICUM HEIGHTS, MD 21090	$ 5,892,986.00	$ 8,839,479.00
Hilton Garden Inn Virginia	252 TOWN CENTER DR, VIRGINIA BEACH, VA 23462-3044	$ 6,995,607.00	$ 10,493,410.50
Residence Inn Tampa Downtown	101 E TYLER ST, TAMPA, FL 33602-3714	$ 4,205,083.00	$ 6,307,624.50

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SCHEDULE 5.25

Hilton Garden Inn Austin Quality Assurance Inspection Repairs Report

[See Attached]

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SCHEDULE 9.1

Required Repairs

[See Attached and Below]

Secondary Containment Required Repairs

(i) Hilton Parsippany: Secondary containment/spill pans shall be provided for the 55-gallon heat transfer oil drums. Estimated cost of $1,000.00.
(ii) Marriott Omaha: Secondary containment/spill pans shall be provided for the 55-gallon heat transfer oil drums. Estimated cost of $500.00.
(iii) Marriott Sugar Land: Secondary containment/spill pans shall be provided beneath the 55-gallon storage drums located next to the emergency generator. Estimated cost of $500.00.
(iv) Renaissance Palm Springs: Secondary containment shall be provided for the 250-gallon ASTs, which shall be an impervious liner or containment with a capacity of at least 110% of the volume of the AST. Estimated cost of $1,000.00

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SCHEDULE 9.9

PIP Reserve Funds

[See Attached]

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